UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

EDGAR Online, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check in the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share.

Series C Convertible Preferred Stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

2,685,088 shares of common stock.

87,016 shares of Series C Convertible Preferred Stock (convertible as of issuance into 6,001,109 shares of common stock)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon 2,685,088 shares of EDGAR Online, Inc. common stock being issued in the transaction multiplied by $1.275, which is the average of the high and low trading prices as reported on The NASDAQ Capital Market on July 23, 2010, plus 6,001,119 shares of EDGAR Online, Inc. common stock (the number of shares of common stock into which 87,016 shares of EDGAR Online, Inc. Series C Convertible Preferred Stock are convertible as of their issuance) multiplied by $1.275, which is the average of the high and low trading prices as reported on The NASDAQ Capital Market on July 23, 2010. The filing fee was determined by multiplying $0.00007130 by the maximum aggregate value of the transaction as determined in accordance with the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$11,074,913.93

(5)	Total fee paid:

$789.64

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration No.:

(3)	Filing Party:

(4)	Date Filed:

EDGAR Online, Inc.

50 Washington Street

Norwalk, CT 06854

(203) 852-5666

YOUR VOTE IS VERY IMPORTANT

EDGAR Online, Inc., which we refer to as “we,” “us,” “our company” and “EDGAR Online,” and UBmatrix, Inc., which we refer to as “UBmatrix,” have entered into a merger agreement pursuant to which UBM Acquisition Corp., a wholly-owned subsidiary of our company, will merge with and into UBmatrix. UBmatrix will then continue as a wholly-owned subsidiary of our company. We and UBmatrix believe that the merger will result in the creation of a global end-to-end provider of XBRL (eXtensible Business Reporting Language) software, filings services and data.

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, all of the shares of capital stock of UBmatrix outstanding immediately prior to the merger will be converted into the right to receive an aggregate of 74,379 shares of Series C Convertible Preferred Stock, par value $0.01 per share, of our company, which we refer to as “Series C Stock” (initially convertible into 5,129,573 shares of the common stock, par value $0.01 per share, of our company, which we refer to as “common stock”) and 2,685,088 shares of our common stock. The merger consideration is subject to adjustment following closing to the extent UBmatrix’s net cash at closing is less than a closing date net cash target of $1.759 million reduced by an agreed upon amount to be utilized by UBmatrix (expected to be approximately $0.8 million) between the execution of the merger agreement and the closing of the merger. The common stock issued in connection with the merger includes 1,190,056 shares issuable to certain employees of UBmatrix who will be joining our company as of the closing and 1,495,032 shares issuable to the stockholders of UBmatrix. A total of 1,622,042 shares of the common stock issued in the merger will be placed into an escrow account to secure the post-closing indemnification obligations of the UBmatrix stockholders. The shares issuable to the UBmatrix employees will be issued pursuant to our 2005 Stock Award and Incentive Plan, and, except in one case, will be subject to restrictions on vesting that will last through the recipients’ initial 12 months of employment with us.

Furthermore, in addition to and in connection with the merger agreement, we have entered into a Series C Preferred Stock Purchase Agreement, or the purchase agreement, with Draper Fisher Jurvetson Fund VIII, L.P., Draper Fisher Jurvetson Partners VIII, LLC and Draper Associates, L.P. pursuant to which we will issue and sell up to 12,637 shares of our Series C Stock (initially convertible into 871,546 shares of the common stock) for an aggregate purchase price of $2,000,000.

Through January 28, 2015, the 74,379 shares of Series C Stock issued in connection with the merger and the 12,637 shares of Series C Stock issued pursuant to the purchase agreement are expected to receive paid-in-kind dividends that will result in those shares being convertible into an additional 2,998,957 shares and 509,542 shares, respectively, of our common stock.

Collectively, we will issue a total of 87,016 shares of Series C Stock (initially convertible into a total of 6,001,119 shares of common stock) and 2,685,088 shares of common stock in connection with the merger and purchase agreements. Collectively, these shares represent an approximate 15% equity ownership in the combined company, assuming the issuance of shares of common stock issuable upon the conversion of our Series B Convertible Preferred Stock, which we refer to as “Series B Stock,” and of the shares of common stock issuable under our 2005 Stock Award and Incentive Plan (as amended, and inclusive of the increase in shares available under the plan as contemplated by Proposal No. 5 in the attached proxy statement).

Our common stock is currently listed on The NASDAQ Capital Market under the symbol “EDGR”. We anticipate that the closing of the merger will occur not later than five business days following the affirmative vote of our stockholders.

We are asking our stockholders to approve the issuance of shares of Series C Stock and common stock at the annual meeting of stockholders to take place on     ,         , 2010, at 10:00 A.M. Eastern Time, at our company’s

offices, 122 East 42nd Street, Suite 2400, New York, New York 10168. At this meeting, which will be the annual meeting of the stockholders of EDGAR Online, you will be asked to vote on the following items:

1.	To approve the issuance of shares of common stock and Series C Stock pursuant to the Agreement and Plan of Merger, dated as of June 23, 2010, by and among our company, UBM Acquisition Corp., UBmatrix and a representative of the stockholders of UBmatrix, as described in the attached proxy statement;

2.	To approve the issuance of shares of Series C Stock pursuant to the Series C Preferred Stock Purchase Agreement, dated June 23, 2010, as described in the attached proxy statement;

3.	To consider and vote upon an adjournment of the meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, Proposal No. 2 or Proposal No. 6;

4.	To elect seven (7) members to the our Board of Directors to serve until the our 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal;

5.	To consider and act upon a proposal to authorize, approve and adopt amendments to our 2005 Stock Award and Incentive Plan (i) to increase the number of shares of our common stock available for award under such Plan and (ii) to increase the limitation on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code;

6.	To approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock thereunder;

7.	To approve and ratify the appointment of BDO USA, LLP as the independent registered public accounting firm of our company for the year ending December 31, 2010; and

8.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

After careful consideration, the Board of Directors has unanimously approved the merger agreement, the stock purchase agreement and the respective proposals referred to above, and the Board of Directors has determined that it is advisable and in the best interest of our stockholders to enter into the merger and to sell the Series C Stock pursuant to the stock purchase agreement. The Board of Directors recommends that you vote “FOR” the proposals described in the accompanying proxy statement.

Please give all of the detailed information on EDGAR Online, UBmatrix, the merger and the sale of the Series C Stock under the stock purchase agreement contained in this Proxy Statement your careful attention, especially the discussion in the section entitled “Risk Factors” beginning on page 17 of this Proxy Statement.

This Proxy Statement is dated                     , 2010 and is first being mailed to the stockholders of EDGAR Online on or about                     , 2010.

Please also see “Where You Can Find More Information” on page 115.

                    , 2010

Dear Stockholder:

On behalf of the Board of Directors of EDGAR Online, Inc., I cordially invite you to attend our 2010 Annual Meeting of Stockholders, which will be held on     ,                     , 2010, at 10:00 A.M. (local time) at our offices at 122 East 42nd Street, Suite 2400, New York, New York 10168.

At this year’s meeting, you will be asked: (i) to approve the issuance of shares of the Company’s common stock and Series C Convertible Preferred Stock pursuant to the Agreement and Plan of Merger, dated as of June 23, 2010, by and among the Company, UBM Acquisition Corp., UBmatrix, Inc. and a representative of the stockholders of UBmatrix, Inc., as described in the attached proxy statement; (ii) to approve the issuance of shares of the Company’s Series C Convertible Preferred Stock pursuant to the Series C Preferred Stock Purchase Agreement, dated June 23, 2010, as described in the attached proxy statement; (iii) to consider and vote upon an adjournment of the meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, Proposal No. 2 or Proposal No. 6; (iv) to elect seven directors to serve on the Board of Directors of the Company until the Company’s 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal; (v) to approve and adopt amendments to the Company’s 2005 Stock Award and Incentive Plan (a) to increase the number of shares of Common Stock available for award under such Plan and (b) to increase the limitation on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code; (vi) to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock thereunder; (vii) to approve and ratify the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010; and (viii) to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

We have attached a notice of meeting and a proxy statement that contains more information about these proposals.

You will also find enclosed a proxy card appointing proxies to vote your shares at the Annual Meeting. Please sign, date and return your proxy card as soon as possible so that your shares can be represented and voted in accordance with your instructions, even if you cannot attend the Annual Meeting in person.

Sincerely,

Philip D. Moyer

President and Chief Executive Officer

EDGAR® ONLINE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON             , 2010

TO THE STOCKHOLDERS OF EDGAR ONLINE, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of EDGAR Online, Inc., a Delaware corporation (“EDGAR Online” or the “Company”), will be held at the Company’s offices, 122 East 42nd Street, Suite 2400, New York, New York 10168, on             ,             , 2010, at 10:00 A.M. (local time) for the following purposes:

(1) To approve the issuance of shares of the Company’s Common Stock and Series C Convertible Preferred Stock pursuant to the Agreement and Plan of Merger, dated as of June 23, 2010, by and among the Company, UBM Acquisition Corp., UBmatrix, Inc. and a representative of the stockholders of UBmatrix, Inc., as described in the attached proxy statement;

(2) To approve the issuance of shares of the Company’s Series C Convertible Preferred Stock pursuant to the Series C Preferred Stock Purchase Agreement, dated June 23, 2010, as described in the attached proxy statement;

(3) To consider and vote upon an adjournment of the meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, Proposal No. 2 or Proposal No. 6;

(4) To elect seven members to the Company’s Board of Directors (the “Board of Directors”) to serve until the Company’s 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal;

(5) To consider and act upon a proposal to authorize, approve and adopt amendments to the Company’s 2005 Stock Award and Incentive Plan (the “2005 Plan”) to (i) increase the number of shares of Common Stock available for award under the 2005 Plan and (ii) to increase the limitation on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code;

(6) To consider and act upon a proposal to amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock thereunder;

(7) To ratify the appointment of BDO USA, LLP, as the independent registered public accounting firm of the Company for the year ending December 31, 2010; and

(8) To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement that is attached to and made a part of this Notice. The Board of Directors has fixed July 19, 2010, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, your vote is important. To assure your representation at the Annual Meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada. Should you receive more than one proxy card because your shares are registered in different names and addresses, each proxy card should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting in the manner set forth in the Proxy Statement. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

The Proxy Statement and the accompanying proxy card are being mailed beginning on or about             , 2010, to stockholders of record on                     , 2010.

By Order of the Board of Directors

Philip D. Moyer
President and Chief Executive Officer

New York, New York

                    , 2010

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

EDGAR® is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.

i

LICENSE AND KNOW-HOW TRANSFER AGREEMENT	53
AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT	53
Demand Registrations.	53
Piggyback Registrations.	53
Expenses.	54
Purchase rights.	54
APPRAISAL RIGHTS	54
INFORMATION ABOUT THE MEETING AND VOTING	55
Matters Relating to the Meeting	55
Vote Necessary to Approve the Proposals	56
Voting	57
How to Vote by Proxy	57
Other Business; Adjournments	59
Appraisal Rights	59
OTHER INFORMATION REGARDING EDGAR ONLINE	60
BUSINESS OF EDGAR ONLINE	60
OTHER INFORMATION REGARDING UBMATRIX	61
BUSINESS OF UBMATRIX	61
Price Per-Share	61
UBmatrix Stockholders and the Effect of Merger on the Ownership of UBmatrix Common Stock	61
Dividends	61
Securities Authorized for Issuance Under Equity Compensation Plans	62
Change in Independent Accountant	62
Management’s Discussion and Analysis of Financial Condition and Results of Operations	63
ANNUAL MEETING PROPOSALS	72
PROPOSAL NO. 1 — MERGER PROPOSAL	72
PROPOSAL NO. 2 — SERIES C ISSUANCE PROPOSAL	73
PROPOSAL NO. 3 — POSSIBLE ADJOURNMENT OF THE ANNUAL MEETING	74
PROPOSAL NO. 4 — ELECTION OF DIRECTORS	75
INFORMATION CONCERNING NOMINEES	75
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS	77
AUDIT COMMITTEE REPORT	81
CORPORATE GOVERNANCE AND RISK RELATED MATTERS	82
INFORMATION CONCERNING EXECUTIVE OFFICERS	83
EXECUTIVE COMPENSATION	84
DIRECTOR COMPENSATION	96
CODE OF ETHICS	97
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	98
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	101
PROPOSAL NO. 5 — PROPOSAL TO APPROVE AMENDMENTS TO THE 2005 PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR AWARD UNDER SUCH PLAN AND TO INCREASE THE LIMITATION ON THE AMOUNT OF AWARDS THAT MAY BE GRANTED TO ANY ONE PARTICIPANT IN A GIVEN YEAR	102
PROPOSAL NO. 6 — AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK THEREUNDER	111
PROPOSAL NO. 7 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	114
OTHER MATTERS	115
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE	115

ii

THE MERGER

QUESTIONS AND ANSWERS ABOUT THE MERGER

What is the merger?

We and UBmatrix have entered into an Agreement and Plan of Merger, dated as of June 23, 2010, which is referred to as the merger agreement. The merger agreement contains the terms and conditions of the proposed business combination of our company and UBmatrix. Under the merger agreement, UBM Acquisition Corp., a wholly-owned subsidiary of our company, which is referred to as the merger sub, will merge with and into UBmatrix. This transaction is referred to as the merger. UBmatrix will then continue as a wholly-owned subsidiary of our company.

At the effective time of the merger, the holders of shares of UBmatrix capital stock outstanding immediately prior to the effective time of the merger will receive in exchange for their shares an aggregate of 74,379 shares of our Series C Stock (initially convertible into 5,129,573 shares of our common stock) and 2,685,088 shares of our common stock, including 1,190,056 shares of common stock which will be issuable to employees of UBmatrix that will continue with EDGAR Online. Through January 28, 2015, the shares of Series C Stock issued in the merger are expected to receive paid-in-kind dividends that will result in those shares being convertible into an additional 2,998,957 shares of our common stock. The merger consideration is subject to adjustment following closing to the extent UBmatrix’s net cash at closing is less than a closing date net cash target of $1.759 million reduced by an agreed upon amount to be utilized by UBmatrix (expected to be approximately $0.8 million) between the execution of the merger agreement and the closing of the merger.

The common stock issued in connection with the merger includes 1,190,056 shares issuable to certain employees of UBmatrix who will be joining our company as of the closing and 1,495,032 shares issuable to the stockholders of UBmatrix. The shares issuable to the UBmatrix employees will be issued pursuant to our 2005 Stock Award and Incentive Plan, and, except in one case, will be subject to restrictions on vesting that will last through the recipients’ initial 12 months of employment with us. A total of 1,622,042 shares of the common stock issued in the merger will be placed into an escrow account to secure the post-closing indemnification obligations of the UBmatrix stockholders.

In total, we will issue a total of 74,379 shares of Series C Stock (initially convertible into a total of 5,129,573 shares of common stock) and 2,685,088 shares of common stock in connection with the merger agreement. Collectively, these shares represent an approximate 13.6% equity ownership in the combined company, assuming the issuance of shares of common stock issuable upon the conversion of our Series B Stock and of the shares of common stock issuable under our 2005 Stock Award and Incentive Plan (as amended, and inclusive of the increase in shares available under the plan as contemplated by Proposal No. 5 in this proxy statement).

What is the Series C stock purchase?

We have entered into a Series C Preferred Stock Purchase Agreement, dated as of June 23, 2010, which is referred to as the stock purchase agreement, with Draper Fisher Jurvetson Fund VIII, L.P., Draper Fisher Jurvetson Partners VIII, LLC and Draper Associates, L.P., all of which are stockholders of UBmatrix, pursuant to which we will issue and sell to those entities an aggregate of up to 12,637 shares of our Series C Stock for an aggregate purchase price of $2,000,000. Through January 28, 2015, the shares of Series C Stock issued pursuant to the purchase agreement are expected to receive paid-in-kind dividends that will result in those shares being convertible into an additional 509,542 shares of our common stock. The sale of the Series C Stock under the stock purchase agreement is to take place simultaneously with, and is conditioned upon, the closing of the merger. This transaction is referred to as the stock purchase. The proceeds from the sale of the Series C Stock will be used for general corporate purposes.

Collectively, between the issuance of stock in the merger and pursuant to the stock purchase agreement, we will issue a total of 87,016 shares of Series C Stock (initially convertible into a total of 6,001,119 shares of common stock) and 2,685,088 shares of common stock in connection with the merger and purchase agreements. Collectively, these shares represent an approximate 15% equity ownership in the combined company, assuming the issuance of shares of common stock issuable upon the conversion of our Series B Stock and of the shares of common stock issuable under our 2005 Stock Award and Incentive Plan (as amended, and inclusive of the increase in shares available under the plan as contemplated by Proposal No. 5 in this proxy statement).

Why are we proposing to merge with UBmatrix and to sell them additional shares of Series C Stock under the stock purchase agreement?

We are proposing the merger because, among other things, we believe that the merger will result in the creation of a global end-to-end provider of XBRL (eXtensible Business Reporting Language) software, filings services and data. We also anticipate that the merger will result in additional benefits, such as the opportunity to accelerate development plans and time to market for new solutions within the highly competitive XBRL market, the potential synergies of combining the XBRL skills, development teams, and sales and marketing organizations of the two companies, the opportunity for our stockholders to participate in a significantly larger, more diversified company, with greater share liquidity and the potential for realizing annual cost savings through consolidation of administrative functions. For a discussion of our reasons for the merger, please see the section entitled “The Merger Transaction—Factors Considered by, and Recommendation of, the EDGAR Online Board of Directors—Reasons for the Merger Identified by the EDGAR Online Board of Directors” in this proxy statement. We are selling additional shares of Series C Stock under the stock purchase agreement largely in order to add to our financial resources for funding our operations and growth.

Why am I receiving this Proxy Statement?

You are receiving this proxy statement because you have been identified as a stockholder of our company as of the record date, and you are entitled to vote at the annual meeting. This document serves as a proxy statement of our company used to solicit proxies for the annual meeting. This proxy statement contains important information about the merger and the annual meeting, and you should read it carefully.

On what matters are our stockholders being asked to vote?

In order to complete the merger, our stockholders must vote to approve the issuance of shares of Series C Stock and common stock to UBmatrix stockholders and employees in the merger, and the issuance of Series C Stock pursuant to the stock purchase agreement. At the annual meeting, our stockholders are being asked to vote on the following items:

•

the issuance of an aggregate of 74,379 shares of our Series C Stock and 2,685,088 shares of our common stock pursuant to the merger agreement, described under “The Merger Agreement” beginning on page 41;

•	the issuance of an aggregate of 12,637 shares of our Series C Stock pursuant to the stock purchase agreement, described under “Series C Preferred Stock Purchase Agreement” beginning on page 53;

•

the adjournment of the annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, Proposal No. 2 or Proposal No. 6;

•

a proposal to elect seven members to our Board of Directors to serve until our 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal;

•

a proposal to amend our 2005 Stock Award and Incentive Plan (i) to increase the number of shares available for issuance thereunder by 5,955,109 shares, from 5,052,127 to 11,007,236 and (ii) to increase from 300,000 to 1,000,000 the limitation on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code;

•	a proposal to amend our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock thereunder from 50,000,000 to 75,000,000;

•	a proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2010; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

What will happen in the merger?

In the merger, UBmatrix will become a wholly-owned subsidiary of our company. Based upon the outstanding shares of our common stock on June 23, 2010, immediately following the completion of the merger and the stock purchase, UBmatrix stockholders and ex-employees will own approximately 15% of the combined company’s common stock on a fully diluted basis and our stockholders will own approximately 85% of the combined company’s common stock on a fully diluted basis.

Is stockholder approval of the merger required by the rules of The NASDAQ Stock Market?

Under NASDAQ Marketplace Rule 5635(a)(1), a company listed on NASDAQ is required to obtain stockholder approval prior to the issuance of common stock or securities convertible into common stock in connection with the acquisition of another company’s stock, if the number of shares of common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. The newly issued shares of our common stock to be issued in the merger and into which the Series C Stock to be issued in the merger and pursuant to the stock purchase agreement is convertible exceed the 20% threshold under the NASDAQ Marketplace Rules. Thus, in order to ensure compliance with NASDAQ Marketplace Rule 5635(a)(1), we must obtain the approval of our stockholders for the issuance of the shares of our Series C Stock and common stock in the merger and pursuant to the stock purchase agreement.

When and where is the annual meeting?

The annual meeting will take place on     ,             , 2010 at 10:00 a.m., Eastern Time, at our offices at 122 East 42nd Street, Suite 2400, New York, New York 10168.

How does the Board of Directors recommend I vote?

The Board recommends that stockholders vote “Yes” for the issuance of shares of our Series C Stock and common stock pursuant to the merger agreement and stock purchase agreement and for all of the other proposals to be voted on by stockholders at the annual meeting. After careful consideration, the Board of Directors has determined by unanimous vote the merger to be in the best interests of our stockholders, and declared the merger advisable. The Board of Directors approved the merger agreement and the stock purchase agreement and recommends that stockholders approve the issuance of the shares pursuant to the merger agreement and stock purchase agreement.

If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

If you do not provide your broker, bank or nominee with instructions on how to vote your “street name” shares, your broker, bank or nominee will not be permitted to vote them on the matters that are to be considered at the annual meeting relating to the merger and the stock purchase, the election of directors, the amendments to our 2005 Stock Award and Incentive Plan, the amendments to our certificate of incorporation, and certain other non-routine matters. You should therefore be sure to provide your broker with instructions on how to vote your shares. If you wish to vote your shares in person, you must bring to the meeting a letter from the broker, bank or nominee confirming your beneficial ownership of the shares to be voted.

What appraisal rights do stockholders have in connection with the merger?

Under Delaware law, holders of our common stock do not have any right to an appraisal of the fair value of their shares in connection with the merger or any other proposal discussed in this proxy statement.

What happens if I do not return a proxy card or otherwise provide proxy instructions?

The failure to return your proxy card or otherwise provide proxy instructions could be a factor in establishing a quorum for the annual meeting for purposes of approving the issuance of shares pursuant to the merger agreement and stock purchase agreement or other actions sought to be taken, which is required to transact business at the meeting.

When do you expect the merger and stock purchase to be completed?

We are working towards completing the merger and stock purchase as quickly as possible. We hope to complete these transactions by the end of the third quarter of 2010. However, the exact timing of completion of the transactions cannot be determined yet because completion of the transactions is subject to a number of conditions, as discussed in this proxy statement.

How many authorized but unissued shares of common stock will exist after the closing of the merger?

As of the close of business on July 19, 2010, the Company had 43,501,688 shares of common stock outstanding, reserved for issuance upon conversion of Series B Stock and exercise of outstanding warrants and options, and available for grant under the 2005 Plan, calculated as follows:

•	Shares outstanding: 26,960,911

•	Shares reserved for issuance upon conversion of our Series B Stock: 11,497,209

•	Shares reserved for issuance under issued and outstanding warrants: 0

•	Shares reserved for issuance under issued and outstanding options: 3,674,223

•	Shares reserved for issuance under our 2005 Plan: 1,369,345

In connection with the merger, the stock purchase and the increase in shares under the 2005 Plan, we will be required to issue or reserve 14,641,316 shares as follows:

•	Shares issued in connection with the merger agreement: 2,685,088

•	Shares reserved for issuance upon conversion of our Series C Stock issued in connection with the merger agreement: 6,001,119

•	Shares reserved for increase in our 2005 Plan: 5,955,109

In addition, dividend commitments will require us to reserve 10,761,290 additional shares in connection with our Series B Stock and Series C Stock as follows:

•	Series B dividends: 7,252,791

•	Series C dividends: 3,508,499

What are the federal income tax consequences of the merger?

We expect the merger to be treated as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. If the merger is treated as a tax-free reorganization, generally the stockholders of UBmatrix, for federal income tax purposes, will recognize no gain or loss upon their receipt of common stock in the merger, except with respect to cash received by UBmatrix stockholders instead of fractional shares of common stock, or upon exercise of their dissenters’ rights. As a stockholder of our company, you will not incur any tax liability as a result of the merger.

Will there be any changes to my shares of EDGAR Online common stock as a result of the merger?

No. All shares of EDGAR Online common stock will remain outstanding after the merger, and no changes will be made to the shares of EDGAR Online common stock currently outstanding as a result of the merger.

Should I send in my EDGAR Online stock certificates with my proxy card?

No. Please DO NOT send your EDGAR Online common stock certificates with your proxy card. No changes will be made to shares of EDGAR Online common stock in the merger and you will not be asked to send your EDGAR Online stock certificates to anyone in connection with the merger.

Whom do I call if I have questions about the annual meeting or the merger?

You may call EDGAR Online Investor Relations at (888) 870-2316.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. This summary discusses all of the material aspects of the merger. However, to understand the merger fully and for a more complete description of the legal terms of the merger, you should read this proxy statement and the documents we have referred you to carefully. See “Additional Information for Stockholders—Where You Can Find More Information.” We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

EDGAR Online, Inc.

50 Washington Street

Norwalk, CT 06854

(203) 852-5666

We are a leading provider of XBRL (eXtensible Business Reporting Language) filing services, data sets and analysis tools. Our data products provide highly detailed fundamental financial information along with the source documents and are created through the use of proprietary high speed software that automates much of the data extraction and calculation processes. Our XBRL Filing service uses parts of this same proprietary data extraction and processing software along with personnel skilled in accounting, rigorous quality processes and additional proprietary tools to assist public companies in the creation of XBRL filings for submission to the U.S. Securities and Exchange Commission. Our XBRL analysis tool is a proprietary software tool that assists users in analyzing both our own proprietary XBRL data sets and industry standard XBRL data files. We deliver our data and analysis products via online subscriptions, as data licenses directly to end-users, embedded in other web sites and through a variety of redistributors. We deliver our filings services primarily through partnerships with financial printers and other providers of SEC compliance services.

UBM Acquisition Corp.

50 Washington Street

Norwalk, CT 06854

(203) 852-5666

UBM Acquisition Corp., which we refer to as merger sub, is a wholly-owned subsidiary of our company that was incorporated in the State of Washington on June 22, 2010. Merger sub does not engage in any operations and exists solely to facilitate the merger.

UBmatrix, Inc.

333 Twin Dolphin Drive

Redwood City, CA 94065

(650) 264-4510

UBmatrix is the leading provider of XBRL-based software solutions for global organizations and enterprises, enabling them to more efficiently and effectively address the challenges of business and financial information management, governance, risk and compliance and external reporting. UBmatrix markets through an extensive network of OEM partners, including Oracle, SAP, Information Builders and Wolters Kluwer, and implementation partners including Aguilonius Consulting, CapGemini, Ciber, CSC, Deloitte, Kolon-Benit and NTT Data. Customers of UBmatrix solutions include the U.S. FDIC, Banque de France, DICO in Canada and Keane Federal Systems under contract to the U.S. Securities and Exchange Commission. UBmatrix XBRL solutions increase operational efficiency and financial transparency and ensure reporting accuracy and regulatory compliance. UBmatrix is based in Silicon Valley with development centers in Bellevue, WA and New Delhi, India.

The Merger

The Merger Agreement (see page 41)

The merger agreement is attached as Annex A to this proxy statement. You are encouraged to read the merger agreement as it is the legal document that governs the merger.

•	Merger Consideration (see page 41)

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, all of the shares of capital stock of UBmatrix outstanding immediately prior to the merger will be converted into the right to receive an aggregate of 74,379 shares of our Series C Stock (initially convertible into 5,129,573 shares of our common stock) and 2,685,088 shares of our common stock. The merger consideration is subject to adjustment following closing to the extent UBmatrix’s net cash at closing is less than a closing date net cash target of $1.759 million reduced by an agreed upon amount to be utilized by UBmatrix (expected to be approximately $0.8 million) between the execution of the merger agreement and the closing of the merger. Through January 28, 2015, the shares of Series C Stock issued in the merger are expected to receive paid-in-kind dividends that will result in those shares being convertible into an additional 2,998,957 shares of our common stock.

In total, we will issue a total of 74,379 shares of Series C Stock (initially convertible into a total of 5,129,573 shares of common stock) and 2,685,088 shares of common stock in connection with the merger agreement. Collectively, these shares represent an approximate 13.6% equity ownership in the combined company, assuming the issuance of shares of common stock issuable upon the conversion of our Series B Stock and of the shares of common stock issuable under our 2005 Stock Award and Incentive Plan (as amended, and inclusive of the increase in shares available under the plan as contemplated by Proposal No. 5 in this proxy statement).

•	Escrow Arrangement (page 41)

The stockholders of UBmatrix will receive an initial payment of approximately 74,379 shares of our Series C Stock and 1,495,032 shares of our common stock. Certain employees of UBmatrix will receive up to 1,190,056 shares of common stock. A total of 1,622,042 shares of our common stock, out of 2,685,088 that will be issued, will be deposited into escrow to secure the post-closing indemnification obligations of the UBmatrix stockholders. These shares will be held by an internationally recognized escrow agent or bank pursuant to the terms of the merger agreement and an escrow agreement in a form mutually agreed by the parties. On the date that is 12 months following the effective date of the merger, all shares will be released to the stockholders of UBmatrix except for such shares having a value equal to the amount of any outstanding indemnification claims.

•	Treatment of UBmatrix Stock Options and Warrants (see page 42)

All stock options exercisable for UBmatrix common stock and preferred stock and warrants to purchase UBmatrix common stock and preferred stock that are outstanding and unexercised will be cancelled prior the effective time of the merger and will no longer represent the right to purchase UBmatrix common stock or preferred stock or any equity security of UBmatrix or EDGAR Online.

•	Conditions to the Completion of the Merger (see page 48)

The merger agreement and the merger have been approved by the board of directors of each company. Holders of approximately 94% of the outstanding shares of UBmatrix preferred stock have signed written consents approving the merger agreement, the merger and certain related matters, which satisfies the condition for approval of the merger and merger agreement by UBmatrix stockholders. The completion of the merger remains subject to closing conditions, including the approval by our stockholders of the issuance of the shares of

Series C Stock and common stock to be issued by us in connection with the merger (which is the subject of this proxy statement), the acceptance by certain employees of UBmatrix identified in the merger agreement of our offers of employment, no more than 5% of UBmatrix stockholders exercising their dissenters’ rights, and certain other conditions.

•	Indemnification (see page 47)

The merger agreement provides for us and our related parties to have full recourse against the escrow funds for losses or damages arising out of inaccuracies in UBmatrix’s representations, UBmatrix’s breach of its pre-closing covenants and certain other matters. The indemnification obligations are capped at 10% of the total value of the Series C Stock and common stock issued pursuant to the merger agreement, except for breaches of fundamental representations and warranties and fundamental matters in which case the indemnification obligations are capped at 100% of the total value of the Series C Stock and common stock issued pursuant to the merger agreement. These limitations shall not apply in the event of fraud by UBmatrix.

•	Termination of the Merger Agreement (see page 49)

We and UBmatrix can jointly agree to terminate the merger agreement at any time. Either party may terminate the merger agreement if, subject to certain exceptions set forth in the merger agreement, the merger has not been completed by September 30, 2010 (which date may be extended to October 31, 2010 if our stockholder approval has not been obtained due to either unresolved SEC comments on this proxy statement or insufficient proxies held by us). In addition, we and UBmatrix will have the termination rights set forth below:

We may terminate the merger agreement if UBmatrix has violated or breached in any material respect any of its obligations to conduct its business pending the closing of the merger in accordance with the merger agreement or its obligations to refrain from soliciting or participating in any alternate acquisition proposal and failed to cure such breach within 15 days.

UBmatrix may terminate the merger agreement if we have violated or breached in any material respect any of our obligations to prepare this proxy statement and solicit our stockholder approval and failed to cure such breach within 15 days.

•	Effect of Termination (see page 49)

If either we, on the one hand, or UBmatrix, on the other hand, terminate the merger agreement the merger agreement shall become void, without any liability or further obligation on the part of UBmatrix, our company or merger sub or any officer or director thereof, except for liabilities arising from a breach of the merger agreement prior to termination.

Risks Relating to the Merger (see page 17)

In evaluating the issuance of shares of common stock in the merger, you should carefully read this proxy statement and especially consider the factors discussed in the section titled “Risk Factors,” starting on page 17, for a description of risks relating to the merger.

Factors Considered by, and Recommendation of, the Board of Directors (see page 25)

The Board of Directors has identified potential benefits of the merger that it believes will contribute to the success of the combined company, including the following:

•	the opportunity to expand and diversify our channel distribution partnerships;

•	the opportunity to expand and diversify our customer base and global market opportunities;

•	the opportunity to expand and diversify our product offerings and business models within the rapidly changing XBRL market;

•	the opportunity to cross leverage the combined products of the two companies;

•	the opportunity to accelerate development plans and time to market for new solutions within the highly competitive XBRL market;

•	expanded intellectual property estate and bench of skills in XBRL;

•	the potential synergies of combining the XBRL skills, development teams, and sales and marketing organizations of the two companies;

•	the addition of senior management with broad and deep industry experience to our company;

•	the opportunity for our stockholders to participate in a significantly larger, more diversified company, with greater share liquidity;

•	the potential for realizing annual cost savings through consolidation of administrative functions;

•	the combined company is anticipated to have sufficient financial resources to fund operations through approximately December 2010; and

•	the combined company being appropriately capitalized to further develop its technology and commercial offerings.

The Board of Directors has considered all of the proposals that are set forth in this proxy statement, and recommends that our stockholders vote FOR the issuance of the shares pursuant to the merger agreement; FOR the issuance of the shares pursuant to the stock purchase agreement; FOR the adjournment of the annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, Proposal No. 2 or Proposal No. 6; FOR the election of seven (7) members to our Board of Directors to serve until the our 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal; FOR the amendments to our 2005 Stock Award and Incentive Plan (i) to increase the number of shares of our common stock available for award under such Plan and (ii) to increase the limitation on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code; FOR the amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock thereunder; and FOR the appointment of BDO USA, LLP as the independent registered public accounting firm of our company for the year ending December 31, 2010.

Directors and Management of EDGAR Online Following the Merger (page 50)

The current directors and management of EDGAR Online will remain in place following the merger. At the effective time of the merger, we will file a Certificate of Designation for the Series C Stock with the Secretary of State of the State of Delaware, pursuant to which the holders of Series C Stock will have the right to elect one director to our Board. It is expected that Barry Schuler, a director on the board of UBmatrix and former chairman and CEO of America Online Inc., will be designated to serve on our Board.

Per-Share Market Price and Dividend Information (see page 29)

Our common stock is currently listed on The NASDAQ Capital Market. UBmatrix is a private company, and as such, there is no trading market for its common stock. On June 23, 2010, the last full trading day before we and UBmatrix issued a press release announcing the merger agreement, the closing price of our common stock as reported on The NASDAQ Capital Market was $1.30 per share. See “Per Share Market Price and Dividend Information” on page 29.

Listing of EDGAR Online Common Stock

The shares of our common stock to be issued in the merger will be listed on The NASDAQ Capital Market under the symbol “EDGR”. However, even though listed, the shares issued to stockholders of UBmatrix will be held in escrow and therefore not available for immediate sale, and the shares to be issued to employees of UBmatrix, except in one case, will be subject to restrictions on vesting that will last through the recipients’ initial 12 months of employment with us.

Potential Registration of Merger Consideration (see page 53)

Upon the closing of the merger, we will enter into an Amended and Restated Investor Rights Agreement with certain of the principal stockholders of UBmatrix pursuant to which we will grant demand and piggy-back registration rights to such stockholders.

Ownership of EDGAR Online After the Merger

In the merger, UBmatrix will become a wholly-owned subsidiary of our company. Based upon the outstanding shares of our common stock on June 23, 2010, immediately following the completion of the merger and including shares issued pursuant to the stock purchase agreement, UBmatrix stockholders and ex-employees will own approximately 15% of the combined company’s common stock on a fully-diluted basis and our existing common and preferred stockholders and employees will own approximately 85% of the combined company’s common stock on a fully-diluted basis. For a more detailed discussion of the securities to be issued by us to the securityholders of UBmatrix in the merger, see “The Merger Agreement—Merger Consideration” on page 41. Our stockholders will continue to own their existing shares after the merger.

Vote Necessary to Approve the Proposals

The seven nominees for director receiving the highest number of affirmative votes will be elected as directors. The vote of a majority of the shares present at the annual meeting, either in person or by proxy, and entitled to vote, is required for approval of Proposal Nos. 1, 2, 3, 4, 5 and 7. The vote of a majority of the issued and outstanding shares of our common stock entitled to vote is required for approval of Proposal No. 6.

Interest of Certain of our Executive Officers and Directors in the Merger (see page 40)

Certain of our directors and executive officers may have interests in the merger that differ from, are in addition to, or conflict with interests of our stockholders. For example, it is anticipated that all of our executive officers will continue in their current positions with the combined company, and that the nominees to our Board of Directors will continue to serve on the board of directors of the combined company. You should be aware of these interests when considering the recommendation of our Board of Directors that you vote in favor of the issuance of shares of our common stock pursuant to the merger agreement.

Accounting Treatment

We will account for the merger as a purchase of the business, which requires the assets and liabilities of UBmatrix to be measured and recorded at their fair values as of the date of the merger. In recording the purchase, we will combine the merger and the stock purchase as if they were a single transaction in estimating the value of shares issued. The results of operations of UBmatrix will be included in our Consolidated Statement of Operations from and after the effective time that control of UBmatrix transfers to our company, which will occur on the date of the merger.

Regulatory Approvals (see page 28)

We are not aware of any government regulatory approval required to be obtained with respect to the consummation of the merger, except for the filing of articles of merger with the office of the Secretary of State of the State of Washington, and compliance with all applicable state securities laws regarding the offering and issuance of the merger shares.

Voting Agreement (see page 52)

Certain principal stockholders of UBmatrix have entered a Voting Agreement and Proxy, which we refer to as the voting agreement, pursuant to which they agreed to vote all shares of UBmatrix capital stock held by such stockholders in favor of the merger and the merger agreement, and against any action which would adversely affect the merger. The voting agreement includes an irrevocable proxy to vote the shares of the stockholders in accordance with the voting agreement. Pursuant to the voting agreement, the stockholders also agreed that they shall not sell, transfer, encumber or otherwise dispose of their shares of UBmatrix capital stock prior to the merger.

Sales Volume Agreement (see page 52)

Upon the consummation of the merger, certain stockholders of UBmatrix, who will receive shares of our common stock in connection with the merger and will be employed by our company upon the closing of the merger, will enter into a Sales Volume Agreement pursuant to which they will agree that they shall not sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, directly or indirectly, a number of shares of our common stock received in the merger in any one-day, 30-day or 60-day period greater than the volume limits specified in the agreement during the period commencing on the effective date of the merger and ending on the date that is 90 days following the termination of such stockholder’s employment with our company.

Series C Preferred Stock Purchase Agreement (see page 53)

Concurrently and in connection with the execution of the merger agreement, we and Draper Fisher Jurvetson Fund VIII, L.P., Draper Fisher Jurvetson Partners VIII, LLC and Draper Associates, L.P. entered into the stock purchase agreement, pursuant to which we will issue and sell up to 12,637 shares of our Series C Stock (initially convertible into 871,546 shares of the common stock) for an aggregate purchase price of $2,000,000. The issuance of the Series C Stock will occur simultaneously with the closing of the merger.

License and Know-How Transfer Agreement (see page 53)

Concurrently and in connection with the execution of the merger agreement, we have entered into a License and Know-How Transfer Agreement with UBmatrix, which we refer to as the license agreement, pursuant to which we license certain intellectual property from UBmatrix in order to integrate the technology of UBmatrix with our intellectual property, products and services during the pre-closing period.

Other Business to be Conducted at the Annual Meeting

As this will be the annual meeting of our stockholders, you will also be asked to vote upon various other matters in addition to the merger and the issuance of shares under the stock purchase agreement, including: (i) to consider and vote upon an adjournment of the meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, Proposal No. 2 or Proposal No. 6; (ii) to elect seven directors to serve on our Board of Directors until our 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal; (iii) to approve and adopt amendments to our 2005 Stock Award and Incentive Plan (a) to increase the number of shares of common stock available for award under such Plan and (b) to increase the limitation on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code; (iv) to approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock thereunder; (v) to approve and ratify the appointment of BDO USA, LLP as the independent registered public accounting firm of our company for the year ending December 31, 2010; and (vi) to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

How the Financial Statements Were Prepared

The unaudited pro forma condensed combined statements of operations and unaudited pro forma condensed combined balance sheet were prepared by combining the historical amounts of each company and the addition of pro forma adjustments related to accounting for the merger. The companies may have performed differently had they been combined in the past. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that we would have had or the future results that the combined company will experience after the merger. See “Unaudited Pro Forma Condensed Combined Financial Statements” on page 30.

We are providing the following information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and should be read in conjunction with:

•

Our consolidated financial statements and related notes, and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in our Annual Report on Form 10-K for the year ended December 31, 2009 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which are incorporated herein by reference; and

•

UBmatrix’s financial statements and related notes for the years ended September 30, 2009 and 2008 and for the three and six month periods ended March 31, 2009 and March 31, 2010, which are attached as Annex B to this proxy statement, and its “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, which are included under the heading “Other Information Regarding UBmatrix—Business of UBmatrix” beginning on page 61.

Merger-Related Expenses

We estimate that our merger-related fees and expenses, consisting primarily of fees and expenses of investment bankers, attorneys, accountants, financial printing, SEC filing fees and other related charges, will be approximately $250,000 for the merger. These costs will be expensed as incurred. See “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” on page 34.

Periods Covered

The unaudited pro forma condensed combined balance sheet as of March 31, 2010 gives effect to our merger with UBmatrix as if it had occurred on that date. The unaudited pro forma condensed combined statements of operations for the quarter ended March 31, 2010 and the year ended December 31, 2009 give effect to our merger with UBmatrix as if it had occurred on January 1, 2009.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF EDGAR ONLINE

You should read the following tables in conjunction with our financial statements and related notes and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and our Annual Report on Form 10-K for the year ended December 31, 2009. Historical results are not necessarily indicative of the results to be expected in the future.

The statement of operations data for the years ended December 31, 2008 and 2009 and the balance sheet data as of December 31, 2008 and 2009 have been derived from our audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009. Our consolidated financial statements have been audited by BDO USA, LLP (formerly BDO Seidman, LLP), an independent registered public accounting firm. The balance sheet data as of December 31, 2005, 2006 and 2007 and the statement of operations data for the years ended December 31, 2005, 2006 and 2007 are derived from audited financial statements not included or incorporated by reference in this proxy statement. The statement of operations data for the three months ended March 31, 2010 and 2009, and the balance sheet data as of March 31, 2010 have been derived from unaudited financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

	Year Ended December 31,
	2005	2006 (1)	2007 (1)	2008 (1)	2009 (1)
	(in thousands, except share and per share information)
Statement of Operations Data:
Subscriptions	$8,578	$9,104	$9,395	$8,755	$6,614
Data and solutions	5,657	6,536	7,996	9,334	8,409
XBRL filings	—	606	517	1,374	4,151

Total revenues	14,235	16,246	17,908	19,463	19,174
Cost of revenues	2,079	2,464	3,019	3,140	4,653

Gross profit	12,156	13,782	14,889	16,323	14,521
Operating expenses:
Selling, general and administrative and development	15,950	18,009	18,257	16,616	12,844
Severance costs (2)	—	—	2,011	40	57
Amortization and depreciation	1,932	1,843	1,753	1,870	2,195

Loss from operations	(5,726)	(6,070)	(7,132)	(2,203)	(575)
Interest income (expense) and other, net	148	144	(231)	(456)	(375)

Net loss	$(5,578)	$(5,926)	$(7,363)	$(2,659)	$(950)

Net loss per share—basic and diluted	$(0.23)	$(0.23)	$(0.28)	$(0.10)	$(0.04)

Weighted average shares outstanding—basic and diluted (3)	23,958	25,484	26,023	26,387	26,760

	December 31,
	2005	2006	2007	2008	2009
Balance Sheet Data:
Cash and cash equivalents	$5,334	$2,865	$3,568	$2,062	$2,101
Investments	$—	$205	$210	$220	$222
Working capital (deficit)	$2,012	$81	$(853)	$(1,978)	$(1,485)
Total assets	$19,255	$15,872	$15,621	$13,006	$12,183
Long-term debt, including current portion	$—	$—	$2,406	$2,323	$1,908
Stockholders’ equity	$13,366	$9,930	$5,040	$3,704	$4,109

(1)	We adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“FASB ASC 718”) (previously Statement of Financial Accounting Standard No. 123(R)) effective January 1, 2006. 2006 results include stock-based compensation expense of $38 in cost of revenues and $990 in selling, general and administrative and development expenses which was not required to be recognized in prior years. 2007 results include stock-based compensation expense of $41 in cost of revenues and $1,553 in selling, general and administrative and development expenses. 2008 results include stock-based compensation expense of $49 in cost of revenues and $1,158 in selling, general and administrative and development expenses. 2009 results include stock-based compensation expense of $51 in cost of revenues and $1,288 in selling, general and administrative and development expenses.
(2)

In 2007, we accrued $631 of severance costs related to the termination of the employment agreements of our Executive Vice President of Sales and Chairman of the Board, $984 related to our former CEO and workforce reductions and $396 related to our former CFO and COO. In 2008 and 2009, we accrued $40 and $57, respectively, of severance costs related to workforce reductions.
(3)	Diluted loss per share has not been presented separately, as the outstanding stock options, warrants and unvested restricted stock grants are anti-dilutive for each of the periods presented. Anti-dilutive securities outstanding numbered 3,372,514, 3,066,269, 3,343,973, 3,732,772 and 3,883,048 for the years ended December 31, 2005, 2006, 2007, 2008 and 2009, respectively.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF UBMATRIX

You should read the following tables in conjunction with UBmatrix’s financial statements and related notes attached as Annex B to this proxy statement, and UBmatrix’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included under the heading “Business of UBmatrix—Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 63. Historical results are not necessarily indicative of the results to be expected in the future.

The statement of operations data for the fiscal years ended September 30, 2008 and 2009 and the balance sheet data as of September 30, 2008 and 2009 have been derived from UBmatrix’s audited financial statements contained in Annex B to this proxy statement. UBmatrix’s financial statements have been audited by BDO USA, LLP (formerly BDO Seidman, LLP), independent registered public accounting firm. BDO USA, LLP’s report on the financial statements for the fiscal years ended September 30, 2008 and 2009 is included elsewhere herein. The data should be read in conjunction with the financial statements, related notes, and other financial information included in Annex B to this proxy statement. The statement of operations data for the six months ended March 31, 2010 and 2009, and the balance sheet data as of March 31, 2010, have been derived from unaudited financial statements included as Annex B to this proxy statement.

	Year Ended		Six Months ended March 31, 2009	Six Months ended March 31, 2010
	September 30, 2008	September 30, 2009
			(Unaudited)	(Unaudited)
	(in thousands)
Statement of operations data:
Revenues	$1,154	$3,943	$1,658	$1,245
Cost of revenues	107	61	40	68

Gross profit	1,047	3,882	1,618	1,177

Operating expenses:
Sales and marketing	2,447	1,466	1,347	1,215
Product development	3,771	2,617	855	805
General and administrative	1,266	1,171	531	719

	7,484	5,254	2,733	2,739

Loss from operations	(6,437)	(1,372)	(1,115)	(1,562)
Interest expense, net	(180)	(1,425)	(963)	(265)

Net loss	$(6,617)	$(2,797)	$(2,078)	$(1,827)

Balance sheet data:
Cash and cash equivalents	$113	$452		$228
Working capital deficit	$(2,471)	$(4,565)		$(5,945)
Total assets	$772	$1,086		$769
Long term liabilities	$1,715	$1,817		$1,962
Redeemable preferred stock	$16,126	$16,211		$16,251
Common stockholders’ deficit	$(20,066)	$(22,426)		$(24,022)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting. For accounting purposes, our company is considered to be acquiring UBmatrix in this merger. The unaudited pro forma condensed combined balance sheet data of our company and UBmatrix assume that the merger of our company and UBmatrix took place on March 31, 2010, and combines the historical balance sheet of our company at March 31, 2010 with the historical balance sheet of UBmatrix at March 31, 2010. The unaudited pro forma condensed combined statement of operations data for our company and UBmatrix assume that the merger of our company and UBmatrix took place as of January 1, 2009. The unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2009 combines our company’s historical statement of operations for year ended 2009 with UBmatrix’s historical statement of operations for year ended September 30, 2009. The unaudited pro forma condensed combined statement of operations data for the quarter ended March 31, 2010 combines our company’s historical statement of operations data for the quarter ended March 31, 2010 with UBmatrix’s historical statement of operations data for the quarter ended March 31, 2010.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The pro forma net loss per share is computed by dividing the pro forma net loss by the pro forma weighted average number of shares outstanding. The pro forma per share data are not necessarily indicative of the results that would have occurred, your financial interest in such results, or the future results that will occur after the merger. Our last fiscal year ended on December 31, 2009 and UBmatrix’s last fiscal year ended on September 30, 2009. The selected unaudited pro forma condensed combined financial data as of and for the quarter ended March 31, 2010 and for the year ended December 31, 2009 are derived from the unaudited pro forma condensed combined financial statements at page 30 of this proxy statement and should be read in conjunction with those statements and the related notes. See “Unaudited Pro Forma Condensed Combined Financial Statements.”

	Year Ended December 31, 2009	Three Months Ended March 31, 2010
	(in thousands, except per share data)
Pro forma combined statement of operations data:
Revenues	$23,117	$4,867
Cost of revenues	4,714	1,447

Gross profit	18,403	3,420

Operating expenses:
Sales and marketing	4,583	1,076
Product development	4,495	996
General and administrative	10,498	2,133
Severance costs	57	227
Depreciation and amortization	2,764	792

	22,397	5,224

Loss from operations	(3,994)	(1,804)
Interest expense, net	(375)	(72)

Net loss	(4,369)	(1,876)
Accrued dividends and accretion on preferred stock	(901)	(463)

Net loss to common shareholders	$(5,270)	$(2,339)

Net loss per common share—basic	$(0.18)	$(0.08)

Net loss per common share—diluted	$(0.18)	$(0.08)

Weighted average shares outstanding—basic	29,445	29,559

Weighted average shares outstanding—diluted	29,445	29,559

Pro forma combined balance sheet data:
Cash and cash equivalents		$15,817
Working capital		$10,606
Goodwill and other intangible assets		$11,454
Total assets		$33,982
Total liabilities		$8,277
Redeemable preferred stock		$19,263
Common stockholders’ equity		$6,442

RISK FACTORS

You should consider the following risk factors in determining how to vote at the annual meeting. The following factors should be considered carefully by you in evaluating whether to approve the issuance of shares of our Series C Stock and common stock in the merger and pursuant to the stock purchase agreement. These factors should be considered in conjunction with any other information included or incorporated by reference herein, including in conjunction with forward-looking statements made herein. See “Where You Can Find More Information” on page 115.

Risks Relating to the Merger

We may not realize all of the anticipated benefits of the UBmatrix acquisition.

The success of the merger will depend, in part, on our ability to realize the anticipated growth opportunities and strategic synergies from combining the businesses of our company and UBmatrix. Our ability to realize these benefits, and the timing of this realization, depend upon a number of factors, including:

•	continued adoption of XBRL by regulators filers and financial analysts in the United States and globally;

•	our ability to preserve and expand UBmatrix’s and EDGAR Online’s existing and potential channel partnerships;

•	our ability to preserve and expand important customers of data, regulatory or filing offerings;

•	our ability to effectively consolidate research and development operations, software development technologies and product planning functions;

•	the pricing the market will bear for XBRL filing, regulation systems and data;

•	customer acceptance of our strategy to cross sell our products and services;

•	other technology solutions or service offerings that develop greater market acceptance than ours;

•	prior art, prior patents or developments in intellectual property law that reduce the effectiveness of our own intellectual property positions;

•	unforeseen technology integration issues or additional development that must be done to improve the competitiveness of our combined offerings

•	the ability of our team to scale our infrastructure and resources to meet the demands of our customers, partners and new markets simultaneously;

•	unforeseen capital requirements, skill requirements or regulatory requirements to enter new markets;

•	the ability of our team to scale our infrastructure and resources using our current capital base;

•	retaining and attracting key employees;

•	consolidating corporate and administrative functions;

•	effective business development efforts; and

•	minimizing the diversion of management’s attention from ongoing business concerns.

The number of shares of our Series C Stock and common stock to be issued to the securityholders and service providers of UBmatrix is not adjustable based on the market price of our common stock, so the merger consideration at the closing may have a greater or lesser value than at the time the merger agreement was signed.

The parties to the merger agreement have determined the number of shares of Series C Stock and common stock to be issued to UBmatrix’s securityholders and service providers, and this number is not adjustable based on changes in the market price of our common stock. Any changes in the market price of our common stock will not affect the number of shares that holders of UBmatrix securities will be entitled to receive pursuant to the merger. Therefore, if the market price of our common stock declines from the market price on the date of the merger agreement prior to the consummation of the merger, UBmatrix securityholders and service providers could receive merger consideration with considerably less value. Similarly, if the market price of our common stock increases from the market price on the date of the merger agreement prior to the consummation of the merger, UBmatrix securityholders and service providers could receive merger consideration with considerably more value than their UBmatrix securities, and our stockholders immediately prior to the merger will not be compensated for the increased market value of our common stock. Because the number of shares of our common stock to be issued to the securityholders and service providers of UBmatrix does not adjust as a result of changes in the value of our common stock, for each 1% that the market value of our common stock rises or declines, there is a corresponding 1% rise or decline, respectively, in the value of the total merger consideration issued to the UBmatrix securityholders and service providers.

You may not realize a benefit from the merger commensurate with the ownership dilution you will experience in connection with the merger.

If the combined company is unable to realize the strategic, operational and financial benefits currently anticipated from the merger, you may experience substantial dilution of your ownership interest in our company without receiving any commensurate benefit.

The merger is subject to conditions to closing that could result in the merger being delayed or not consummated, which could negatively impact our stock price and future business and operations.

The merger is subject to conditions to closing as set forth in the merger agreement, including obtaining the requisite approval of our stockholders. The requisite approval of the stockholders of UBmatrix to the merger was obtained on June 23, 2010. If any of the conditions to the merger are not satisfied or, where permissible, not waived, the merger will not be consummated. Failure to consummate the merger could negatively impact our stock price, future business and operations, and financial condition. Any delay in the consummation of the merger or any uncertainty about the consummation of the merger may adversely affect the future business, growth, revenue and results of operations of the combined company.

Changes to our financial statements resulting from accounting for the acquisition might adversely affect the market value of our common stock following the merger.

In accordance with U.S. GAAP, the merger will be accounted for as a purchase of a business, which will result in changes to our financial statements that could have an adverse impact on the market value of our common stock following completion of the merger. The total estimated purchase price will be allocated to UBmatrix’s net tangible assets, identifiable intangible assets and in-process research and development assets based on their fair values as of the date of completion of the merger. Any excess of the purchase price over those fair values will be allocated to goodwill.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger.

The pro forma financial statements contained in this proxy statement are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger for several reasons. For example, the pro forma financial statements have been derived from the historical financial statements of both our company and UBmatrix and certain adjustments and assumptions have been made regarding the combined company after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and such adjustments and assumptions are difficult to make with complete accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the merger. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the combined company following the merger may differ significantly from these pro forma financial statements.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 30.

If UBmatrix’s former stockholders, or other holders of our stock, immediately sell our common stock received in the merger, they could cause our common stock price to decline.

If the former stockholders or employees of UBmatrix who receive our shares in the merger, or other holders of our stock, sell significant amounts of our common stock following the merger (in the case of the former stockholders or employees of UBmatrix, after the shares are released from escrow or the restrictions on vesting lapse, as the case may be), the market price of our common stock could decline. These sales may also make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate to raise funds through future offerings of common stock.

Our business and stock price may be adversely affected if the acquisition of UBmatrix is not completed.

Our acquisition of UBmatrix is subject to several customary conditions, including the approvals of the transaction by our stockholders. If our acquisition of UBmatrix is not completed, we could be subject to a number of risks that may adversely affect our business and stock price, including:

•	the potential difficulty of unwinding business plans created in reliance on the license agreement with UBmatrix;

•	the current market price of shares of our common stock reflects a market assumption that the acquisition will be completed; and

•	we would not realize the benefits we expect from acquiring UBmatrix.

After the completion of the merger, the surviving corporation, which will be a wholly-owned subsidiary of our company, will possess not only all of the assets but also all of the liabilities of UBmatrix. Discovery of previously undisclosed or unknown liabilities could have an adverse effect on the combined company’s business, operating results and financial condition.

Acquisitions involve risks, including inaccurate assessment of undisclosed, contingent or other liabilities or problems. After the completion of the merger, the surviving corporation, which will be a wholly-owned subsidiary of our company, will possess not only all of the assets, but also all of the liabilities of UBmatrix. Although we conducted a due diligence investigation of UBmatrix and its known and potential liabilities and obligations, it is possible that undisclosed, contingent or other liabilities or problems may arise after the completion of the merger, which could have an adverse effect on the combined company’s business, operating results and financial condition. The amount of such liabilities may be in excess of the value of the shares of our common stock that will be placed into escrow until the one-year anniversary of the closing of the merger to cover the indemnification obligations of the UBmatrix stockholders under the merger agreement, or such liabilities may not be uncovered until after such shares have been released from escrow.

Our ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes is subject to limitation and may be limited further as a result of the merger with UBmatrix and sale of Series C stock.

In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses, or NOLs, to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders increases by more than 50% over such stockholders’ lowest percentage ownership during the testing period (generally three years).

Since inception, we have incurred net operating losses and have incurred no federal or state income tax expense. At December 31, 2009, we had approximately $40 million in federal net operating losses which will expire between 2011 and 2029, and approximately $38 million of state net operating loss carry forwards which will expire between 2010 and 2027. We have determined that we have experienced multiple ownership changes since inception, but do not believe that these changes in ownership will restrict our ability to use the losses and credits within the carry forward period. Approximately $13 million of our total federal net operating loss is currently subject to an annual limitation of approximately $1.4 million per year. If we have further ownership changes, additional annual limitations on the use of our net operating loss carry-forwards may be imposed.

In addition, as of its last fiscal year ended September 30, 2009, UBmatrix had federal net operating loss carry forwards of approximately $21 million. We believe that UBmatrix has also experienced multiple ownership changes since its inception, and that the merger will likely result in limitations on our ability to utilize UBmatrix’s net operating losses in the future.

We currently anticipate that the shares issued pursuant to the merger agreement and the sale of Series C stock, together with certain other transactions involving our common stock within the testing period, will result in an ownership change. Even if the merger and the sale of Series C stock do not result in an immediate ownership change, they would significantly increase the likelihood that there would be an additional ownership change in the future (which ownership change could occur as a result of transactions involving our stock that are outside of our control).

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This proxy statement contains statements concerning potential future events. These statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are based upon assumptions by our management, as of the date of this proxy statement, including assumptions about risks and uncertainties faced by us. In addition, management may make forward-looking statements orally or in other writings, including, but not limited to, in press releases, in the annual report to stockholders and in our other filings with the U.S. Securities and Exchange Commission (the “SEC”). Readers can identify these forward-looking statements by the use of such verbs as expects, anticipates, believes or similar verbs or conjugations of such verbs.

If any of management’s assumptions prove incorrect or should unanticipated circumstances arise, our actual results could materially differ from those anticipated by such forward-looking statements. The differences could be caused by a number of factors or combination of factors including, but not limited to, those factors identified in Part I, Item 1A, “Risk Factors” of this report, as well as our other periodic reports on Forms 10-K, 10-Q and 8-K filed with the SEC, from time to time. Readers are strongly encouraged to consider those factors when evaluating any forward-looking statements concerning us. We will not update any forward-looking statements in this proxy statement to reflect future events or developments. Investors should also be aware that while we, from time to time, do communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential commercial information. Investors should not assume that we agree with any report issued by any analyst or with any statements, projections, forecasts or opinions contained in any such report. Unless otherwise indicated, all references to the “Company,” “we,” “us,” “our,” and “EDGAR Online” include reference to our subsidiaries as well.

THE MERGER TRANSACTION

General

At the effective time, merger sub, a wholly-owned subsidiary of our company, will merge with and into UBmatrix. UBmatrix will be the surviving entity and will continue as a wholly-owned subsidiary of our company.

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, all of the shares of capital stock of UBmatrix outstanding immediately prior to the merger will be converted into the right to receive an aggregate of 74,379 shares of Series C Convertible Preferred Stock, par value $0.01 per share, of our company, which we refer to as “Series C Stock” (initially convertible into 5,129,573 shares of the common stock, par value $0.01 per share, of our company, which we refer to as “common stock”) and 2,685,088 shares of our common stock. The merger consideration is subject to adjustment following closing to the extent UBmatrix’s net cash at closing is less than a closing date net cash target of $1.759 million reduced by an agreed upon amount to be utilized by UBmatrix (expected to be approximately $0.8 million) between the execution of the merger agreement and the closing of the merger. The common stock issued in connection with the merger includes 1,190,056 shares issuable to certain employees of UBmatrix who will be joining our company as of the closing and 1,495,032 shares issuable to the stockholders and service providers of UBmatrix. The shares issuable to the UBmatrix employees will be issued pursuant to our 2005 Stock Award and Incentive Plan, and, except in one case, will be subject to restrictions on vesting that will last through the recipients’ initial 12 months of employment with us. A total of 1,622,042 shares of the common stock issued in the merger will be placed into an escrow account to secure the post-closing indemnification obligations of the UBmatrix stockholders.

Furthermore, in addition to and in connection with the merger agreement, we have entered into a Series C Preferred Stock Purchase Agreement, or the purchase agreement, with Draper Fisher Jurvetson Fund VIII, L.P., Draper Fisher Jurvetson Partners VIII, LLC and Draper Associates, L.P. pursuant to which we will issue and sell up to 12,637 shares of our Series C Stock (initially convertible into 871,546 shares of the common stock) for an aggregate purchase price of $2,000,000.

Through January 28, 2015, the 74,379 shares of Series C Stock issued in connection with the merger and the 12,637 shares of Series C Stock issued pursuant to the purchase agreement are expected to receive paid-in-kind dividends that will result in those shares being convertible into an additional 2,998,957 shares and 509,542 shares, respectively, of our common stock.

Collectively, we will issue a total of 87,016 shares of Series C Stock (initially convertible into a total of 6,001,119 shares of common stock) and 2,685,088 shares of common stock in connection with the merger and purchase agreements. Collectively, these shares represent an approximate 15% equity ownership in the combined company, assuming the issuance of shares of common stock issuable upon the conversion of our Series B Stock and of the shares of common stock issuable under our 2005 Stock Award and Incentive Plan (as amended, and inclusive of the increase in shares available under the plan as contemplated by Proposal No. 5 in this proxy statement).

Background of the Merger

It is the practice of management to periodically review with the Board of Directors strategic alternatives to: (1) enhance stockholder value; (2) expand technical and intellectual property capability; (3) capitalize, restructure or refocus our products and businesses; (4) increase our market penetration; and (5) launch new customer and strategic partnership relationships. As part of its ongoing assessment of its strategic alternatives, management developed an acquisition strategy in early 2010 to help our company achieve its strategic alternatives, and first presented the strategy to the Board of Directors in March 2010.

Given the involvement of the companies in the XBRL industry, management of our company and of UBmatrix has been known to one another for some time. Over that time, as the companies’ strategies and businesses have evolved members of their respective management teams have occasionally engaged in discussions regarding potential strategic partnerships between the organizations. UBmatrix is the original creator of the XBRL standard, and owner of the seminal patent in this marketplace. It is also the leader in delivering products to regulators worldwide, which results in filing opportunities being created. UBmatrix is the XBRL vendor of choice for industry leaders such as Oracle and SAP, who have entered into distribution contracts with the firm.

In February 2010, Philip Moyer, our Chief Executive Officer, became aware that UBmatrix was considering offers to be purchased and that it would consider engaging in discussions with EDGAR Online as part of that process.

During the week of February 22, 2010, Mr. Moyer and Sunir Kapoor, the Chief Executive Officer of UBmatrix, held telephone conversations and exchanged in correspondence to discuss potential strategic synergies between the companies and the strategic objectives that stockholders of UBmatrix might be likely to consider in analyzing a potential acquisition. In these discussions, which also included representatives of the lead investors in UBmatrix, Messrs. Moyer and Kapoor concluded that that both companies had solid technological, intellectual property and market positions, and that their respective lines of business were complementary. We and UBmatrix agreed that this was a strong basis for a strategic relationship between the two companies, and agreed to explore the possibility further.

On March 2, 2010, Mr. Kapoor, along with Russell McMeekin, a representative of lead UBmatrix stockholder Draper Fisher Jurvetson, met in our New York offices with Mr. Moyer, Mark Maged, our Chairman of the Board, John Connolly, a member of our Board, Stefan Chopin, our Chief Technology Officer, Susan Childs, our Executive Vice President, Marketing and Business Development, and Michelle Lam, an employee of our stockholder Bain Capital, who has been serving in a consulting capacity to us. At that meeting, the participants reviewed strategies, products, markets, customers, channels and revenue projections of UBmatrix and discussed goals of UBmatrix’s stockholders and employees. Also discussed were potential synergies in strategies, products, channels and customers. In addition, the parties discussed the impact of a transaction on our stockholders and the timeline necessary for appropriate due diligence and Board engagement and review by our Board. The parties agreed that based on discussions to date, we should perform additional due diligence and engage our full Board in further deliberations.

On March 5th, Mr. Kapoor, Mr. McMeekin and Joshua Raffaelli, also a representative of Draper Fisher Jurvetson, met with Mr. Moyer, Mr. Maged, Mr. Connolly, Jeffrey Schwartz, a member of our Board and Mrs. Lam at Bain Capital’s offices in New York.

On March 11, 2010, we held a telephonic meeting of the Board during which Mr. Moyer informed the Board about management’s preliminary analysis of an acquisition of UBmatrix. At this meeting, Mr. Moyer presented management’s view of the strategic rationale for moving forward in considering the acquisition, as well as management’s request for the Board’s support for proceeding to conduct more in-depth due diligence of UBmatrix and negotiating a non-binding term sheet for an acquisition of UBmatrix. Mr. Moyer presented to the Board financial consideration relating to the transaction, perspectives regarding opportunities for product and customer synergies and an analysis of the assets and intellectual property of UBmatrix. The Board expressed unanimous support for proceeding with further due diligence and negotiation of a non-binding term sheet.

On March 15, 2010, Mr. Moyer and Mrs. Lam met in UBmatrix’s California offices with senior managers of UBmatrix including Mr. Kapoor. Discussions focused on the UBmatrix business model, team, products, strategy, roadmaps, pipeline and major contracts. Also discussed were the likely views of UBmatrix’s major stockholders with regard to the present and future value of the business and the investments to date in the business by the UBmatrix stockholders.

On March 15, 2010, Mr. Moyer met with representatives of major investors of UBmatrix and discussed the strategy and opportunity that he and Mr. Kapoor saw in a potential merger. He was questioned on markets, growth opportunities and potential financial projections and timelines for concluding talks. Also on March 15, 2010, Mr. Moyer met privately with some of UBmatrix’s key employees to understand their view of the strategy organization strengths and weaknesses and their views of a potential transaction.

From March 15, 2010 through March 23, 2010, Mr. Moyer and Mrs. Lam had a number of discussions with Messrs. Kapoor, McMeekin and Raffaelli regarding the terms of a non-binding term sheet between the two companies. Mr. Moyer also advised and received input from members of our Board on the terms being negotiated.

On March 23, 2010, we held a telephonic meeting of the Board during which Mr. Moyer informed the Board of the progress of diligence and presented the proposed terms of a non-binding term sheet for the transaction. Mr. Moyer reviewed management’s view of the strategic impetus for proceeding with the transaction. He reviewed product synergies, revenue opportunities, potential integration strategies, details of UBmatrix’s product and intellectual property portfolio, the pro-forma financial case for the transaction, risks associated with the transactions, the specific provisions of the proposed non-binding term sheet. The Board provided guidance on certain terms that it would require be contemplated by the term sheet, and provided authority to Mr. Moyer to proceed subject to approval of those terms.

From March 23, 2010 through April 10, 2010, the parties negotiated the non-binding term sheet. During this process, we received the advice of our outside counsel, Morgan, Lewis & Bockius LLP, and UBmatrix received the advice of its counsel, Fenwick & West LLP. On April 9, 2010, the parties executed a non-binding letter of intent regarding the transaction.

Following the execution of the non-binding term sheet, various members of the management teams of, and the advisors to, the Company engaged in due diligence and transaction preparation activities.

Among these were meetings in UBmatrix’s offices, on April 22 and 23, 2010, between Messrs. Moyer and Chopin and members of UBmatrix’s senior management team and product development organization regarding additional due diligence surrounding on the products, services, customers, partnerships and business model of UBmatrix. During this process, members of our technology team were given briefings on key products in UBmatrix’s product portfolio.

From April 22, 2010 through May 11, 2010, we continued our diligence process. In addition, Ms. Childs and Steve Levine, UBmatrix’s Chief Marketing Officer, began to work on preliminary communications plans for employees, customers and the market. At the same time, Mr. Moyer, Lauren Zinman, our general counsel, and Mrs. Lam, as well as Ronald Fetzer, our acting Chief Financial Officer, along with our outside counsel, engaged in multiple conversations with UBmatrix’s management, stockholders and outside counsel on transaction structure.

On May 12, 2010, we held a telephonic Board meeting to consider the financial structure and other aspects of the proposed transaction. At that meeting, the Board authorized Mr. Moyer and management to direct the preparation of definitive transaction documents. Over the next several weeks, our and UBmatrix’s respective outside counsel and management teams had multiple conversations on the drafting of the definitive transaction documents and various business and operational aspects of the potential transaction.

An initial draft of the agreement and plan of merger was provided to UBmatrix on May 27, 2010, and initial drafts of ancillary transaction documents were provided in the days thereafter.

Over the next several weeks, the transaction documents were negotiated. At the same time, we continued our analysis of various financial and operational matters relating to UBmatrix, such as its financial performance year to date, its projected six- and 12-month sales pipelines and its sales strategies.

In the week of June 7, 2010, Messrs. Moyer and Fetzer and Mrs. Lam worked with UBmatrix’s management and investors to discuss the post deal capitalization needs of the UBmatrix business in the context of working to ensure that the strategic needs of the business were appropriately capitalized over the next 12 months.

On June 15, 2010, we held a telephonic meeting of the Board during which Mr. Moyer led a discussion and review of the status of the transactions, the potential risks and benefits of the transactions and the current state of our due diligence on UBmatrix. Mr. Moyer also reviewed the terms of the definitive transaction documents in their current forms. Following this discussion, Mr. Moyer recommended, and the Board so instructed, that he seek to negotiate with UBmatrix regarding several proposed changes to the structure of the transaction, mostly involving the provision by UBmatrix’s stockholders of additional capital to our company to ensure that we would have the resources necessary to execute the strategic plan defined in the UBmatrix acquisition.

On June 16, 2010, UBmatrix’s investors decided on conditions to provide additional capital. Thereafter, on June 17, 2010, several members of our Board, along with our management, convened a telephonic informational session during which Mr. Moyer provided a review of the progress of the transaction and the steps taken to address the post-transaction capital needs of the combined company. Throughout the next four days Mr. Moyer, Ms. Zinman, Mr. Fetzer, Mrs. Lam and our outside counsel worked to finalize the documents and terms of the documents with UBmatrix’s team.

On June 22, 2010, we held a telephonic meeting of the Board, at which all of our directors, Mrs. Lam, and our legal advisors were present. Prior to this meeting, copies of all definitive transaction documents were sent to the Board as was various information regarding UBmatrix and the proposed transaction, updating the information previously provided to the Board as described above. At the meeting, representatives of Morgan, Lewis reviewed with the directors their fiduciary duties under Delaware law. Mr. Moyer then updated the Board on the developments since the June 15 telephonic meeting of the Board.

Mr. Moyer and our representatives updated the Board on the results of our due diligence review, and representatives of Morgan, Lewis reviewed legal matters, including terms of the proposed merger agreement, preferred stock purchase agreement and other ancillary agreements. Following questions and a lengthy discussion, the Board of Directors unanimously: (1) determined that the proposed merger agreement and preferred stock purchase agreement and the transactions contemplated thereby, including the merger and the issuance of shares of our Series C Preferred Stock and common stock in connection with the merger and the issuance of shares of our Series C Preferred Stock pursuant to the preferred stock purchase agreement, were advisable and in the best interests of our company and its stockholders; (2) adopted resolutions approving the proposed merger agreement and the transactions contemplated thereby; and (3) recommended, subject to the terms and conditions in the proposed merger agreement, that the stockholders of our company approve the issuance of shares in connection with the merger. The Board also authorized the appropriate officers of our company to finalize, execute and deliver the merger agreement and related documentation, and directed Messrs. Maged and Connolly to continue to engage with Mr. Moyer on the final aspects of the agreements between the parties.

Throughout June 23, 2010, Mr. Moyer kept Messrs. Maged and Connolly apprised of the progress of the negotiations and the finalization of the transaction documents, and Messrs. Maged and Connolly provided guidance to Mr. Moyer in moving forward with executing the agreements. On the evening of June 23, 2010, the parties finalized the terms of the merger agreement and related documentation and the definitive merger agreement and ancillary agreements were executed and delivered by both parties.

On the morning of June 24, 2010, we issued a press release announcing the transaction with UBmatrix and held an investor conference call later that morning.

Factors Considered by, and Recommendation of, the EDGAR Online Board of Directors

The Board of Directors has determined that the terms of the merger and the merger agreement, and the transactions contemplated by the stock purchase agreement, are in the best interests of, our company and its stockholders. Accordingly, the Board has approved the merger agreement and the consummation of the merger and the stock purchase agreement and the consummation of the transactions contemplated thereby and recommends that you vote FOR approval of the issuance of the shares to be issued in connection with the merger agreement and the merger and the stock purchase agreement. In evaluating the transaction, the Board of Directors consulted with and received information from management and our legal advisors, and considered the material factors described below.

Reasons for the Merger Identified by the EDGAR Online Board of Directors

The Board of Directors has identified potential benefits of the merger that it believes will contribute to the success of the combined company, including the following:

•	the opportunity to expand and diversify our channel distribution partnerships;

•	the opportunity to expand and diversify our customer base and global market opportunities;

•	the opportunity to expand and diversify our product offerings and business models within the rapidly changing XBRL market;

•	the opportunity to cross sell more products to a larger customer base;

•	the opportunity to accelerate development plans and time to market for new solutions within the highly competitive XBRL market;

•	the expanded intellectual property estate and expanded bench of XBRL skilled resources;

•	the potential synergies of combining the XBRL skills, development teams, and sales and marketing organizations of the two companies;

•	the opportunity for our stockholders to participate in a significantly larger, more diversified company, with greater share liquidity;

•	the potential for realizing annual cost savings through consolidation of administrative functions;

•	the combined company is anticipated to have sufficient financial resources to fund operations through approximately December 2010; and

•	the combined company being appropriately capitalized to further develop its technology and commercial offerings.

Other Factors Considered by the EDGAR Online Board of Directors

In the course of its deliberations, the Board reviewed with management and our legal advisors a number of additional factors relevant to the merger, including the following:

•

historical information concerning our and UBmatrix’s respective businesses, financial performance and condition, operations, management and competitive position, including results of operations during the most recent fiscal year for each company;

•	management’s view of the financial condition, results of operations and businesses of UBmatrix and our company before and after giving effect to the merger, based on management’s due diligence;

•	the prospects of our company as an independent company;

•	the costs and time to market for our own independent software development, UBmatrix’s independent software development and our combined software development roadmaps;

•	the viability of our strategy to cross sell our offerings to customers and through UBmatrix’s channel partnerships;

•	the competitive landscape within the XBRL market along with the current and projected future customer needs;

•	current financial market conditions and historical market prices, sales prices, volatility and trading information with respect to our common stock;

•	strengths of and potential threats to UBmatrix’s intellectual property assets;

•	the health and prospects of UBmatrix’s most critical channel partnerships and customers;

•	management’s view as to the potential for other third parties to enter into strategic relationships with or to acquire UBmatrix;

•	certain terms of the merger agreement, including the provisions that prohibit UBmatrix from soliciting other acquisition offers and the composition of the Board of Directors after closing;

•	the likelihood of completing the merger on the anticipated schedule; and

•	the impact of the merger on our stockholders, employees, partners and customers.

Potentially Negative Factors Considered by the EDGAR Online Board of Directors

The Board of Directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

•	the risks that the potential benefits sought in the merger might not be fully realized;

•	the inherent difficulties in successfully integrating the operation of the companies;

•	the potential need for additional funding if development does not proceed as anticipated;

•	the possibility that the merger might not be completed, and the potential adverse effect of the public announcement of the merger on our reputation and ability to obtain financing in the future;

•	the significant number of shares to be issued to UBmatrix stockholders; and

•	other risks described under “Risk Factors” beginning on page 17.

The Board of Directors believes that these risks were outweighed by the potential benefits of the merger. The foregoing discussion is not exhaustive of all factors considered by the Board, but it does describe all material factors considered by the Board. Individual members of the Board of Directors may have considered different factors, and the Board evaluated these factors as a whole and did not quantify or otherwise assign relative weights to factors considered.

There can be no assurance that the potential synergies or opportunities considered by the Board of Directors will be achieved through consummation of the merger. See “Risk Factors” beginning on page 17.

Recommendation of the Board of Directors

After careful consideration, the Board of Directors has unanimously determined the merger and the transactions contemplated by the stock purchase agreement to be advisable and in the best interest of our company and its stockholders. The Board has approved the merger agreement and recommends stockholder approval of the issuance of the shares pursuant to the merger agreement and the stock purchase agreement.

In considering the recommendation of the Board of Directors with respect to the merger agreement, you should be aware that certain directors and officers have certain interests in the merger that are in addition to the interests of stockholders generally. For example, it is anticipated that all of the current executive officers of our company will remain in the same positions with the combined company, and that six of the members of our Board of Directors will continue to serve on the Board of Directors of the combined company.

Material United States Federal Income Tax Consequences to UBmatrix Stockholders

We expect the merger to be treated as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended. If the merger is treated as a tax-free reorganization, generally the stockholders of UBmatrix, for federal income tax purposes, will recognize no gain or loss upon their receipt of common stock in the merger, except with respect to cash received by UBmatrix stockholders instead of fractional shares of common stock, or upon exercise of their dissenters’ rights. As a stockholder of our company, you will not incur any tax liability as a result of the merger.

Accounting Treatment

We will account for the merger as a purchase of the business, which requires the assets and liabilities of UBmatrix to be measured and recorded at their fair values as of the date of the merger. In recording the purchase, we will combine the merger and the stock purchase as if they were a single transaction in estimating the value of the shares issued. The results of operations of UBmatrix will be included in our Consolidated Statement of Operations from and after the effective time that control of UBmatrix transfers to our company, which will occur on the date of the merger.

Regulatory Approvals

We are not aware of any government regulatory approvals required to be obtained with respect to the consummation of the merger, other than the filing and acceptance of a certificate of merger with the office of the Secretary of State of the State of Washington, and compliance with all applicable state securities laws regarding the offering and issuance of the merger shares.

Federal Securities Laws Consequences

The shares of our common stock that are being issued to the UBmatrix stockholders are being issued to such stockholders pursuant to an exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Recent Share Prices

Our common stock is listed on The NASDAQ Capital Market under the symbol “EDGR”. UBmatrix is a private company, and as such there is no established public trading market for its common stock.

The following table sets forth the high and low price per share of our common stock as reported on The NASDAQ Capital Market on June 23, 2010, the last completed trading day prior to the announcement of the merger, on June 24, 2010, the trading day on which the merger was announced, and on July 23, 2010.

	EDGAR Online Common Stock
	High	Low
June 23, 2010	$1.38	$1.22
June 24, 2010	$1.41	1.25
July 23, 2010	$1.28	1.27

Because the market price of our common stock is subject to fluctuation prior to the closing date of the merger, the market value of the shares of our common stock that holders of UBmatrix stock will receive in the merger may increase or decrease.

Historical Share Prices

The following table shows the range of high and low prices for our common stock for each of the two most-recently completed fiscal years.

	2008
	High	Low
First Quarter	$3.47	$2.29
Second Quarter	2.83	1.58
Third Quarter	2.40	1.25
Fourth Quarter	2.49	0.60

	2009
	High	Low
First Quarter	$1.70	$0.71
Second Quarter	1.48	0.82
Third Quarter	2.20	1.18
Fourth Quarter	1.99	1.07

	2010
	High	Low
First Quarter	$1.85	$1.10
Second Quarter	2.12	1.21
Third Quarter (through July 23, 2010)	1.57	1.20

Dividend Information

We have never paid cash dividends. If the merger is not consummated, the Board of Directors presently intends to continue a policy of retaining all earnings to finance the expansion of our business. Following the merger, it is expected that the Board will continue the policy of not paying cash dividends in order to retain earnings for reinvestment in the business of the combined company.

Holders

As of July 19, 2010, there were approximately 2,422 beneficial holders of record of our common stock.

EDGAR ONLINE, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements assume the merger between UBM Acquisition Corp., Inc., a wholly owned subsidiary of EDGAR Online, Inc., and UBmatrix, Inc. and the sale of Series C Stock pursuant to the stock purchase agreement. The unaudited pro forma condensed combined financial statements are based on the historical financial statements of EDGAR Online, Inc. and subsidiaries, and UBmatrix, Inc., after giving effect to the merger agreement between EDGAR Online, Inc. and UBmatrix, Inc. and the Series C Preferred Stock Purchase Agreement, and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed financial statements.

The unaudited pro forma condensed combined balance sheets as of March 31, 2010 are presented as if the merger had occurred on March 31, 2010. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2010, and the year ended December 31, 2009, are presented as if the merger with UBmatrix, Inc. had occurred on January 1, 2009, with recurring acquisition-related adjustments reflected in the condensed combined statements of operations for each of the periods presented.

Determination of the merger and stock purchase consideration (purchase price) and allocations of such purchase price used in the unaudited pro forma condensed combined financial statements are based upon preliminary estimates and assumptions. Any change could result in material variances between our future financial results and the amounts presented in these unaudited condensed combined financial statements, including variances in fair values recorded, as well as expenses associated with these items.

The unaudited pro forma condensed combined financial statements are prepared for illustrative purposes only and are not necessarily indicative of or intended to represent the results that would have been achieved had the transaction been consummated as of the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and associated cost savings that we may achieve with respect to the combined companies.

The unaudited pro forma condensed combined financial statements should be read in conjunction with our historical consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2009, Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, the audited historical financial statements of UBmatrix, Inc. for the years ended September 30, 2009 and 2008, included elsewhere herein, the historical unaudited financial statements of UBmatrix, Inc. as of March 31, 2010 and for the three and six months ended March 31, 2010 and March 31, 2009, included elsewhere herein, and other information pertaining to EDGAR Online, Inc. and UBmatrix, Inc. contained in this proxy statement.

EDGAR ONLINE, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2009

(In thousands, except per share data)

	Historical			Pro Forma Adjustments		Pro Forma Combined
	EDGAR Online, Inc.	Ubmatrix, Inc.*	Total
Revenues	$19,174	$3,943	$23,117	$—		$23,117
Cost of revenues	4,653	61	4,714	—		4,714

Gross profit	14,521	3,882	18,403	—		18,403

Operating expenses:
Sales and marketing	3,117	1,466	4,583	—		4,583
Product development	1,878	2,617	4,495	—		4,495
General and administrative	7,849	1,114	8,963	1,535	(f)	10,498
Severance costs	57	—	57	—		57
Depreciation and amortization	2,195	57	2,252	512	(i)	2,764

	15,096	5,254	20,350	2,047		22,397

Loss from operations	(575)	(1,372)	(1,947)	(2,047)		(3,994)
Interest expense, net	(375)	(1,425)	(1,800)	1,425	(j)	(375)

Net loss	(950)	(2,797)	(3,747)	(622)		(4,369)
Accrued dividends and accretion on preferred stock	—	(85)	(85)	(816	)(k)	(901)

Net loss to common shareholders	$(950)	$(2,882)	$(3,832)	$(1,438)		$(5,270)

Net loss per common share—basic	$(0.04)					$(0.18)

Net loss per common share—diluted	$(0.04)					$(0.18)

Weighted average shares outstanding—basic	26,760			2,685	(l)	29,445

Weighted average shares outstanding—diluted	26,760			2,685	(l)	29,445

*	Ubmatrix, Inc. operates on a fiscal year ended September 30. The above illustration includes information derived from the audited financial statements of Ubmatrix for the fiscal year ended September 30, 2009, which is within 93 days of the reporting period of EDGAR Online, Inc. permitted under SEC reporting guidelines.

EDGAR ONLINE, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2010

(In thousands, except per share data)

	Historical			Pro Forma Adjustments		Pro Forma Combined
	EDGAR Online, Inc.	Ubmatrix, Inc.	Total
Revenues	$4,366	$501	$4,867	$—		$4,867
Cost of revenues	1,430	17	1,447	—		1,447

Gross profit	2,936	484	3,420	—		3,420

Operating expenses:
Sales and marketing	704	372	1,076	—		1,076
Product development	409	587	996	—		996
General and administrative	1,811	322	2,133	—		2,133
Severance costs	227	—	227	—		227
Depreciation and amortization	664	—	664	128	(i)	792

	3,815	1,281	5,096	128		5,224

Loss from operations	(879)	(797)	(1,676)	(128)		(1,804)
Interest expense, net	(72)	(151)	(223)	151	(j)	(72)

Net loss	(951)	(948)	(1,899)	23		(1,876)
Dividends and accretion on preferred stock	(238)	(20)	(258)	(205	)(k)	(463)

Net loss to common shareholders	$(1,189)	$(968)	$(2,157)	$(182)		$(2,339)

Net loss per common share—basic	$(0.04)					$(0.08)

Net loss per common share—diluted	$(0.04)					$(0.08)

Weighted average shares outstanding—basic	26,874			2,685	(l)	29,559

Weighted average shares outstanding—diluted	26,874			2,685	(l)	29,559

EDGAR ONLINE, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

MARCH 31, 2010

(In thousands)

	Historical			Pro Forma Adjustments		Pro Forma Combined
	EDGAR Online, Inc.	Ubmatrix, Inc.	Total
ASSETS
Current assets:
Cash and cash equivalents	$12,039	$228	$12,267	$3,550	(a)	$15,817
Short term investments	226	—	226	—		226
Accounts receivable, net	2,053	145	2,198	—		2,198
Prepaid expenses and other current assets	135	261	396	—		396

Total current assets	14,453	634	15,087	3,550		18,637

Property and equipment, net	3,218	41	3,259	—		3,259
Goodwill	2,189	—	2,189	5,274	(b)	7,463
Other Intangible assets, net	1,394	38	1,432	2,559	(b)	3,991
Other assets	576	56	632	—		632

Total assets	$21,830	$769	$22,599	$11,383		$33,982

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,998	$696	$2,694	$—	(c)	$2,694
Deferred revenues	3,183	1,826	5,009	(1,461	)(c)	3,548
Convertible note payable	—	3,569	3,569	(3,569	)(d)	—
Loan payable	—	487	487	(487	)(d)	—
Current portion of long term debt	1,789	—	1,789	—		1,789

Total current liabilities	6,970	6,578	13,548	(5,517)		8,031
Long term debt, net	—	—	—	—		—
Other long term liabilities	246	1,962	2,208	(1,962	)(d)	246

Total liabilities	7,216	8,540	15,756	(7,479)		8,277

Redeemable Preferred stock	11,386	16,251	27,637	(8,374	)(e)	19,263

Stockholders’ Equity:
Common stock	279	—	279	26	(f)	305
Additional Paid in capital	74,410	—	74,410	3,438	(f)	77,848
Treasury stock	(69,737)	—	(69,737)	—		(69,737)
Accumulated deficit	(1,724)	—	(1,724)	(250	)(g)	(1,974)
Net deficit of UBmatrix, Inc.	—	(24,022)	(24,022)	24,022	(h)	—

Total common stockholders’ equity	3,228	(24,022)	(20,794)	27,236		6,442

Total liabilities, redeemable preferred stock and stockholders’ equity	$21,830	$769	$22,599	$11,383		$33,982

EDGAR ONLINE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

BASIS OF PRO FORMA PRESENTATION (in thousands, except share and per share amounts)

On June 23, 2010, EDGAR Online, Inc. (“EDGAR” or the “Company”) and UBM Acquisition Corp., a Washington corporation and a wholly owned subsidiary of EDGAR (“Acquisition Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with UBmatrix, Inc., a Washington corporation (“UBmatrix”).

Upon the terms and subject to the conditions of the Merger Agreement, Acquisition Sub will merge with and into UBmatrix with UBmatrix surviving as a subsidiary of EDGAR (the “Merger”). At the effective time of the Merger, all of the outstanding shares of capital stock of UBmatrix will be converted into the right to receive an aggregate of 74,379 shares of EDGAR Series C Convertible Preferred Stock (“EDGAR Series C Stock”) and an aggregate of 2,685,088 shares of EDGAR common stock (“EDGAR Common Stock”). The shares of EDGAR Common Stock to be issued are comprised of 1,495,032 shares that will be issued to the stockholders of UBmatrix and 1,190,056 shares that will be issued to employees of UBmatrix that remain with the Company.

Under the Merger Agreement, the stockholders and employees of UBmatrix will receive an initial payment of approximately 74,379 shares of EDGAR Series C Stock and 1,063,046 shares of EDGAR Common Stock. Approximately 1,622,042 shares of EDGAR Common Stock will be paid into escrow to secure the post-closing indemnification obligations of the UBmatrix stockholders. The merger consideration will be adjusted post-closing based on the difference, if any, between UBmatrix’s actual cash on hand at closing as compared to forecasted amounts.

The EDGAR Series C Stock and EDGAR Common Stock to be issued at closing will be issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). EDGAR will rely on representations made by the securityholders receiving EDGAR Series C Stock that they are acquiring the EDGAR Series C Stock and EDGAR Common Stock for investment and not with a view to the distribution of such shares in violation of applicable securities laws and that they have sufficient knowledge and experience in business and financial matters that they are capable of evaluating the merits and risks of an investment in the shares of EDGAR Series C Stock and EDGAR Common Stock, among others.

In connection with the Merger Agreement, on June 23, 2010, the Company entered into a Series C Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Draper Fisher Jurvetson Fund VIII, L.P., Draper Fisher Jurvetson Partners VIII, LLC and Draper Associates L.P., providing for the issuance and sale of up to 12,637 shares of EDGAR Series C Stock at a purchase price of $100.00 per share. Each share of EDGAR Series C Stock shall be convertible into a number of shares of EDGAR Common Stock determined by dividing the sum of the purchase price per share plus accrued dividends by an initial conversion price of $1.4481 per share, subject to adjustment for stock splits, stock dividends, declared but unpaid dividends, and other items. The holders of the EDGAR Series C Stock shall be entitled to the number of votes equal to the number of shares of EDGAR Common Stock into which such holder’s EDGAR Series C Stock are convertible. The issuance will be made pursuant to Section 4(2) of the Securities Act of 1933, as amended. The EDGAR Series C Stock contains a compounding, cumulative 11.44% per annum dividend payable upon conversion of the EDGAR Series C Stock. Following January 28, 2015, the dividend shall no longer accrue unless declared by the Board of Directors of the Company. The issuance of the EDGAR Series C Stock will occur simultaneously upon the Company’s closing of the Merger.

The unaudited pro forma condensed combined balance sheets as of March 31, 2010, the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2009 and the condensed combined statements of operations for the three months ended March 31, 2010 are based on the historical financial statements of the Company and UBmatrix after giving effect to the principal terms of the Merger Agreement and the Purchase Agreement described above on a combined basis since the transactions are mutually

EDGAR ONLINE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

dependent. UBmatrix has a fiscal year ending on September 30 and the Company reports on a calendar year basis. The accompanying presentation of the condensed combined statement of operations for the year ended December 31, 2009, includes the reported results of: a) the Company for the calendar year ended December 31, 2009 and b) UBmatrix for the fiscal year ended September 30, 2009 since this fiscal year end is within 93 days of the Company’s year end. The statement of operations of UBmatrix for the three months ended March 31, 2010 is derived from the unaudited statement of operations of UBmatrix for that period included elsewhere herein.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of the Company that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the Company. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies or cost savings, if any, that the Company may achieve with respect to the combined companies.

The estimation and allocation of purchase price used in the unaudited pro forma condensed combined financial statements are based upon preliminary estimates. The estimates and assumptions are subject to change upon the finalization of the valuation of the securities issued by the Company and UBmatrix’s assets and liabilities acquired. The final valuation of identifiable intangible assets and their estimated useful lives may change from the Company’s preliminary estimates, which could result in a material change to the amortization of intangible assets. Additionally, changes in cash, accounts receivable, and other financial or tangible assets and liabilities could differ substantially from March 31, 2010, which was the basis for developing the Company’s fair value estimates in the unaudited pro forma condensed combined financial statements.

UBMATRIX ACQUISITION AND SERIES C PREFERRED STOCK PURCHASE AGREEMENT

(A) INITIAL PURCHASE PRICE

Purchase Price:
Estimated fair value of 12,637 shares of Series C redeemable preferred stock	$1,144
Estimated fair value of 74,379 shares of Series C redeemable preferred stock	6,733
Estimated fair value of 1,495,032 shares of common stock	1,929

$9,806

Fair Value of Series C Stock:

The Company has agreed to issue 74,379 shares of newly designated EDGAR Series C Stock at closing as part of the merger consideration. The EDGAR Series C Stock is originally convertible into 5,129,573 shares of EDGAR Common Stock when issued based on a conversion rate of $1.4481 per share, subject to adjustment. The EDGAR Series C Stock carries a dividend of approximately 11.44% until January 28, 2015 payable in additional convertible preferred shares. Including dividends, the EDGAR Series C Stock will ultimately be convertible into 8,128,530 shares of EDGAR Common Stock. The Company will also sell, for $2 million cash, an additional 12,673 shares of EDGAR Series C Stock originally convertible into 871,546 shares of EDGAR Common Stock and, with dividends, ultimately convertible into 1,381,088 shares of EDGAR Common Stock. The Merger Agreement and the Purchase Agreement are mutually dependent and have been combined for purposes of this illustration. Further, for purposes of this illustration and in accordance with the provisions of ASC 805- Business Combinations, the Company has estimated the “fair market value” of the EDGAR Series C Stock based on the characteristics of the security. For financial reporting purposes, the Company will obtain an independent appraisal of the EDGAR Series C Stock if and when issued, which amount may be greater or less than the fair market value estimated for purposes of this pro forma presentation.

EDGAR ONLINE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

Fair value of EDGAR Common Stock

The Company has also agreed to issue a total of 2,685,088 shares of EDGAR Common Stock as consideration for the Merger of which 1,495,032 will be issued to stockholders of UBmatrix and 1,190,056 will be issued to employees of UBmatrix that remain with the Company. The shares to be issued to the employees will be issued pursuant to the Company’s 2005 Stock Award and Incentive Plan and will be treated as compensation expense in accordance with the provisions of ASC 718, Stock Compensation. The shares issued to the stockholders of UBmatrix will be recorded as purchase consideration. For financial reporting purposes, and in accordance with the provisions of ASC 805, Business Combinations and related guidance thereto, the value of shares issued as consideration in a business combination is determined using the fair value at the acquisition date (determined in accordance with ASC Subtopic 820-10, Fair Value Measurements and Disclosures—Overall) by multiplying the number of shares issued by the closing quoted market price of the shares on the date the shares are issued. For purposes of this pro forma presentation, the closing price of $1.29 per share on June 30, 2010, the most recent practical date, was used in determining the fair market value of the EDGAR Common Stock issued. The closing price on the date the Merger is completed will be the relevant price in determining the value of the EDGAR Common Stock issued for financial reporting purposes, and may be substantially different than the fair market value calculated based on the closing price on the date of the announcement.

Changes in estimated fair value of EDGAR Series C Stock and EDGAR Common Stock:

Due to the normal volatility in the price of EDGAR Common Stock, the fair market value of the EDGAR Common Stock, as well as the fair market value of the EDGAR Series C Stock, that will be recorded for financial reporting purposes will likely be different than the amounts used in the accompanying pro forma condensed combined financial statements. A 50% increase or decrease in the trading price of the Company’s stock to $1.95 or $0.65, respectively, would result in the following fair values of the shares issued as merger consideration in connection with the Merger:

	Trading price of common stock
Fair value of merger consideration:
	$1.29	$1.95	$0.65

Estimated fair value of 12,637 shares of Series C redeemable preferred stock	$1,144	$1,700	$1,144
Estimated fair value of 74,379 shares of Series C redeemable preferred stock	6,733	10,003	6,733
Estimated fair value of 1,495,032 shares of common stock	1,929	2,915	972

	$9,806	$14,618	$8,849

Fair value of stock compensation expense:

Estimated fair value of 1,190,056 shares of common stock	$1,535	$2,321	$774

The fair market value of the EDGAR Series C Stock in this illustration is assumed to be the greater of: a) the fair market value as determined using the method indicated above or, or b) the assumed trading price of the EDGAR Common Stock multiplied by the number of shares that would be issuable upon conversion of the EDGAR Series C Stock issued upon closing of the Merger Agreement. The fair market value of the shares of EDGAR Common Stock is equal to the assumed trading price times the number of shares of EDGAR Common Stock issuable at closing.

EDGAR ONLINE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

(B) PRELIMINARY PURCHASE PRICE ALLOCATION

The total initial purchase price was allocated to UBmatrix’s tangible, identifiable intangible, and financial assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over the net tangible and identifiable intangible assets over the purchase price will be recorded as goodwill. Based on preliminary estimates, the total initial purchase price will be allocated as follows:

Preliminary purchase price allocation:
Cash	$4,028
Accounts receivable	145
Other assets	317
Property and equipment	41
Identifiable intangible assets	2,597
Goodwill	5,274
Accounts payable	(2,231)
Deferred revenue	(365)

Total preliminary purchase price allocation	$9,806

Cash, accounts receivable, other assets and property and equipment—The Company valued cash, accounts receivable, other assets and property and equipment at their respective carrying amount as of March 31, 2010 as the Company believes that these amounts approximate their current values. The Company has increased the historical carrying value of cash by the $1.8 million additional equity investment due at the time of signing of the Merger Agreement by the current investors in UBmatrix and by $2 million proceeds from the Purchase Agreement, less estimated transaction fees of $250. The Company expects to make additional adjustments based upon the actual valuation of assets acquired and liabilities assumed as of the date of the acquisition.

Accounts Payable—The Company valued accounts payable at its carrying amount. In addition, accounts payable was increased by $1,535 to reflect the value of compensation payable to employees of UBmatrix that will be settled with the issuance of EDGAR Common Stock upon the closing of the Merger. Once the shares are issued to the employees, this liability will be reclassified as additional paid in capital.

Deferred Revenue—In accordance with the provisions of ASC 805—Business Combinations, the Company has estimated deferred revenue at fair market value which is defined as the cost to complete the respective contracts plus a standard gross profit margin. The historical carrying value of deferred revenue in the financial statements is comprised of deferred revenue related to software previously delivered and installed for which no future costs are anticipated, and deferred revenue related to ongoing maintenance and support services for which future costs are expected. Based on discussion with UBmatrix personnel, the Company has estimated that 20% of the historical deferred revenue is comprised of ongoing maintenance and support.

Identifiable intangible assets—Pursuant to the terms of the Merger Agreement, the Company will acquire certain intangible assets of UBmatrix including, but not limited to, trademarks, software, research and development in process, license agreements, workforce in place and non-compete agreements of certain key employees. For financial reporting purposes, if the Merger is completed the Company will engaged a valuation firm to assist it in identification and valuation of these intangible assets. For purposes of this pro forma analysis, the Company has estimated that one third of the excess of cost of the merger consideration determined above over the fair value of identifiable tangible and financial assets acquired net of liabilities assumed will be attributable to amortizable identifiable intangible assets acquired with an estimated average useful life of 5 years. The remainder of the excess of cost of merger consideration over the fair value of identifiable tangible, financial and intangible assets will be comprised of goodwill.

EDGAR ONLINE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

Goodwill—Goodwill represents the excess of the merger consideration over the net tangible and identifiable intangible assets expected to be acquired. Changes in the estimated fair market value of merger consideration, and changes to carrying amounts of assets and liabilities between March 31, 2010 and the closing of the Merger Agreement and changes resulting from the final valuation of identifiable intangible assets will result in changes to the purchase price allocated to goodwill.

PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the unaudited pro forma condensed combined financial statements:

a.	Cash—The pro forma adjustments include $1.8 million in additional capital that the existing investors in UBmatrix have committed to make into UBmatrix upon signing of the Merger Agreement, and $2.0 million in proceeds from the sale of additional shares of Series C preferred stock which is anticipated upon closing of the Merger Agreement, less our anticipated costs related to the Merger Agreement and Purchase Agreement of $250.

b.	Identifiable intangible assets and goodwill—To record the difference between the preliminary fair value and the historical amounts of intangible assets as follows:

	Historical Amount, net	Preliminary Fair Value	Increase (Decrease)	Annual Amortization	Estimated Life
Identifiable intangibles	$38	$2,597	$2,559	$512	5 years
Goodwill	—	5,274	5,274	—

	$38	$7,871	$7,833	$512

The pro rata pro forma adjustment for amortization for the three months ended March 31, 2010 is $122.

c.	Deferred Revenue—To record the estimated adjustment to fair market value of deferred revenue acquired as follows:

Carrying amount of deferred revenue	$1,826
Estimated future costs plus normal gross profit on service type contracts	(365)

Adjustment to deferred revenue	$1,461

Accounts Payable—To record the estimated value of compensation payable ($1,535) by UBmatrix that was reversed by crediting additional paid in capital, upon the closing of the Merger, by the issuance of 1,190,056 shares of EDGAR Common Stock.

d.	The existing liabilities on the books of UBmatrix relating to convertible notes payable and warrant liabilities will be extinguished upon closing of the Merger Agreement in exchange for merger consideration received by the respective investors.

e.	The net adjustment to redeemable preferred stock is comprised as follows:

Retirement of Ubmatrix redeemable preferred stock in respect of merger consideration	$(16,251)
Issuance of EDGAR Online Series C stock pursuant to merger agreement	6,733
Issuance of EDGAR Online Series C stock pursuant to stock purchase agreement	1,144

$(8,374)

EDGAR ONLINE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS—(Continued)

f.	Issuance of 2,685,088 shares of EDGAR Common Stock, par value $0.01, with a total fair market value of $3,464 based on closing price of announcement date of $1.29 per share on June 30, 2010. In addition, the liability for compensation payable to UBmatrix employees was reversed by crediting paid in capital.

The total amount is comprised as follows:

Reversal of compensation payable	$1,535
Merger consideration	1,929

$3,464

The stock compensation expense will be recorded over the one year vesting period of the underlying shares and has been included in the accompanying Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2009.

g.	Estimated deal costs of $250 to be paid by EDGAR in respect of the Merger Agreement and Purchase Agreement.

h.	To eliminate historical net deficit of UBmatrix.

i.	To record amortization expense relating to identifiable intangible assets acquired detailed in (b) above of $512 for the year ended December 31, 2009 and $128 for the three months ended March 31, 2010.

j.	To eliminate historical interest expense (which includes amortization of finance costs and debt discount) of UBmatrix relating to convertible note payable that is extinguished upon closing of the merger agreement.

k.	To record estimated dividends on EDGAR Online preferred stock issued in connection with the Merger Agreement and Stock Purchase Agreement, as well as to give effect in the year ended December 31, 2009 for other preferred stock issued by EDGAR Online in January 2010 as follows:

Estimated pro forma dividends on:	Face or Estimated Value	Dividend Rate	Year Ended December 31, 2009	Three Months Ended March 31, 2010
Series C preferred stock issued as merger consideration pursuant to the merger agreement	$6,733	11.44%	$770	$193
Series C preferred stock issued pursuant to the Stock Purchase Agreement	1,144	11.44%	131	33

	7,877		901	225
Series B preferred stock issued for cash in January, 2010*	11,386	11.44%	—	—

Total preferred stock—pro forma	$19,263		901	225

Less historical amount			(85)	(20)

Pro forma adjustment—dividends			$816	$205

*	No dividends, issuance costs or other features of the EDGAR Online Series B preferred stock issued in January 2010 are included in these adjustments since they are not directly related to the merger. The annual amount and issuance costs related to the Series B preferred stock is approximately $1.3 million.

l.	To record 2,685,088 common shares issued as consideration with respect to the Merger Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND RELATED TRANSACTIONS

Interests of Our Executive Officers and Directors in the Merger

Certain of our directors and executive officers may have interests in the merger that differ from, are in addition to, or conflict with interests of our stockholders. For example, it is anticipated that all of the current executive officers of our company will remain in the same positions with the combined company, and that six of the members of our Board of Directors will continue to serve on the Board of Directors of the combined company. You should be aware of these interests when considering the recommendation of our Board of Directors that you vote in favor of the issuance of shares of our Series C Stock and common stock pursuant to the merger agreement and the stock purchase agreement. The Board of Directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and stock purchase and in making its decision to approve those transactions and other related transactions.

THE MERGER AGREEMENT

The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement, which is incorporated by reference and attached hereto as Annex A. The merger agreement has been included to provide you with information regarding its terms. You are encouraged to read the entire merger agreement. The merger agreement is not intended to provide any other factual information about our company or UBmatrix. Such information can be found elsewhere in this proxy statement and in the other public filings that we make with the SEC, which are available without charge at www.sec.gov.

Structure of the Merger

Under the merger agreement, merger sub will merge with and into UBmatrix, with UBmatrix becoming the surviving corporation and a wholly-owned subsidiary of our company.

Timing of Closing; Effective Time of the Merger

The closing will occur at a time and date to be specified by the parties, which shall be no later than the second business day after the day on which the last of the conditions set forth in the merger agreement has been satisfied or waived, unless we and UBmatrix mutually agree to a different date or the merger agreement has been terminated prior to such date. We expect that, as soon as practicable following the approval by our stockholders of Proposal Nos. 1 and 2 at the annual meeting, the parties will file articles of merger with the Secretary of State of Washington, at which time the merger will be effective.

Merger Consideration

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, all of the shares of capital stock of UBmatrix outstanding immediately prior to the merger will be converted into the right to receive an aggregate of 74,379 shares of our Series C Stock (initially convertible into 5,129,573 shares of our common stock) and 2,685,088 shares of our common stock. The merger consideration is subject to adjustment following closing to the extent UBmatrix’s net cash at closing is less than a closing date net cash target of $1.759 million reduced by an agreed upon amount to be utilized by UBmatrix (expected to be approximately $0.8 million) between the execution of the merger agreement and the closing of the merger. Through January 28, 2015, the shares of Series C Stock issued in the merger are expected to receive paid-in-kind dividends that will result in those shares being convertible into an additional 2,998,957 shares of our common stock.

In total, we will issue a total of 74,379 shares of Series C Stock (initially convertible into a total of 5,129,573 shares of common stock) and 2,685,088 shares of common stock in connection with the merger agreement. Collectively, these shares represent an approximate 13.6% equity ownership in the combined company, assuming the issuance of shares of common stock issuable upon the conversion of our Series B Stock and of the shares of common stock issuable under our 2005 Stock Award and Incentive Plan (as amended, and inclusive of the increase in shares available under the plan as contemplated by Proposal No. 5 in this proxy statement).

Escrow Arrangement

At the effective time of the merger, we shall deduct from the number of shares of common stock to be issued to the stockholders and employees of UBmatrix 1,622,042 shares of our common stock. We shall deposit such shares of our common stock, which we refer to as the escrow shares, with an internationally recognized escrow agent or bank mutually agreed by the parties, for the purpose of securing the indemnification obligations of the stockholders of UBmatrix under the merger agreement. The escrow shares shall be held by the escrow agent in accordance with the terms of the merger agreement and of an escrow agreement in a form mutually agreed by the parties, which we refer to as the escrow agreement. On the date that is 12 months following the effective date of the merger, the escrow agent shall release the escrow shares and deliver to the stockholders of UBmatrix all of the escrow shares, minus such number of escrow shares having a value (based on a value of the average closing price per share of common stock on The NASDAQ Capital Market for the 15 immediately preceding days) equal to the amount of any claim or claims that have been set forth in a notice delivered pursuant to the merger agreement (whether or not such claim or claims have been determined to be valid as of such date) (the remaining escrow shares after the date that is 12 months following the effective date of the merger that either have not been released to the stockholders of UBmatrix or have not been released to us in respect of any claims being referred to herein as the escrow balance), and the escrow balance shall be retained in escrow pending final resolution of the claims covered by such escrow balance.

Upon the final determination of a claim, if the escrow balance exceeds the aggregate amount of all remaining unresolved claims, we shall instruct the escrow agent to release, to the stockholders of UBmatrix, such number of escrow shares representing such excess from the escrow shares retained by the escrow agent, it being understood that if at such time the aggregate number of escrow shares being retained by the escrow agent have a value that is less than or equal to the aggregate amount of all claims pending at such time, we shall not be obligated to release any escrow shares to the stockholders of UBmatrix, subject, however to the final adjudication of such claims.

The release of escrow shares by the escrow agent to our company in accordance with the terms and conditions of the merger agreement and the escrow agreement shall be the sole and exclusive remedy available to us to satisfy any of our rights to indemnification set forth in the merger agreement, except as to certain fundamental indemnification matters.

Treatment of UBmatrix Stock Options and Warrants

All stock options exercisable for UBmatrix common stock and preferred stock and warrants to purchase UBmatrix common stock and preferred stock that are outstanding and unexercised will be cancelled prior the effective time of the merger and will no longer represent the right to purchase UBmatrix common stock or preferred stock or any equity security of UBmatrix or EDGAR Online.

Exchange of Shares

Promptly after the effective time of the merger, we will provide to each holder of UBmatrix stock instructions explaining how to surrender UBmatrix stock certificates to us. Holders of UBmatrix stock that surrender their certificates to us, together with a properly completed letter of transmittal, will receive the appropriate merger consideration. Holders of unexchanged shares of UBmatrix stock will not be entitled to receive any dividends or other distributions payable by us after the closing until their certificates are surrendered.

Covenants

UBmatrix Covenants: Limitation on Soliciting, Initiating or Discussing Other Acquisition Proposals

The merger agreement contains detailed provisions prohibiting UBmatrix from seeking or entering into an alternative transaction to the merger. Under these “standstill” and related provisions, subject to specific exceptions described below, UBmatrix has agreed that it will not, directly or indirectly (and that it will ensure that its representatives do not directly or indirectly):

•

solicit, initiate or knowingly encourage (including by way of furnishing information) or take any other action to facilitate any inquiries or the makings of any proposal that constitutes or could lead to an acquisition proposal; or

•	participate in any discussions regarding any acquisition proposal.

If UBmatrix should receive an acquisition proposal at any time prior to the effective time, UBmatrix shall promptly (but in any event within 24 hours) advise us orally and in writing of such acquisition proposal or any inquiry regarding the making of an acquisition proposal, including any request for information, the material terms and conditions of any such request, acquisition proposal or inquiry and the identity of the person making any such request, acquisition proposal or inquiry, and shall keep us fully informed of the status and details of such request, acquisition proposal or inquiry.

UBmatrix shall, and shall cause its representatives to, immediately cease and terminate any existing solicitation, initiation, knowing encouragement, activity, discussion or negotiation with any person conducted prior to the date of the merger agreement with respect to any acquisition proposal. UBmatrix shall promptly request the return or destruction of any information that was delivered by or on behalf of UBmatrix in connection with any acquisition proposal.

For the purposes of the merger agreement, an acquisition proposal means any proposal or offer (other than pursuant to the merger agreement) for a tender, or exchange offer, merger, consolidation or other business combination involving any proposal to acquire in any manner any material equity interest of UBmatrix, or any material portion of UBmatrix’s assets.

UBmatrix Covenants: Conduct of Business Prior to the Merger

From the date of the merger agreement through the closing date, UBmatrix will conduct its business in accordance with the proposed operating plan previously provided to us, and shall use its best commercially practicable efforts to preserve its assets, keep available the services of its current officers, key employees and consultants, preserve its business organizations intact and maintain its existing relations and goodwill with customers, suppliers distributors, creditors and lessors, and comply in all material respects with all applicable laws.

UBmatrix shall not, without our prior written consent:

•

pledge or hypothecate any of its assets or otherwise permit any of its assets to become subject to any encumbrance, other than encumbrances for taxes not yet due or being contested in good faith, deposits or pledges to secure payments of workmen’s compensation, unemployment and similar insurance, mechanics’ liens or similar encumbrances for service or work in progress, restrictions on transfers of securities imposed by securities laws and imperfections of title which are not material;

•	incur any liability, indebtedness, guaranty or other obligation except in the ordinary course of its business consistent with past practices;

•	make any loan or advance to any person;

•	assume, guarantee or become liable for any obligation of any person;

•	commit for any capital expenditure in excess of $5,000 in any single case or $25,000 in the aggregate;

•	purchase, lease, sell, abandon or otherwise acquire or dispose of any business or assets (except in the ordinary course of its business consistent with past practice);

•	waive or release any right, or cancel or forgive any debt or claim, involving in excess of $5,000 in any single case or $25,000 in the aggregate;

•	discharge any encumbrance or indebtedness or other obligation (except in the ordinary course of its business consistent with past practice);

•	assume or enter into any contract other than the merger agreement and contracts for the sale of its products in the ordinary course of business consistent with its past practices;

•	amend or terminate any current contract (other than termination upon expiration of the contractually specified term);

•	increase the compensation or benefits provided to its directors, officers, employees, salesmen, agents or representatives (other than pursuant to the existing terms of a contract);

•	establish, adopt or amend any UBmatrix employee benefit plan;

•	declare or pay any dividend or make any other distribution in respect of its capital stock, other securities or other assets;

•	repurchase, redeem or reacquire any shares of capital stock or other securities;

•	sell or issue any shares of capital stock or other securities (other than upon the exercise or conversion of options, warrants or convertible notes);

•	amend its certificate of incorporation;

•	enter into any merger, consolidation, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

•

accrue any deferred bonuses or compensation due to any stockholder, employee or agent of UBmatrix, or pay any such deferred bonuses or compensation except to the extent such bonuses or compensation was accrued on the balance sheet of UBmatrix as of March 31, 2010;

•	change any of its methods of accounting or accounting practices in any respect; or

•	make any tax election, change any method of tax accounting or enter into any agreement with respect to taxes.

Even in the ordinary course of its business consistent with its past practices, UBmatrix will not incur any obligation, make any loan, acquire or dispose of any business or assets, enter into any contract (other than customer contracts) or other transaction, or do any of the things described above, involving an amount exceeding $20,000 in any single case or $100,000 in the aggregate (other than incurring and/or paying off trade payables and other operation liabilities contemplated by the operating plan, transaction expenses in connection with the merger agreement, or indebtedness as contemplated by the merger agreement.

Affirmative Covenants of EDGAR Online.

Subject to certain exceptions, we have agreed in the merger agreement as promptly as reasonably practicable after the execution of the merger agreement, to prepare and file with the SEC a proxy statement with respect to the merger relating to the meeting of our stockholders to be held to consider approval of the issuance of Series C Stock and common stock to the UBmatrix stockholders pursuant to the merger agreement. We have agreed to use commercially reasonable efforts to cause the proxy statement to be cleared by the SEC as promptly as practicable after the date of the merger agreement, and, prior to such date, we have agreed to take all action required under any applicable laws in connection with the stock issuance contemplated by the merger agreement. We have agreed to mail, or cause to be mailed, to our stockholders, and to duly call the stockholders’ meeting, as promptly as reasonably practicable in accordance with applicable laws following the date on which the SEC clears the proxy statement.

Affirmative Covenants of UBmatrix.

Subject to certain exceptions, UBmatrix agreed in the merger agreement to provide EDGAR Online and merger sub with complete access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities, and books and records, and to furnish EDGAR Online and merger sub with such financial, operating and other data and information as they may reasonably request.

Affirmative Covenants of EDGAR Online and UBmatrix.

During the period commencing on the date of the merger agreement and ending upon the earlier to occur of the termination of the merger agreement and the closing date:

•

each party to the merger agreement agrees to use commercially reasonable efforts to deliver such instruments as the other may reasonably request for the purpose of carrying out the merger agreement and to consummate the transactions contemplated thereby;

•

each party to the merger agreement will use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, with respect to (i) obtaining from any governmental entity any consents, licenses, permits, waivers, approvals, authorizations or orders necessary for the transactions contemplated by the merger agreement and (ii) effecting all necessary registrations and other filings and submissions, with respect to the merger agreement and the transactions contemplated thereby, including the merger, required under; and

•

each party to the merger agreement shall use reasonable best efforts to cause the merger to qualify, and will not take any actions, or fail to take any action, which could reasonably be expected to prevent the merger from qualifying as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

Representations and Warranties

The merger agreement contains customary representations and warranties of each of our company and merger sub, on the one hand, and UBmatrix, on the other hand, made solely for the benefit of the other. Many of the representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders. The representations and warranties were used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information. The representations and warranties in the merger agreement and the description of them in this proxy statement should be read in conjunction with the other information contained in the reports, statements and filings that we publicly file with the SEC. This description of the representations and warranties is included to provide stockholders with information regarding the terms of the merger agreement.

The merger agreement contains representations and warranties made by UBmatrix to us with respect to, among other things, UBmatrix’s:

•	Organization

•	Authority; Non-Contravention

•	Effect of Agreement; Inapplicability of Anti-Takeover Statutes

•	Capitalization

•	Financial and Corporate Records

•	Compliance with Laws; Permits

•	Financial Statements

•	Assets

•	Obligations

•	Operations Since the Latest Balance Statement Date

•	Accounts Receivable

•	Tangible Property

•	Real Property

•	Environmental Matters

•	Software and Other Intangibles

•	Contracts

•	Employees and Independent Contractors

•	Employee Benefit Plans

•	Taxes

•	Proceedings and Judgments

•	Insurance

•	Questionable Payments

•	Related Party Transactions

•	Brokerage Fees

•	Acquisition Proposals

•	Full Disclosure

The merger agreement contains representations and warranties made by us and merger sub to UBmatrix with respect to, among other things, our:

•	Organization

•	Authority; Non-Contravention

•	Capitalization

•	Financial and Corporate Records

•	Compliance with Laws; Permits

•	Financial Statements

•	Assets

•	No Material Adverse Effect since Latest Balance Sheet Date

•	Intangibles

•	Contracts

•	Employee Benefit Plans

•	Taxes

•	Proceedings and Judgments

•	Questionable Payments

•	Related Party Transactions

•	Brokerage Fees

•	Full Disclosure

Survival of Representations and Warranties

Other than fundamental representations and warranties and those arising from fraud, the representations and warranties of UBmatrix, our company and merger sub in the merger agreement survive the closing of the merger for a period of one year.

Indemnification by the Stockholders of UBmatrix

The stockholders and employees of UBmatrix receiving consideration in connection with the merger have agreed, severally and not jointly, to indemnify our company and our affiliates (including any officer, director, employee, stockholder or agent of our company or any affiliate) from and against all obligations, claims, demands, judgments, losses, costs or expenses, including reasonable fees and expenses of attorneys, consultants and other professionals incurred by us, the surviving corporation, or any of our or its subsidiaries arising out of, in connection with or resulting from: (i) any breach of any representation or warranty of UBmatrix contained in or made pursuant to the merger agreement or any document related to the merger agreement, or any certificate or other instrument furnished or to be furnished to us or merger sub under the merger agreement; (ii) any nonfulfillment of any covenant or agreement of UBmatrix contained in or made pursuant to the merger agreement; (iii) any tax in excess of the amount reserved on the closing balance sheet and resulting in a decrease in the amount of the closing date net cash position; (iv) any obligation owed to any UBmatrix employee not accrued on the closing balance sheet; (v) any breach by an officer or director of UBmatrix of any fiduciary duty owed to stockholders of UBmatrix; (vi) any amount paid to any stockholder of UBmatrix with respect to any dissenting shares in excess of the value such stockholder would have received in the merger; (vii) any obligation of UBmatrix with respect to expenses incurred in connection with the merger not accrued on the closing balance sheet; (viii) any indebtedness of UBmatrix that has not been paid and finally discharged; (ix) any net cash adjustment pursuant to the merger agreement that has not been otherwise satisfied in cash; or (x) any costs and expenses incident to any of the foregoing.

We are only entitled to indemnification for breaches of representation and warranties when and to the extent damages exceed $165,000. The aggregate amount of damages for which the stockholders of UBmatrix may be obligated to indemnify any person with respect to all claims pursuant to the merger agreement shall not exceed ten percent (10%) of the total value of the aggregate number of shares of Series C Stock and common stock issued pursuant to the merger agreement; except for breaches of fundamental representations and warranties and fundamental matters as described in the merger agreement, in which case the aggregate indemnification obligations shall not exceed one hundred percent (100%) of the total value of the aggregate number of shares of Series C Stock and common stock issued pursuant to the merger agreement. However, these limitations shall not apply in the event of fraud by UBmatrix.

Indemnification by EDGAR Online

We agreed to indemnify the stockholders of UBmatrix (including any officer, director, employee, stockholder or agent of such stockholders) from and against all obligations, claims, demands, judgments, losses, costs or expenses, including reasonable fees and expenses of attorneys, consultants and other professionals incurred by the stockholders arising out of, in connection with or resulting from: (i) any breach of any representation or warranty of our company contained in or made pursuant to the merger agreement or any document related to the merger agreement, or any certificate or other instrument furnished or to be furnished to us or merger sub under the merger agreement; (ii) any nonfulfillment of any covenant or agreement of our company contained in or made pursuant to the merger agreement; or (iii) any costs and expenses incident to any of the foregoing.

The stockholders of UBmatrix are only entitled to indemnification for breaches of representation and warranties when and to the extent damages exceed $165,000. The aggregate amount of damages for which we may be obligated to indemnify any person with respect to all claims pursuant to the merger agreement shall not exceed ten percent (10%) of the total value of the aggregate number of shares of Series C Stock and common stock issued pursuant to the merger agreement; except for breaches of fundamental representations and warranties and fundamental matters as described in the merger agreement, in which case the aggregate indemnification obligations shall not exceed one hundred percent (100%) of the total value of the aggregate number of shares of Series C Stock and common stock issued pursuant to the merger agreement. However, these limitations shall not apply in the event of fraud by our company.

Conditions to the Completion of the Merger

The completion of the merger depends upon the satisfaction or waiver of a number of conditions, including the following:

•

The principal stockholders of UBmatrix entitled to receive at least 90% of the merger consideration shall have executed and delivered a joinder agreement, which we refer to as the joinder (such joinder was delivered on June 23, 2010);

•

The representations and warranties of UBmatrix, our company and merger sub contained in the merger agreement and of the principal stockholders of UBmatrix contained in the joinder agreement which are qualified by materiality, Material Adverse Effect or similar words shall be true, correct and accurate as of the date when made and at and as of the closing date of the merger as though such representations and warranties were made at and as of such date (except to the extent such representations are made as of a date specific), and all other representations and warranties of UBmatrix, our company and merger sub contained in the merger agreement and of the principal stockholders of UBmatrix contained in the joinder agreement shall be true, complete and accurate in all material respects as of the date when made and at and as of the closing date of the merger as though such representations and warranties were made at and as of such date (except to the extent such representations are made as of a date specific);

•

We, merger sub, UBmatrix and the principal stockholders of UBmatrix shall have performed and complied in all material respects with all covenants, agreements, and conditions required by the merger agreement and the joinder to be performed or complied with prior to the closing of the merger;

•

No demand, claim, suit, action, litigation, investigation, notice of violation, arbitration, administrative hearing or other proceeding by any governmental body or other person or legal or administrative proceeding shall be pending or threatened where an unfavorable judgment, decree or order would prevent the carrying out of the merger agreement or transactions contemplated thereby, declare any of such transactions unlawful, or would reasonably be expected to impair our right to own, operate, control or benefit from the assets of UBmatrix;

•

All governmental bodies having jurisdiction with respect to any of the transactions contemplated by the merger agreement shall have taken such action as may be required to permit the consummation of such transactions;

•	UBmatrix shall have delivered to us the other items required to be delivered to us in accordance with the merger agreement;

•	Shares of UBmatrix stock held by stockholders exercising dissenters’ rights shall not represent more than five percent (5%) of the outstanding shares of capital stock of UBmatrix;

•	All unexercised stock options and warrants of UBmatrix shall have been terminated;

•	UBmatrix shall have terminated its 401(k) plan effective immediately prior to the closing;

•	Certain employees of UBmatrix identified in the merger agreement shall have accepted our offers of employment;

•	We shall have delivered to UBmatrix, or caused to be delivered to UBmatrix, the other items required to be delivered to UBmatrix in accordance with the merger agreement;

•	All transaction expenses incurred by UBmatrix in connection with the merger have been paid in full;

•

UBmatrix shall have available an amount in cash equal to (i) $1.759 million, minus (ii) the amount calculated by the parties of UBmatrix’s anticipated cash expenditures from June 23, 2010 through the closing date of the merger;

•	All indebtedness of UBmatrix shall have been paid in full or otherwise finally discharged;

•	All parties to the Sales Volume Agreement shall have executed such agreement;

•	We and the principal stockholders of UBmatrix receiving our Series C Stock in connection with the merger shall have executed the Amended and Restated Investor Rights Agreement;

•

The stockholders of our company approve Proposal No. 1 relating to the issuance of common stock and Series C Stock pursuant to the merger agreement and Proposal No. 2 relating to the issuance of Series C Stock pursuant to the stock purchase agreement;

•

We and merger sub shall have delivered to UBmatrix or the representative of the stockholders of UBmatrix, the other items required to be delivered by us or merger sub in accordance with the merger agreement; and

•	The transactions contemplated by the Series C Preferred Stock Purchase Agreement shall have been consummated.

Material Adverse Effect

Several of the representations, warranties, covenants and closing conditions of our company, merger sub and UBmatrix in the merger agreement are qualified by reference to whether the item in question has had or could reasonably be expected to have a “material adverse effect” on the applicable company. The merger agreement provides that “material adverse effect” means, when used in connection with our company or UBmatrix, any event, occurrence or change that is materially adverse to or has a material adverse effect on the financial condition, financial performance, results of operations, business or long-term prospects or assets or obligations of our company or UBmatrix; provided that none of the foregoing shall be deemed to include any event, change or occurrence which arises with respect to (a) conditions of change that are primarily the result of the national economy or industry, (b) uniformly applied laws or orders or accounting principles, (c) political conditions or acts of war, sabotage or terrorism, (d) natural disasters, weather conditions and other force majeure events, (e) the announcement of the merger agreement or consummation of the transactions contemplated thereby, (f) compliance with the terms of the merger agreement or (g) any fees in expenses incurred in connection with the merger.

Termination of the Merger Agreement

We and UBmatrix can jointly agree to terminate the merger agreement at any time. Either party may terminate the merger agreement if, subject to certain exceptions set forth in the merger agreement, the merger has not been completed by September 30, 2010 (which date may be extended to October 31, 2010 if our stockholder approval has not been obtained due to either unresolved SEC comments on this proxy statement or insufficient proxies held by us). In addition, we and UBmatrix will have the termination rights set forth below:

We may terminate the merger agreement if UBmatrix has violated or breached in any material respect any of its obligations to conduct its business pending the closing of the merger in accordance with the merger agreement or its obligations to refrain from soliciting or participating in any alternate acquisition proposal and failed to cure such breach within 15 days.

UBmatrix may terminate the merger agreement if we have violated or breached in any material respect any of our obligations to prepare this proxy statement and solicit our stockholder approval and failed to cure such breach within 15 days.

If either we, on the one hand, or UBmatrix, on the other hand, terminate the merger agreement, the merger agreement shall become void, without any liability or further obligation on the part of UBmatrix, our company or merger sub or any officer or director thereof, except for liabilities arising from a willful breach of the merger agreement prior to termination.

Amendment, Extension and Waiver of the Merger Agreement

The merger agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the merger by stockholders of our company and UBmatrix, provided, that after any such approval, no amendment shall be made that by law requires further approval by the stockholders of our company or UBmatrix, as the case may be, without such further approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of the party to be charged with such amendment.

At any time prior to the effective time of the merger, any party to the merger agreement may, by written consent, extend the other party’s time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other party’s representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement and waive compliance by the other party with any of the agreements or conditions contained in the merger agreement. The conditions requiring the approval of the stockholders of our company and of the stockholders of UBmatrix, however, cannot be waived.

Board of Directors and Related Matters

At the effective time of the merger, we will file a Certificate of Designation of Series C Preferred Stock with the Secretary of State of the State of Delaware, pursuant to which the holders of Series C Stock will have the right to elect one director to our Board.

It is expected that Barry Schuler, a director on the board of UBmatrix, will be designated to serve on our Board. Mr. Schuler has an impressive record of 25 years of visioneering. He was formerly Chairman and CEO of America Online Inc. and is considered one of the pioneers of the Internet. He has made many notable contributions to the IT industry including developing early video games in the 1970s, pioneering the color desktop presentation category, co-developing the first commercial interactive ecommerce technology which included wallet-based 1-click checkout, co-developing the predecessor to interactive CRM technology, developing the first version of America Online designed to appeal to mass market consumers, and notably serving as a member and ultimately leader of the senior management team that matured AOL from $400M to $350B in market cap during 20 consecutive quarters of growth. Mr. Schuler is a serial entrepreneur and a DFJ alumnus. He joined America Online through the acquisition of DFJ-backed Medior, Inc., and was previously CEO of Cricket Software (acquired by Computer Associates). He is highly experienced in M&A and rollup activities. Mr. Schuler has worked with venture capitalists for 20 years and has had a long-standing close relationship with DFJ. Mr. Schuler is also Chairman and Co-founder of Raydiance, Inc., a DFJ Growth Fund portfolio company, and serves on the board of Hands-On Mobile, Inc., UBmatrix, Visto Corporation and Raydiance, Inc. Mr. Schuler graduated with a B.A. from Rutgers University.

CERTIFICATE OF DESIGNATION

Pursuant to the merger agreement and share purchase agreement, we will issue shares of Series C Stock having the rights, privileges and preferences set forth in the Certificate of Designation of the Series C Preferred Stock to be filed with the Secretary of State of the State of Delaware designating 90,000 shares of Series C Stock with the following rights:

Rank

With respect to the distribution of assets upon liquidation, dissolution or winding up of our company, the Series C Stock ranks (1) pari passu with the Series B Stock and (2) senior to common stock and all other preferred stock.

Dividends

Through January 28, 2015, cumulative paid-in-kind dividends accrue daily on the Series C Stock at an annual rate of approximately 11.44%, compounded annually. The holders of the Series C Stock are entitled to participate in dividends paid to the common stock on an as-converted basis.

Liquidation Rights

In the event of a liquidation, dissolution or winding up of our company, before any distribution is made to the holders of any security junior to the Series C Stock, the holders of the Series C Stock are entitled to be paid out of the assets of our company available for distribution an amount equal to the greater of (1) $100.00 per share of Series C Stock plus all accrued but unpaid dividends on the Series C Stock, and (2) the amount payable with respect to such shares of Series C Stock as if they had been converted into common stock.

Voting Rights

The holders of the Series C Stock are entitled to vote with the holders of the common stock on an as-converted basis.

Optional Conversion

Each share of Series C Stock is convertible at any time at the option of the holder thereof into shares of common stock. The number of shares of common stock into which the Series C Stock is convertible is equal to (i) the original purchase price per share of $100.00 plus all accrued and unpaid dividends divided by (ii) a conversion price of $1.4481, subject to adjustments for stock splits and combinations, dividends and distributions, reclassifications, exchanges or substitutions, mergers or reorganizations, and similar events. To the extent that at any time sufficient shares of common stock are not available for the purpose of effecting the conversion of Series C Stock, a holder of Series C Stock may elect to require us to redeem such holder’s shares of Series C Stock (but only to the extent sufficient shares of common stock are not available).

Protective Covenants

We may not, without the prior written consent of the holders of a majority of the then outstanding shares of the Series B Stock and the Series C Stock in the aggregate: (1) create any capital stock having rights, preferences or privileges senior to or on parity with the Series C Stock; (ii) alter, amend or waive our Certificate of Incorporation or Bylaws; (iii) declare or pay any dividends on, or make any redemption of any capital stock, except for certain repurchases from employees; (iv) create any subsidiary that is not 100% owned by us; (v) enter into any merger or consolidation except for transactions resulting in issuances of consideration not more than 5% of our market capitalization; (vi) acquire or invest in any person or entity in excess of 5% of our market capitalization; (vii) sell, transfer or dispose of more than 25% of the fair market value of our assets; (viii) enter into any transactions with our affiliates or senior management, except for arms-length employment agreements; (ix) enter into any debt or lease transaction in excess of $3 million; (x) change the size of our board of directors; or (xi) take any action that would adversely affect, amend, alter or waive the rights, preferences or privileges of the Series B Stock or the Series C Stock.

We may not, without the prior written consent of the holders of a majority of the then outstanding shares of the Series C Stock: (1) increase or decrease the number of authorized shares of Series C Stock; (ii) take any action that would adverse affect, amend, alter or waive the rights, preferences or privileges of the Series C Stock differently or disproportionately than the Series B Stock; or (iii) declare or pay any dividends or distributions on, or make any redemption of the Series B Stock unless a dividend or distribution is declared or paid on, or a redemption is made of, the Series C Stock on a proportional and pro rata basis.

Board of Directors

As long as at least 50% of the Series C Stock originally issued remains outstanding, the holders of a majority of the then outstanding shares of the Series C Stock shall be entitled (i) to elect one (1) member of the Board; and (ii) to receive advance notice of Board meetings and written consent and access to information as provided to the Board, and to designate one individual to participate as an observer in each meeting of the Board.

Redemption

At any time after the earlier of the holders of the Series B Stock notifying us of their election to require the redemption of the Series B Stock or the eighth anniversary of the issuance date of the Series C Stock, the holders of a majority of the then outstanding shares of Series C Stock shall have the right to require us to redeem such shares of Series C Stock for cash at a price per share equal to the original purchase price of $100.00 plus all accrued and unpaid dividends. Upon a change of control, each holder of Series C Stock shall have the right to require us to redeem such holder’s shares for cash at a price per share equal to the greater of the (i) the fair market value per share valued as of the date of change of control determined on an as-converted to common stock basis and (ii) the original purchase price of $100.00 plus all accrued and unpaid dividends.

VOTING AGREEMENTS

Certain principal stockholders of UBmatrix have entered a Voting Agreement and Proxy pursuant to which they agreed to vote all shares of UBmatrix capital stock held by such stockholders in favor of the merger and the merger agreement, and against any action which would adversely affect the merger. The voting agreement includes an irrevocable proxy to vote the shares of the stockholders in accordance with the voting agreement. Pursuant to the voting agreement, the stockholders also agreed that they shall not sell, transfer, encumber or otherwise dispose of their shares of UBmatrix capital stock prior to the merger.

SALES VOLUME AGREEMENT

Upon the consummation of the merger, certain stockholders of UBmatrix, who will receive shares of our common stock in connection with the merger and will be employed by our company upon the closing of the merger, will enter into a Sales Volume Agreement pursuant to which they will agree that they shall not sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, directly or indirectly, a number of shares of our common stock received in the merger in any one-day, 30-day or 60-day period greater than the volume limits specified in the agreement during the period commencing on the effective date of the merger and ending on the date that is 90 days following the termination of such stockholder’s employment with our company.

SERIES C PREFERRED STOCK PURCHASE AGREEMENT

Concurrently and in connection with the execution of the merger agreement, we and Draper Fisher Jurvetson Fund VIII, L.P., Draper Fisher Jurvetson Partners VIII, LLC and Draper Associates, L.P. entered into the stock purchase agreement, pursuant to which we will issue and sell 12,637 shares of our Series C Stock (initially convertible into 871,546 shares of the common stock) for an aggregate purchase price of $2 million. The issuance of the Series C Stock will occur simultaneously upon the closing of the merger, and we will use the proceeds of the sale for general corporate purposes. The closing of the stock purchase agreement is conditioned upon the stockholders of our company approving Proposal No. 2 relating to the issuance of Series C Stock pursuant to the stock purchase agreement

LICENSE AND KNOW-HOW TRANSFER AGREEMENT

Concurrently and in connection with the execution of the merger agreement, we have entered into the license agreement with UBmatrix pursuant to which we license certain intellectual property from UBmatrix in order to integrate the technology of UBmatrix with our intellectual property, products and services prior to the closing. The term of the license continues until the termination or expiration of the merger agreement, unless UBmatrix breaches a covenant or fails to meet a closing condition of the merger agreement, in which case the term of the license continues indefinitely. The license agreement also provides for certain collaboration, transfer and training obligations of UBmatrix with respect to its technology.

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

At the effective time of the merger, we will enter into an Amended and Restated Investor Rights Agreement, which we refer to as the investor rights agreement, with certain of the principal stockholders of UBmatrix. For purposes of the investor rights agreement, “registrable stock” means the shares of our common stock issued or issuable upon conversion of the Series B Stock and Series C Stock, excluding any shares which have been registered under the Securities Act or public sold pursuant to Rule 144 under the Securities Act.

Demand Registrations.

The holders of at least 20% of the outstanding shares of registrable stock may request the registration for resale under the Securities Act of all or part of the registrable stock; provided that the aggregate offering price of such registration shall not be less than $2 million. If we receive a request for a demand registration, we shall use reasonable commercial efforts to file a registration statement registering for resale such number of shares of registrable stock as requested to be so registered within 45 days after receipt of the request for such registration. We will not be required to comply with more than two demand requests in any twelve month period.

Piggyback Registrations.

Subject to certain exceptions, whenever we propose to register any of our securities under the Securities Act for sale to the public, we shall give prompt written notice to the holders of the outstanding registrable stock of our intention to effect such a registration and shall include in such registration statement all registrable shares with respect to which we have received a written request for inclusion therein from any holder of registrable stock within 30 days after our giving of notice.

The number of shares of registrable stock to be included in any piggyback registration that is initiated as an underwritten public offering shall be subject to limitation if the managing underwriter is of the opinion that the inclusion of the shares of registrable stock would adversely affect the marketing of the securities to be sold by us.

Expenses.

We will pay all registration expenses in connection with each registration of securities pursuant to the investor rights agreement. Each participating seller shall bear its pro rata cost of all underwriting discounts and selling commissions associated with any sale of registrable shares.

Purchase rights.

If we propose to issue any equity securities, each holder of the Series B Stock and the Series C Stock shall have the right to purchase its pro rata share of the equity securities for the same price and upon the same terms and conditions as we proposed by giving us written notice within 15 days of our notice of the proposed issuance.

APPRAISAL RIGHTS

Under Delaware law, holders of our common stock do not have any right to an appraisal of the fair value of their shares in connection with the merger.

INFORMATION ABOUT THE MEETING AND VOTING

The Board of Directors is using this proxy statement to solicit proxies from the holders of our common stock for use at the annual meeting. This proxy statement and accompanying form of proxy is being first mailed to stockholders on or about             , 2010.

Matters Relating to the Meeting

Date, Time and Place:	, , 2010 10:00 A.M., Eastern Time EDGAR Online, Inc. 122 East 42nd Street, Suite 2400 New York, New York 10168

Purpose of Meeting is to Vote on the Following Items:

1.      The issuance of shares of common stock and Series C Stock pursuant to the merger agreement, described under “The Merger” on page 1;

2.      The issuance of shares of Series C Stock pursuant to the stock purchase agreement, described under “Series C Preferred Stock Purchase Agreement” on page 53;

3.      The adjournment of the meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, Proposal No. 2 or Proposal No. 6;

4.      The election of seven members to our Board of Directors to serve until our 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal;

5.      An amendment to our 2005 Stock Award and Incentive Plan (i) to increase the number of shares of common stock available for award under such Plan and (ii) to increase the limitation on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code;

6.      An amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock thereunder;

7.      The ratification of the appointment of BDO USA, LLP, as the independent registered public accounting firm of our company for the year ending December 31, 2010; and

8.      Such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Record Date:	The record date for shares entitled to vote is July 19, 2010.

Outstanding Shares Held on Record Date:	As of July 19, 2010, there were 26,960,911 shares of our common stock outstanding.

Shares Entitled to Vote:	Shares entitled to vote are shares of common stock held at the close of business on the record date. Each share of common stock that you own entitles you to one vote. Shares held by us in treasury, if any, are not voted.

Quorum Requirement:	A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the annual meeting of shares representing a majority in interest of the common stock issued and outstanding and entitled to vote at the annual meeting is a quorum. Abstentions and broker non-votes count as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

Outstanding Shares Entitled to Vote and Owned by Directors, Executive Officers and their Affiliates as of the Record Date.	1,682,626 shares of common stock outstanding and entitled to vote at the annual meeting. These shares represent 6.1% of the voting power of our common stock outstanding and entitled to vote at the annual meeting.

Vote Necessary to Approve the Proposals

Item	Vote Necessary

Merger Proposal	Approval of the issuance of the shares of common stock and Series C Stock pursuant to the merger agreement, as described in “The Merger—The Merger Transaction,” requires an affirmative vote of a majority of the shares present at the annual meeting, either in person or by proxy, and entitled to vote. Abstentions will be counted towards the vote total for this proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for this proposal.

Stock Purchase Agreement Proposal

Approval of the issuance of the shares of Series C Stock pursuant to the stock purchase agreement, as described in “The Merger—Series C Preferred Stock Purchase Agreement,” requires an affirmative vote of a majority of the shares present at the annual meeting, either in person or by proxy, and entitled to vote. Abstentions will be counted towards the vote total for this proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for this proposal.

Adjournment of the meeting, if necessary	Approval of the adjournment of the annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes to approve Proposal No. 1, Proposal No. 2 or Proposal No. 6 requires the affirmative vote of a majority of the shares present at the annual meeting, either in person or by proxy, and entitled to vote, regardless of whether a quorum is present. Abstentions will be counted towards the vote total for this proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for this proposal.

Election of Directors	The election of seven directors to our Board of Directors, as described in “Proposal No. 4—Election of Directors,” requires the affirmative vote of a plurality of the votes cast. Both abstentions and broker non-votes have no effect and will not be counted towards the vote total for this proposal. Two directors will be elected by the holders of our Series B Stock, voting separately as a class.

Item	Vote Necessary

Amendments to our 2005 Stock Award and Incentive Plan	The approval of the amendments to our 2005 Stock Award and Incentive Plan (i) to increase the number of shares available for award thereunder and (ii) to increase the limitation on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code, as described in “Proposal No. 5—Proposal to Approve Amendments to the 2005 Plan to Increase the Number of Shares of Common Stock Available for Award Under Such Plan and to Increase the Limitation on the Amount of Awards That May be Granted to any One Participant in a Given Year,” requires the affirmative vote of a majority of the shares present at the annual meeting, either in person or by proxy, and entitled to vote. Abstentions will be counted towards the vote total for this proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for this proposal.

Amendment to our Amended and Restated Certificate of Incorporation	The approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock thereunder, as described in “Proposal No. 6— Amendment to the Company’s Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock Thereunder,” requires the affirmative vote of a majority of the issued and outstanding shares of common stock entitled to vote as of the record date and the affirmative vote of a majority of the issued and outstanding shares of Series B Stock entitled to vote as of the record date, voting separately as a class. Both abstentions and broker non-votes will have the same effect as “Against” votes.

Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm	The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm, as described in “Proposal No. 7—Ratification of Independent Registered Public Accounting Firm,” requires the affirmative vote of a majority of the shares present at the annual meeting, either in person or by proxy, and entitled to vote. Abstentions will be counted towards the vote total for this proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for this proposal.

Voting

You may vote in person at the annual meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

Voting instructions are included on your proxy or proxy card. If you properly give your proxy and submit it in time to vote (or vote electronically via the Internet or telephone), one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting. Other than in respect of election of directors, if you mark your proxy “abstain” with respect to any proposal, you will be in effect voting against the proposal. In addition, if you fail to send in your proxy, this, too, will have the same negative effect. If your shares are held in “street name” by a broker, bank or other nominee, the broker cannot vote your shares on any proposal without your instructions. This is a “broker non-vote.” A “broker non-vote” with respect to a proposal may have the effect of a vote against that proposal.

How to Vote by Proxy

Complete, sign, date and return your proxy card in the enclosed envelope. You may also vote electronically by Internet or telephone if your proxy card so indicates. You are encouraged to vote electronically if you have that option.

If you submit your proxy but do not make specific choices, your proxy will follow the Board of Directors’ recommendations and vote your shares:

“FOR” the issuance of shares of common stock and Series C Stock in the merger;

“FOR” the issuance of shares of Series C Stock in the stock purchase;

“FOR” the adjournment of the annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes to approve Proposal No. 1, Proposal No. 2 or Proposal No. 6;

“FOR” the election of seven (7) persons to our Board of Directors, each to hold office until the 2011 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal;

“FOR” the amendments of our 2005 Stock Award and Incentive Plan (i) to increase the number of shares available for award thereunder and (ii) to increase the limitation on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code;

“FOR” the amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock thereunder;

“FOR” the ratification of BDO USA, LLP as the independent registered public accounting firm of our company; and

In its discretion as to any other business that may properly come before the annual meeting.

Revoking Your Proxy. You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date,

•	submitting a vote electronically via the Internet or by telephone with a later date, if that was how the original vote was submitted,

•	notifying the Secretary of EDGAR Online in writing before the meeting that you have revoked your proxy, or

•	voting in person at the meeting.

Voting in person. If you plan to attend the meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, and you are a stockholder of our company, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on July 19, 2010, the record date for shares entitled to vote at the annual meeting.

People with disabilities. We can provide reasonable assistance to help you participate in the meeting if you tell us about your needs and your plan to attend. Please call or write to the Secretary of EDGAR Online at least two weeks before the meeting at the number or address under “The Companies” on page 6.

Proxy solicitation. We will pay our own costs, if any, of soliciting proxies.

Solicitation. The solicitation of proxies will be conducted by mail, and we will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the annual meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the annual meeting to beneficial owners of our common stock. We intend to use the services of The Altman Group, Inc., in soliciting proxies and, as a result, we expect to pay an amount not to exceed $6,500, plus out-of-pocket expenses, for such services. We may conduct further solicitation personally, telephonically, electronically or by facsimile through our officers, directors and regular employees, none of whom would receive additional compensation for assisting with the solicitation.

The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should send in your proxy without delay. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Other Business; Adjournments

We are not currently aware of any other business to be acted upon at the meeting other than as discussed in this proxy statement. If other matters are properly brought before the annual meeting, or any adjourned meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including adjourning the meeting.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. We do not currently intend to seek an adjournment of the meeting.

Appraisal Rights

Holders of our common stock do not have any right to an appraisal under Delaware law in connection with any matters to be voted on at the annual meeting.

OTHER INFORMATION REGARDING EDGAR ONLINE

BUSINESS OF EDGAR ONLINE

The description of our business, properties and legal proceedings contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 31, 2010, as amended, is incorporated herein by reference.

OTHER INFORMATION REGARDING UBMATRIX

BUSINESS OF UBMATRIX

Price Per-Share

UBmatrix is a private company, and as such there is no established public trading market for its common stock. The most recent independent valuation of UBmatrix’s common stock was conducted by SVB Analytics, Inc. which prepared and issued a written report valuing the price per share of UBmatrix’s common stock at $0.04 as of July 31, 2009. This report was prepared for purposes of the regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended.

UBmatrix Stockholders and the Effect of Merger on the Ownership of UBmatrix Common Stock

UBmatrix currently has a total of 42 stockholders, eight of which hold shares of UBmatrix’s common stock and 35 of which hold shares of UBmatrix’s preferred stock. The merger agreement provides, among other things, that upon consummation of the merger, all of the issued and outstanding shares of UBmatrix capital stock will be converted into EDGAR Online capital stock or canceled without payment in the merger. The shares of our capital stock to be issued in the merger will represent approximately 16% of the fully-diluted capitalization of EDGAR Online (assuming full accrual of the mandatory dividends on our Series C Stock to be issued in the merger).

Accordingly, as a result of the merger, (1) UBmatrix stockholders who are entitled to receive merger consideration will no longer own shares and corresponding percentage ownership interests in UBmatrix, but rather shares and corresponding percentage ownership interests in EDGAR Online, while (2) UBmatrix stockholders who are not entitled to receive merger consideration will no longer own shares and corresponding percentage ownership interest in UBmatrix and will not receive shares and corresponding ownership interests in EDGAR Online. For those UBmatrix stockholders who are entitled to receive merger consideration, their EDGAR Online share amounts compared to their UBmatrix share amounts will be determined according to the exchange provisions of the merger agreement; it is expected that such stockholders will hold less EDGAR Online shares than UBmatrix shares. For those UBmatrix stockholders who are entitled to receive merger consideration, their EDGAR Online percentage ownership positions compared to their UBmatrix percentage ownership positions will be determined according to the capitalization figures for UBmatrix and EDGAR Online; it is expected that such stockholders will hold smaller percentage ownership positions in EDGAR Online than UBmatrix. The foregoing effects of the merger apply to UBmatrix stockholders generally, including beneficial owners of more than 5% of UBmatrix common stock, UBmatrix’s directors who are stockholders and UBmatrix’s directors and officers as a group who are stockholders. All stock options to purchase UBmatrix common stock, including any such options held by such persons, will be canceled in connection with the merger if not exercised prior to the closing, pursuant to the terms of the merger agreement.

Dividends

UBmatrix has not declared any dividends during the fiscal years ended September 30, 2008 and 2009 or during the nine months ended March 31, 2010.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information regarding shares of UBmatrix’s common stock that were issuable as of September 30, 2009 under UBmatrix’s Amended and Restated 2005 Combined Incentive and Nonqualified Stock Option Plan (the “UBmatrix Option Plan”). The UBmatrix Option Plan has been approved by the UBmatrix stockholders and is the only compensation plan under which UBmatrix equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of September 30, 2009 (a)	Weighted-average exercise price of outstanding options, warrants and rights as of September 30, 2009 (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) as of September 30, 2009 (c)
Equity compensation plans approved by security holders	12,199,035	$0.0811	88,922
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	12,199,035	$0.0811	88,922

Change in Independent Accountant

In April, 2010, UBmatrix dismissed Mohler, Nixon & Williams LLP as its independent account and engaged in its place BDO USA, LLP (formerly BDO Seidman, LLP). UBmatrix dismissed Mohler, Nixon & Williams LLP as its independent account because UBmatrix wanted a larger and more well-recognized independent accountant to conduct its audits, not because of any “disagreement” or “reportable event” (as such terms are used in Item 304(a) of Regulation S-K).

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of financial condition and results of operations should be read together with UBmatrix’s financial statements and accompanying notes included in this proxy statement. This discussion contains forward-looking statements based on current expectations and related to future events and UBmatrix’s future financial performance that involve risks and uncertainties. UBmatrix’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many important factors, including those set forth under “Risk Factors” and elsewhere herein. See “Special Note on Forward-Looking Statements.”

Overview

UBmatrix was incorporated in the State of Washington on September 10, 2004 and provides comprehensive and flexible XBRL (eXtensible Business Reporting Language) based software solutions to the regulatory compliance and financial reporting markets. UBmatrix’s information exchange products allow its clients to more efficiently and effectively address the challenges of business and financial information management, exchange and reporting by increasing operational efficiency and financial transparency, while ensuring reporting accuracy and regulatory compliance. XBRL is a global open standard-based method to prepare; publish, validate, exchange and analyze business and financial data.

UBmatrix is based in Silicon Valley with software development teams in Bellevue, Washington and New Delhi, India. UBmatrix’s products are covered by US Patent No. 6,947,947 and other pending patents. UBmatrix has more than seven years of experience delivering products and services to its clients; including the United States Securities and Exchange Commission (SEC), the Federal Deposit Insurance Corporation (FDIC), the National Bank of Belgium, the Government of Singapore, and the Central Bank of France. UBmatrix also has reseller and OEM partner agreements with SAP and Oracle.

Since inception, UBmatrix has generated significant losses. As of March 31, 2010, UBmatrix had an accumulated deficit of approximately $26.7 million. UBmatrix has funded its operations through March 31, 2010 (i) through proceeds of approximately $19.9 million from the sale of equity securities and convertible notes payable to investors and (ii) from the proceeds of sales of XBRL products, maintenance and support, and professional services to customers.

UBmatrix is a development stage company and has focused its efforts since inception primarily on research and development, developing intellectual property rights, recruiting management and technical staff, and raising capital. UBmatrix has not achieved profitability on an annual basis. UBmatrix expects its net losses to decrease primarily due to its increase in sales through OEM and partner channels. UBmatrix anticipates that its operating results will fluctuate for the foreseeable future. Therefore, period-to-period comparisons should not be relied upon as predictive of the results in future periods. UBmatrix’s sources of potential funding for the next several years are expected to include proceeds from the sale of XBRL software license products, the maintenance and support of those software products, professional services related to those products, and the sale of equity.

Critical Accounting Policies and Estimates

While UBmatrix’s significant accounting policies are more fully described in the notes to its financial statements, UBmatrix believes the following accounting policies to be the most critical in understanding the judgments and estimates it uses in preparing its financial statements. The financial statements, footnotes and any matters referred to for the periods ending March 31, 2010 and 2009 are unaudited. They are management representations using generally accepted accounting principles as UBmatrix deems appropriate.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used in preparing these financial statements include the income tax provision, valuation of stock awards and the valuation of warrants. Actual results could differ from those estimates and such differences could be material to the financial position and results of operations.

Revenue Recognition—UBmatrix’s revenues are derived from the licensing of software products, the maintenance and support of those software products and the performance of other professional services. Revenue is recognized when persuasive evidence of an arrangement exists, product delivery has occurred or services have been rendered, the sale price is fixed or determinable, and collectability is reasonably assured. If any of the criteria have not been met, then revenue is deferred until such time as all criteria have been met.

Under the terms of UBmatrix’s current agreements with certain customers, the customers take possession of UBmatrix’s software license, typically bundled with a twelve-month maintenance and support contract. In these situations, license revenues are recognized in accordance with the FASB Accounting Standards Codification (ASC) 985-605 (formerly referenced as the American Institute of Certified Public Accountants Statement of Position (SOP) No. 97-2, Software Revenue Recognition) when a non-cancelable license agreement has been signed, the product has been delivered, the fees are fixed or determinable, and collectability is probable. Based on UBmatrix’s present business practices, there is not sufficient vendor-specific objective evidence (VSOE) to support the separate determination of the fair value of the software license fee and the undelivered maintenance and support element. Therefore, UBmatrix initially records the software license and the maintenance and support and services as deferred revenue and recognizes this revenue ratably over the support period.

Some agreements with customers call for UBmatrix to provide professional services during the implementation period. UBmatrix evaluates whether these professional services represent a separate unit of accounting, as defined by ASC 605-25-30 (formerly referenced as Emerging Issue Task Force (EITF) 00-21, Revenue Arrangements with Multiple Deliverables), using all applicable facts and circumstances, including whether (i) UBmatrix sold, or could readily sell, the element unaccompanied by the other elements, (ii) the element has stand-alone value to the customer, (iii) there is objective reliable evidence of the fair value of the undelivered item based on contractual requirements, and (iv) there is a general right of return. If the criteria for consideration as a separate unit of accounting is met, professional services revenue is recognized based on the objective reliable evidence of the fair value of such services as they are performed. If the criteria are not met, then the service revenue is recognized ratably over the support period.

When professional services are deemed essential to the functionality of the software element of the arrangement and separate accounting for the services is not permitted, contract accounting is applied to both the software and service elements. For these projects, revenue is recognized in accordance with ASC 605-35 (formerly referenced as SOP No. 81-1, Accounting for Performance of Construction Type and Certain Production Type Contracts.) UBmatrix uses the completed-contract method for a single contract or a group of contracts when reasonably dependable estimates cannot be made or when inherent hazards make cost estimates and profit estimates doubtful. Under these circumstances, all direct external costs and revenue are deferred until the project is completed. Estimated losses on uncompleted contracts are recorded in the period in which it is first determined that a loss is apparent.

Accounts Receivable and Allowance for Bad Debts—Accounts receivable are recorded at the invoiced amount and do not bear interest. Management reviews accounts receivable periodically and provides allowances as necessary for accounts expected to become uncollectable. To date, UBmatrix has not experienced any significant bad debts. This may change in the future, as changes occur to UBmatrix’s markets and customers. Bad debts are written off once they are identified.

Concentration of Credit Risk and Credit Risk Evaluations—Financial instruments that potentially subject UBmatrix to concentrations of credit risk consist primarily of a line of credit with UBmatrix’s bank, cash, and trade accounts receivable. Substantially all of UBmatrix’s cash and cash equivalents are maintained with one domestic financial institution with high credit standing. At times, cash balances may exceed amounts insured by the FDIC and the Securities Investor Protection Corporation (SIPC).

Property, Plant, and Equipment—Property, plant and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, normally three years. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement. Maintenance and repairs are charged to expense as incurred; improvements and betterments are capitalized.

Software Development Costs—UBmatrix offers customers the option to purchase a license for its software. In such situations, the software development costs should be accounted for in accordance with ASC 985-20 (formerly referenced as SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed). Certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized. When the software is ready for its intended use, the costs are amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. As such, to date all software development costs have been charged to expense, and included in the caption product development expense, in the accompanying statements of operations.

Deferred Revenue—Deferred revenue arises when customers pay for software licenses and maintenance in advance of revenue recognition. UBmatrix’s deferred revenue consists primarily of unearned revenue on software licenses and maintenance for which revenue is recognized ratably over the maintenance term. From time to time, customers are required to provide a deposit at the time the product or service is ordered. These advanced payments and customer deposits are deferred and subsequently recognized as revenue at the time the risk and rewards associated with a product transfer to the customer or upon service performance completion.

Cost of Revenue—Out of pocket costs that are incurred directly for the requirements of a contract (primarily for service revenue) are charged as a cost of revenue. These costs are primarily composed of third party labor from contracted software developers.

Research and Development—Research and development costs are charged to expense as incurred and are presented as product development expenses in the accompanying statements of operations. Research and development expenses consist of costs incurred for internal and out sourced labor (primarily India) associated with the software development of XBRL products. These costs include direct and research-related overhead expenses. The ability to estimate total development costs and effort can vary significantly for each XBRL software product or functional upgrades due to the inherent complexities and uncertainties in software development.

Sales and Marketing Expenses—Sales and marketing costs are charged to expense as incurred and are presented as sales and marketing expenses in the accompanying statements of operations. Sales and marketing expenses consist of costs incurred for internal labor, commissions, consulting, and travel and related expenses associated with the sale and marketing of UBmatrix’s XBRL products. These costs include related overhead expenses. The ability to estimate sales costs can vary as sales commissions are directly related to sales volume.

General and Administrative Expenses—General and administrative expenses consist primarily of compensation, including stock-based compensation, for employees in executive and finance functions. Other significant costs include employee-related travel expenses, and professional fees for administrative financial and legal services.

Results of Operations

Comparison of Results of Operations (in thousands) for the

Three Month Periods Ended March 31, 2010 to March 31, 2009 (unaudited)

	Three Months Ended March 31,
	2010	2009	Change
License and service revenues	$501	$803	$(302)
Cost of revenues	17	1	16

Gross Profit	484	802	(318)

Operating expenses:
Research and development	587	680	(93)
Sales and marketing	372	347	25
General and administrative	322	264	58

Total operating expenses	1,281	1,291	(10)

Loss from Operations	(797)	(489)	308

Other income (expense):
Interest expense	151	116	35

Loss Before Income Taxes	(948)	(605)	343
Income taxes	—	—	—

Net loss	$(948)	$(605)	$(343)

Comparison of Results of Operations (in thousands) for the

Six Month Periods Ended March 31, 2010 to March 31, 2009 (unaudited)

	Six Months Ended March 31,
	2010	2009	Change
License and service revenues	$1,245	$1,658	$(413)
Cost of revenues	68	40	28

Gross Profit	1,177	1,618	(441)

Operating expenses:
Research and development	1,215	1,347	(132)
Sales and marketing	805	855	(50)
General and administrative	719	531	188

Total operating expenses	2,739	2,733	6

Loss from Operations	(1,562)	(1,115)	(447)

Other income (expense):
Interest expense	(265)	(963)	(698)

Loss Before Income Taxes	(1,827)	(2,078)	251
Income taxes	—	—	—

Net loss	$(1,827)	$(2,078)	$251

Comparison of Results of Operations (in thousands) for the

Years Ended September 30, 2009 to September 30, 2008

	Years Ended September 30,
	2009	2008	Change
License and services revenues	$3,943	$1,154	$2,789
Cost of revenues	61	107	(46)

Gross Profit	3,882	1,047	2,835

Operating Expenses:
Research and development	2,617	3,771	(1,154)
Sales and marketing	1,466	2,447	(981)
General and administrative	1,171	1,266	(95)

Total operating expenses	5,254	7,484	(2,230)

Loss from Operations	(1,372)	(6,437)	(5,065)
Interest expense	1,425	180	1,245

Loss Before Income Taxes	(2,797)	(6,617)	(3,820)
State taxes	—	—	—

Net loss	$(2,797)	$(6,617)	$(3,820)

Revenue

UBmatrix revenues are derived from the licensing of software products, the maintenance and support of those software products and the performance of other professional services. Revenue decreased to approximately $0.501 million in the three months ended March 31, 2010 compared to $0.803 million in the three months ended March 31, 2009 due to a decrease in license sales. Revenue decreased to approximately $1.245 million in the six months ended March 31, 2010 compared to $1.658 million in the six months ended March 31, 2009 also due to the decrease in license sales. Revenue was approximately $3.943 million in 2009 compared to $1.154 million in 2008. The $2.789 million increase is primarily attributable to license revenue from a US government end user and from sales to OEM’s.

Research and Development Expenses

UBmatrix expenses research and development costs (which are primarily labor and related expenses) as incurred. Research and development expenses decreased to approximately $0.587 million in the three months ended March 31, 2010 compared to $0.680 million in the three months ended March 31, 2009 due to a reduction in UBmatrix’s development work force. Research and development expenses decreased to approximately $1.215 million in the six months ended March 31, 2010 compared to $1.347 million in the six months ended March 31, 2009 due to a reduction in both UBmatrix’s internal and outsourced research and development work force. Research and development expenses were approximately $2.617 million in 2009 compared to $3.771 million in 2008. The $1.154 million reduction was driven primarily by reduction in UBmatrix’s outsourced work force. UBmatrix expects to continue to devote substantial resources to research and development. UBmatrix expects that research and development expenses will increase in the future.

Sales and Marketing Expenses

Sales and marketing costs are expensed as incurred. These costs are primarily internal labor and related, consulting, sales commissions, and travel and associated expenses. Sales and marketing expenses increased in the three months ended March 31, 2010 to $0.372 million from $0.347 million for the three months ended March 31, 2009 primarily as sales commissions increased from higher commissionable sales. Sales and marketing expenses decreased from $0.855 million in the six months ended March 31, 2009 to $0.805 million in the six months ended March 31, 2010, which was primarily attributable to decreased sales commissions resulting from lower sales. Sales and marketing expenses were $1.466 million in 2009, down from $2.447 million in 2008. This decrease was driven by reduced marketing and sales headcount, and the decrease in commissionable sales.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related expenses, professional fees, and general corporate activities. General and administrative expenses increased to approximately $0.322 million in the three months ended March 31, 2010 compared to $0.264 million in the three months ended March 31, 2009 due to transaction costs recorded in the 2010 period relating to merger activities. General and administrative expenses increased to approximately $0.719 million in the six months ended March 31, 2010 compared to $0.531 million in the six months ended March 31, 2009 due to transaction costs recorded in the 2010 period relating to merger activities. General and administrative expenses were approximately $1.171 million in 2009 compared to $1.266 million in 2008. This $0.95 million decrease was primarily due to the reduction in general administrative costs such as accounting and legal.

Interest

Interest expense increased from $0.116 million for the three month period ending March 31, 2009 to $0.151 million in the three months ended March 31, 2010 primarily because of foreign exchange rate variance related to UBmatrix’s Euro receivables. Interest expense decreased from $0.963 million for the six month period ending March 31, 2009 to $0.265 million in the six months ended March 31, 2010. The decrease is the result of lower interest rates, lower borrowings and a lower interest charge on the revaluation of preferred stock warrants. Interest expense increased from $0.180 million in 2008 to $1.425 million in 2009 primarily from the interest charge for amortization of debt discounts related to warrants and beneficial conversion features of the convertible debt.

Liquidity and Capital Resources

Cash Flows

Since inception, UBmatrix has generated significant losses. As of March 31, 2010, UBmatrix had an accumulated deficit of approximately $26.7 million. UBmatrix has funded its operations through March 31, 2010 primarily through (i) proceeds of approximately $19.9 million from the sale of equity securities and convertible notes payable to investors and (ii) the sale of XBRL products and services to customers. As of March 31, 2010, UBmatrix had cash and cash equivalents of approximately $0.228 million, consisting primarily of money market instruments, compared to cash and cash equivalents of $0.452 million as of September 30, 2009.

Net cash used in operating activities increased to approximately $1.492 million in the six months ended March 31, 2010 compared to $0.825 million in the six months ended March 31, 2009. The increase was due primarily to a higher net loss in the 2010 period. Net cash used in operating activities was approximately $0.806 million in 2009 and $5.125 million in 2008. The decrease was driven by a $2.789 million increase in revenue and a $2.230 million decrease in overall expenses. The use of cash in both periods resulted primarily from funding UBmatrix’s efforts in research and development, developing intellectual property rights, sales and marketing expenses and general corporate activities.

In the six months ended March 31, 2010, and the six months ended March 31, 2009 no cash was used or generated by investing activities.

Net cash generated from financing activities was approximately $1.267 million in the six months ended March 31, 2010 and $1.056 million in the six months ended March 31, 2009 both amounts consisted primarily from the sale of convertible notes payable. Net cash provided by financing activities was approximately $3.294 million in 2008 and $1.145 million in 2009. The net cash provided by financing activities in 2008 resulted primarily from the sale of convertible preferred stock and convertible notes payable, while the net cash provided by financing activities in 2009 resulted primarily from the sale of convertible notes payable.

In May 2009, UBmatrix entered into a Loan and Security Agreement (Agreement) for a $1,000,000 Accounts Receivable Facility (AR Line) with Silicon Valley Bank (Lender). The Agreement gave UBmatrix the right to borrow funds against domestic accounts receivable through May 2010. In October 2009 the Agreement was restated to increase the AR Line to $1,500,000 and allow for advances against both domestic and international accounts receivables, as well as against accounts receivables resulting from both software license sales and maintenance and support sales. Each advance must be repaid within ninety days of the advance. The principal amount of each advance accrues interest at a fixed per annum rate equal to the prime rate plus 2%. UBmatrix’s obligations under the Agreement are secured by substantially all of UBmatrix assets with the exception of its intellectual property. For the year ended September 30, 2009 there were four (4) advances made under the Agreement. UBmatrix’s ability to borrow funds under the Agreement will expire on September 30, 2010. There were no advances made for the year ended September 30, 2008.

Based on its current operating plan, UBmatrix believes that its existing cash reserves and projected revenues will be sufficient to fund its planned operations through the end of 2011. However, UBmatrix may require significant amounts of additional funding earlier than it currently expects if revenues are not earned as planned.

Recent Financing Activities

Since March 31, 2010 UBmatrix received net proceeds of approximately $3.5 million from the sale of convertible notes payable. These proceeds are to fund existing operations and meet the net cash target provided for in the merger agreement.

Off-Balance Sheet Arrangements

UBmatrix does not have any off-balance sheet arrangements or relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities.

Recent Accounting Pronouncements

Recent accounting pronouncements that may be applicable to UBmatrix include the following:

In October 2009, the FASB issued Accounting Standards Update (ASU) 2009-13, which amends ASC Topic 605, Revenue Recognition, to require companies to allocate revenue in multiple-element arrangements based on an element’s estimated selling price if vendor specific or other third-party evidence of value is not available. ASU 2009-13 is effective beginning January 1, 2011. Earlier application is permitted. UBmatrix is currently evaluating both the timing and the impact of the pending adoption of the ASU on UBmatrix’s financial statements.

In June 2009, the FASB issued ASU No. 2009-01 (formerly referenced as SFAS No. 168, The FASB Accounting Standards Codification and Hierarchy of Generally Accepted Accounting Principles (ASC or Codification)). The Codification is the single source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied to nongovernmental entities. The Codification does not change current GAAP, but is intended to simplify user access to all authoritative GAAP by providing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents are superseded and all other accounting literature not included in the Codification is considered non-authoritative. The Codification is effective for interim and annual reporting periods ending after September 15, 2009. UBmatrix has made the appropriate changes to GAAP references in the financial statements.

On May 28, 2009, the FASB issued new guidance for accounting for subsequent events. The new guidance, which is now part of ASC 855 (formerly, SFAS No. 165, Subsequent Events) is consistent with existing auditing standards in defining subsequent events as events or transactions that occur after the balance sheet date but before the financial statements are issued or are available to be issued, but it also requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. The new guidance defines two types of subsequent events: “recognized subsequent events” and “non-recognized subsequent events.” Recognized subsequent events provide additional evidence about conditions that existed at the balance sheet date and must be reflected in UBmatrix’s financial statements. Non-recognized subsequent events provide evidence about conditions that arose after the balance sheet date and are not reflected in the financial statements of a company. Certain non-recognized subsequent events may require disclosure to prevent the financial statements from being misleading. The new guidance was effective for interim or annual periods ending after June 15, 2009. UBmatrix adopted the provisions of ASC 855 as required.

In June 2008, the FASB ratified ASC 815-40-15-7 (formerly referenced as EITF Issue 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock). ASC 815-10-15-74 (formerly referenced as Statement 133, paragraph 11(a), Accounting for Derivative Instruments and Hedging Activities), specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to UBmatrix’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. ASC 815-40-15-7 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the ASC 815-10-15-74 scope exception. ASC 815-40-15-7 will be effective for the first annual reporting period beginning after December 15, 2008, and early adoption is prohibited. Effective October 1, 2009, UBmatrix evaluated the effects of adopting ASC 815-40-15-7 on its financial position and results of operations. There was no impact from the adoption of this standard.

In May 2008, the FASB issued new guidance, ASC 470-20 (formerly referenced as FASB Staff Position (FSP) No. 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)), which specifies that issuers of these instruments should separately account for the liability and equity components in a manner that reflects the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. This guidance was effective October 1, 2009 for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. This guidance is also to be applied retrospectively to all periods presented except if these instruments were not outstanding during any of the periods that are presented in the annual financial statements for the period of adoption but were outstanding during an earlier period. The adoption of this statement did not have a material effect on UBmatrix’s financial position and results of operations.

In December 2007, the FASB revised the guidance on business combinations which is now part of ASC 805, (formerly referenced as Statement No. 141 (revised 2008), Business Combinations), which is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The revised statement requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets and liabilities assumed; and requires the acquirer to disclose to investors and other user all of the information they need to evaluate and understand the nature and financial effect of the business combination. UBmatrix adopted this new statement for the fiscal year beginning October 1, 2009. In September 2006, the FASB issued new guidance on fair value measurements, ASC 820-10 (formerly referenced as Statement No. 157, Fair Value Measurements). This guidance defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This statement was effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the FASB agreed to delay the effective date for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, to fiscal years beginning after November 15, 2008. UBmatrix adopted this standard on October 1, 2008 for financial assets and liabilities and other assets currently carried at fair value on a recurring basis. ASC 820-10 establishes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical assets or liabilities;

Level 2: Inputs, other than Level 1, that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; or

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The adoption of the effective portion of the standard had no impact on UBmatrix’s financial statements and UBmatrix does not anticipate that adoption of the deferred portion will have a material effect on its financial position and results of operations.

In June 2006, the FASB issued new guidance for the accounting for uncertainty in income taxes in ASC 740-10 (formerly referenced as Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109). This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. For non-public entities such as UBmatrix, the FASB has postponed the required effective date of FIN48 to fiscal years beginning after December 15, 2008. On October 1, 2009, UBmatrix adopted the Interpretation. There was no impact from the adoption of this standard.

Quantitative and Qualitative Disclosures about Market Risk

UBmatrix is exposed to market risk related to changes in interest rates. UBmatrix’s current investment policy is to maintain an investment portfolio consisting mainly of U.S. money market and government-grade securities, directly or through managed funds, with maturities of one year or less. UBmatrix’s cash is deposited in and primarily invested through a highly rated financial institution in North America, primarily in money market funds as of March 31, 2010.

ANNUAL MEETING PROPOSALS

PROPOSAL NO. 1—MERGER PROPOSAL

For summary and detailed information regarding the merger proposal, see “The Merger.”

Vote Required and Board of Directors’ Recommendation

Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares present at the annual meeting, either in person or by proxy, and entitled to vote, is required for approval of Proposal No. 1. For purposes of this Proposal No. 1, abstentions will have the same effect as a vote against this proposal, and broker non-votes will have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” PROPOSAL NO. 1

PROPOSAL NO. 2—SERIES C ISSUANCE PROPOSAL

For summary and detailed information regarding the Series C issuance proposal, see “The Series C Preferred Stock Purchase Agreement.”

Vote Required and Board of Directors’ Recommendation

Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares present at the annual meeting, either in person or by proxy, and entitled to vote, is required for approval of Proposal No. 2. For purposes of this Proposal No. 2, abstentions will have the same effect as a vote against this proposal, and broker non-votes will have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” PROPOSAL NO. 2

PROPOSAL NO. 3—POSSIBLE ADJOURNMENT OF THE ANNUAL MEETING

If we fail to receive a sufficient number of votes to approve Proposal No. 1, Proposal No. 2 or Proposal No. 6, we may propose to adjourn the annual meeting, if a quorum is present, for the purpose of soliciting additional proxies to approve Proposal No. 1, Proposal No. 2 or Proposal No. 6. We currently do not intend to propose adjournment of the annual meeting if there are sufficient votes to approve Proposal No. 1, Proposal No. 2 and Proposal No. 6. If approval of the proposal to adjourn the annual meeting for the purpose of soliciting additional proxies is submitted to stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the annual meeting.

Vote Required and Board of Directors’ Recommendation

Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares present at the annual meeting, either in person or by proxy, and entitled to vote, is required for approval of Proposal No. 3. For purposes of this Proposal No. 3, abstentions will have the same effect as a vote against this proposal, and broker non-votes will have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” PROPOSAL NO. 3

PROPOSAL NO. 4—ELECTION OF DIRECTORS

The Company’s By-laws provide that the number of directors constituting the Board of Directors shall be seven, or such other number as fixed by the Board of Directors from time to time. The Board of Directors reserves the right to increase or reduce the size of the Board of Directors as provided in the Company’s By-laws.

At the Annual Meeting, the stockholders will elect seven directors, of whom two (nominees John M. Connolly and Jeffrey Schwartz) will be elected by the holders of our Series B Stock, voting separately as a class. The nominees other than Messrs. Connolly and Schwartz have been recommended by the Nominating Committee of the Board of Directors. All of the elected directors will serve a one-year term until the 2011 Annual Meeting of Stockholders or until a successor is elected or appointed and qualified or until such director’s earlier resignation or removal. If any nominee is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present Board of Directors. The Board of Directors has no reason to believe that the persons named below will be unable or unwilling to serve as nominees or as directors if elected. Proxies received will be voted “FOR” the election of all nominees unless otherwise directed. Pursuant to applicable Delaware corporation law, assuming the presence of a quorum, seven directors will be elected from among those persons duly nominated for such positions by a plurality of the votes actually cast by stockholders entitled to vote at the Annual Meeting who are present in person or by proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE

NOMINEES NAMED BELOW.

INFORMATION CONCERNING NOMINEES

Certain information about each of the seven nominees (including the two nominees to be elected by the holders of the Series B Stock) is set forth below. This information sets forth the experience, qualifications, attributes and skills that led the Nominating Committee to recommend these candidates for nomination, and the Board of Directors to conclude that these nominees should serve as members of our Board of Directors. Each nominee (except Alfred R. Berkeley, III) has served continuously as a member of the Board of Directors since his first election as indicated below.

Name	Age	Position	Director Since
Philip D. Moyer	44	President, Chief Executive Officer and Director	2007
Mark Maged (1)	78	Chairman of the Board	1999
Alfred R. Berkeley, III	65	Nominee for Director	N/A
John M. Connolly	58	Director	2010
Richard L. Feinstein (1)(3)	66	Director	2003
William J. O’Neill, Jr. (2)(3)	67	Director	2007
Jeffrey Schwartz (1)(2)	45	Director	2010

(1)	Member of the Nominating Committee
(2)	Member of the Compensation Committee
(3)	Member of the Audit Committee

Philip D. Moyer joined us as President in April of 2007 and has served as our CEO since July 2007. Prior to working for EDGAR Online, Mr. Moyer was in small capital, early stage private equity and venture capital with Cassini Capital and as an Entrepreneur in Residence at Safeguard Scientifics. In his role with Cassini Capital, he was a co-owner of Cassiopae, an asset backed security servicing software provider. From 1991 to 2005, Mr. Moyer was at Microsoft managing teams in sales, consulting, support, partner channels and technology. His most recent roles at Microsoft were General Manager of the Professional Services Industry (Accounting, Legal, Outsourcing, and Human Resources customers), General Manager of Global Customers, and General Manager of the East Region Enterprise Services Organization (Consulting, Support, Partners, &

Technology Specialists). Prior to joining Microsoft, he was a co-founder of Orion Systems Group, a software company which was subsequently sold to Sungard. He started his career at GE Aerospace. Mr. Moyer holds a B.S in Computer Science from the University of Pittsburgh and is on the advisory Board of Safeguard Scientifics and on the Board of XBRL.US.

Mark Maged has been a member of the Board of Directors since March 1999 and became Chairman in July 2007. Since 1992, Mr. Maged, either individually or as Chairman of MJM Associates, LLC, has engaged in various private investment banking activities in the U.S. and internationally. Earlier in his career he was Chief Executive of Schroders, Incorporated, the U.S. arm of the international merchant bank, Schroders Plc. and also a member of the Board and Group Management Committee of Schroders Plc. Mr. Maged received a B.S.S. from the College of the City of New York and an M.A. and L.L.B. from Harvard University.

Alfred R. Berkeley, III is currently the Chairman of Pipeline Financial Group, Inc., the parent of Pipeline Trading Systems, L.L.C., an equity trading brokerage service. Prior to that, he was Vice Chairman of The NASDAQ Stock Market, Inc. from July 2000 through July 2003 and President from 1996 until 2000. Mr. Berkeley was the Chairman of XBRL US, the non-profit organization established to set data standards for the modernization of the SEC’s EDGAR reporting system until 2008 and is now on its Board of Directors. He also is currently a director of ACI Worldwide, Inc., a payment services software company, a position he has held since 2008. Mr. Berkeley is the Vice Chairman of the President’s National Infrastructure Advisory Council and from 2003 to 2009, served as Vice Chairman of the Nomination Evaluation Committee for the National Medal of Technology and Innovation which makes candidate recommendations to the Secretary of Commerce. Mr. Berkeley received a B.A. from the University of Virginia and an M.B.A. from the Wharton School at the University of Pennsylvania.

John M. Connolly has been a member of the Board of Directors since January 2010. Mr. Connolly is currently an Operating Partner of Bain Capital Ventures, the Boston-based venture capital affiliate of Bain Capital, a private investment firm with approximately $65 billion of assets under management worldwide. Prior to joining Bain Capital Ventures in 2009, Mr. Connolly was President, Chief Executive Officer, and Chairman of M|C Communications, a company that is the leading provider of continuing medical education in the United States. Prior to M|C, from 2004 through March 2007, Mr. Connolly was President and Chief Executive Officer of Institutional Shareholder Services, a subsidiary of RiskMetrics, which provides proxy voting, corporate governance, compliance, and risk management solutions. Mr. Connolly received his B.A. from St. Norbert College and also his Executive Education Degree from the Executive Education Program at INSEAD which is located in Fontainebleau, France.

Richard L. Feinstein has been a member of the Board of Directors since April 2003. Mr. Feinstein, a retired partner of KPMG LLP, is currently a private consultant providing management and financial advice to clients in a variety of industries. From April 2004 to December 2004, Mr. Feinstein, as a consultant, served as Chief Financial Officer for Image Technology Laboratories, Inc. (OTCBB: IMTL) a developer and provider of radiological imaging, archiving and communications systems. From December 1997 to October 2002, Mr. Feinstein was a Senior Vice President and Chief Financial Officer for The Major Automotive Companies, Inc. (Pink Sheets: MJRC.PK), formerly a diversified holding company, but now engaged solely in retail automotive dealership operations. Since September 2009, Mr. Feinstein has served on the Board and as Chief Financial Officer of USA Fitness Corps, a startup not-for-profit organization, engaged in fighting childhood obesity through physical fitness and nutrition education, coached, mentored and trained by returning military veterans. Beginning in February 2010, Mr. Feinstein has served on the Board (Chair of the Audit Committee) of ‘mktg, inc.’ (Nasdaq:cmkg), an integrated sales promotional and marketing services company. Mr. Feinstein, a certified public accountant, received a B.B.A. degree from Pace University.

William J. O’Neill, Jr. has been a member of the Board of Directors since June 2007. He is currently the Dean of the Sawyer Business School at Suffolk University in Boston, Massachusetts. Prior to this appointment, Mr. O’Neill spent thirty years (1969-1999) with the Polaroid Corporation where he held the positions of

Executive Vice President of the Corporation, President of Corporate Business Development and Chief Financial Officer. Mr. O’Neill was also previously a Senior Financial Analyst at Ford Motor Company. Mr. O’Neill was a Trustee at the Dana Farber Cancer Institute and is currently a member of the Massachusetts Bar Association as well as a member of the Board of Directors of the Greater Boston Chamber of Commerce. Mr. O’Neill is Chairman of the Board of AdvanSource Biomaterials (AMEX: ASB) and has been a director there since 2004. Mr. O’Neill is currently a director of Concord Camera Corp. (NASDAQ: LENS). Mr. O’Neill earned a B.A. at Boston College in mathematics, an M.B.A. in finance from Wayne State University and a J.D. from Suffolk University Law School.

Jeffrey Schwartz has been a member of the Board of Directors since January 2010. Mr. Schwartz is a Founding Partner and Managing Director of Bain Capital Ventures, the Boston-based venture capital affiliate of Bain Capital, a private investment firm with approximately $65 billion of assets under management worldwide. Mr. Schwartz’s current and past portfolio company Board responsibilities include Appriss, Gamelogic, Nomis Solutions, Profitlogic (sold to ORCL), Regulatory Data Corporation, Soleil Securities, Taleo (NASDAQ; TLEO), Thor Technologies (sold to ORCL), LogicSource, and The Receivables Exchange. Prior to joining Bain Capital at the beginning of 2000, Mr. Schwartz was a portfolio manager at Wellington Management Company where he managed public equity funds. He also served in the Equity Capital Markets Group of Merrill Lynch. Mr. Schwartz serves on the Board of Noble and Greenough School and MetroLacrosse. He received a bachelor’s degree in economics from Dartmouth College and a M.B.A. from Harvard Business School.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held 12 meetings and took one action by written consent during 2009. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. Each director attended or participated in 75% or more of the aggregate of: (i) the total number of meetings of the Board of Directors; and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served during 2009. Each director is expected to attend and participate in, either in person or by means of telephonic conference, all scheduled Board of Director meetings and meetings of committees on which such director is a member. Each director attended last year’s annual meeting of stockholders, and members of the Board of Directors are encouraged to attend the annual meeting each year. Our Board of Directors has concluded that a majority of our Board of Directors, specifically Ms. DeMarse and Messrs. Connolly, Feinstein, Maged, Mellinger, O’Neill and Schwartz, qualify as “independent” within the meaning of the director independence standards of The Nasdaq Stock Market, Inc. (“Nasdaq”). In reaching its conclusions regarding Messrs Connolly and Schwartz, the Board did consider the fact that they were appointed in accordance with the rights of the holders of our Series B Stock (currently Bain Capital Ventures) to cause two directors to be elected to the Board of Directors. Messrs. Schwartz and Connolly are principals of Bain Capital Ventures as discussed below. Individuals may communicate directly with members of the Board of Directors or members of the Board of Directors’ standing committees by writing to the following address: EDGAR Online, Inc., 122 East 42nd Street, Suite 2400, New York, New York 10168, Attention: Corporate Secretary.

The Corporate Secretary will summarize all correspondence received and periodically forward summaries to the Board of Directors. Members of the Board of Directors may, at any time, request copies of any such correspondence. Communications may be addressed to the attention of the Board of Directors, a standing committee of the Board of Directors, or any individual member of the Board of Directors or a committee. Communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requires investigation to verify its content may not be forwarded.

Audit Committee

The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including selecting the Company’s independent registered public accounting firm, the scope of the annual audits, fees to be paid to the accountants, the performance of the independent registered public accounting firm and the Company’s accounting practices. The members of the Audit Committee currently are Ms. DeMarse and Messrs. Feinstein, and O’Neill, each of whom is a non-employee director and, as required by Nasdaq, qualifies as “independent.” The Audit Committee also includes at least one independent member who is determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with U.S. Securities and Exchange Commission (“SEC”) rules, including that the person meets the relevant definition of an “independent director.”

Richard L. Feinstein, the Chairman of the Audit Committee, is the independent director who has been determined by our Board of Directors to be an audit committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Feinstein’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Feinstein any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors. The Board of Directors has also determined that each Audit Committee member has sufficient knowledge in reading and understanding the Company’s financial statements to serve on the Audit Committee. The Audit Committee held eight meetings during 2009. On June 12, 2000, the Board of Directors adopted a charter for the Audit Committee. Subsequently, on March 23, 2004, the Board of Directors adopted an Amended and Restated Audit Committee Charter, a copy of which is available on our website at www.edgar-online.com.

Compensation Committee

The primary purpose of our Compensation Committee is to discharge our Board’s responsibilities relating to compensation and benefits of our officers and directors. The Compensation Committee reviews and approves the compensation and benefits of the Company’s key executive officers, administers the Company’s employee benefit plans and makes recommendations to the Board of Directors regarding such matters. The current members of the Compensation Committee are Ms. DeMarse and Messrs. Mellinger, O’Neill and Schwartz, each of whom is independent within the meaning of the director independence standards of Nasdaq. Mr. O’Neill serves as the Chairman of the Compensation Committee. The Compensation Committee took one action by written consent during 2009.

The functions of our Compensation Committee include:

•	Designing and implementing competitive compensation policies to attract and retain key personnel;

•	Reviewing and formulating policy and determining or making recommendations to our Board of Directors regarding compensation of our executive officers;

•	Administering our equity incentive plans and granting or recommending grants of equity awards to our executive officers and directors under these plans; and

•	Reviewing and establishing Company policies in the area of management perquisites.

Our Chief Executive Officer does not participate in the determination of his own compensation. However, he makes recommendations to, and participates in deliberations with our Compensation Committee regarding the amount and composition of the compensation of our other officers. The Compensation Committee operates under a formal Compensation Committee Charter, which is available on our website at www.edgar-online.com, and contains a detailed description of such Committee’s duties and responsibilities

Nominating Committee

The Nominating Committee reviews and assesses the composition of the Board of Directors, assists in identifying potential new candidates for director and nominates candidates for election to the Board of Directors. The Nominating Committee currently consists of Ms. DeMarse and Messrs. Feinstein, Maged and Schwartz, each of whom is independent within the meaning of the director independence standards of Nasdaq. The Nominating Committee held one meeting during 2009.

The Nominating Committee operates under a formal Nominating Committee Charter, which is available on our website at www.edgar-online.com, and contains a detailed description of such Committee’s duties and responsibilities. As more fully described in its charter, the functions of the Nominating Committee include identifying individuals qualified to become directors and making recommendations to the Board of Directors for the selection of such candidates for directorship, with the goal of assembling a Board of Directors that brings the Company a variety of perspectives and skills derived from business and professional experience.

Candidates for Nomination

Candidates for nomination as director come to the attention of our Nominating Committee from time to time through incumbent directors, management, stockholders or third parties. In addition, the holders of our Series B Stock are entitled to elect two directors to the Board, and in connection with this right have caused the nominations of, and intend to elect, Messrs. Connolly and Schwartz. Mr. Schwartz will serve on the nominating and compensation committees of the Board. These candidates may be considered at meetings of our Nominating Committee at any point during the year. Such candidates are evaluated against the criteria set forth below. If our Nominating Committee believes at any time that it is desirable that our Board consider additional candidates for nomination, the Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may, if our Nominating Committee believes it is appropriate, engage a third-party search firm to assist in identifying qualified candidates.

The Nominating Committee will evaluate director candidates recommended by stockholders in light of the Committee’s criteria for the selection of new directors. Such criteria include:

•	the appropriate size of our Board and its committees;

•	the perceived needs of our Board for particular skills, background and business experience;

•

the skills, background, reputation, and business experience of nominees compared, in a manner designed to enhance the diversity of the Board (though not by associate diversity with any particular qualities or attributes), to the skills, background, reputation, and business experience already possessed by other Board members;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

Any stockholder recommendation of a director candidate should include the name and address of the stockholder and the person nominated; a representation that the stockholder (1) is a holder of record of our Common Stock on the date of such notice, and (2) intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the nominating stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the stockholder is making the nomination or nominations; such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by our Board; and the consent of each nominee to serve as a director, if elected.

All director nominees must also complete a customary form of directors’ questionnaire as part of the nomination process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of our Nominating Committee. Any stockholder recommendation of a director candidate should be sent to EDGAR Online, Inc., 122 East 42nd Street, Suite 2400, New York, New York 10168, Attention: Corporate Secretary. Any stockholder recommendations must be submitted in sufficient time for an appropriate evaluation by the Nominating Committee. In addition, any stockholder wishing to nominate a director for consideration at an annual meeting of stockholders must follow the procedures set forth in this proxy statement.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board and to issue a report thereon. The Audit Committee has the power and authority to engage the independent registered public accountants, reviews the preparations for and the scope of the audit of the Company’s annual financial statements, reviews drafts of the statements and monitors the functioning of the Company’s accounting and internal control systems through discussions with representatives of management, the independent registered public accountants and the accounting staff.

On February 9, 2010, the Audit Committee met to review the Company’s audited financial statements for 2009 as well as the process and results of the Company’s assessment of internal control over financial reporting. The Audit Committee met with management to discuss the financial statements and internal control over financial reporting. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States, that internal control over financial reporting was effective and that no material weaknesses in those controls existed as of the fiscal year-end reporting date, December 31, 2009. The Audit Committee also met with BDO USA, LLP, formerly BDO Seidman, LLP (“BDO USA”), the Company’s independent registered public accounting firm, to discuss the financial statements.

The Audit Committee has received from BDO USA the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with BDO USA their independence from the Company and its management. The Audit Committee also received reports from BDO USA regarding all critical accounting policies and practices used by the Company, generally accepted accounting principles that have been discussed with management, and other material written communications between BDO USA and management. There were no differences of opinion reported between BDO USA and the Company regarding critical accounting policies and practices used by the Company. In addition, the Audit Committee discussed with BDO USA all matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Based on these reviews, activities and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC on March 31, 2010.

The Audit Committee plans to meet with BDO USA during the current fiscal year to review the scope of the 2010 audit and other matters.

Submitted by the Audit Committee:

Richard L. Feinstein, Chairman

Elisabeth DeMarse

William J. O’Neill, Jr.

CORPORATE GOVERNANCE AND RISK RELATED MATTERS

Leadership Structure of our Board of Directors

The Board of Directors may determine from time to time what leadership structure it believes is most beneficial to the Company, including whether the same individual should serve both as our Chairman and our Chief Executive Officer. In addition, the Board of Directors may choose to have a Lead Director. Currently, our Board of Directors has a Chairman of the Board, Mark Maged, who is independent of management. Mr. Maged’s primary role as Chairman is to provide effective leadership for our independent directors, and to interface on a frequent basis with management, thereby enhancing the ability of the Board of Directors to provide active and independent oversight of the Company’s operations.

In addition, the Board of Directors receives strong leadership from all of its independent members. The independent directors meet in executive session on a periodic basis in connection with regularly-scheduled meetings of the full Board of Directors, as well as in their capacity as members of our Audit Committee, Compensation Committee and Nominating Committee. The Board believes that this open structure facilitates a strong sense of responsibility among our directors, as well as active and effective oversight by the independent directors of our operations and strategic initiatives, including the risks that may be attendant thereto. Our Board meetings generally include time for discussion of items not on the formal agenda.

Risk Oversight by our Board of Directors

The role of our Board of Directors in our risk oversight process includes receiving regular reports from members of management on areas of material risk to us, including operational, financial, legal and strategic risks. Our Board of Directors also works to oversee risk through its consideration and authorization of significant matters, such as major strategic, operational and financial initiatives and its oversight of management’s implementation of those initiatives.

In particular, our Audit Committee takes an active role in these matters, discussing with management and the Company’s independent auditor, as need be, items relating to risk assessment and risk management policies, including the Company’s major exposures to financial risk and the steps taken by management to monitor and mitigate such exposures. As appropriate, the Audit Committee reports to the full Board of Directors on the activities of the Audit Committee in this regard, allowing the Audit Committee and the full Board to coordinate their risk oversight activities.

The Company also believes that its risk management capabilities are enhanced by the ability of individuals to communicate directly with members of the Board of Directors or members of the Board of Directors’ standing committees, as discussed above.

INFORMATION CONCERNING EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this proxy statement are identified below. Executive officers are elected annually by the Board of Directors and serve at the pleasure of the Board of Directors.

Name	Age	Position
Philip D. Moyer	44	President and Chief Executive Officer
David Price	47	Chief Financial Officer
Diana Bourke	56	Chief Operations Officer
Stefan Chopin	51	Chief Technology Officer

Philip D. Moyer: Please see Mr. Moyer’s full biography under Proposal One, Information Concerning Nominees.

David Price joined us as Executive Vice President and Chief Financial Officer in July 2010. Mr. Price was previously employed by Cornerstone Therapeutics, Inc. (Nasdaq: CRTX), a pharmaceutical company that specializes in the respiratory market, most recently serving as its Executive Vice President, Finance, Chief Financial Officer, Treasurer and Assistant Secretary. From April 2006 to September 2008, Mr. Price served as a Managing Director for Jefferies & Company, Inc, an investment banking firm, in the Specialty Pharmaceutical and Pharmaceutical Services investment banking practice. From September 2000 to March 2006, Mr. Price served as a Managing Director for Bear, Stearns & Co. Inc., an investment banking firm, in London and in New York. Prior to that, he worked in the auditing capacity at several prominent international accounting firms. Mr. Price attained an Honours degree in Accounting and Financial Management at Lancaster University.

Diana Bourke joined us as Chief Operations Officer in March 2010. Prior to this appointment, Ms. Bourke was President and Chief Executive Officer of Inveshare Inc., formerly known as Swingvote Inc. Prior to joining Inveshare Inc., Ms. Bourke was the Executive Vice President and General Manager of Voting and Transaction Processing Services for Institutional Shareholder Services (“ISS”) from 2004 to 2007. Before joining ISS in 2004, Ms. Bourke had over 25 years business experience with a focus on technology and operations in a variety of industries. Ms. Bourke is currently a Member of the Board of Trustees of Trudeau Institute, a research institute specializing in basic research regarding the human immune system with a special focus on tuberculosis, located in Saranac Lake, New York. Ms. Bourke holds a B.A. in Economics and Philosophy and graduated Summa Cum Laude, Phi Beta Kappa from the University of Notre Dame.

Stefan Chopin was a member of the Board of Directors from 1996 until February 2004, when he was appointed Chief Technology Officer. Mr. Chopin was previously the President of Pequot Group Inc., a technology development company for the financial services industry. From October 1998 to November 2001, Mr. Chopin was the Senior Vice President of Technology for iXL Enterprises, Inc., an e-business solutions provider.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

Our Compensation Committee (for purposes of this analysis, the “Committee”) of the Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Committee works to ensure that the total compensation paid to the Named Executive Officers (as defined in the Summary Compensation Table below) is fair, reasonable and competitive.

Compensation Philosophy and Objectives

The Committee believes that the compensation programs for executive officers should reflect our performance and the value created for our stockholders. In addition, the Committee believes that the compensation program should support our short-term and long-term strategic goals and values and should reward individual contributions to our success. The Committee works to ensure that the executive compensation policies and plans provide the necessary total remuneration program to properly align our performance with the interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Our overall compensation philosophy is to provide a total compensation package that is competitive and enables us to attract, motivate, reward and retain key executives and other employees who have the skills and experience necessary to promote our short and long-term financial performance and growth.

The Committee recognizes the critical role of our executive officers in the significant growth and success of the Company. Accordingly, our executive compensation policies are designed to: (1) align the interests of executive officers and stockholders by encouraging stock ownership by executive officers and by making a significant portion of executive compensation dependent upon our financial performance; (2) provide compensation that will attract and retain talented professionals; (3) reward individual results through base salary, annual cash bonuses, long-term incentive compensation in the form of stock options and various other benefits; and (4) manage compensation based on skill, knowledge, effort and responsibility needed to perform a particular job successfully.

In its review of salary, bonuses and long-term incentive compensation for our executive officers, the Committee takes into account both the position and expertise of a particular executive, as well as the Committee’s understanding of the competitive compensation for similarly situated executives in the Company’s industry.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for the Named Executive Officers. Decisions regarding the compensation of other officers and employees are made by our President and Chief Executive Officer and our Chief Financial Officer.

Our President and Chief Executive Officer and our Chief Financial Officer annually review the performance of each Named Executive Officers (except that of our Chief Financial Officer who is reviewed by our President and Chief Executive Officer, and that of our President and Chief Executive Officer, whose performance is reviewed solely by the Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to such executives.

Setting Executive Compensation

Based on the foregoing objectives, the Committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate our executives to achieve the business goals set by us and reward the executives for achieving such goals. A percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash, or short-term and long-term incentive compensation. Rather, the Committee reviews all relevant information to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals.

Compensation Consultant

In 2009, the Company, at the direction of the Compensation Committee, engaged Compensia, a California-based management consulting firm that provides executive advisory services to compensation committees and senior management of knowledge based companies. The nature and scope of Compensia’s engagement included (i) the development of an executive compensation peer group of companies of comparable size and industry to the Company, (ii) an assessment of the Company’s executive compensation programs based on an analysis of the peer group information and best practices based on client experience and data from Compensia’s proprietary data base and (iii) conducting a competitive executive compensation market analysis. The competitive executive compensation market analysis covered five senior positions and included direct comparison to industry and peer group data and included consideration of current and projected retention value of executive’s equity holdings. Compensia was directed to report to the Compensation Committee, take direction from the Compensation Committee Chairman and not engage directly with management on compensation or other projects unless in accordance with the scope of the engagement.

2009 Executive Compensation Components

For 2009, the principal components of compensation for the Named Executive Officers were:

•	base salary;

•	performance-based incentive compensation;

•	long-term equity compensation; and

•	perquisites and other benefits.

Base Salary

We provide the Named Executive Officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for the Named Executive Officers are determined on an individual basis by evaluating each executive’s scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries of the Named Executive Officers are based on the Committee’s assessment of the individual’s performance.

Performance-Based Incentive Compensation

Performance-based incentive compensation is intended to encourage the Named Executive Officers to achieve short-term goals that we believe are integrally linked to long-term value creation. The incentive award ranges are established annually by the Committee for the Named Executive Officers and management employees.

The business criteria used by the Committee in establishing performance goals applicable to performance awards to the Named Executive Officers are selected from among the following:

•	Sales or sales growth;

•	Expenses or expense ratios;

•	Operating income, earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items;

•	Net income or net income per common share (basic or diluted; including or excluding extraordinary items);

•	Return on assets, return on investment, return on capital, or return on equity;

•	Cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;

•	Economic profit or value created;

•	Stock price or total stockholder return; and

•

Specific strategic or operational business criteria, including market penetration, geographic expansion, new concept development goals, new projects, new products, or new ventures; customer satisfaction; staffing, training and development, succession planning or employee satisfaction; goals relating to acquisitions, divestitures, affiliates or joint ventures.

The overall assessment of the achievement of each Named Executive Officer’s goal determines the percent of the target award that will be paid to the executive as an annual incentive award.

The Committee retains discretion to set the level of performance for a given business criteria that will result in the earning of a specified amount under a performance award. These goals may be set with fixed, quantitative targets, targets relative to past Company performance, or targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the Committee for comparison. The Committee may specify that these performance measures will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period, if so specified by the Committee.

Performance-based incentive compensation was awarded to Philip D. Moyer, Stefan Chopin and Sue Bratone Childs for services rendered in 2009 based upon increased revenues and improved EBITDA in 2009 as compared to 2008

Long-Term Compensation

The Committee believes that equity-based compensation in the form of stock options and restricted stock links the interests of executives with the long-term interests of our stockholders, encourages executives to remain in our employ and maintains competitive levels of total compensation. We grant stock options and restricted stock in accordance with the 2005 Plan. The 2005 Plan authorizes a broad range of awards, including stock options, stock appreciation rights, restricted stock grants, and deferred stock grants. We have not granted any appreciation rights or deferred stock grants under the 2005 Plan.

The Board of Directors’ goal is to tie the stockholders’ interest securely with that of the Company’s officers, employees and directors, so that the financial performance of the Company is directly linked to compensation and recipients of grants pursuant to the 2005 Plan are increasingly motivated to perform at their optimal level. Stock options are granted based on a number of factors, including the individual’s level of responsibility, the amount and term of options already held by the individual, the individual’s contributions to the achievement of performance goals, and industry practices and norms. Stock options are generally awarded on an annual basis and, from time to time, when employees are hired or promoted. All options granted to the Named Executive Officers and other employees are approved by the Committee.

Stock options and restricted stock are awarded at Nasdaq’s closing price of our Common Stock on the date of the grant. The majority of the options granted by the Committee vest at a rate of 33 1/ 3% per year over the first three years of the ten-year option term while the vesting of restricted stock may vary from no vesting period to between one to three years or upon a change of control, as determined at the discretion of the Committee. Prior to the exercise of an option or the vesting of restricted stock, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. An employee granted restricted stock shall have all of the rights of a stockholder, including the right to vote the restricted stock and the right to receive dividends thereon once the restricted stock vests. Restricted stock awards are generally subject to forfeiture if the grantee is no longer an employee at the time of vesting.

Perquisites and Other Benefits

We provide the Named Executive Officers with limited perquisites and other personal benefits not provided generally to all employees, such as a commutation allowance, as well as partial relocation reimbursement to our Chief Executive Officer, that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable us to attract and retain superior employees for key positions. All such perquisites are reflected in the All Other Compensation column of the Summary Compensation Table and the accompanying footnotes.

The Named Executive Officers participate in the same Company 401(k) program as provided to other employees. The Company did not provide any special 401(k) benefits to the Named Executive Officers, and their health care and insurance coverage is the same as that provided to other employees.

Trading Windows / Hedging

We restrict the ability of employees to freely trade in our Common Stock because of their periodic access to material non-public information regarding the Company. Under our insider trading policy, the Named Executive Officers, our EVP Marketing, Controller, employees of our Finance Department, General Counsel and directors are restricted from purchasing or selling our Common Stock, exercising stock options or selling shares of restricted stock during certain blackout periods. In addition, all employees, including our Named Executive Officers, are prohibited from hedging against or speculating in the potential changes in the value of our Common Stock.

Change in Control Protections

Some of our Named Executive Officers are parties to written employment agreements. The value of the “change in control” benefits provided under agreements is summarized in the section below entitled “Potential Payments Upon Termination or Change in Control.” The Company does not gross-up any executive payments for potential taxes that may be incurred in connection with a “change in control.”

Policy with Respect to Section 162(m) Deduction Limit

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the Company’s executive officers. The limitation applies only to compensation that is not considered to be performance-based. The non-performance based compensation paid to our executive officers in 2009 did not exceed the $1 million limit per officer. Our stock option plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants or vesting of restricted stock made under that plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. The Committee currently intends to limit the dollar amount of all other compensation payable to the Company’s executive officers to no more than $1 million. The Committee is aware of the limitations imposed by Section 162(m), and the exemptions available therefrom, and will address the issue of deductibility when and if circumstances warrant.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee:

William J. O’Neill, Jr., Chairman

Elisabeth DeMarse

Douglas K. Mellinger

Jeffrey Schwartz

Summary Compensation Table

The following table sets forth certain information regarding compensation paid for all services rendered to us in all capacities during fiscal years 2007, 2008 and 2009 by our principal executive officer, principal financial officer and our two other executive officers (collectively, the “Named Executive Officers”). Mr. Ferrara resigned from the Company effective March 31, 2010. Ms. Childs resigned from the Company effective June 30, 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards ($) (1)	All Other Compensation ($)		Total ($)
Philip D. Moyer	2007	$237,291	$—		$944,500	(2)	$—	$38,770	(6)	$1,220,561
President and Chief Executive Officer	2008	$335,000	$50,000	(4)	$—		$220,500	$53,716	(6)	$659,216
	2009	$297,180	$79,500	(5)	$101,000	(2)	$67,000	$49,490	(6)	$594,170

John C. Ferrara	2007	$—	$—		$—		$—	$—		$—
Chief Financial Officer	2008	$187,500	$—		$—		$141,400	$5,625	(3)	$334,525
	2009	$235,417	$45,500		$50,500	(2)	$33,500	$1,813	(3)	$366,730

Stefan Chopin	2007	$275,333	$—		$—		$—	$24,750	(7)	$300,083
Chief Technology Officer	2008	$292,000	$25,000	(4)	$25,920	(2)	$36,300	$24,900	(7)	$404,120
	2009	$277,400	$23,500	(5)	$30,300	(2)	$19,600	$11,190	(7)	$361,990

Sue Bratone Childs	2007	$200,000	$—		$308,000	(2)	$120,500	$6,000	(3)	$634,500
Executive Vice President, Marketing and Business Development	2008	$250,000	$12,000	(4)	$—		$24,200	$6,900	(3)	$293,100
	2009	$237,500	$23,000	(5)	$10,100	(2)	$6,700	$1,875	(3)	$279,175

(1)	The amounts shown represent the grant date fair value of the options awarded during the calendar year. See “Note 2(l), Stock-Based Compensation” to our audited financial statements in our Form 10-K for the year ended December 31, 2009 for the assumptions used in such calculations.
(2)	The amounts shown represent the grant date fair value of the restricted shares (and in the case of Mr. Moyer, shares issued in 2009 without restriction) awarded during the calendar year. See “Note 2(l), Stock-Based Compensation” to our audited financial statements in our Form 10-K for the year ended December 31, 2009 for the assumptions used in such calculations.
(3)	The amounts shown represent, for the Named Executive Officers, matching contributions made by the Company to each of the Named Executive Officers pursuant to the Company’s 401(k) Savings Plan. The amount attributable to each such perquisite or benefit for each Named Executive Officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such Named Executive Officer.
(4)	The amounts shown represent amounts paid in 2008 related to bonuses accrued in 2007.
(5)	The amounts shown represent amounts paid in 2009 related to bonuses accrued in 2008. In 2010, certain of the Named Executive Officers received bonuses accrued in 2009. Mr. Moyer, Mr. Chopin and Ms. Childs received $110,000, $40,000 and $30,000, respectively.

(6)	The amounts shown represent, for the Named Executive Officer: (i) matching contributions made by the Company to the Named Executive Officer pursuant to the Company’s 401(k) Savings Plan of $6,750, $6,900 and $2,407 for 2007, 2008 and 2009, respectively; and (ii)rent expense relating to a Company provided apartment in New York City of $32,020, $46,816 and $47,083 for 2007, 2008 and 2009, respectively, in accordance with the Company’s determination that such amounts are appropriately characterized as a perquisite and thus shown as compensation under “All Other Compensation.”
(7)	The amounts shown represent, for the Named Executive Officer: (i) a commutation allowance; and (ii) matching contributions made by the Company to the Named Executive Officer pursuant to the Company’s 401(k) Savings Plan. The amount attributable to each such perquisite or benefit for the Named Executive Officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by the Named Executive Officer.

Grants of Plan Based Awards

The following table provides information regarding equity awards granted to our Named Executive Officers in 2009.

Name	Grant Date	All Other Stock Awards: Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Stock or Option Awards (1)	Grant Date Fair Value of Stock and Option Awards
Philip D. Moyer	2/2/09	—	100,000	$1.01	$67,000	(2)
	2/2/09	100,000	—	$1.01	$101,000	(3)

John C. Ferrara	2/2/09	—	50,000	$1.01	$33,500	(2)
	2/2/09	50,000	—	$1.01	$50,500	(3)

Stefan Chopin	2/2/09	—	25,000	$1.01	$16,750	(2)
	2/2/09	30,000	—	$1.01	$30,300	(3)
	3/16/09	—	5,000	$0.86	$2,850	(2)

Sue Bratone Childs	2/2/09	—	10,000	$1.01	$6,700	(2)
	2/2/09	10,000	—	$1.01	$10,100	(3)

(1)	The amounts shown represent the closing market value of our Common Stock on the date of grant.
(2)	The amounts shown represent the total FASB ASC Topic 718(previously SFAS 123(R) “Share Based Payments”) grant date fair value of the options awarded to the Named Executive Officer. This expense is being recognized over the three-year vesting terms of the options. See “Note 2(1), Stock-Based Compensation” to our audited financial statements in our Form 10-K for the year ended December 31, 2009 for the assumptions used in such calculations.
(3)	The amount shown represent the total grant date fair value determined by the closing market value of our Common Stock on the date of grant of the restricted shares awarded to the Named Executive Officer. These restricted shares vested immediately. Therefore, this expense was recorded in 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the exercise and holdings of previously awarded equity grants outstanding as of December 31, 2009.

	Option Awards		Option Exercise Price ($)	Option Expiration Date	Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)			Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested (2)
Philip D. Moyer	16,667	33,333	$2.88	1/16/18	—		—
	33,334	66,666	$1.76	6/23/18	—		—
	—	100,000	$1.01	2/2/19	—		—
	—	—	—	—	90,476	(3)	$135,714

John C. Ferrara	16,667	33,333	$2.69	3/3/18	—		—
	13,334	26,666	$1.76	6/23/18	—		—
	—	50,000	$1.01	2/2/19	—		—

Stefan Chopin	—	—	—	—	4,500	(4)	$6,750
	33,333	—	$1.72	2/18/14	—		—
	2,500	—	$0.95	6/17/14	—		—
	33,333	—	$1.32	1/31/15	—		—
	75,000	—	$1.92	1/11/16	—		—
	75,000	—	$3.01	2/8/16	—		—
	10,000	20,000	$1.76	6/23/18	—		—
	—	25,000	$1.01	2/2/19	—		—
	—	5,000	$0.86	3/16/19	—		—

Sue Bratone Childs	15,000	—	$1.25	10/29/14	—		—
	5,000	—	$1.32	1/31/15	—		—
	20,000	—	$1.92	1/11/06	—		—
	33,333	16,667	$3.08	2/5/17	—		—
	6,667	13,333	$1.76	6/23/18	—		—
	—	10,000	1.01	2/2/19	—		—

(1)	All options vest at a rate of 33 1/3% per year over the first three years of the ten-year option term.
(2)	Amount calculated based on $1.50, the closing price of our Common Stock on December 31, 2009.
(3)	Mr. Moyer’s restricted stock vesting schedule is as follows: (i) 83,333 shares vested after six months of service on 10/16/2007 with the remaining 166,667 shares vesting in seven equal six-monthly installments of 23,810 from 4/16/08 through 4/16/2011; (ii) 29,528 upon grant on 10/16/2007; and (iii) 16,667 shares vested six months after the grant on 1/31/2008 with the remaining 33,333 shares vesting in seven equal six- monthly installments of 4,762 from 7/31/2008 through 7/31/2011.
(4)	Mr. Chopin’s grant of 9,000 shares of restricted stock vests at a rate of 50% per year over the two-year period beginning January 16, 2008.

Option Exercises and Stock Vested

The following table shows information for 2009 regarding the exercise of stock options and vesting of restricted stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1)
Philip D. Moyer	—	$—	157,143	$171,809
John C. Ferrara	—	$—	50,000	$50,500
Stefan Chopin	—	$—	34,500	$35,655
Sue Bratone Childs	—	$—	60,000	$97,600

(1)	Amount represents the market price of our Common Stock on the day of vesting.

Employment Agreements and Arrangements; Potential Payments upon Termination or Change of Control

The following is a summary of the terms of each of our Named Executive Officer’s employment agreements. Where applicable, the tables below reflect the amount of compensation payable to each of the Named Executive Officers in the event of termination of such executive’s employment. The amount of compensation payable to each Named Executive Officer upon termination for “cause,” termination in the event of death or disability, involuntary not-for-cause termination, termination for “good reason,” and termination following a “change of control” is shown below.

Philip D. Moyer

On April 9, 2007 we entered into an employment agreement with Philip D. Moyer to serve as our President and on July 30, 2007 he became Chief Executive Officer. On December 10, 2008, we amended Mr. Moyer’s employment agreement to allow Mr. Moyer’s stock options and restricted stock grants, upon certain events which terminate his Agreement, including death and disability, to immediately vest and remain exercisable for the period of the lesser of the original term of the stock option or five years.

Mr. Moyer’s Agreement provides that if the Company terminates him for cause he will only be entitled to his earned but unpaid base salary, bonus and benefits. “Cause” under Mr. Moyer’s Agreement, means: (a) the substantial and repeated failure of Mr. Moyer to perform his duties and responsibilities; (b) the conviction of, or plea of guilty or nolo contendere to a felony, or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud that is injurious to the Company or any of its subsidiaries or any of its or their respective customers or suppliers; (c) the use of illegal drugs (whether or not at the workplace); (d) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its subsidiaries to the material disadvantage or detriment of the Company and its subsidiaries; or (e) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries, after the exhaustion of all available appeals, or the violation by Mr. Moyer of the representations made by him of the covenants in the Agreement including with respect to the use and disclosure of the Company’s trade secrets and confidential information or the obligation not to compete with the Company or to solicit employees, customers or suppliers of the Company.

Mr. Moyer’s compensation pursuant to the Agreement includes an annual base salary of $335,000, bonus incentives of up to 75% of such salary based on the achievement of certain financial objectives specified in the Agreement, a one-time grant of 50,000 restricted shares of Common Stock and a $75,000 bonus upon his assuming the role of Chief Executive Officer. In addition to salary and bonus compensation, Mr. Moyer received 250,000 restricted shares of Common Stock with one-third of the restricted stock vesting after the first six months of employment and the remaining stock vesting at the end of each successive six-month period in seven equal installments. Mr. Moyer’s employment continues until terminated and contains customary termination provisions for disability, death and cause, as modified on December 10, 2008 as described above. During the first year, either party was entitled to terminate the Agreement without cause upon thirty days written notice. If such termination had occurred during the first six months of employment, Mr. Moyer would have received three months base salary severance pay, any earned bonus and three months acceleration of the unvested portion of his restricted stock award. If such termination had occurred after six months of employment but prior to the one year anniversary of employment, Mr. Moyer would have received six months base salary severance pay, any earned bonus and six months acceleration of the unvested portion of his restricted stock award.

Mr. Moyer is entitled to terminate the Agreement for “good reason” in the event of a material change in his compensation or duties, a material breach of the Agreement by the Company or a change of control of the Company with which he disagrees. If such termination for good reason had occurred during the first six months of employment, Mr. Moyer would have received six month’s base salary severance pay and any earned bonus, plus six months’ acceleration of the unvested portion of his restricted stock award. If such termination had occurred after six months of employment but prior to the one year anniversary of the Agreement, Mr. Moyer would have received twelve months base salary severance pay and any earned bonus, plus twelve months acceleration of the unvested portion of his restricted stock award. If such termination occurs now or in the future, Mr. Moyer shall be entitled to receive twelve months base salary severance pay, any earned bonus, 24 months acceleration of the unvested portion of his restricted stock award and the immediately vesting of all outstanding stock grants and options which shall remain exercisable for the period of the lesser of the original term of the stock option or five years.

For purposes of Mr. Moyer’s Agreement, “Change of Control” means: (a) any consolidation or merger of the Company pursuant to which a majority of the outstanding voting securities of the surviving or resulting company are not owned collectively by the holders of the Company’s outstanding voting securities as of the date of the transaction (the “Current Control Group”); (b) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Company other than any sale, lease, exchange or other transfer to any company where the Company owns, directly or indirectly, 100% of the outstanding voting securities of such company after any such transfer; (c) any person, other than the Current Control Group, acquiring or becoming the beneficial owner of a majority or more of outstanding voting securities of the Company; (d) commencement by any entity, person, or group of a tender offer or exchange offer where the offeror acquires a majority of the then outstanding voting securities of the Company; (e) in the event of a vote of the stockholders to elect directors of the Company, the vote by a majority of stockholders present at the meeting in favor of candidates other than those nominated by the Company’s then existing Board of Directors; or (f) when, during any period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 24 month period shall be deemed to have satisfied such 24 month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds (2/3) a majority of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24 month period) or through the operation of this proviso.

“Good Reason” means: (a) the occurrence, without Mr. Moyer’s consent, of a “change of control”; (b) a material breach of the terms of the Agreement by the Company if such breach is not cured within 15 business days after Mr. Moyer provides notice of such breach; (c) an involuntary change in Mr. Moyer’s status or position with the Company which constitutes a demotion from Mr. Moyer’s then current responsibilities and scope of powers, authority or duties inherent in such position; (d) a reduction by the Company in Mr. Moyer’s base salary (unless all executive officers of the Company also have their salaries reduced in an equivalent percentage as part of an overall Company cost cutting plan) or material change in Mr. Moyer’s bonus structure; or (e) the Company’s requiring Mr. Moyer to maintain his primary location of employment at a location more than 125 miles from Wayne, Pennsylvania.

The following chart details the severance benefits that would be received by Mr. Moyer according to his contract if the severance event occurred on December 31, 2009.

Executive Benefits and Payments (1)	Termination for “cause” on December 31, 2009	Death on December 31, 2009		Disability on December 31, 2009		Not-for-cause termination on December 31, 2009		Termination for “good reason” on December 31, 2009		“Change of Control” on December 31, 2009		Non-Renewal on December 31, 2009
Restricted Stock	—	$135,714	(2)	$135,714	(2)	$135,714	(2)	$135,714	(2)	$135,714	(2)	—
Stock Options	—	49,000	(3)	49,000	(3)	49,000	(3)	49,000	(3)	49,000	(3)	—
Cash Severance	—	—		—		$445,000	(4)	$445,000	(4)	$445,000	(4)	—

(1)	Assumes no additional payments of accrued salary or discretionary bonus due to payments made in full to Mr. Moyer prior to December 31, 2009 in accordance with normal payroll procedures.
(2)	Assumes vesting of all unvested restricted stock grants at $1.50, the closing price of our Common Stock on December 31, 2009.
(3)	Assumes immediate vesting of all options as well as the exercise of options with an exercise price exceeding $1.50 per share, the closing price of our Common Stock on December 31, 2009.
(4)	Amount payable in one lump sum payment unless Mr. Moyer elects in writing to receive pro-rata bi-monthly payments over twelve months following termination.

John C. Ferrara

On February 29, 2008, we entered into an employment agreement with John C. Ferrara to serve as our Chief Financial Officer. On March 31, 2010, we signed a separation of employment and general release agreement with Mr. Ferrara. Per this agreement, Mr. Ferrara will receive a gross total of $187,500 over 10 months through our regularly scheduled payroll. In addition, the Company will provide Mr. Ferrara with health and dental benefits totaling $10,150 during this period. At the separation date, options to purchase 50,000 shares of our common stock immediately vested. After these options vested, Mr. Ferrara had outstanding options to purchase 113,334 shares of our common stock which are exercisable over the shorter of five years after the separation date, or the original life of the options. The value of these outstanding options, based on the closing price of our common stock at March 31, 2010, was $43,900.

Ronald P. Fetzer

On April 12, 2010, we entered into a consulting agreement with Ronald P. Fetzer to serve as our Interim Chief Financial Officer. Mr. Fetzer’s compensation for his services is $3,850 per week plus reimbursement of reasonable business expenses. Mr. Fetzer can be terminated by any time without cause by the Company upon ten (10) days’ notice. Mr. Fetzer agreed to standard confidentiality, work-for-hire, and non-solicitation restrictions pursuant to the Agreement. On July 6, 2010 we hired David J. Price as our Chief Financial Officer.

Diana Bourke

On March 24, 2010, Ms. Diana Bourke was appointed to serve as our Chief Operations Officer at an annual base salary of $250,000. Ms. Bourke does not have an employment agreement with the Company.

Stefan Chopin

On March 13, 2008, we entered into an employment agreement with Mr. Chopin. The Agreement provides that the Company will have cause to terminate Mr. Chopin if (a) he fails to substantially perform his job related duties, (b) he engages in criminal acts (e.g., embezzlement or fraud) or unprofessional conduct which is injurious to the Company, (c) he is convicted or pleads guilty to a felony or misdemeanor involving theft, larceny, or moral turpitude; or (d) he is grossly negligent in the performance of his duties. If Mr. Chopin is terminated for cause he will only be entitled to his earned but unpaid base salary, bonus and benefits up to his date of termination. On

January 25, 2010, we amended Mr. Chopin’s agreement making him eligible to receive an additional $10,000 in bonus opportunity based on his 2009 annual performance in exchange for additional non-solicit and non-competition provisions.

Under the terms of Mr. Chopin’s Agreement, Mr. Chopin will receive a minimum annual salary of $250,000 and a discretionary annual bonus. In the event his employment is terminated without cause by the Company, he shall receive 12 months salary from the last date of employment. In the event of a “change of control” or if Mr. Chopin’s employment is terminated without cause by the Company, his stock options and other awards shall immediately vest and remain exercisable by him for the lesser of the original term of the stock option grant or award or five years. A “change of control” means: (a) the acquisition of fifty percent (50%) or more of the Company’s outstanding Common Stock or voting securities; (b) the sale of all or substantially all of the Company’s assets which is approved by the Company’s stockholders; or (c) the reorganization, merger or consolidation of the Company into another entity, approved by the Company’s stockholders. The Agreement also contains a standard confidentiality and twelve month non-solicitation and non-competition provisions which are further defined in the amendment dated January 25, 2010.

The following chart details the severance benefits that would be received by Mr. Chopin according to his contract if the severance event occurred on December 31, 2009.

Executive Benefits and Payments (1)	Termination for “cause” on December 31, 2009	Death on December 31, 2009	Disability on December 31, 2009	Termination without “cause” on December 31, 2009		“Change of Control” on December 31, 2009		Non-Renewal on December 31, 2009
Restricted Stock	—	—	—	$6,750	(2)	$6,750	(2)	—
Stock Options	—	—	—	$22,825	(3)	$22,825	(3)	—
Cash Severance	—	—	—	$292,000	(4)	—		—

(1)	Assumes no additional payments of accrued salary or discretionary bonus due to payments made in full to Mr. Chopin prior to December 31, 2009, in accordance with normal payroll procedures.
(2)	Assumes vesting of all unvested restricted stock grants at $1.50, the closing price of our Common Stock on December 31, 2009.
(3)	Assumes immediate vesting of all options as well as the exercise of options with an exercise price exceeding $1.50 per share, the closing price of our Common Stock on December 31, 2009.
(4)	Amount payable in pro-rata bi-monthly payments over 12 months following termination.

Sue Bratone Childs

On May 15, 2007 we entered into an employment agreement with Ms. Childs. This Agreement provides that in the event the Company terminates her employment for any reason other than for cause or there is a change of control of the Company and Ms. Childs’ employment is terminated (excluding a termination for cause) within one year of this change of control, we will provide Ms. Childs with severance equal to the sum of her base salary and the average of any bonus paid to her during the two prior years. A change of control is not defined in Ms. Childs’ Agreement.

The following chart details the severance benefits that would be received by Ms. Childs according to her contract if the severance event occurred on December 31, 2009.

Executive Benefits and Payments (1)	Termination for “cause” on December 31, 2009	Death on December 31, 2009	Disability on December 31, 2009	Termination without cause on December 31, 2009	“Change of Control” on December 31, 2009	Non-Renewal on December 31, 2009
Cash Severance	—	—	—	$267,500	$267,500	$—

(1)	Assumes no additional payments of accrued salary or discretionary bonus due to payments made in full to Ms. Childs prior to December 31, 2009 in accordance with normal payroll procedures.

Ms. Childs resigned from the Company effective June 30, 2010.

David Price

On June 25, 2010 we entered into an employment agreement with Mr. Price. Mr. Price’s compensation, set forth in the employment agreement, includes an annual base salary of at least $250,000, a $125,000 bonus opportunity based on his annual performance in the first year of his employment, a one time $40,000 signing bonus payable across six (6) months, and reimbursement of up to $60,000 in relocation expenses. Mr. Price will also receive 675,000 restricted shares of the Company’s common stock on July 6, 2010, as an inducement grant under the NASDAQ rules and not under the Company’s 2005 Stock Award and Incentive Plan, as amended. The restricted shares will vest in equal installments on the first three anniversaries of such date. The employment agreement contains customary provisions for termination For Cause. In addition, the Company may terminate Mr. Price’s employment without Cause (as defined in the employment agreement) and Mr. Price may resign his employment for Good Reason (as defined in the employment agreement). In the case of a termination without Cause or a resignation for Good Reason, Mr. Price will be entitled to receive six (6) months base salary as severance pay, a prorated share of his bonus during such period and the continued vesting of all stock options and restricted stock awards that are not performance based according to their predefined schedule (in an amount equivalent to six (6) months of monthly vesting) over the six (6) month period following the date of such termination which will then remain exercisable for the remainder of the term of such stock option. In the event of a Change of Control of the Company (as defined in the employment agreement), Mr. Price’s stock options and other stock awards immediately vest and remain exercisable for the remainder of the original term of each stock option. In addition, in the event of a Change of Control of the Company in connection with which Mr. Price’s employment is terminated without Cause or he resigns for Good Reason, Mr. Price shall receive six (6) months base salary. Mr. Price is required, pursuant to the employment agreement, to deliver to the Company a general release of liability prior to receiving any payments or benefits to which his entitled under the employment agreement (other than earned but unpaid base salary, bonus and benefits). The employment agreement also contains restrictive confidentiality, non-disclosure and inventions assignment obligations. Mr. Price is also subject to a non-solicitation and non-compete covenant for a period of six (6) months following the termination of Mr. Price’s employment for any reason.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill-level required by the Company of members of the Board of Directors.

Cash Compensation Paid to Board Members

For 2009, members of the Board who are not employees of the Company are entitled to receive an annual cash retainer of $10,000. Directors are also eligible to receive $5,000 per year for serving on each of the Audit Committee and the Compensation Committee. The Chairman of the Audit Committee and the Chairman of the Compensation Committee are also eligible to receive additional compensation $7,500 and $2,500, respectively. The Chairman of the Board’s compensation was set at $50,000 per year and he was also granted 38,462 shares of restricted stock which vest in three equal installments over three years. Directors who are employees of the Company receive no compensation for their service as directors. Cash compensation is paid to members of the Board on a semi-annual basis.

In 2009, the Company requested, in an effort to preserve the financial resources of that Company, that members of the Board receive their compensation for service for the period of January 1, 2009 through June 30, 2009 in stock options rather than cash compensation. Messrs. Feinstein, Maged and O’Neill all agreed to receive their compensation for such period in stock options based on the grant date fair value of the options and Mr. Mellinger and Ms. DeMarse elected to defer their compensation initially, but have since received it.

Stock Options

Directors are currently eligible to receive stock options every three years under the 2005 Plan, which replaced the 1996 Stock Option Plan (the “1996 Plan”), the 1999 Stock Option Plan (the “1999 Plan”) and the 1999 Outside Directors’ Stock Option Plan (the “1999 Directors Plan”). Each new non-employee director is granted, at the time of his or her appointment and on each third anniversary thereafter, a nonstatutory option to purchase 15,000 shares of Common Stock. The exercise price of each of these options is equal to the fair market value of Common Stock on the date of grant. These options vest equally over a three-year period. The table below summarizes the options and restricted stock granted to directors for the year ended December 31, 2009.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Number of Securities Underlying Restricted Stock Grants (#)	Exercise or Base Price of Awards (1)	Grant Date Fair Value
Mark Maged	7/17/09	29,850	—	$1.35	$25,000	(2)
	8/3/09	—	33,784	$1.48	$50,000	(3)
	8/20/09	—	4,678	$1.95	$9,122	(3)

Richard Feinstein	7/17/09	13,440	—	$1.35	$11,250	(2)

William J. O’Neill, Jr.	7/17/09	13,440	—	$1.35	$11,250	(2)

(1)	The amounts shown represent the closing market value of our Common Stock on the date of grant.
(2)	The amounts shown represent the grant date fair value of the options awarded to the Director based on the cash value of services rendered. This expense was recognized entirely in 2009 as the options vested immediately.
(3)	The amounts shown represent the total grant date fair value determined by the closing market value of our Common Stock on the date of grant of the restricted shares awarded to the Director. This expense is being recognized over a three-year vesting term.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the year ended December 31, 2009.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Mark Maged, Chairman	$25,000	$59,122	$25,000	—	—	—	$109,122
Elisabeth DeMarse	$18,333	—	$—	—	—	—	$18,333
Richard L. Feinstein	$11,250	—	$11,250	—	—	—	$22,500
Douglas K. Mellinger	$15,000	—	$—	—	—	—	$15,000
John Mutch	$5,000	—	$—	—	—	—	$5,000
William J. O’Neill, Jr.	$11,250	—	$11,250	—	—	—	$22,500

(1)	Philip D. Moyer, the Company’s President and Chief Executive Officer, is not included in this table as he receives no compensation for his services as a director. The compensation he receives is shown in the Summary Compensation Table.
(2)	The amounts shown represent the grant date fair value of the restricted shares awarded during the calendar year. See “Note 2(l), Stock-Based Compensation” to our audited financial statements in our Form 10-K for the year ended December 31, 2009 for the assumptions used in such calculations.
(3)	The amounts shown represent the grant date fair value of the options awarded during the calendar year. See “Note 2(l), Stock-Based Compensation” to our audited financial statements in our Form 10-K for the year ended December 31, 2009 for the assumptions used in such calculations.

Compensation Committee Interlocks and Insider Participation

No interlocking relationships exist between any members of the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

CODE OF ETHICS

We have adopted a written Code of Ethics (the “Code of Ethics”) that applies to our Chief Executive Officer and senior financial officers and a written Code of Conduct (the “Code of Conduct”) that applies to all our directors, officers and employees.

A copy of the Code of Ethics and the Code of Conduct is available on our web site at www.edgar-online.com and print copies are available to any stockholder that requests a copy. Any amendment to the Code of Ethics or the Code of Conduct or any waiver of the Code of Ethics or the Code of Conduct will be disclosed on our web site promptly following the date of such amendment or waiver.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our Common Stock as of July 19, 2010 by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding Common Stock;

•	each of our directors and nominees for director;

•	each of the Named Executive Officers; and

•	all of our directors, nominees for director and executive officers as a group.

Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all of our Common Stock owned by them.

Name of Beneficial Owner	Number of Shares (1)	Percent of Shares Owned
Executive Officers and Directors:
Philip D. Moyer (2)	655,720	2.4%
Stefan Chopin (3)	598,963	2.2%
Ronald P. Fetzer	—	*
Diana Bourke	—	*
Alfred R. Berkeley, III	—	*
John M. Connolly	—	*
Elizabeth DeMarse (4)	55,000	*
Richard L. Feinstein (5)	71,773	*
Mark Maged (6)	217,730	*
Douglas K. Mellinger (7)	35,000	*
William J. O’Neill, Jr. (8)	48,440	*
David Price	—	*
Jeffrey Schwartz	—	*
All executive officers, directors and nominees for director as a group (13 persons)	1,682,626	6.1%

Other 5% Stockholders:
Dawson-Herman Capital Management (9)	2,861,421	10.6%
354 Pequot Avenue
Southport, CT 06890

Theodore L. Cross (10)	2,036,100	7.6%
One Cambelton Circle
Princeton, NJ 08540

Susan Strausberg (11)	1,596,500	5.9%
603 Hurst Creek Road
Austin, TX 78734

Basil P. Regan c/o Regan Partners, L.P. (12)	1,425,202	5.3%
32 East 57th Street, 20th Floor
New York, NY 10002

R.L. Renck & Co., Inc (12)	1,411,215	5.2%
116 West 23rd Street, Suite 500
New York, NY 10011

*	Less than 1%.

(1)	Shares of Common Stock underlying options currently exercisable or exercisable within 60 days are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person.
(2)	Includes 138,096 shares issuable upon exercise of options exercisable and vesting of restricted stock within 60 days. Does not include 57,142 shares of restricted stock issuable on vesting after 60 days.
(3)	Includes shares owned jointly with Barbara Chopin, his wife, and 249,167 shares issuable upon exercise of options exercisable within 60 days.
(4)	Includes 55,000 shares issuable upon exercise of options exercisable within 60 days.
(5)	Includes 71,773 shares issuable upon exercise of options exercisable within 60 days.
(6)	Includes 105,172 shares issuable upon exercise of options exercisable and vesting of restricted stock within 60 days. Does not include 39,199 shares of restricted stock issuable on vesting after 60 days.
(7)	Includes 35,000 shares issuable upon exercise of options exercisable within 60 days.
(8)	Includes 48,440 shares issuable upon exercise of options exercisable within 60 days.
(9)	Reflects amount derived from such entity’s Schedule 13G, as filed with the SEC on February 16, 2010.
(10)	Reflects amount derived from such entity’s Schedule 13G, as filed with the SEC on February 5, 2010.
(11)	Reflects amount derived from such entity’s Schedule 13G, as filed with the SEC on February 10, 2010.
(12)	Reflects amount derived from such entity’s Schedule 13G, as filed with the SEC on February 11, 2010.

The following table sets forth information regarding the beneficial ownership of our Series B Stock as of July 19, 2010 by Bain Capital Venture Integral Investors, LLC, which owns 100% of such stock, and has sole voting and investment power with respect to such stock.

Name of Beneficial Owner	Number of Shares	Percent of Shares Owned
Bain Capital Venture Integral Investors, LLC (1)	120,000	100%
111 Huntington Avenue
Boston, MA 02199

(1)	Reflects amount derived from such entity’s Schedule 13D, as filed with the SEC on February 10, 2010.

Equity Compensation Plans

The following table sets forth information as of December 31, 2009 with respect to compensation plans under which our equity securities are authorized for issuance.

	Number of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number Of Securities Remaining Available For Future Issuance
Equity compensation plans approved by stockholders	3,883,048	(1)	$2.17	1,428,185	(2)
Equity compensation plans not approved by stockholders	—		—	—

Total	3,883,048	(1)	$2.17	1,428,185	(2)

(1)	Includes 27,500 options issued and outstanding in the 1996 Plan with a weighted average exercise price of $1.10 per share, 1,096,216 options issued and outstanding under the 1999 Plan with a weighted average exercise price of $2.21 per share, 45,000 options issued and outstanding in the 1999 Directors Plan with a weighted average exercise price of $1.59 per share, 2,444,646 shares outstanding under the 2005 Plan with a weighted average exercise price of $2.13 per share, 169,686 unvested shares of restricted stock with a weighted average exercise price of $0.00 and 100,000 warrants with a weighted average exercise price of $2.81 per share.
(2)	Includes Common Stock available for issuance under the 2005 Plan.

Stock Option Plan Information

We previously had three stock option plans: the 1996 Plan, the 1999 Plan, as amended, and the 1999 Directors Plan. The 1996 Plan provided for the granting of options to purchase up to an aggregate of 800,000 shares of our authorized but unissued Common Stock to our officers, directors, employees and consultants. The 1999 Plan provided for the granting of options to purchase up to an aggregate of 3,200,000 shares of our authorized but unissued Common Stock to our officers, directors, employees and consultants. The 1999 Directors Plan provided for the granting of options to purchase up to an aggregate of 100,000 shares of our authorized but unissued Common Stock to outside directors. We also assumed the FreeEDGAR Stock Option Plan (the “FreeEDGAR Plan”) related to our acquisition of FreeEDGAR in 1999.

In May 2005, we adopted the 2005 Plan. The 2005 Plan replaced the 1999 Plan, the FreeEDGAR Plan, the 1996 Plan and the 1999 Directors Plan, so that shares are available for future awards only under the 2005 Plan. The remaining available shares under the 1999 Plan, the FreeEDGAR Plan, the 1996 Plan and the Directors Plan were made available under the 2005 Plan. In addition, the 2005 Plan made 1,087,500 new shares of our Common Stock available for equity awards. At the Annual Meeting of Stockholders held on June 23, 2008, the 2005 Plan was amended to increase the number of shares available for grant by 1,000,000. On June 10, 2009, the 2005 Plan was further amended to increase the number of shares available for grant by 1,000,000 and also to make clear that, under such plan, the Company may not reprice stock options or stock appreciation rights without stockholder approval

The 2005 Plan authorizes a broad range of awards, including stock options, stock appreciation rights, restricted stock grants, and deferred stock grants. Our executive officers and other employees and our subsidiaries, directors, and non-employee directors, consultants and others who provide substantial services to us and our subsidiaries, are eligible to be granted awards under the 2005 Plan.

The exercise price and term of options (including both incentive and non-qualified options) granted under the 2005 Plan are determined by the Compensation Committee or the entire Board of Directors, except that the exercise price of incentive stock options must be at least as equal to the fair market value of our Common Stock on the date of grant and the option term cannot exceed ten years. In addition, no incentive stock option may be granted to an individual who, at the time the option is granted, owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of our Common Stock, unless (1) such option has an exercise price of at least 110% of the fair market value of the Common Stock on the date of the grant of such option and (2) such option cannot be exercised more than five years after the date it is granted. The 2005 Plan also authorizes the Board of Directors to provide for option vesting to accelerate and become fully vested in the event of certain significant corporate transactions if the options are not assumed or substituted by a successor corporation.

At March 31, 2010, options to purchase 2,449,646 shares and 60,580 unvested restricted shares were outstanding under the 2005 Plan, options to purchase 1,021,216 shares were outstanding under the 1999 Plan, options to purchase 27,500 shares were outstanding under the 1996 Plan and options to purchase 45,000 shares were outstanding under the 1999 Directors’ Plan. In addition, there are 1,498,185 options available for future grants under the 2005 Plan at March 31, 2010.

Related Persons Transactions Policy

The Board of Directors is charged with approving transactions involving our directors, executive officers or any nominees for director and any stockholder holding more than 5% of our Common Stock and their immediate family members. There were no such transactions during our last fiscal year. The types of transactions covered by this policy are transactions, arrangements or relationships or any series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) we (including any of our subsidiaries) were, or will be a participant, (2) the aggregate amount involved exceeds $120,000 in any calendar year, and (3) any related person had, has or will have a direct or indirect interest (other than solely as a result of being a director or holding less than a 10 percent beneficial ownership interest in another entity), and which is required by the rules and regulations of the SEC to be disclosed in our public filings. The Board of Directors will only approve transactions with related persons when the Board of Directors determines such transactions are in our best interests or the best interests of our stockholders. In determining whether to approve or ratify a related person transaction, the Board of Directors will apply the following standards and such other standards it deems appropriate:

•	whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

•	whether the transaction is material to us or the related person;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction;

•	the extent of the related person’s interest in the transaction; and

•	whether there are alternative sources for the subject matter of the transaction.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our certificate of incorporation and by-laws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and any person or entity who own more than 10% of a registered class of our Common Stock or other equity securities, to file with the SEC certain reports of ownership and changes in ownership of our securities. Executive officers, directors and stockholders who hold more than 10% of our outstanding Common Stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). We prepare Section 16(a) forms on behalf of our executive officers and directors (except for Mr. Connolly and Mr. Schwartz who prepare their own filings) based on the information provided by them. Based solely on review of this information, we believe that, during 2009, no reporting person failed to file the forms required by Section 16(a) of the Securities Exchange Act of 1934 on a timely basis.

PROPOSAL NO. 5—PROPOSAL TO APPROVE AMENDMENTS TO THE 2005 PLAN TO

INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE

FOR AWARD UNDER SUCH PLAN AND TO INCREASE THE LIMITATION ON THE AMOUNT OF AWARDS THAT MAY BE GRANTED TO ANY ONE PARTICIPANT IN A GIVEN YEAR

Stockholders will be asked at the Annual Meeting to vote on a proposal to approve amendments (i) to increase the number of shares of Common Stock available for award under the 2005 Plan by 5,955,109 shares of Common Stock and (ii) to increase from 300,000 to 1,000,000 the limitation on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code. The shares are requested to issue grants to new and existing employees, including the issuance of performance-based grants which align employee performance with the stock and financial success of the Company. The increase in the limitation on the amount of awards that may be granted to any one participant may also result in grants to existing employees, including our executive officers, that are larger than they would be under the terms of the current 2005 Plan. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting is required to approve this proposal. A copy of the amendments to the 2005 Plan is attached hereto as Annex C, and a copy of the 2005 Plan itself is attached hereto as Annex D.

The purpose of the 2005 Plan is to attract and retain skilled and qualified officers, employees and directors by providing long-term incentive compensation opportunities competitive with those made available by other companies, motivate participants to achieve the long-term success and growth of the Company, facilitate ownership of shares of the Company and align the interests of the participants with those of the Company’s stockholders.

The 2005 Plan was approved by the Board of Directors on May 19, 2005, and approved by the Company’s stockholders at the 2005 Annual Meeting of Stockholders. At the Annual Meeting of Stockholders held on June 23, 2008, the number of shares available for grant under the 2005 Plan was increased by 1,000,000. At the Annual Meeting of Stockholders held on June 10, 2009, the number of shares available for grant under the 2005 Plan was increased by 1,000,000. As of July 19, 2010, there were only 1,369,345 shares of Common Stock available for future grant under the 2005 Plan.

The Board of Directors believes that equity awards made under the 2005 Plan have been, and continue to be, an important incentive for our officers, employees, and directors. Consequently, we have consistently included equity incentives, in the form of stock options or occasionally restricted stock grants, as a significant component of compensation for our officers and key employees. The Board of Directors’ goal is to tie the stockholders’ interest securely with that of the Company’s officers, employees and directors, so that the financial performance of the Company is directly linked to compensation and recipients of grants pursuant to the 2005 Plan are increasingly motivated to perform at their optimal level.

The Board of Directors believes that the increase in the number of shares available for grant under the 2005 Plan, and the ability to make larger grants to individuals than it could currently make in a given year under the 2005 Plan if it wanted the grants to qualify as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m) of the Code, are critical to the successful implementation of the Company’s strategic and operational initiatives over the next several years, as these changes will enable us to provide competitive long-term incentives to the officers and key employees who are responsible for directing and delivering these initiatives. The Board of Directors further believes that the successful completion of these initiatives are essential to building and sustaining long-term stockholder value.

Further, the approval of the increase in the number of shares available for grant under the 2005 Plan and the ability to make larger grants to individuals than we could currently make in a given year under the 2005 Plan will enable us to continue to grant stock options and other awards at levels determined appropriate by the Board of Directors as part of our long-term incentive compensation program. The increases will also provide us with flexibility in designing equity incentives in an environment where a number of companies have moved from traditional stock option grants to other stock-based awards, including SARs, restricted stock awards, restricted stock unit awards, and performance stock awards. Accordingly, the share reserve increase and annual limit increase will allow us to continue to use equity incentives to secure and retain the services of our officers, employees, and directors, and to provide long-term incentives that align their interests with those of the Company’s stockholders.

General Plan Information

The Board of Directors and the Compensation Committee approved the 2005 Plan to help the Company:

•

Attract, retain, motivate and reward officers, employees and directors of the Company and its subsidiaries and consultants and advisors to the Company and its subsidiaries (collectively, “Participants”);

•	Provide equitable and competitive compensation opportunities; and

•	Promote creation of long-term value for stockholders by closely aligning the interests of Participants with the interests of stockholders.

The Board of Directors and the Compensation Committee believe that awards linked to Common Stock and awards with terms tied to Company performance can provide incentives for the achievement of important performance objectives and promote the long-term success of the Company. Therefore, they view the 2005 Plan as a key element of the Company’s overall compensation program.

Overview of 2005 Plan Awards

The 2005 Plan authorizes a broad range of awards, including:

•	stock options;

•	SARs;

•	restricted stock, a grant of actual shares subject to a risk of forfeiture and restrictions on transfer;

•

deferred stock, a contractual commitment to deliver shares at a future date, which may or may not be subject to a risk of forfeiture (forfeitable deferred stock is sometimes called “restricted stock units”);

•	other awards based on Common Stock;

•	dividend equivalents;

•	performance shares or other stock-based performance awards (these include deferred stock or restricted stock awards that may be earned by achieving specific performance objectives);

•	cash-based performance awards tied to achievement of specific performance objectives; and

•	shares issuable in lieu of rights to cash compensation.

Administration

The 2005 Plan is administered by the Compensation Committee on the basis of a plan year ending on December 31. Each member of the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, an “outside director” as set forth in Section 162(m) of the Internal Revenue Code (the “Code”), and an “independent director” under The NASDAQ Stock Market Marketplace Rules. The Compensation Committee’s authority under the 2005 Plan includes, but is not limited to, the authority to: (i) grant awards under the 2005 Plan; (ii) select the officers, employees and eligible directors to whom awards are granted; (iii) determine the types of awards granted and the timing of such awards; (iv) determine whether an award is, or is intended to be, “performance-based compensation” within the meaning of 162(m) of the Code; (v) determine or modify the terms and conditions of any award, to the extent not inconsistent with the terms of the 2005 Plan and any operative employment or other agreement; (vi) determine whether any conditions or objectives relating to awards have been met; (vii) adopt, alter and repeal such administrative rules, guidelines, practices and administrative forms governing the 2005 Plan as it deems advisable; (viii) construe, interpret, administer and implement the terms of the 2005 Plan, any award and related agreements; (ix) correct any defect, supply any omission and reconcile any inconsistency in or between the 2005 Plan, any award and related agreements; (x) prescribe any legends to be affixed to certificates representing Common Stock or other interests granted or issued under the 2005 Plan; (xi) subsequently modify or waive any terms and conditions of awards, not inconsistent with the terms of the 2005 Plan and any operative employment or other agreement; (xii) promulgate such administrative forms as they from time to time deem necessary or appropriate for administration of the 2005 Plan; and (xiii) otherwise supervise the administration of the 2005 Plan securities to be offered.

For more information on the total number of shares available under the Company’s equity compensation plans and subject to outstanding options, warrants and rights as of the end of the last fiscal year, see “Equity Compensation Plans” above.

Restriction on Repricing and Loans

Consistent with the requirements of Nasdaq, the 2005 Plan includes a restriction providing that, without stockholder approval, the Company will not amend or replace options or SARs previously granted under the 2005 Plan in a transaction that constitutes a “repricing.” For this purpose, a “repricing” is defined as amending the terms of an option or SAR after it is granted to lower its exercise price, any other action that is treated as a repricing under generally accepted accounting principles, or canceling an option at a time when its strike price is equal to or greater than the fair market value of the underlying stock in exchange for another option, SAR, restricted stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. Adjustments to the exercise price or number of shares subject to an option or SAR to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing.”

The 2005 Plan does not authorize loans from the Company to participants.

Only the number of shares actually delivered to participants in connection with an award after all restrictions have lapsed will be counted against the number of shares reserved under the 2005 Plan. Thus, shares will remain available for new awards if an award expires, is forfeited, or is settled in cash, if shares are withheld or separately surrendered to pay the exercise price of an option or to satisfy tax withholding obligations relating to an award, if fewer shares are delivered upon exercise of an SAR than the number to which the SAR related, or if shares that had been issued as restricted stock are forfeited. The maximum number of shares that may be issued under the 2005 Plan is not affected by (i) the payment in cash of dividends or dividend equivalents in connection with outstanding awards or (ii) the granting or payment of stock-denominated awards that by their terms may be settled only in cash. Shares delivered under the 2005 Plan may be either newly issued or treasury shares.

Per-Person Award Limitations. The 2005 Plan includes a limitation on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m) of the Code. Under this annual per-person limitation, no participant may in any year be granted share-denominated awards under the 2005 Plan relating to more than his or her “Annual Limit”. The Annual Limit currently equals 300,000 shares plus the amount of the participant’s unused Annual Limit relating to share-based awards as of the close of the previous year, subject to adjustment for splits and other extraordinary corporate events. In the case of cash-denominated awards, the 2005 Plan limits performance awards that may be earned by a participant to the participant’s defined Annual Limit, which for this purpose equals $1 million plus the amount of the participant’s unused cash Annual Limit as of the close of the previous year. The per-person limit for cash-denominated performance awards does not operate to limit the amount of share-based awards, and vice versa. These limits apply only to awards under the 2005 Plan, and do not limit the Company’s ability to enter into compensation arrangements outside of the 2005 Plan.

Stockholders will be asked at the Annual Meeting to vote on a proposal to approve an amendment to the 2005 Plan to increase from 300,000 to 1,000,000 the limitation on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code. At the time the 2005 Plan was approved, we had approximately 25 million shares outstanding. If our shareholders approve the acquisition of UBmatrix and the other proposals in this proxy, then on a fully diluted basis accounting for all preferred shares, over the next four years our fully diluted shares outstanding will rise to an amount just over 67 million shares outstanding. Our Board believes that to attract and retain key personnel we must have the ability to offer competitive compensation packages. When evaluating compensation packages, employee candidates and compensations consultants generally compare the equity component of a compensation package based on the percent ownership granted on a fully diluted basis versus similar employment opportunities at other companies. We are asking for this increase to have the ability to achieve equity ownership percentages in line with the market.

Adjustments. Adjustments to the number and kind of shares subject to the share limitations and specified in the share-based Annual Limit are authorized in the event of a large, special or non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, business combination, or other similar corporate transaction or event affecting the Common Stock. The Company is also obligated to adjust outstanding awards upon the occurrence of these types of events to preserve, without enlarging, the rights of the 2005 Plan participants with respect to such awards. The Compensation Committee may adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles, except that adjustments to awards intended to qualify as “performance-based” generally must conform to requirements imposed by Section 162(m).

Eligibility. Executive officers and other employees of the Company and its subsidiaries, and non-employee directors, consultants and others, who provide substantial services to the Company and its subsidiaries, are eligible to be granted awards under the 2005 Plan. In addition, any person who has been offered employment by the Company or a subsidiary may be granted awards, but such prospective grantee may not receive any payment or exercise any right relating to an award until he or she has commenced employment or the providing of services.

Administration. The 2005 Plan is administered by the Compensation Committee, except that the Board of Directors may itself act to administer the Plan. (References to the “Committee” here mean the Compensation Committee or the full Board of Directors exercising authority with respect to a given Award.) Subject to the terms and conditions of the 2005 Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the amount of a performance award, specify times at which awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2005 Plan, and make all other determinations which may be necessary or advisable for the administration of the 2005 Plan. Nothing in the 2005 Plan precludes the Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including the Named Executive Officers, outside of the 2005 Plan. The 2005 Plan provides that members of the Committee and the Board of Directors shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the 2005 Plan.

Stock Options and SARs. The Committee is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. SARs may also be granted, entitling the participant to receive the excess of the fair market value of a share on the date of exercise over the SAR’s designated “base price.” The exercise price of an option and the base price of an SAR are determined by the Committee, but generally may not be less than the fair market value of the shares on the date of grant (except as described below under “Other Terms of Awards”). The maximum term of each option or SAR will be ten years. Subject to this limit, the times at which each option or SAR will be exercisable and provisions requiring forfeiture of unexercised options (and in some cases gains realized upon an earlier exercise) at or following termination of employment or upon the occurrence of other events generally are fixed by the Committee. Options may be exercised by payment of the exercise price in cash, shares having a fair market value equal to the exercise price or surrender of outstanding awards or other property having a fair market value equal to the exercise price, as the Committee may determine. This may include withholding of option shares to pay the exercise price if that would not result in additional accounting expense. The Committee also is permitted to establish procedures for broker-assisted cashless exercises. Methods of exercise and settlement and other terms of SARs will be determined by the Committee. SARs may be exercisable for shares or for cash, as determined by the Committee. Options and stock appreciation rights may be granted on terms that cause such awards not to be subject to Code Section 409A (“Section 409A”). Alternatively, such awards and cash stock appreciation rights may have terms that cause those awards to be deemed deferral arrangements subject to Section 409A. The Committee can require that outstanding options be surrendered in exchange for a grant of SARs with economically matching terms.

Restricted and Deferred Stock/Restricted Stock Units. The Committee is authorized to grant restricted stock and deferred stock. Prior to the end of the restricted period, shares granted as restricted stock may not be sold, and will be forfeited in the event of termination of employment in specified circumstances. The Committee will establish the length of the restricted period for awards of restricted stock. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the participant to the rights of a stockholder of the Company, including the right to vote the shares and to receive dividends (which may be forfeitable or non-forfeitable), unless otherwise determined by the Committee.

Deferred stock gives a participant the right to receive shares at the end of a specified deferral period. Deferred stock subject to forfeiture conditions may be denominated as an award of “restricted stock units.” The Committee will establish any vesting requirements for deferred stock/restricted stock units granted for continuing services. One advantage of restricted stock units, as compared to restricted stock, is that the period during which the award is deferred as to settlement can be extended past the date the award becomes non-forfeitable, so the Committee can require or permit a participant to continue to hold an interest tied to Common Stock on a tax-deferred basis. Prior to settlement, deferred stock awards, including restricted stock units, carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents (which may be forfeitable or non-forfeitable) will be paid or accrued if authorized by the Committee.

Other Stock-Based Awards, Stock Bonus Awards, and Awards in Lieu of Other Obligations. The 2005 Plan authorizes the Committee to grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Common Stock. The Committee will determine the terms and conditions of such awards, including the consideration to be paid to exercise awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions and restrictions on awards. In addition, the Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify.

Performance-Based Awards. The Committee may grant performance awards, which may be cash-denominated awards or share-based awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted or becoming exercisable or settleable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Committee. If so determined by the Committee, in order to avoid the limitations on tax deductibility under Section 162(m) of the Code, the business criteria used by the Committee in establishing performance goals applicable to performance awards to the named executive officers will be selected from among the following:

•	Sales or sales growth;

•	Expenses or expense ratios;

•	Operating income, earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items;

•	Net income or net income per common share (basic or diluted; including or excluding extraordinary items);

•	Return on assets, return on investment, return on capital, or return on equity;

•	Cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;

•	Economic profit or value created;

•	Stock price or total stockholder return; and

•

Specific strategic or operational business criteria, including market penetration, geographic expansion, new concept development goals, new projects, new products, or new ventures; customer satisfaction; staffing, training and development, succession planning or employee satisfaction; goals relating to acquisitions, divestitures, affiliates or joint ventures.

The Committee retains discretion to set the level of performance for a given business criteria that will result in the earning of a specified amount under a performance award. These goals may be set with fixed, quantitative targets, targets relative to past Company performance, or targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the Committee for comparison. The Committee may specify that these performance measures will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period, if so specified by the Committee.

Annual Incentive Awards. One type of performance award that may be granted under the 2005 Plan is annual incentive awards, settleable in cash or in shares upon achievement of preestablished performance objectives achieved during a specified period of up to one year. The Committee generally must establish the terms of annual incentive awards, including the applicable performance goals and the corresponding amounts payable (subject to per-person limits), and other terms of settlement, and all other terms of these awards, not later than 90 days after the beginning of the fiscal year. As stated above, annual incentive awards granted to Named Executives Officers are intended to constitute “performance-based compensation” not subject to the limitation on deductibility under Code Section 162(m). In order for such an annual incentive award to be earned, one or more of the performance objectives described in the preceding paragraph will have to be achieved. The Committee may specify additional requirements for the earning of such awards.

Other Terms of Awards. Awards may be settled in cash, shares, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award, including shares issued upon exercise of an option subject to compliance with Code Section 409A, in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. The 2005 Plan allows vested but deferred awards to be paid out to the participant in the event of an unforeseeable emergency. The Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of the Company’s obligations under the 2005 Plan. The Committee may condition awards on the payment of taxes, and may provide for mandatory or elective withholding of a portion of the shares or other property to be distributed in order to satisfy tax obligations. Awards granted under the 2005 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may permit transfers of awards other than incentive stock options on a case-by-case basis. This flexibility can allow for estate planning or other limited transfers consistent with the incentive purpose of the 2005 Plan.

The Committee is authorized to impose non-competition, non-solicitation, confidentiality, non-disparagement and other requirements as a condition on the participant’s right to retain an award or gains realized by exercise or settlement of an award. Awards under the 2005 Plan may be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law.

The Committee may not grant awards in substitution for, exchange for or as a buyout of other awards under the 2005 Plan, awards under other Company plans, or other rights to payment from the Company, and to exchange or buy out outstanding awards for cash or other property without stockholder approval. In addition, it may not grant awards in addition to and in tandem with other awards or rights without stockholder approval.

Dividend Equivalents. The Committee may grant dividend equivalents. These are rights to receive payments equal in value to the amount of dividends paid on a specified number of shares of Common Stock while an award is outstanding. These amounts may be in the form of cash or rights to receive additional awards or additional shares of Common Stock having a value equal to the cash amount. The awards may be granted on a stand-alone basis or in conjunction with another award, and the Committee may specify whether the dividend equivalents will be forfeitable or non-forfeitable. Typically, rights to dividend equivalents are granted in connection with restricted stock units or deferred stock, so that the participant can earn amounts equal to dividends paid on the number of shares covered by the award while the award is outstanding.

Vesting, Forfeitures, and Related Award Terms. The Committee may in its discretion determine the vesting schedule of options and other awards, the circumstances that will result in forfeiture of the awards, the post-termination exercise periods of options and similar awards, and the events that will result in acceleration of the ability to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award.

In addition, the 2005 Plan provides that following a “Change in Control,” the Committee may take any of the following actions with respect to an award: provide for its full vesting, provide for its termination beyond the date of full vesting, deem performance goals to have been met, provide for the settlement of an award in cash or for termination of the award or cause the award to be assumed as part of the transaction. A “Change of Control” generally includes (A) a merger, reorganization, consolidation, or similar transaction in which the stockholders of the Company immediately prior to the transaction do not own more than 50% of the voting power of the surviving corporation in substantially the same proportions as before the transaction , (B) stockholder approval of a liquidation or dissolution of the Company, (C) sale of substantially all assets of the Company, (D) any “person” becomes the owner, directly or indirectly of shares representing at least 25% of the Company’s voting power, or (E) certain changes of more than half of the membership of the Board of Directors. Change in control provisions are limited, however, by applicable restrictions under Code Section 409A.

Amendment and Termination of the 2005 Plan. The Board of Directors may amend, suspend, discontinue, or terminate the 2005 Plan or the Committee’s authority to grant awards thereunder without stockholder approval, except as required by law or regulation or under the Marketplace Rules of the Nasdaq. Nasdaq Marketplace rules now require stockholder approval of any material amendment to plans such as the 2005 Plan. Under these rules, however, stockholder approval will not necessarily be required for all amendments which might increase the cost of the 2005 Plan or broaden eligibility. Unless earlier terminated, the authority of the Committee to make grants under the 2005 Plan will terminate ten years after the latest stockholder approval of the 2005 Plan, and the 2005 Plan will terminate when no shares remain available and the Company has no further obligation with respect to any outstanding award.

Federal Income Tax Implications of the 2005 Plan

The Company believes that under current law the following Federal income tax consequences generally would arise with respect to awards under the 2005 Plan.

Options and SARs that are not deemed to be deferral arrangements under Section 409A would have the following tax consequences: The grant of an option or an SAR will create no federal income tax consequences for the participant or the Company. A participant will not have taxable income upon exercising an option which is an ISO, except that the alternative minimum tax may apply. Upon exercising an option which is not an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise. Upon exercising an SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received.

Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the ISO shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant’s sale of shares acquired by exercise of an option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis” in such shares. The tax “basis” normally is the exercise price plus any amount he or she recognized as ordinary income in connection with the option’s exercise. A participant’s sale of shares acquired by exercise of an SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the tax “basis” in the shares, which generally is the amount he or she recognized as ordinary income in connection with the SAR’s exercise.

The Company normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with an option or SAR, but no tax deduction relating to a participant’s capital gains. Accordingly, the Company will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods before selling the shares.

Some options and SARs, such as those with deferral features, and an SAR settleable in cash, may be subject to Code Section 409A, which regulates deferral arrangements. In such case, the distribution to the participant of shares or cash relating to the award would have to meet certain restrictions in order for the participant not to be subject to tax and a tax penalty at the time of vesting. One significant restriction would be a requirement that the distribution not be controlled by the participant’s discretionary exercise of the option or stock appreciation right (subject to limited exceptions). If the distribution and other award terms meet applicable requirements under Section 409A, the participant would realize ordinary income at the time of distribution rather than earlier, with the amount of ordinary income equal to the distribution date value of the shares less any exercise price actually paid. The Company would not be entitled to a tax deduction at the time of exercise, but would become entitled to a tax deduction at the time shares are delivered at the end of the deferral period.

Awards other than options and stock appreciation rights that result in a transfer to the participant of cash or shares or other property generally will be structured under the 2005 Plan to meet applicable requirements under Code Section 409A. If no restriction on transferability or substantial risk of forfeiture applies to amounts distributed to a participant, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares actually received. Thus, for example, if the Company grants an award of deferred stock that has vested or requires or permits deferral of receipt of cash or shares under a vested award, the participant should not become subject to income tax until the time at which shares are actually delivered, and the Company’s right to claim a tax deduction will be deferred until that time. On the other hand, if a restriction on transferability and substantial risk of forfeiture applies to shares or other property actually distributed to a participant under an award (such as, for example, a grant of restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. In all cases, the Company can claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed below. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.

Any award that is deemed to be a deferral arrangement (excluding certain exempted short-term deferrals) will be subject to Code Section 409A. Certain participant elections and the timing of distributions relating to such awards must meet requirements under Section 409A in order for income taxation to be deferred and tax penalties avoided by the participant upon vesting of the award.

As discussed above, compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap of Code Section 162(m), and therefore remains fully deductible by the company that pays it. Under the 2005 Plan, options and SARs granted with an exercise price or base price at least equal to 100% of fair market value of the underlying stock at the date of grant, annual incentive awards to employees the Committee expects to be named executive officers at the time compensation is received, and certain other awards which are conditioned upon achievement of performance goals are intended to qualify as such “performance-based” compensation. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the 2005 Plan will be fully deductible under all circumstances. In addition, other awards under the 2005 Plan generally will not so qualify, so that compensation paid to named executive officers in connection with such awards may, to the extent it and other compensation subject to Section 162(m)’s deductibility cap exceed $1 million in a given year, not be deductible by the Company as a result of Section 162(m).

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the 2005 Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the 2005 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the 2005 Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

New Plan Benefits

The amount, if any, of any awards to officers, directors, employees and consultants under the 2005 Plan will be determined in the future discretion of our Board of Directors and is not presently determinable. Information regarding awards to our named executive officers and directors in fiscal year 2009 and awards held by such officers and directors at December 31, 2009 is provided in the Grants of Plan Based Awards table, the Outstanding Equity Awards at Fiscal Year-End table and the Director Summary Compensation table in the “Executive Compensation” section of this proxy statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENTS TO THE 2005 PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR AWARD UNDER SUCH PLAN AND TO INCREASE THE LIMITATION ON THE AMOUNT OF AWARDS THAT MAY BE GRANTED TO ANY ONE PARTICIPANT IN A GIVEN YEAR

PROPOSAL NO. 6—AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES

OF COMMON STOCK THEREUNDER

Stockholders will be asked at the Annual Meeting to vote on a proposal to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 50,000,000 to 75,000,000 and to increase the aggregate number of authorized shares of capital stock from 51,000,000 to 76,000,000, with no increase in the 1,000,000 authorized shares of preferred stock. The Board of Directors has unanimously approved this amendment and recommended it to the stockholders for approval. If the amendment is approved by the stockholders, the text of the first paragraph of Article IV of the Company’s Amended and Restated Certificate of Incorporation will be amended and restated to read in its entirety as follows:

“The total number of shares of all classes of stock which the corporation has authority to issue is Seventy-six Million (76,000,000) shares, consisting of two classes: Seventy-five Million (75,000,000) shares of Common Stock, $0.01 par value per share, and One Million (1,000,000) shares of Preferred Stock, $0.01 par value per share.”

As more fully set forth below, the proposed amendment is intended to improve the Company’s flexibility in meeting our future needs for unreserved common stock. However, and while this is not the intent of the proposal, in addition to general corporate purposes, the proposed amendment can be used to make more difficult a change in control of the Company.

As of the close of business on July 19, 2010, the Company had 43,501,688 shares of common stock outstanding, reserved for issuance upon conversion of Series B Stock and exercise of outstanding warrants and options, and available for grant under the 2005 Plan, calculated as follows:

•	Shares outstanding: 26,960,911

•	Shares reserved for issuance upon conversion of our Series B Stock: 11,497,209

•	Shares reserved for issuance under issued and outstanding warrants: 0

•	Shares reserved for issuance under issued and outstanding options: 3,674,223

•	Shares reserved for issuance under our 2005 Plan: 1,369,345

After taking into consideration the above shares issued and outstanding and reserved for issuance and assuming no increase in the number of authorized shares, the Company has only 6,498,312 unreserved shares of common stock available, which would not be sufficient to accommodate the merger, the stock purchase and the increase in shares under the 2005 Plan and other commitments.

Reasons for the Amendment

The Company has, for most of its existence, utilized its common stock and securities convertible into common stock for a variety of purposes, including transactions relating to the development of its business and technology and the acquisition of assets, including intellectual property. The Company has also engaged in public and private offerings of common stock (and securities convertible into common stock) as a primary method of raising capital to fund its operations, and equity grants have comprised a substantial portion of the Company’s compensation program. It is the Company’s intention to continue to engage in all of these practices. Without the ability to do so, the Company believes that our future progress would be severely jeopardized and result in adverse consequences for our stockholders.

The Board of Directors believes that the proposed increase in the number of authorized shares of common stock is essential to facilitate the Company’s ability to develop its technology, acquire assets that will enhance the growth and development of the Company’s business, raise capital to fund our operations and compensate our employees. The shares proposed for authorization could be used, among other things, to increase funding through potential equity transactions with institutional or other investors or to help secure commercial agreements with potential business partners who might wish to have such an equity arrangement as part of an agreement, as well as for other bona fide corporate purposes.

If the stockholders do not approve this proposal to increase the number of authorized shares, the Company believes that it will be substantially limited in its ability to advance its operational and strategic plans.

The increased number of authorized shares of common stock will be available for issue from time to time for such purposes and consideration as the Board of Directors may approve and no further vote of stockholders of the Company will be required, except as provided under Delaware law or under the rules of the NASDAQ Capital Market or any other national securities exchange or market on which our common stock may be listed. The availability of additional shares for issuance, without the delay and expense of obtaining the approval of stockholders at a subsequent special meeting, will afford us greater flexibility in acting upon proposed transactions.

Except with respect to the shares of common stock that would be issued in the merger and the shares of common stock that we would reserve for issuance upon the conversion of the Series C Stock that would be issued in the merger and pursuant to the stock purchase agreement, we currently have no plans to issue any additional shares of Common Stock other than the shares that previously have been reserved for issuance as described above.

The increase in authorized common stock will not have any immediate effect on the rights of existing stockholders. To the extent that additional authorized shares are issued in the future, they would decrease the existing stockholder’s percentage equity ownership and, depending on the price at which they are issued, may be dilutive to existing stockholders. The additional shares of common stock for which authorization is sought would have identical rights, preferences and privileges to the shares of our common stock authorized prior to approval of this proposal. Holders of common stock do not have preemptive rights to subscribe to additional securities that may be issued by us, which means that current stockholders do not have a prior right to purchase any new issue of the Company’s capital stock in order to maintain their proportionate ownership thereof.

The increase in the authorized common stock may facilitate certain other anti-takeover devices that may be advantageous to management if management attempts to prevent or delay a change of control. For example, the Board of Directors could cause additional shares to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid. Additionally, the existence of such shares might have the effect of discouraging any attempt by a person or entity, through an acquisition of a substantial number of shares of Common Stock, to acquire control of the Company, since the issuance of such shares could dilute the common stock ownership of such person or entity. Employing such devices may adversely impact stockholders who desire a change in management or who desire to participate in a tender offer or other sale transaction involving the Company. At the present time, the Company is not aware of any contemplated mergers, tender offers or other plans by a third party to attempt to effect a change in control of the Company, and this proposal is not being made in response to any such attempts.

The Amended and Restated Certificate of Incorporation of the Company authorize the issuance of 1,000,000 shares of preferred stock, of which 880,000 shares remain undesignated as of July 19, 2010. The Board of Directors, within the limitations and restrictions contained in the Amended and Restated Certificate of Incorporation, applicable law and stock exchange regulations, and without further action by the Company’s stockholders, has the authority to issue the remaining undesignated preferred stock with rights that could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company.

No Dissenters’ Rights

Under Delaware law, stockholders are not entitled to dissenters’ rights of appraisal with respect to this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK THEREUNDER

PROPOSAL NO. 7—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Company’s Audit Committee has appointed the firm of BDO USA to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting is required to ratify the selection of BDO USA. A representative of BDO USA is expected to be present at the Annual Meeting and will have an opportunity to make a statement at such time and respond to appropriate questions.

In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

FEES PAID TO BDO USA

During 2008 and 2009, we retained our principal accountants, BDO USA, in several capacities (in thousands):

	2008	2009
Audit Fees—Annual Audit and Quarterly Reviews	$215	$192
Audit-Related Fees	53	48
Tax Fees	—	20
All Other Fees	—	—

Total	$268	$260

Audit Fees. Audit fees represent amounts incurred in connection with the audit of our annual financial statements included in our Form 10-K and review of quarterly financial statements included in our Forms 10-Q.

Audit-Related Fees. Audit-related fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and internal controls over financial reporting, including services in connection with the audit of our employee benefit plan and various consultations.

Tax Fees. Tax fees represent amounts incurred in connection with the preparation of our federal and state income tax returns and other tax matters.

AUDIT COMMITTEE POLICY ON PRE-APPROVAL OF SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pre-Approval Policies. Pursuant to the rules and regulations of the SEC, before our independent registered accounting firm is engaged to render audit or non-audit services, the engagement must be approved by the Audit Committee or entered into pursuant to the Audit Committee’s pre-approval policies and procedures. The policy granting pre-approval to certain specific audit and audit-related services and specifying the procedures for pre-approving other services is set forth in the Amended and Restated Charter of the Audit Committee, a copy of which is available on our website at www.edgar-online.com.

All fees paid by us to our independent registered public accounting firm were approved by the Audit Committee in advance of the services being performed by such auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF BDO USA TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information into this proxy statement, which means that we can disclose important information to our stockholders by referring our stockholders to other documents that we filed separately with the SEC. Our stockholders should consider the incorporated information as if we reproduced it in this proxy statement, except for any information directly superseded by information contained in this proxy statement.

We incorporate by reference into this proxy statement the following financial statements and other information which contain important information about our company and our business and financial results:

•

The financial statements, selected financial data, selected quarterly financial data, management’s discussion and analysis of financial condition and results of operations and market risk disclosures and risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 31, 2010, as amended, and our Quarterly Report on Form 10-Q for the period ended March 31, 2010, filed with the SEC on May 17, 2010;

•

The description of our business, properties and legal proceedings contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 31, 2010, as amended;

We may file additional documents with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this proxy statement and before the special meeting. The SEC allows us to incorporate by reference into this proxy statement such documents. Our stockholders should consider any statement contained in this proxy statement (or in a document incorporated into this proxy statement) to be modified or superseded to the extent that a statement in a subsequently filed document modifies or supersedes such statement.

This proxy statement is accompanied by a copy of each of the following documents, which are incorporated by reference into this proxy statement to the extent set forth above:

•	Our Annual Report on Form 10-K, filed with the SEC on March 31, 2010, as amended; and

•	Our Quarterly Report on Form 10-Q, filed with the SEC on May 17, 2010.

Upon written request, we will send to stockholders of record, without charge, additional copies of our Annual Report on Form 10-K, as amended (without exhibits), additional copies of our Quarter Report on Form 10-Q (without exhibits) and additional copies of this proxy statement, each of which we have filed with the Securities and Exchange Commission. In addition, upon written request and payment of a fee equal to our reasonable expenses, we will send to stockholders of record copies of any exhibit to our Annual Report on Form 10-K, as amended, or our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. All written requests should be sent to EDGAR Online, Inc., 122 East 42nd Street, Suite 2400, New York, New York, 10168, Attention: Corporate Secretary.

By Order of the Board of Directors

Philip D. Moyer President and Chief Executive Officer

Dated:                     , 2010

Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER

dated June 23, 2010

by and among

EDGAR ONLINE, INC.,

UBM ACQUISITION CORP.,

and

UBMATRIX, INC.

A-i

TABLE OF CONTENTS—(Continued)

A-ii

TABLE OF CONTENTS—(Continued)

A-iii

TABLE OF CONTENTS—(Continued)

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of the 23rd day of June, 2010, by and among EDGAR ONLINE, INC., a Delaware corporation (“Acquiror”), UBM ACQUISITION CORP., a Washington corporation and a wholly owned subsidiary of Acquiror (“Merger Sub,” and together with Acquiror, the “Acquiring Parties”), and UBMATRIX, INC., a Washington corporation (“Target”), and Draper Fisher Jurvetson, in its capacity as Stockholders’ Representative (collectively, the “Parties”).

BACKGROUND

The respective Boards of Directors of Target, Acquiror and Merger Sub have approved a merger (the “Merger”) of Merger Sub with and into Target in accordance with the Washington Business Corporation Act (the “WBCA”), on the terms and conditions set forth herein. The Merger provides for the payment of the consideration specified in Section 2.6 to the holders of Target’s equity securities. For federal income tax purposes, the parties intend that the Merger will qualify as a reorganization described in Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

SECTION 1.

DEFINED TERMS

1.1 Definitions. Certain defined terms used in this Agreement and not specifically defined in context are defined in this Section 1 as follows:

“Accounts Payable” means any obligation for payment for goods bought, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract.

“Accounts Receivable” means (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract, (b) any note receivable, (c) any escrow, bid, performance, lease, utility or other deposits or (d) any other receivable or right to payment of any nature.

“Acquiror Business” means the entire business and operations of Acquiror, as described in Acquiror’s Annual Report on Form 10-K for the year ended December 31, 2009.

“Acquiror Common Stock” means Acquiror’s common stock, par value $0.01.

“Acquiror Company” means Acquiror and each of the Acquiror Subsidiaries.

“Acquiror Preferred Stock” means Acquiror’s preferred stock, par value $0.01.

“Acquiror Disclosure Schedule” means the disclosure schedule of Acquiror delivered to Target hereunder setting forth the information required to be disclosed by Acquiror pursuant to the provisions of Section 6, and setting forth exceptions to the representations and warranties set forth in Section 6, and incorporated herein.

“Acquiror Employee Benefit Plan” means (i) any employee benefit plan as defined in Section 3(3) of ERISA that is maintained or sponsored by Acquiror or to which Acquiror contributes or for which Acquiror otherwise has or may have any Obligation, contingent or otherwise, whether directly or through an ERISA Affiliate and (ii) any other benefit arrangement, obligation, or practice to provide benefits, other than salary, as compensation for services rendered, to one or more present or former employees, directors, agents, or independent contractors, that is maintained or sponsored by Acquiror or to which Acquiror contributes or for which Acquiror otherwise has or may have any Obligation, contingent or otherwise, whether directly or through an ERISA Affiliate including employment agreements, severance policies or agreements, executive compensation arrangements, incentive arrangements, sick leave, vacation pay, salary continuation, consulting or other compensation arrangements, workers’ compensation, bonus plans, stock option, stock grant or stock purchase plans, phantom stock, stock appreciation rights, medical/dental insurance, life insurance, tuition reimbursement programs or scholarship programs, any plans subject to section 125 of the Code, and any plans providing benefits or payments in the event of a change of ownership or control.

“Acquiror Intangible” means all Intangibles used in the Acquiror Business as currently conducted, other than off-the-shelf Software licensed to the Acquiror Companies pursuant to “shrink-wrap” licenses.

“Acquiror Owned Intangible” means (a) any and all Acquiror Intangibles that are owned by or exclusively licensed to the Acquiror Company and (b) any and all Acquiror Intangibles that were developed for the Acquiror Company by full or part time employees, consultants or independent contractors of the Acquiror Company.

“Acquiror Products” means all products and services marketed, licensed, supported, maintained or currently under development by the Acquiror Company.

“Acquiror SEC Reports” means the current and periodic reports filed by Acquiror with the SEC under the Exchange Act, including the exhibits thereto and documents incorporated by reference therein.

“Acquiror Series C Preferred Stock” means the Series C Convertible Preferred Stock of the Acquiror, par value $0.01 per share, to be created pursuant to the filing with the Secretary of State of the Series C Certificate of Designations.

“Acquiror Stockholder Approval” means the approval of the Share Issuance by the affirmative vote of the holders of a majority of the voting power of the shares of Acquiror Common Stock and Acquiror Preferred Stock represented in person or by proxy at the Acquiror Stockholders Meeting, as required by NASDAQ Listing Rule 5635(a)(1).

“Acquiror Subsidiaries” means the subsidiaries of Acquiror identified on Section 6.1 of the Acquiror Disclosure Schedule.

“Affiliates” means, with respect to a particular Party, Persons or Entities controlling, controlled by or under common control with that Party.

“Amended and Restated Investor Rights Agreement” means an agreement, substantially in the form of the Investor Rights Agreement, dated as of January 28, 2010, by and among Acquiror and the Purchasers (as defined therein), which is amended and restated to make the Target Principal Holders receiving Acquiror Series C Preferred Stock in connection with the Merger party thereto, with rights substantially the same as such Purchasers.

“Asset” means any real, personal, mixed, tangible or intangible property of any nature including Cash Assets, Accounts Receivable, Tangible Property, Real Property, Software, Contract Rights, Intangibles and goodwill, and claims, causes of action and other legal rights and remedies.

“Business Day” means any day other than a Saturday or Sunday, or a day on which the banking institutions of the State of New York are authorized or obligated by law or executive order to close.

“Cash Asset” means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of Target in each case as of the Closing Date.

“Charter Documents” means an Entity’s certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the Entity.

“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and rules promulgated thereunder.

“Common Value Per Share” means the volume-weighted average of the closing prices of the shares of Acquiror Common Stock on the Nasdaq Capital Market on the fifteen (15) trading days ending on the trading day prior to the date of determination.

“Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

“Contract” means any legally binding written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, support agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

“Contract Right” means any right, power or remedy of any nature under any Contract including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party’s Obligations, rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

“Default” means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise, or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, cancellation, amendment, renegotiation or acceleration or a right to receive damages or a payment of penalties or any additional compensation thereunder.

“delivered” means, with respect to any statement in Section 4 of this Agreement to the effect that any information, document or other material has been “delivered”, “provided” or “made available” to Acquiror or its representatives, that such information, document or material was (a) available for review by Acquiror or its representatives in the virtual data room set up by Fenwick & West LLP in connection with this Agreement at least one day prior to the date hereof, or (b) delivered to Acquiror or its representatives in the manner described in Section 11.2 of this Agreement on or prior to the date hereof.

“Encumbrance” means any lien, security interest, pledge, right of first refusal, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, royalty obligation, defect of title, or other encumbrance, claim, burden or charge of any nature whatsoever on any property or property interest, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attribute of ownership. For the avoidance of doubt, the term “Encumbrance” shall not include a license of intellectual property.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Laws” means all applicable Laws and Judgments relating to the public health and safety, pollution or protection of the environment as well as any applicable common law principles of public or private nuisance or under which a Person may be held liable for the discharge of any Hazardous Substance into the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor Law.

“ERISA Affiliate” means any Person that, together with Target or Acquiror, as the case may be, is or was at any time after June 30, 1996 treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which Target or Acquiror, as the case may be, is or has been a general partner.

“Escrow Account” means the escrow account established pursuant to the Escrow Agreement.

“Escrow Agent” means Wells Fargo Bank, N.A.

“Escrow Agreement” means an agreement by and among Acquiror, the Escrow Agent and the Stockholders’ Representative, on behalf of the Holders, in substantially the same form as Exhibit A hereto, together with such modifications thereto as are acceptable to Acquiror and Stockholders’ Representative.

“Escrow Fund” means the fund of 1,622,042 shares of Acquiror Common Stock deposited with and held by the Escrow Agent pursuant to the Escrow Agreement that may be available at any particular time to satisfy any claim for indemnification made by Acquiror pursuant to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Fenwick & West” means Fenwick & West LLP, outside legal counsel to Target.

“Fraud” means: (a) defendant’s false representation, usually of fact; (b) made either with knowledge or belief or with reckless indifference to its falsity; (c) with an intent to induce the plaintiff to act or refrain from acting; (d) the plaintiff’s action or inaction resulted from a reasonable reliance on the representation; and (e) reliance damaged the defendant.

“GAAP” means generally accepted accounting principles under current U.S. accounting rules and regulations, consistently applied in accordance with the past practices of Target.

“Governmental Body” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Hazardous Substances” means any substance, waste, contaminant, pollutant or material that has been determined by any Governmental Body to be capable of posing a risk of injury or damage to health, safety, property or the environment including (a) all substances, wastes, contaminants, pollutants and materials defined, designated or regulated as hazardous, dangerous or toxic pursuant to any Law, and (b) asbestos, polychlorinated biphenyls, petroleum, petroleum products and urea formaldehyde, and mold, but excluding office and janitorial supplies that are safely maintained.

“Indebtedness” means with respect to any Person all liabilities (including any applicable penalties (including with respect to any prepayment thereof), interest and premiums) (i) for borrowed money or extensions of credit (including bank overdrafts and advances), (ii) evidenced by notes, bonds, debentures, loan agreements or similar instruments, (iii) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business not past due for more than sixty (60) days past the due date), (iv) of such Person as lessee capitalized in accordance with GAAP, (v) of others secured by an Encumbrance on any asset of such Person, whether or not such obligations are assumed by such Person, (vi) in respect of bankers’ acceptances, letters of credit (including standby and commercial), bank guaranties, surety bonds and similar instruments, and under reverse repurchase agreements, (vii) of such Person in respect of futures contracts, swaps, derivative transactions, other financial Contracts and other similar obligations (including any option to enter into any of the foregoing) (determined on a net basis as if such Contract or obligation was being terminated early, on the date of such determination) or (viii) in the nature of guarantees of the obligations described in clauses (i) through (vii) above of any other Person.

“Insurance Policy” means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker’s compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors’ and officers’ liability, or other insurance policy of any nature.

“Intangible” means (a) any name, corporate name, domain name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, slogan, design, logo, trade dress, (b) trade secret, know-how, methods, processes, customer lists, supplier lists, pricing and cost information, marketing and sales data and research, product plans, research and development, patent, patent application, formula, invention, product right, (c) copyright and copyright applications (published or unpublished), documentation, proposals, tools, Software, manuals, training materials, data, data compilations and databases, (d) web sites, web pages, web site content, web site addresses, domain names, and (e) other intangible asset of any nature, whether in use, under development or design, or inactive and all good will associated therewith in any form throughout the world, including any registration or applications relating to the foregoing and any extensions, modifications, renewal, reissuance, continuation or continuation-in-part, reexamination, improvement and any licenses or sublicenses pursuant to which any of the foregoing rights are granted or pursuant to which any of the foregoing rights are transferred.

“IP License Agreement” means an agreement, substantially in the form of Exhibit B hereto, by and between Target and Acquiror.

“Judgment” means any judgment, decree, injunction, order, ruling, writ, citation or award of any nature whatsoever of any Governmental Body or other authority that is binding on any Person or its property under applicable Law.

“Knowledge,” “to the knowledge of,” or phrases of similar import, with respect to an individual, means an individual shall be deemed to have knowledge of a particular fact or other matter if (a) that individual is actually aware of that fact or matter; (b) such individual would reasonably be expected to have known of that fact or matter in the course of performing his/her regular job duties Party in question; or (c) if such individual does not have principal operational responsibility for that fact or matter, such individual would reasonably be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable inquiry of the individual who does have principal operational responsibility for that fact or matter for the Party in question.

With respect to Target, “knowledge,” “to the knowledge of” or phrases of similar import means the knowledge (as defined above) of Sunir Kapoor, Steve Levine, Mike Makris, Frederic Chapus and Thomas Reinemer.

With respect to Acquiror, “knowledge,” “to the knowledge of” or phrases of similar import means the knowledge (as defined above) of Philip Moyer, Stefan Chopin, Lauren Zinman, Ronald Fetzer, Sue Childs and Diana Bourke.

“Law” means any provision of any foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, code, rule, regulation or guideline, including common law.

“Letter of Transmittal” means a letter of transmittal in a form acceptable to Acquiror and Stockholders’ Representative to be delivered to Acquiror by each Holder.

“Material Adverse Effect” means, with respect to a Person, any event, occurrence or change that is materially adverse to or has a material adverse effect on, the financial condition, financial performance, results of operations, business or long-term prospects of such Person or the Assets or Obligations of such

Person, taken as a whole; provided, however, that the foregoing shall not be deemed to include any event, occurrence or change which arises with respect to or as a result of (a) conditions of change that are primarily the result of the national economy or the industry in which such Person operates, whereby the effect or change is generally applicable upon businesses as a whole or within such industry as a whole, (b) uniformly applied legislative or judicial laws or orders or accounting principles or standards that have general applicability to business as a whole or an industry as a whole, (c) political conditions or acts of war, sabotage or terrorism, (d) natural disasters, weather conditions and other force majeure events, (e) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, (f) compliance with the terms of, or the taking of any action required by, this Agreement, or (g) any fees or expenses incurred in connection with the transactions contemplated by this Agreement, and, in each of cases (a), (b), (c) and (d), that does not disproportionately affect Target.

“Merger Consideration” means the aggregate number of shares of Acquiror Series C Preferred Stock issuable to the Target Principal Holders pursuant to Section 2.6.

“Morgan Lewis” means Morgan, Lewis & Bockius LLP, outside legal counsel to Acquiror.

“Net Cash Position of Target” means the amount of cash held by Target as of any day, net of any unpaid Indebtedness of Target, Accounts Payable of Target and Transaction Expenses.

“Obligation” means any direct or indirect liability, Indebtedness, obligation, expense, debt, claim, loss, damage, deficiency, guaranty or endorsement of any nature, of or by any Person, whether absolute or contingent, known or unknown, secured or unsecured, recourse or non-recourse, filed or unfiled, accrued or unaccrued, due or to become due, or liquidated or unliquidated.

“Permits” means any permits, licenses, registrations, certificates of occupancy, approvals, privileges or other authorizations of any nature whatsoever, granted, issued, approved or allowed by any Governmental Body.

“Permitted Encumbrances” means Encumbrances (a) for Taxes, governmental charges, assessments or levies, provided, that such Taxes, governmental charges, assessments or levies are not yet due or are being contested in good faith by appropriate proceedings, and in any case, for which Target made an appropriate reserve on the Closing Balance Sheet, (b) deposits, Encumbrances or pledges to secure payments of workmen’s compensation, unemployment and other similar insurance, (c) mechanics’, workmen’s, materialmen’s, repairmen’s, warehousemen’s, vendors; landlords’ or carriers’ liens, or other similar Encumbrances arising in the ordinary course of business consistent with past practice and securing sums which are not past due or are being contested in good faith by appropriate proceedings, (d) with respect to Target securities, any restrictions on transfer imposed by applicable federal and state securities laws, and (d) such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

“Person” means any individual, Entity or Governmental Body.

“Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

“Prime Rate” means the prime rate of general application as set forth in the “Money Rates” section (or such future section as shall replace it) of The Wall Street Journal (Eastern Edition), as published on a specified date or dates, or, if no date(s) are specified, as the same shall be published from time to time.

“Pre-Closing Period” means any taxable period or portion thereof that is not a Post-Closing Period.

“Pro Rata Share” means with respect to each Indemnifying Target Party, a quotient, (a) the numerator of which is the value of the Merger Consideration issuable to such Indemnifying Target Party pursuant to Section 2.6, and (ii) the denominator of which is the total value of the Merger Consideration issuable to all

Indemnifying Target Parties pursuant to Section 2.6 (where each share of Acquiror Common Stock is deemed to have a value equal to the Common Value Per Share and each share of Acquiror Series C Preferred Stock is deemed to have a value equal to the Series C Value Per Share, in each case as of the Closing Date).

“Proceeding” means any demand, claim, suit, action, litigation, investigation, notice of violation, arbitration, administrative hearing or other proceeding of any nature.

“Real Property” means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto including easements, covenants, water rights, sewer rights and utility rights.

“Sales Volume Agreement” means an agreement, substantially in the form of Exhibit C hereto, by and among Acquiror and the persons listed on Schedule 9.12 hereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Series C Certificate of Designation” means the Certificate of Designation, in substantially the form attached hereto as Exhibit D, filed with the Secretary of State of the State of Delaware and establishing the rights, preferences and privileges of the Acquiror Series C Preferred Stock.

“Series C Stock Purchase Agreement” means an agreement, substantially in the form of Exhibit E hereto, by and among Acquiror and the Target Principal Holders listed on Schedule 9.16 hereto.

“Series C Value Per Share” means (A) the volume-weighted average of the closing prices of the shares of Acquiror Common Stock on the Nasdaq Capital Market on the fifteen (15) trading days ending on the trading day prior to the date of determination, multiplied by (B) the number of shares of Acquiror Common Stock issuable upon the conversion of a share of Acquiror Series C Preferred Stock as of the date of determination, assuming for this purpose that accrued and unpaid dividends at such time include all dividends that would have accrued on the Series C Preferred Stock from the Issue Date through and including January 28, 2015.

“Software” means any computer program, operating system, applications system, firmware or software of any nature, whether operational, under development or inactive including all object code, source code, comment code, algorithms, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, technical manuals, test scripts, user manuals and other documentation therefore, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and all data bases necessary or appropriate to operate any such computer program, operating system, applications system, firmware or software.

“Tangible Property” means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

“Target Business” means the entire business and operations of Target.

“Target Common Stock” means Target’s common stock, par value $0.01.

“Target Company” means Target and each of the Target Subsidiaries.

“Target Disclosure Schedule” means the disclosure schedule of Target delivered to the Acquiring Parties hereunder setting forth the information required to be disclosed by Target pursuant to the provisions of Section 4, and setting forth exceptions to the representations and warranties set forth in Section 4, and incorporated herein.

“Target Employee Benefit Plan” means (i) any employee benefit plan as defined in Section 3(3) of ERISA that is maintained or sponsored by Target or to which Target contributes or for which Target otherwise has or may have any Obligation, contingent or otherwise, whether directly or through an ERISA Affiliate and (ii) any other benefit arrangement, obligation, or practice to provide benefits, other than salary, as compensation for services rendered, to one or more present or former employees, directors, agents, or independent contractors, that is maintained or sponsored by Target or to which Target contributes or for which Target otherwise has or may have any Obligation, contingent or otherwise, whether directly or through an ERISA Affiliate including employment agreements, severance policies or agreements, executive compensation arrangements, incentive arrangements, sick leave, vacation pay, salary continuation, consulting or other compensation arrangements, workers’ compensation, bonus plans, stock option, stock grant or stock purchase plans, phantom stock, stock appreciation rights, medical/dental insurance, life insurance, tuition reimbursement programs or scholarship programs, any plans subject to section 125 of the Code, and any plans providing benefits or payments in the event of a change of ownership or control.

“Target Intangible” means all Intangibles used in the Target Business as currently conducted, other than off-the-shelf Software licensed to the Target Companies pursuant to “shrink-wrap” licenses.

“Target Owned Intangible” means (a) any and all Target Intangibles that are owned by or exclusively licensed to the Target Company and (b) any and all Target Intangibles that were developed for the Target Company by full or part time employees, consultants or independent contractors of the Target Company.

“Target Products” means all products marketed, licensed, supported, maintained or currently under development by the Target Company.

“Target Option Plan” means the UBMatrix, Inc. Amended and Restated 2005 Combined Incentive and Nonqualified Stock Option Plan.

“Target Options” means an option to purchase shares of Target Common Stock pursuant to the Target Option Plan.

“Target Preferred Stock” means the Target Series A Junior Preferred Stock, the Target Series A Senior Preferred Stock and the Series B Preferred Stock, collectively.

“Target Principal Holders” means (i) the holders of Target Preferred Stock, (ii) the holders of Target bridge notes, (iii) participants in the Target Change of Control Bonus Plan and (iv) members of Target management entitled to receive stock in lieu of accrued bonuses, in each case who are entitled to receive Merger Consideration pursuant to this Agreement.

“Target Series A Junior Preferred Stock” means Target’s Series A Junior Preferred Stock, par value $0.01.

“Target Series A Senior Preferred Stock” means Target’s Series A Senior Preferred Stock, par value $0.01.

“Target Series B Preferred Stock” means Target’s Series B Preferred Stock, par value $0.01.

“Target Stock” means the Target Common Stock and the Target Preferred Stock, collectively.

“Target Subsidiaries” means the subsidiaries of Target identified on Section 4.1 of the Target Disclosure Schedule.

“Target Warrants” means the warrants to purchase shares of Target Stock, described on Section 4.4 of the Target Disclosure Schedule

“Targeted Closing Date Net Cash Position” means $1.759 million, less an amount calculated by the parties, and set forth on Schedule 9.1, which reflects the anticipated cash expenditures of Target to be incurred between the date hereof and the Effective Time (it being understood that such schedule will have cash expenditure levels for the ensuing months on a month-end basis and if the Closing occurs mid-month, the deduction will be calculated by prorating between the month-end levels before and after the Closing).

“Tax” means all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital or premium tax, or other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever (except charges for specific property or services), whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto including any liability for the payment of the foregoing obligations of another Person as a result of (a) being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group of corporations, (b) being or having been a party to any tax sharing agreement or any express or implied obligation to indemnify any Person for taxes, or (c) being or having been a transferee, successor, or otherwise assuming the obligations of another Person to pay the foregoing amounts.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof required to be filed with a Taxing Authority with respect to Taxes.

“Taxing Authority” means any Governmental Body having jurisdiction with respect to any Tax.

“Transaction Documents” means this Agreement, the Escrow Agreement and the Articles of Merger.

“Transactions” means the Merger and the other transactions contemplated by the Transaction Documents.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration, stock transfer, and other similar taxes and fees (including any penalties and interest).

“U.S.” means the United States of America.

“Voting Agreement and Proxy” means an agreement, substantially in the form of Exhibit F-1 hereto, by and among Acquiror and the Target Principal Holders set forth on Exhibit F-2 hereto.

1.2 Table of Definitions. The following listing identifies additional defined terms used in this Agreement and the page numbers hereof on which they are defined.

Defined Term	Location of Defined Term
280G Approval	54
Acquiring Parties	1
Acquiror	1
Acquiror Board	38
Acquiror Financial Statements	40
Acquiror Relevant Group	43
Acquiror Stockholders Meeting	38
Acquisition Agreement	53
Acquisition Proposal	53
Action	63
Agreement	1
Arbiter	17
Articles of Merger	12
Certificates	14
Claim Notice	61
Claim Response	61
Closing	48
Closing Date	48
Closing Date Net Cash Position	17
Confidential Information	52

Defined Term	Location of Defined Term
Confidentiality Agreement	52
Damages	59
Dissenting Shares	15
Dissenting Stockholders	15
Effective Time	13
Escrow Merger Consideration	13
Estimated Statement of Net Cash Position	16
Expiration Date	63
Final Statement of Net Cash Position	16
Governmental Clearances	52
Holder	14
Indemnified Acquiror Party	58
Indemnified Party	61
Indemnified Target Party	60
Indemnitor	61
Initial Merger Consideration	13
IRS	31
Joinder	46
Latest Balance Sheet	22
Latest Balance Sheet Date	22
Liquidated Claim Notice	61
Maximum Indemnification Amount	62
Merger	1
Merger Sub	1
Net Cash Adjustment	17
Operating Plan	50
Parties	1
Post-Closing Payments	16
Response Period	61
Securityholder Documents	14
Share Issuance	38
Statement of Expenses	54
Stockholders’ Representative	68
Straddle Period	57
Surviving Corporation	12
Takeover Laws	20
Target	1
Target Adverse Recommendation Change	53
Target Board	16
Target Board Recommendation	20
Target Customer Contracts	27
Target Domain Names	26
Target Environmental Condition	25
Target Financial Statements	22
Target Relevant Group	33
Target Specified Contracts	27
Threshold Amount	61
Transaction Expenses	54
Unliquidated Claim	61
WARN	30
WBCA	1

1.3 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and (d) references to “hereunder” or “herein” relate to this Agreement. Any determination as to whether a situation is material shall be made by taking into account the effect of all other provisions of this Agreement that contain a qualification with respect to materiality so that the determination is made after assessing the aggregate effect of all such situations. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

SECTION 2.

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the WBCA, Merger Sub shall be merged with and into Target at the Effective Time. Target shall be the surviving corporation (the “Surviving Corporation”) and shall continue its existence under the laws of the State of Washington, and the separate corporate existence of Merger Sub shall cease.

2.2 Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 13, the Merger shall be consummated by filing with the Secretary of State of the State of Washington articles of merger in a form acceptable to Acquiror and the Stockholders’ Representative (the “Articles of Merger”), as is required by, and executed in accordance with, the relevant provisions of the WBCA. The Merger shall become effective at the time of the filing of or such other time as is contemplated in the Articles of Merger (the “Effective Time”).

2.3 Effects of the Merger. The Merger shall have the effects set forth in the WBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the Assets of the Target and Merger Sub shall vest in the Surviving Corporation and all Obligations and duties of the Target and Merger Sub shall become Obligations and duties of the Surviving Corporation.

2.4 Certificate of Incorporation and Bylaws. The certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Surviving Corporation at the Effective Time and thereafter until amended in accordance with applicable Law and the terms thereof. The bylaws of Merger Sub shall be the bylaws of the Surviving Corporation at the Effective Time and thereafter until amended in accordance with applicable Law and the terms thereof.

2.5 Directors and Officers. The directors of the Merger Sub shall be the initial directors of the Surviving Corporation at the Effective Time, and the initial officers of the Surviving Corporation at the Effective Time shall be the individuals specified in Schedule 2.5.

2.6 Conversion of Target Securities.

(a) All shares of the Target Common Stock and Target Preferred Stock issued and outstanding immediately prior to the Effective Time (together with all participant interests under the Target Change in Control Bonus Plan, certain rights to accrued bonuses payable by Target and certain bridge notes of Target) shall, by virtue of the Merger or as otherwise contemplated by this Agreement and without any action on the part of Acquiror, Target or the Holder thereof, be converted into the right to receive:

(i) an aggregate of (A) 74,379 shares of the Acquiror Series C Preferred Stock and (B) an aggregate of 2,685,088 shares of the Acquiror Common Stock minus the number of shares of Acquiror Common Stock comprising the Escrow Merger Consideration under Section 2.6(a)(ii) (collectively, the “Initial Merger Consideration”); and

(ii) an aggregate of 1,622,042 shares of the Acquiror Common Stock (collectively, the “Escrow Merger Consideration”), to be deposited in the Escrow Fund.

For the avoidance of doubt, shares of Target Stock held by Persons other than Target Principal Holders who are not participants in the Target Change of Control Bonus Plan shall be cancelled and extinguished without consideration.

(b) The Acquiror Series C Preferred Stock issued as Merger Consideration shall be divided among the Target Principal Holders as set forth on Schedule 2.6 hereto (which schedule shall be finalized and attached hereto as of the Closing).

(c) At the Effective Time, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub or Target, be converted into one share of common stock of the Surviving Corporation.

(d) Until surrendered in accordance with the provisions of Section 2.7, each share of Target Common Stock or Target Preferred Stock outstanding immediately prior to the Effective Time and the certificates representing such shares (“Certificates”) shall, after the Effective Time, represent for all purposes, only the right to receive that portion of the Merger Consideration such share of Target Common Stock or Target Preferred Stock would entitle the holder thereof to receive hereunder.

2.7 Delivery of Merger Consideration.

(a) At and after the Effective Time, each record holder (a “Holder”), as of the Effective Time, of Target Stock that is also a Target Principal Holder shall deliver a duly executed Letter of Transmittal and the Certificates, in the case of Target Stock, or the Target Warrant, as the case may be, evidencing the same, (such documents, collectively, being the “Securityholder Documents”) to Acquiror. In the event any certificates evidencing shares of Target Common Stock or Target Preferred Stock shall have been lost, stolen or destroyed, Acquiror may condition delivery of the Merger Consideration to be received by the Holder of such lost, stolen or destroyed certificates in exchange for such lost, stolen or destroyed certificates as such lost, stolen or destroyed certificates would entitle the Holder to receive under Section 2.6(a), upon the making of an affidavit of that fact by the registered Holder in form and substance acceptable to Acquiror; provided, however, that Acquiror may, in its sole and absolute discretion and as a condition precedent to the delivery of any portion of the Merger Consideration, require the owner of such lost, stolen or destroyed certificates to provide an indemnity or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror or the Surviving Corporation with respect to such certificates alleged to have been lost, stolen or destroyed.

(b) Upon receipt of the appropriate Securityholder Documents, Acquiror shall promptly deliver to the Holder delivering such Securityholder Documents that portion of the Merger Consideration to which the Holder is entitled under Section 2.6.

(c) No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the Holder of such Certificate. If the payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate formerly evidencing shares of Target Stock is registered on the stock transfer books of the Target, it shall be a condition of payment that the Certificate so surrendered be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the Holder of the Certificate surrendered, or shall have established to the reasonable satisfaction of Acquiror that such Taxes either have been paid or are not applicable.

(d) As of and after the date that is 271 days after the Effective Time, any remaining Holders who are entitled to but have not received Merger Consideration in accordance with this Section 2.7 shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws), certificates and other documents in its possession relating to the Transactions. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation or any successor entity and (subject to any applicable abandoned property, escheat or similar Law) receive in consideration therefor the aggregate Merger Consideration relating thereto, without any interest thereon, except as otherwise provided in this Agreement. Notwithstanding the foregoing, neither the Surviving Corporation nor Acquiror shall be liable to any Holder for any Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Law. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Body), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Acquiror, free and clear of all claims or interest of any Person previously entitled thereto.

2.8 No Further Transfer of Shares. After the Effective Time, there shall be no transfers of Target Stock that was outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or any other securities of the Target are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Section 2. As of the Effective Time, the stock ledger of Target shall be closed.

2.9 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Target Stock (the “Dissenting Shares”) that are issued and outstanding immediately prior to the Effective Time and are held by stockholders of Target who have not voted in favor of the Merger, consented thereto in writing or otherwise contractually waived their dissenters’ rights and who have complied with all of the relevant provisions of Section 23B.13.230 of the WBCA (the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such Holders shall have failed to perfect or shall have effectively withdrawn or lost their dissenters’ rights under the WBCA. Target shall give Acquiror (i) prompt notice of any written demands for dissenters’ rights with respect to any shares of Target Stock, attempted withdrawals of such demands and any other instruments served pursuant to the WBCA and received by Target relating to dissenters’ rights, and (ii) the opportunity to direct all negotiations and Proceedings with respect to demands for dissenters’ rights under the WBCA. Neither Target nor the Surviving Corporation shall, except with the prior written consent of Acquiror, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for dissenters’ rights. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost such Dissenting Stockholder’s dissenters’ rights, then as of the occurrence of such event, such Holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration payable pursuant to Section 2.6.

2.10 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Acquiror, the Target Companies, or their agents, as applicable, shall be entitled to deduct and withhold from any amounts required to be paid to all Persons pursuant to this Agreement, whether as Merger Consideration or otherwise, such amounts as Acquiror, the Target Companies, or their agents, as applicable, are required to deduct and withhold with respect to the making of such payments under the Code or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld by Acquiror, the Target Companies, or their agents, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made, and Acquiror, the Target Companies, or their agents, as applicable, shall timely disburse such deducted or withheld amounts to the applicable Tax Authority.

2.11 Target Options.

(a) The Board of Directors of Target (the “Target Board”) (or, if appropriate, any committee thereof administering the Target Option Plan) shall adopt, no later than the date of this Agreement, such resolutions or take such other actions as are required:

(i) to cause, pursuant to the Target Option Plan, each Target Option outstanding and unexercised immediately prior to the Effective Time to be cancelled and to no longer represent the right to purchase Target Stock or any other equity security of the Target Entities, Acquiror, the Surviving Corporation or any other Person or any other consideration effective as of the Effective Time; and

(ii) to terminate as of or immediately prior to the Effective Time, the Target Option Plan and any other equity incentive plan of Target and any and all agreements relating to such plans or awards thereunder.

(b) After the execution of this Agreement, but in any event, no later than fifteen (15) days prior to the Closing Date, Target shall provide notice of the proposed Merger to each Person who is a holder of Target Options, which notice shall be in a form agreed to by Target and Acquiror in their mutual reasonable discretion.

SECTION 3.

POST-CLOSING CONSIDERATION AND CLOSING FINANCIAL STATEMENTS

3.1 Estimated Net Cash Position.

(a) No later than five (5) days prior to the Closing Date, Target shall deliver to Acquiror an estimate of the Net Cash Position of Target as of the Closing Date (the “Estimated Statement of Net Cash Position”). The Estimated Statement of Net Cash Position will be prepared by Target’s management using assumptions and estimates made by Target’s management in good faith.

(b) The Surviving Corporation shall prepare or cause to be prepared a statement of the Net Cash Position of Target as of the Closing Date (the “Final Statement of Net Cash Position”), in accordance with the following provisions:

(i) The Final Statement of Net Cash Position shall give effect to the Transactions contemplated hereby to occur on the Closing Date prior to the Effective Time, but shall not give effect to the Merger or the transactions intended to take place following the Effective Time including the payment of all closing expenses of Target and the Target Principal Holders related to the Merger (collectively, the “Post-Closing Payments”).

(ii) Delivery of Documents. The Surviving Corporation shall deliver the Final Statement of Net Cash Position to the Stockholders’ Representative on behalf of the Holders within 60 days after the Closing Date.

3.2 Closing Date Net Cash Adjustment.

(a) “Closing Date Net Cash Position” shall equal the Net Cash Position of Target as reflected on the Closing Balance Sheet.

(b) The Stockholders’ Representative shall notify Acquiror of any objections to the calculation of the Closing Date Net Cash Position within 30 days after Stockholders’ Representative receives the Final Statement of Net Cash Position. If the Stockholders’ Representative does not notify Acquiror of any such objections by the end of that 30-day period, then the Final Statement of Net Cash Position, as prepared by Acquiror, shall be considered final on the last day of that 30-day period. If the Stockholders’ Representative does notify Acquiror of any such objections by the end of that 30-day period, and the Stockholders’ Representative and Acquiror are unable to resolve their differences within 30 days thereafter, then the disputed items on the Final Statement of Net Cash Position shall be reviewed, as soon as possible, at the Stockholders’ Representative’s expense, by the Stockholders’ Representative’s accountants. Acquiror and the Stockholders’ Representative shall instruct their respective accountants to, in good faith, use their best efforts to resolve such disputed items to their mutual satisfaction and to deliver a conclusive Final Statement of Net Cash Position to Acquiror and the Stockholders’ Representative as soon as possible. If Acquiror’s accountants and the Stockholders’ Representative’s accountants are unable to resolve any such disputed items within 30 days after receiving such instructions, then the remaining disputed items shall be submitted to an accounting firm nationally recognized in the United States and not affiliated with or a past or present provider of services to any of Acquiror, the Stockolders’ Representative or any of the Target Principal Holders (the “Arbiter”), for resolution, with the costs thereof paid 50% by Acquiror and 50% by the Stockholders’ Representative, and the Arbiter shall be instructed to deliver a conclusive Final Statement of Net Cash Position to Acquiror and the Stockholders’ Representative as soon as possible.

(c) Within 5 Business Days after the Final Statement of Net Cash Position is finalized in accordance with Section 3.2(b), if the Closing Date Net Cash Position, as finally determined in accordance with Section 3.2(b), is less than the Targeted Closing Date Net Cash Position (such difference is referred to herein as the “Net Cash Adjustment”), then the Target Principal Holders shall, unless the Stockholders’ Representative is notified by Acquiror within 2 Business Days after the Final Statement of Net Cash Position is so finalized, deliver to Acquiror, in cash, on a several and not joint basis and in proportion to their Pro Rata Shares, the amount of such shortfall. Should the Acquiror prefer, it may satisfy any such shortfall from the Escrow Fund, in which case it will provide the notification to the Stockholders’ Representative contemplated by the preceding sentence.

SECTION 4.

REPRESENTATIONS AND WARRANTIES OF TARGET

Except as set forth in the Target Disclosure Schedule (and whether or not the Target Disclosure Schedule is specifically referenced in any subsection of this Section 4), Target represents and warrants to the Acquiror and Merger Sub that the statements contained in this Section 4 are complete and accurate as of the date of this Agreement. The Target Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 4, and the disclosures in any section or subsection of the Target Disclosure Schedule shall qualify other sections and subsections in this Section 4 only to the extent it is readily apparent from a reasonable reading of the disclosure that such disclosure is applicable to such other sections and subsections.

4.1 Organization.

(a) Target is a corporation, duly organized, validly existing and in good standing under the laws of the State of Washington. Each of the Target Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Target possesses the full corporate power and authority to (i) own and use its Assets in the manner in which such Assets are currently owned and used and (ii) conduct the Target Business as such business is currently being conducted. Each Target Company is registered, qualified or licensed to do business, as the case may be, and in good standing in each of the jurisdictions where the ownership of any of its Assets or the conduct of its business would require it to be so registered, qualified or licensed, as the case may be, except where the absence of any such registration, qualification or license would not reasonably be expected to have a Material Adverse Effect.

(b) Section 4.1 of the Target Disclosure Schedule sets forth a true, correct and complete list of any Person in which Target owns, directly or indirectly, any equity interest and, in respect of each such Person, the nature and extent of Target’s interest and any other interests that are held by other Persons. Except as disclosed on Section 4.1 of the Target Disclosure Schedule, Target has never acquired or succeeded to all or any portion of the Assets or businesses of any other Person, and there is no other Person that may be deemed to be a predecessor of Target.

(c) Section 4.1 of the Target Disclosure Schedule sets forth, for Target and each Target Subsidiary, in each case as of the date hereof: (i) its exact legal name, (ii) its corporate business form and jurisdiction and date of formation, (iii) its federal employer identification number, (iv) its headquarters address, telephone number and facsimile number, (v) its directors and officers, indicating all current title(s) of each individual, (vi) its registered agent and/or office in its jurisdiction of formation (if applicable), (vii) all foreign jurisdictions in which it is qualified or registered to do business, the date it so qualified or registered, and its registered agent and/or office in each such jurisdiction (if applicable), (viii) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business at any time since Target’s date of incorporation and (ix) any name changes, recapitalizations, mergers, reorganizations or similar events since its date of formation.

(d) Accurate and complete copies of the Charter Documents of each Target Company and all Contracts relating to the acquisition or formation of each Target Company (or its affiliates or predecessors) have been delivered to Acquiror, and each is, as of the date hereof, effective under applicable Law.

4.2 Authority; Non-Contravention.

(a) Target has the corporate right, power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform or satisfy, as the case may be, its obligations hereunder and thereunder, and the (i) execution and delivery of this Agreement and the other Transaction Documents to which Target is a party, (ii) performance or satisfaction, as the case may be, of Target’s obligations under this Agreement and the other Transaction Documents to which Target is a party and (iii) consummation by Target of the Transactions to which Target is a party, in each case, have been duly authorized by all necessary corporate actions of Target, including without limitation the approval of the stockholders of Target as required under the WBCA and the Charter Documents of Target. Target has delivered to Acquiror duly executed counterparts from a requisite number of holders of Target Stock of a written consent approving the Merger pursuant to Section 23B.07.040 of the WBCA. This Agreement and the other Transaction Documents to which Target is a party constitutes the legal, valid and binding agreement of Target, enforceable against Target in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) Except as set forth on Section 4.2 of the Target Disclosure Schedule, neither the execution or delivery of this Agreement or the other Transaction Documents to which Target is a party nor the performance of its obligations or consummation of any of the Transactions contemplated hereby or thereby by Target will, directly or indirectly:

(i) result in a Default under (A) any of the provisions of the Charter Documents of Target or (B) any resolution adopted by the stockholders, board of directors or any committees thereof of Target;

(ii) result in a Default under any Law or Judgment to which any Target Company or any of its Assets are bound or subject, or give any Governmental Body or other Person the right to challenge any of the Transactions contemplated by this Agreement or any of the other Transaction Documents or to exercise any remedy or obtain any relief under, any Law or Judgment to which Target or any of its Assets is subject;

(iii) result in a Default under, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by any Target Company or that otherwise relates to any of the businesses of any Target Company or to any of the Assets owned or used by any Target Company;

(iv) result in a Default under any provision of any Target Specified Contract; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any Target Company.

(c) Except as set forth on Section 4.2 of the Target Disclosure Schedule, no Consents are necessary in connection with the execution and delivery of this Agreement by Target or any of the other Transaction Documents to which Target is a party or the consummation or performance of any of the Transactions.

(d) No Consents, approvals or notices are required to be obtained or given to any Person, and no payment to any Person is required to be made, by Target, the Acquiring Parties or the customers of Target as of Closing Date in order to allow the Acquiring Parties to access or manage customer personnel, software, hardware or facilities or otherwise perform under the Target Customer Contracts, except, in each case,

(i) for any Consent, approval, notice or payment that is required to be obtained, given or made pursuant to the terms of any Contract by and between Acquiror and any Person other than Target or (ii) as set forth on Section 4.2 of the Target Disclosure Schedule.

(e) Neither the Merger nor any other transactions contemplated by this Merger Agreement shall constitute or be deemed a Liquidation under the Charter Documents of Target.

4.3 Effect of Agreement; Inapplicability of Anti-takeover Statutes. Target is not subject to any “moratorium,” “control share,” “fair price” or other antitakeover Laws of any state or other jurisdiction (collectively the “Takeover Laws”) that could affect this Agreement or the Transactions. The Target Board has approved this Agreement and the Transactions, including the Merger, for purposes of such Takeover Laws. Target’s board of directors has by the unanimous vote, or written consent in lieu thereof, of all directors of Target (a majority of whom are disinterested directors) (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of Target and its stockholders, (ii) approved and adopted this Agreement and the Transactions, including the Merger, in accordance with the requirements of the WBCA, (iii) declared that this Agreement is advisable, (iv) resolved to recommend that stockholders of Target approve the Merger and adopt this Agreement (the recommendation of the Target Board that the stockholders of Target approve and adopt this Agreement being referred to as the “Target Board Recommendation”), (v) to the extent necessary, adopted a resolution having the effect of causing Target, this Agreement, the other Transaction Documents and the Transactions contemplated hereby and thereby not to be subject to any Takeover Law or similar Law, including under Chapter 23B.19 of the WBCA, that might otherwise apply to the Merger or any of the other Transactions, and (vi) approved and authorized all actions necessary under the Target Option Plan, as amended, to provide for the termination of all unexercised Target Options in full prior to the consummation of the Merger.

4.4 Capitalization.

(a) As of the date of this Agreement, Target has authorized (i) 90,000,000 shares of Target Common Stock, of which 6,307,506 shares are issued and outstanding, and (ii) 66,925,831 shares of Target Preferred Stock, of which (A) 11,642,717 are designated as Target Series A Senior Preferred Stock, 11,415,548 shares of which are issued and outstanding, (B) 2,283,114 are designated as Target Series A Junior Preferred Stock, 2,283,096 shares of which are issued and outstanding, and (C) 53,000,000 are designated as Target Series B Preferred Stock, 43,436,457 shares of which are issued and outstanding. As of the date of this Agreement, all outstanding shares of Target Common Stock and Target Preferred Stock are owned of record by the Persons set forth in Section 4.4(a) of the Target Disclosure Schedule in the respective amounts set forth thereon and the names and addresses set forth thereon are true and correct. After giving effect to the termination of Target Options and Target Warrants pursuant to Section 2.11, there will be 6,307,506 shares of Target Common Stock, 11,415,548 shares of Target Series A Senior Preferred Stock, 2,283,096 shares of Target Series A Junior Preferred Stock and 43,436,457 shares of Target Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, all of which will be owned of record by the Persons set forth in Section 4.4(a) of the Target Disclosure Schedule (assuming no share transfers take place between the date of this Agreement and the Effective Time).

(b) Except as set forth in Section 4.4 of the Target Disclosure Schedule, there are no (i) outstanding options, warrants, convertible securities, Contracts or rights of any kind to purchase or otherwise acquire from Target any shares of Target Common Stock, or (ii) Contracts under which Target is obligated to redeem, repurchase or otherwise acquire any shares of outstanding Target Common Stock or any other securities. Except for issuances of Target Stock upon the exercise or termination of the rights disclosed on Section 4.4 of the Target Disclosure Schedule, no shares of Target Stock are reserved or authorized for issuance other than pursuant to the Target Option Plan as in effect on the date hereof.

(c) All outstanding shares of Target Stock have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable Charter Documents of Target, all Contracts binding upon Target and all applicable Laws, including applicable securities Laws.

(d) Other than as set forth herein, no Target Company currently has any outstanding vote, plan or pending proposal involving any merger or consolidation of any Target Company with or into any other Person, any sale of Target Stock or any sale of Assets of any Target Company (excluding plans or proposals for the sale or license of Target products and services in the ordinary course of its business consistent with past practice).

(e) To Target’s knowledge, except as set forth in Section 4.4 of the Target Disclosure Schedule, there are no Contracts among any Persons which affect or relate to the voting or giving of written consents with respect to any Target Stock.

4.5 Financial and Corporate Records.

(a) The books and records of Target have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP.

(b) Accurate and complete copies of the contents of the minute books and stock books for Target have been delivered to Acquiror. Such minute books and stock books include (i) minutes of all meetings of the stockholders and the Target Board subsequent to January 1, 2005 and any committees of the Target Board subsequent to January 1, 2005 at which any material action was taken, which minutes accurately record all material actions taken at such meetings, (ii) accurate and complete written statements of all actions taken by the stockholders of Target in their capacities as stockholders of Target and the Target Board subsequent to January 1, 2005 and any committees of the Target Board subsequent to January 1, 2005, in each case, acting by written consent without a meeting and (iii) accurate and complete records of the subscription, issuance, transfer and cancellation of all shares of capital stock and all other securities issued since the date of incorporation. None of the stockholders, the Target Board or any committee of the Target Board acting in his, her, its or their capacity as such has taken any material action with respect to Target other than those actions reflected in the records referenced in clauses (i) and (ii) of the preceding sentence.

(c) Section 4.5 of the Target Disclosure Schedule contains an accurate and complete list of all of Target’s bank accounts, other accounts, certificates of deposit, marketable securities, other investments, safe deposit boxes, lock boxes and safes, and the names of all officers, employees or other individuals who have access thereto or are authorized to make withdrawals therefrom or dispositions thereof.

4.6 Compliance with Laws; Permits.

(a) Except as set forth on Section 4.6 of the Target Disclosure Schedule, (i) each Target Company is in compliance in all material respects with each Judgment and with each material Law that is applicable to it or to the conduct of any of its business or the ownership or use of any of its Assets, (ii) each Target Company has at all times been in compliance in all material respects with each Judgment or material Law that is or was applicable to it or to the conduct of any of its businesses or the ownership or use of any of its Assets, (iii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result in a Default by any Target Company of any Judgment, or a failure on the part of any Target Company to comply in any material respect with, any Law applicable to it and (iv) no Target Company has received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential material violation of, or material failure to comply with, any Judgment or applicable Law or (B) any actual, alleged, possible or potential obligation on the part of any Target Company to undertake, or to bear all or any portion of the cost of, any environmental cleanup or any environmental remedial, corrective or response action of any nature.

(b) Except as set forth on Section 4.6 of the Target Disclosure Schedule, each Target Company has obtained and holds all Permits required for the lawful operation of its business as and where such business is presently conducted. All Permits held by the Target Companies are listed on Section 4.6 of the Target Disclosure Schedule, and accurate and complete copies of such Permits have been delivered to Acquiror.

4.7 Target Financial Statements.

(a) Target’s Fiscal Year ends on September 30.

(b) Target has delivered to Acquiror correct and complete copies of (i) its annual audited consolidated financial statements for the 2008 and 2009 fiscal years and the related statements of income and cash flows and stockholders’ equity for such fiscal years and (ii) a balance sheet of the Target Business (the “Latest Balance Sheet”) as of March 31, 2010 (the “Latest Balance Sheet Date”) and related unaudited statements of income and cash flows and stockholders’ equity of Target for the six months then ended. All such financial statements are referred to herein collectively as the “Target Financial Statements.”

(c) The Target Financial Statements are consistent in all material respects with the books and records of Target, and there have not been any material transactions that have not been recorded in the accounting records underlying such Target Financial Statements. The profit and loss statements reflect all costs that historically have been incurred by the Target Business. The Target Financial Statements (other than the unaudited Target Financial Statements) have been prepared in accordance with GAAP and present fairly the financial position of Target as of the dates thereof, and the results of its operations for the periods then ended, subject to the absence of notes in the case of unaudited Target Financial Statements.

4.8 Assets.

(a) Section 4.8 of the Target Disclosure Schedule contains an accurate and complete list of all Assets of Target as reflected on the Latest Balance Sheet including (i) Cash Assets, itemized by bank or other account, showing cost and market value if different from cost, (ii) each Account Receivable and in respect thereof aging of such Account Receivable as of the Latest Balance Sheet Date and showing customer names, individual invoice dates, individual invoice amounts and allowances for doubtful accounts, or, in the case of earned but not billed receivables, customer names and individual dates on which the receivables are billable, (iii) other current Assets (other than Accounts Receivable), itemized by category and with appropriate explanation, (iv) Tangible Property, grouped as to type, showing cost, accumulated depreciation and net book value and (v) Software and Intangibles, showing cost or amount capitalized, accumulated amortization and net book value.

(b) Section 4.8 of the Target Disclosure Schedule accurately identifies all Assets that are being leased or licensed to any Target Company as of the Latest Balance Sheet Date, other than those Assets licensed to a Target Company pursuant to “shrink-wrap” licenses for off-the-shelf software.

(c) Except as disclosed on Section 4.8 of the Target Disclosure Schedule, each Target Company owns and has good and marketable title to, all of its Assets that are purported to be owned by it and has the right to transfer all rights, title and interest in such Assets, free and clear of any Encumbrance except for Permitted Encumbrances.

(d) Except for the Assets listed on Section 4.8 of the Target Disclosure Schedule, Target has all Assets, excluding Intangibles of Target (which are covered by Section 4.15), necessary to operate, or which are material to the operation of, the Target Business as currently conducted.

4.9 Obligations.

(a) Section 4.9 of the Target Disclosure Schedule contains an accurate and complete list of all of Target’s Obligations reflected on the Latest Balance Sheet, itemized by balance sheet account, and with aggregate net balances equal to the balances on the Latest Balance Sheet including (i) Accounts Payable, (ii) accrued expenses and reserves, itemized by category and with appropriate explanation, (iii) deferred revenues, itemized by customer and time periods and (iv) other current and long-term liabilities.

(b) Target does not have any Obligations required to be set forth on a balance sheet prepared in accordance with GAAP, other than (i) Obligations identified as such in the “liabilities” column on the Latest Balance Sheet, (ii) Obligations set forth on Section 4.9 of the Target Disclosure Schedule, (iii) Obligations

under Contracts of the type listed on Section 4.16 of the Target Disclosure Schedule, provided that as of the Latest Balance Sheet Date, no such Obligation consisted of or resulted from a Default under any such Contract and (iv) Obligations that were incurred since the Latest Balance Sheet Date in the ordinary course of business. Except as described on Section 4.9 of the Target Disclosure Schedule, none of Target’s Obligations are guaranteed by any Person.

4.10 Operations Since the Latest Balance Sheet Date. Except as set forth on Section 4.10 of the Target Disclosure Schedule, since the Latest Balance Sheet Date:

(a) to the date of this Agreement, no Target Company has (i) pledged or hypothecated any of its Assets or otherwise permitted any of its Assets to become subject to any Encumbrance other than Permitted Encumbrances, if any, (ii) incurred or suffered the incurrence of any Obligation (except in the ordinary course of its business consistent with its past practices), (iii) made any loan or advance to any Person, (iv) assumed, guaranteed or otherwise become liable for any Obligation of any Person, (v) committed for any capital expenditure involving in excess of $25,000 in any single case or $50,000 in the aggregate, (vi) purchased, leased, sold, abandoned or otherwise acquired or disposed of any business or Assets (except in the ordinary course of its business consistent with its past practices), (vii) waived or released any right or canceled or forgiven any debt or claim involving in excess of $25,000 in any single case or $50,000 in the aggregate, (viii) discharged any Encumbrance or discharged or paid any Indebtedness or other Obligation (except in the ordinary course of its business consistent with its past practices), (ix) assumed or entered into any material Contract other than this Agreement and the Target Specified Contracts, (x) amended or terminated any Target Specified Contract (other than termination upon expiration of the contractually specified term thereof), (xi) increased, or authorized an increase in, the compensation or benefits paid or provided to any of its directors, officers, employees, salesmen, agents or representatives (other than pursuant to the existing terms of a Target Specified Contract), (xii) established, adopted or amended (including any amendment with a future effective date) any Target Employee Benefit Plan, (xiii) declared, accrued, set aside, or paid any dividend or made any other distribution (other than a stock repurchase) in respect of any shares of capital stock, other securities or other Assets, (xiv) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (other than repurchases of unvested shares or forfeitures of unvested options upon termination of service), (xv) sold or otherwise issued any shares of capital stock or any other securities (other than option or warrant exercises reflected in Section 4.4 of the Target Disclosure Schedule), (xvi) amended its Charter Documents, (xvii) been a party to any merger, consolidation, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, (xviii) accrued any deferred bonuses or compensation due to any stockholder, employee or agent of Target, or paid any such deferred bonuses or compensation except to the extent such deferred bonuses or compensation was accrued on the Latest Balance Sheet, (xix) changed any of its methods of accounting or accounting practices in any respect or (xx) made any Tax election or entered into any agreement or arrangement with respect to Taxes.

(b) there has been no Material Adverse Effect on or material casualty loss affecting Target or the Target Business, and there has been no loss, damage or destruction to, any of the Assets (whether or not covered by insurance) of Target.

4.11 Accounts Receivable. Set forth on Section 4.8 of the Target Disclosure Schedule is a list of all Accounts Receivable of Target as of the Latest Balance Sheet Date. All such accounts arose in the ordinary course of business and are proper and valid Accounts Receivable, and, except to the extent reserves have been established for such Accounts Receivable and such reserves are reflected on the Latest Balance Sheet, can, to Target’s knowledge, be collected by Target in full (without any counterclaim or setoff). There are no refunds, discounts, rights of setoff or assignments affecting any such Accounts Receivable. Amounts of deferred revenues appear on Target’s books and records, in accordance with GAAP, with respect to Target’s (a) billed but unearned Accounts Receivable, (b) previously billed and collected Accounts Receivable still unearned, and (c) unearned customer deposits. To Target’s knowledge, except as may pertain to any matter described on Schedule 4.16 of the Target Disclosure Schedule, there are no facts or circumstances (other than general conditions affecting the

U.S. economy or Target’s industry and not disproportionately affecting Target or any of its customers) that are reasonably likely to result in any increase in the uncollectibility of the Accounts Receivable of Target.

4.12 Tangible Property. The material Tangible Property of the Target Companies, wherever located, in the aggregate (a) is in satisfactory operating condition, ordinary wear and tear excepted for the purposes for which it is employed by the Target companies and (b) is suitable in all material respects for the Target Business as presently conducted.

4.13 Real Property. No Target Company owns, nor has any Target Company ever owned, any Real Property. Section 4.13 of the Target Disclosure Schedule contains an accurate and complete list of all Real Property leased by the Target Companies, showing use (e.g., sales office, headquarters), location, rental cost and landlord. All Real Property under lease to the Target Companies is in good condition, ordinary wear and tear excepted, and is sufficient for the current and currently contemplated business of Target. To the knowledge of Target, (i) no such leased Real Property, nor the occupancy, maintenance or use thereof, is in Default under any Contract or Law, and (ii) no notice or threat from any lessor, Governmental Body or other Person has been received by any Target Company or served upon any such leased Real Property claiming any Default or Obligation under any Contract or Law, or requiring or calling attention to the need for any work, repairs, construction, alteration, installations or environmental remediation. To the knowledge of Target, no Proceedings are pending which would affect the zoning or use of any Real Property leased by any Target Company. To the knowledge of Target, no portion of Real Property leased by any Target Company is within an identified flood plain or other designated flood hazard area as established under any Law or otherwise by any governmental authority. All utilities, including water, gas, telephone, electricity, sanitary and storm sewers, are currently available to all of the Real Property leased by the Target Companies at market rates, and are adequate to serve the Real Property leased by the Target Companies for the current and currently contemplated use thereof.

4.14 Environmental Matters. All Target Companies are in material compliance with all applicable Environmental Laws, which material compliance includes the possession by the Target Companies of all Permits required under applicable Environmental Laws, and in material compliance with the terms and conditions thereof. To the knowledge of Target, there has not been any Target Environmental Condition (a) at the premises at which the Target Business has been conducted by the Target Companies or any predecessor thereof, (b) at any property owned, leased or operated at any time by any Target Company, any Person controlled by any Target Company or any predecessor of any of them or (c) at any property at which wastes have been deposited or disposed by or at the behest or direction of any of the foregoing, nor has any Target Company received notice of any such Target Environmental Condition. “Target Environmental Condition” means any condition or circumstance, including a Release or the presence of Hazardous Substances, whether created by any Target Company or any third party, at or relating to any such property or premises specified in any of clauses (a) through (c) of the preceding sentence that affects any Target Company and does or may reasonably be expected to (x) require abatement or correction under an Environmental Law, (y) give rise to any civil or criminal liability on the part of any Target Company under an Environmental Law or (z) create a public or private nuisance.

4.15 Software and Other Intangibles.

(a) Section 4.15 of the Target Disclosure Schedule contains an accurate and complete list of all Target Intangibles, and with respect to each item indicates whether it is owned or licensed. Section 4.15 of the Target Disclosure Schedule also sets forth all applications and registrations covering the Target Intangibles registered in the Target Company name, including the application or registration number, the subject matter and the expiration or renewal dates. Except as set forth on Section 4.15 of the Target Disclosure Schedule, no other Target Intangibles are used in the operation of the Target Business as currently conducted. Except as set forth on Section 4.15 of the Target Disclosure Schedule, no Target Intangible has been applied for, registered, recorded or filed by any Target Company in the Target Company name in or with the U.S. Copyright Office, the U.S. Patent and Trademark Office or any equivalent Governmental Body anywhere in the world, nor has any application to register been filed by any Target Company in any such office or with any such Governmental Body, including any intent-to-use application.

(b) All Target Owned Intangibles are valid, enforceable and subsisting and in compliance with all formal legal requirements. The Target Companies have good and indefeasible title to, or have the full right to use, all of the Target Intangibles, free and clear of any Encumbrance as to Target Owned Intangibles. Except as set forth on Section 4.15 of the Target Disclosure Schedule, no rights of any third party are necessary to market, license, sell, use, support, maintain, modify, update, and/or create derivative works of the Target Products. Except as set forth on Section 4.15 of the Target Disclosure Schedule, as of the Closing Date all Target Owned Intangibles will continue to be fully transferable, alienable or licensable by the Surviving Corporation without restriction and without payment of any kind to any third party. No Affiliate of Target uses or licenses any of the Target Intangibles and Target does not use any Intangibles held by any of its Affiliates.

(c) Except as set forth on Section 4.15 of the Target Disclosure Schedule, all of the Target Owned Intangibles were created as a work for hire (as defined under U.S. copyright law) by regular full time employees, consultants or independent contractors of the Target Companies. Except as set forth on Section 4.15 of the Target Disclosure Schedule, all past, and present employees, consultants or independent contractors of the Target Companies have entered into valid and binding written agreements with Target sufficient to vest title in Target of all Target Owned Intangibles, including all accompanying copyright, patent, trade secret and other proprietary and intellectual property rights, created by such employee, consultant or independent contractor while employed by the Target Companies.

(d) None of the Target Products or their respective past or current uses by the Target Companies, including the preparation, distribution, marketing, licensing, support or maintenance thereof, has violated or infringed upon, or is violating or infringing upon, any Software, technology, patent, copyright, trade secret or other proprietary or intellectual property right of any Person; the foregoing representation is given to the knowledge of the Target Company with respect to patents. None of the Target Products are subject to any Judgment applicable to any Target Company. To the knowledge of the Target Company, no proceeding is pending or is threatened, nor has any claim or demand been made, which challenges or challenged the legality, validity, enforceability, use or exclusive ownership by Target Company of any of the Target Owned Intangibles. To the knowledge of the Target Company, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of the Target Owned Intangibles.

(e) Target has taken adequate steps to protect Target’s rights in all trade secrets and copyrights with respect to the Target Intangibles. Target has and enforces a policy requiring each employee and consultant to execute and deliver a nondisclosure agreement substantially in the form previously provided to Acquiror and, except in the case of those employees or consultants whose duties could not materially affect the operations of Target or the services provided to any individual customer of Target, all employees and consultants of Target have executed and delivered such an agreement to Target.

(f) Any license, sublicense or other Contract covering or relating to any Target Intangible is listed on Section 4.15 of the Target Disclosure Schedule and is legal, valid, binding, enforceable and in full force and effect, and upon consummation of the transactions contemplated hereby, will continue to be legal, valid, binding, enforceable and in full force and effect on terms identical to those in effect immediately prior to the consummation of the transactions contemplated hereby and without payment of any additional amounts or consideration other than outgoing fees, royalties or payments which any Target Company would otherwise be required to pay and without obtaining the consent or permission or giving notice to any party to such licenses, sublicenses or other Contracts. Neither any Target Company, nor, to Target’s knowledge, the other party to any license, sublicense or other Contract covering or relating to any Target Intangible is in Default under any such license, sublicense or other Contract, or has performed any act or omitted to perform any act which, with notice or lapse of time or both, will become or result in a material violation, breach or default thereunder. To the knowledge of Target, no Proceeding is pending or is being or has been threatened nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of any license, sublicense or other Contract to which any Target Company is a party covering or relating to any Target Intangible.

(g) Set forth on Section 4.15 of the Target Disclosure Schedule are all Internet domain names related to the Target Business (“Target Domain Names”). Target is the registrant of all Target Domain Names, and all registrations of Target Domain Names are in good standing until such dates as set forth on Section 4.15 of the Target Disclosure Schedule. No action has been taken or is pending to challenge rights to, suspend, cancel or disable any Target Domain Name, registration therefor or the right of Target to use a Target Domain Name. Target has all right, title and interest in and to, and rights to use on the Internet and otherwise as a trademark and trade name, the Target Domain Names.

(h) Target has at all times maintained in connection with its operations, activity, conduct, and business on the World Wide Web (“Web”) and any and all other applicable Internet operations, activity, conduct, and business, at all times during such operations, activity, conduct, and business, a written privacy statement or policy governing the collection, maintenance, and use of data and information collected from users of Web sites owned, operated, or maintained by, on behalf of, or for the benefit of Target in connection with or related to the Target Business . Such statement or policy, along with Target’s collection, maintenance, and use of user data and information and transfer thereof to Acquiror under this Agreement, complies in all material respects with all applicable Laws, including Laws of the U.S. Federal Trade Commission and Target’s privacy statements and policies. Target’s privacy statement or policy does not in any manner restrict or limit Target’s or Target’s successors’ rights to use, sell, license, distribute, and disclose such collected data.

(i) To the knowledge of the Target Company, there are no linking, hyperlinking, deep-linking, framing, or other means or method by which a Target Web Site visitor may move or transfer directly from any Target Web Site to another Web site or view or access another Web site from any Target Web Site.

4.16 Contracts.

(a) Section 4.16(a) of the Target Disclosure Schedule contains an accurate and complete list of all of the following types of Contracts to which any Target Company is a party or by which any Target Company is bound as of the date of this Agreement (such listed Contracts, collectively, the “Target Specified Contracts”), and in the case of the Target Specified Contracts, grouped into the following categories:

(i) Contracts under which a Target Company is the licensor or provider of services, and other customer Contracts (the “Target Customer Contracts”);

(ii) Contracts (other than Target Customer Contracts) providing a Target Company with access to third party Software in connection with the performance of any Customer Contract, other than “shrink-wrap” licenses for off-the-shelf software;

(iii) Contracts for the purchase or lease of Real Property or otherwise concerning Real Property (including service Contracts) owned, leased or otherwise used by a Target Company;

(iv) loan agreements, mortgages, notes, debentures, bonds, guarantees, letters of credit and other financing Contracts;

(v) except as disclosed pursuant to clause (ii) above, Contracts for the purchase, lease and/or maintenance of computer equipment and other equipment, Contracts for the purchase, license, lease and/or maintenance of Software under which a Target Company is the purchaser, licensee, lessee or user in excess of $25,000 in any individual case or $50,000 in the aggregate with respect to any particular Person, and other supplier Contracts in excess of $25,000 in any individual case or $50,000 in the aggregate with respect to any particular Person;

(vi) employment, consulting and sales representative or agency Contracts (excluding (A) Contracts which constitute Target Employee Benefit Plans listed on Section 4.18 of the Target Disclosure Schedule, (B) Contracts with employees for “at will” employment which may be terminated by Target on 30 days or less notice without further liability (other than pursuant to applicable Law), and (C) Contracts with independent contractors engaged by a Target Company for services that individually involve less than $50,000);

(vii) except as disclosed pursuant to clauses (ii) or (v) above or Section 4.15, Contracts under which any rights in and/or ownership of any Software product, technology or other Target Intangible, or any prior version thereof, or any part of the customer base, business or Assets of any Target Company, or any shares or other ownership interests in Target (or any of its predecessors) was acquired (other than Target’s standard form of employee invention assignment agreement);

(viii) Contracts other than Target Customer Contracts containing clauses that prohibit or restrict any Target Company from soliciting any employee or customer of any other Person;

(ix) Contracts not covered by the foregoing clauses for the future purchase of, or payment for, supplies or products, or the performance of services by a third party, in excess of $25,000 in any individual case, or any Contracts for the sale of supplies or products or the performance of services that involve an amount in excess of $50,000 with respect to any one supplier or other party;

(x) except to the extent disclosed pursuant to the foregoing clauses, Contracts for any capital expenditure or leasehold improvements;

(xi) except to the extent disclosed pursuant to the foregoing clauses, Contracts under which any Encumbrances (other than Permitted Encumbrances) exist;

(xii) other Contracts material to the Target Business (excluding Contracts which constitute Insurance Policies listed on Section 4.21 of the Target Disclosure Schedule); and

(xiii) Contracts prohibiting or restricting any Target Company from engaging in any business in any material respect through a most-favored-nation clause, non-solicitation provision, restrictions as to operating territories or any similar means.

A description of each oral Target Specified Contract is included on Section 4.16(a) of the Target Disclosure Schedule, and true and correct copies of each written Specified Contract have been delivered to Acquiror.

(b) Each Target Specified Contract is valid and in full force and effect, and is enforceable by the Target Companies in accordance with its terms.

(c) Except as set forth on Section 4.16(c) of the Target Disclosure Schedule, (i) no Target Company is in Default under any Target Specified Contract in any material respect, and, to Target’s knowledge, as of the date of this Agreement, no other Person is in Default under any Target Specified Contract in any material respect, (ii) as of the date of this Agreement, no written notice to an appropriate recipient at any Target Company has been received regarding any actual, alleged, possible or potential Default under any Specified Contract and (iii) no Target Company has waived any of its material rights under any Target Specified Contract. Except as set forth on Section 4.16(c) of the Target Disclosure Schedule, as of the date of this Agreement none of the customers of any Target Company under a Target Customer Contract has informed Target Company, in writing or otherwise, that (x) it will or intends to terminate or not renew its Contract with a Target Company before the scheduled expiration date, (y) it will otherwise terminate its relationship with a Target Company or (z) it may otherwise reduce the volume of business transacted with the Target Companies below historical levels. To Target’s knowledge, the Transactions do not and will not adversely affect any Target Company’s relations with any of its customers. Target has delivered to Acquiror an accurate and complete copy of the most recent customer surveys of Target (if any).

(d) The performance of the Target Specified Contracts in accordance with their respective terms will not result in any violation of or failure to comply with any Judgment or material Law applicable to any Target Company on or prior to the Closing Date.

(e) Except as set forth on Section 4.16(e) of the Target Disclosure Schedule, as of the date of this Agreement, no Person is renegotiating, or has given written notice to an appropriate recipient that it intends to renegotiate, any amount paid or payable to a Target Company under any Target Specified Contract that is a Customer Contract or any other term or provision of any Target Specified Contract that is a Customer Contract.

(f) The Target Specified Contracts are all the Contracts necessary and sufficient to operate the Target Business. Except as set forth on Section 4.16(f) of the Target Disclosure Schedule, none of the Target Specified Contracts require any Target Company to purchase minimum amounts of goods or services. Except as set forth on Section 4.16(f) of the Target Disclosure Schedule, there are no currently outstanding formal proposals or offers submitted in writing by any Target Company to any customer, prospect, supplier or other Person which, if accepted, would result in a legally binding Contract of such Person involving an amount or commitment exceeding $10,000 in any single case or an aggregate amount or commitment exceeding $50,000.

4.17 Employees and Independent Contractors.

(a) Target has delivered to Acquiror an accurate and complete list of all of the employees of the Target Companies (including any such employee who is on a leave of absence or on layoff status) and (i) their titles, (ii) their social security numbers and principal residence address, (iii) their dates of hire, (iv) their current salaries or wages and all bonuses, commissions and incentives paid at any time during 2009, (v) their last compensation changes and the dates on which such changes were made, (vi) any specific bonus, commission or incentive plans or agreements for or with them; (vi) any Permit that is held by them and that relates to the Target Business and (vii) any outstanding loans or advances made to them. For all employees who are currently on a leave of absence (whether paid or unpaid), the list also includes the reasons for the leave of absence, the expected return date, and whether reemployment of such employee is guaranteed under contract or statute. For all employees who have requested a leave of absence to commence at any time after the date of this agreement, the list also includes the reason for the leave, the expected length of such leave, and whether reemployment of such employee is guaranteed by contract or statute.

(b) Except pursuant to a Contract listed on Section 4.16 of the Target Disclosure Schedule, no Target Company has engaged any sales representatives, temporary employees or independent contractors for services involving individually in excess of $50,000.

(c) Except as limited by the specific and express terms of any employment Contracts listed on Section 4.16 of the Target Disclosure Schedule and except for any limitations of general application which may be imposed under applicable employment Laws, the Target Companies have the right to terminate the employment of each of its employees and temporary employees at will and to terminate the engagement of any of its independent contractors without payment to such employee, temporary employee or independent contractor other than for services rendered through termination and without incurring any penalty or Obligation other than liability for severance pay in accordance with Target’s disclosed severance pay policy. Except as set forth on Section 4.17 of the Target Disclosure Schedule, target has no liabilities or Obligations with respect to any employee, temporary employee, director or consultant of any Target Subsidiary and the termination of such employment or severance by any Target Subsidiary will not result in any liability or Obligation of, or penalty to Target.

(d) Except as disclosed in Section 4.17 of the Target Disclosure Schedule, each Target Company is, and each Target Company has been at all material times, in material compliance with all applicable material Laws relating to employment and employment practices, terms and conditions of employment and wages and hours, including, any such Laws respecting minimum wage and overtime payments, employment discrimination, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice. No Target Company has any material obligations under COBRA or any similar state law with respect to any former employee or qualifying beneficiaries thereunder. There are no controversies pending or, to Target’s knowledge, threatened between any Target Company and any of its employees or former employees. No Target Company has incurred any liability under, and has complied in all material respects with, the worker adjustment and retraining notification act (“WARN”), or any similar state law, to the extent applicable to the Target Companies, and to Target’s knowledge, no fact or event exists that would reasonably be expected to give rise to liability under WARN, or any equivalent state law. Target has delivered to Acquiror accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and employees during the two years prior to the date hereof of the Target Companies. To the knowledge of Target, the relations of the Target Companies’ with their employees are currently on a good and normal basis.

(e) No Target Company has ever been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of any Target Company.

(f) Set forth on Section 4.17 of the Target Disclosure Schedule is a list of all employees who have entered into noncompete, or non solicitation agreements with any Target Company. To Target’s knowledge, none of these employees are in breach of their respective agreements.

(g) To Target’s knowledge, (i) no employee of any Target Company has received an offer to join a business that may be competitive with any Target Company or the Target Business and (ii) no employee of any Target Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on (A) the performance by such employee of any of his duties or responsibilities as an employee of a Target Company, or (B) any of the businesses or operations of the Target Companies.

(h) To Target’s knowledge, all Persons classified by the Target Companies as independent contractors satisfy and have at all times satisfied the requirements of applicable Law to be so classified; each Target Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and no Target Company has any obligations to provide benefits with respect to such Persons under the Target Employee Benefit Plans or otherwise.

(i) No individuals are currently providing, or have ever provided, services to any Target Company pursuant to a leasing agreement or similar type of arrangement, nor has any Target Company entered into any arrangement whereby services will be provided by such individuals.

(j) Except as set forth on Section 4.17 of the Target Disclosure Schedule, since December 31, 2008, no employee of any Target Company having an annual salary of $50,000 or more has indicated an intention to terminate or has terminated his or her employment with such Target Company. To Target’s knowledge, the Transactions will not adversely affect relations with any employees of any Target Company.

4.18 Target Employee Benefit Plans.

(a) Section 4.18 of the Target Disclosure Schedule contains an accurate and complete list of all Target Employee Benefit Plans. Accurate and complete copies of all the following documents with respect to each Target Employee Benefit Plan, to the extent applicable, have been delivered to Acquiror: (A) all documents constituting the Target Employee Benefit Plan, including trust agreements, insurance policies, service agreements, and amendments thereto; (B) the three most recently filed Forms 5500 and any financial statements attached thereto; (C) all Internal Revenue Service (“IRS”) determination letters for the Target Employee Benefit Plan; (D) the most recent summary plan description and any amendments or modifications thereof; (E) all reports submitted within the preceding three years by third-party administrators, actuaries, investment managers, consultants, or other independent contractors; (F) all notices that were issued within the preceding three years by the IRS, United States Department of Labor, or any other Governmental Body with respect to the Target Employee Benefit Plan; and (G) all employee manuals or handbooks containing personnel or employee relations policies. For purposes of the following provisions of this Section 4.18, the term “Target” includes any ERISA Affiliate of Target.

(b) Target has not proposed any employee benefit plans or arrangements which it plans to establish or maintain or to which it plans to contribute or proposed any changes to any Target Employee Benefit Plans now in effect, except as may otherwise be required pursuant to this Agreement.

(c) Each Target Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (i) has received, or has applied for, a favorable determination letter from the IRS that such Target Employee Benefit Plan satisfies the qualification requirements of Section 401(a) of the Code and that such

Target Employee Benefit Plan’s related trust is exempt from tax under Section 501(a) of the Code or (ii) is maintained under an IRS approved prototype plan with respect to which Target may rely on the opinion letter issue to the prototype sponsor as to such Target Employee Benefit Plan’s qualified status. Other than the Target Employee Benefit Plans listed on Section 4.18 of the Target Disclosure Schedule, Target has never maintained or contributed to any other Target Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code. No fact exists or is reasonably expected to arise, with respect to the design or operation of each such Target Employee Benefit Plan that could cause the loss of such qualification or exemption or the imposition of any material liability, lien, penalty, or tax under ERISA or the Code. Each such Target Employee Benefit Plan has been timely amended to comply with current Law.

(d) With respect to the Target Employee Benefit Plans, Target will have made, on or before the Closing Date, all payments required to be made by them on or before the Closing Date and will have accrued (in accordance with GAAP) as of the Closing Date all payments due but not yet payable as of the Closing Date. All monies withheld from employee paychecks with respect to Target Employee Benefit Plans have been transferred to the appropriate Target Employee Benefit Plan in a timely manner as required by applicable Law.

(e) All of the Target Employee Benefit Plans conform and are, and have been, operated in material compliance with their provisions and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder.

(f) With respect to each Target Employee Benefit Plan, there has occurred no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in Section 404 of ERISA that could result in any material Obligation, direct or indirect, for Target or any stockholder, officer, director, or employee of Target.

(g) Target does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to, or had any Obligation with respect to, any employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. Target does not contribute to, and has never contributed to or had any other Obligation with respect to, a multiemployer plan (as defined in Section 3(37) of ERISA). No Target Employee Benefit Plan is a “multiple employer plan” within the meaning of Section 413 of the Code. Target does not have any plan administration responsibilities, Obligations or fiduciary responsibilities or duties with respect to any benefit plan which is maintained by an employer that is not an ERISA Affiliate.

(h) Except as set forth on Section 4.18 of the Target Disclosure Schedule, neither the execution and delivery of this Agreement or any of the other Transaction Documents nor the consummation of the Transactions will (i) result in any payment (including any severance, unemployment compensation or golden parachute payment) becoming due from Target under any of the Target Employee Benefit Plans, (ii) increase any benefits otherwise payable under any of the Target Benefit Plans, or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent. No payments or benefits under any Target Employee Benefit Plan or other agreement of Target are, or are expected to be, subject to the disallowance of a deduction under Section 162(m) of the Code. Target has no obligation to indemnify, hold harmless or gross-up any individual with respect to any excise tax imposed under Section 4999 of the Code.

(i) Target has not incurred any Obligation for any excise, income or other taxes or penalties with respect to any Target Employee Benefit Plan, and to Target’s knowledge, no event has occurred and no circumstance exists or has existed that could give rise to any Obligation. There are no pending Proceedings that have been asserted or instituted against any of the Target Employee Benefit Plans, the Assets of any of the trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan (other than routine benefit claims), including Proceedings by the IRS, U.S. Department of Labor or any other Government Body, and, to Target’s knowledge, there are no facts which could form the basis for any such Proceedings. No matters are pending with respect to any Target Employee Benefit Plan under any IRS correction program.

(j) All Target Employee Benefit Plans may be amended or terminated without penalty or increased liability (other than for benefits accrued to date of amendment or termination under such plan) by Acquiror at any time on or after the Effective Time.

(k) Any Target Employee Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has substantially complied, with all of the requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act, the Health Insurance Portability and Accountability Act of 1996, and other applicable Laws, and no such Target Employee Benefit Plan provides health or other benefits after an employee’s or former employee’s retirement or other termination of employment except as required by Section 4980B of the Code.

(l) Except as disclosed on Section 4.18 of the Target Disclosure Schedule, no employee, director or consultant of any Target Subsidiary is eligible to participate in, or is entitled to any benefit under any Target Employee Benefit Plan.

(m) Target does not maintain, have any obligation to contribute to or have any Obligation with respect to, any benefit plan or arrangement outside the U.S. and has never had any Obligation or liability with respect to any such benefit plan or arrangement. Target does not employ and has never employed any individual outside of the United States.

(n) Target has never been party to any arrangement that is or was a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. Any Target Employee Benefit Plan that is deemed to constitute a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated between January 1, 2005 and December 31, 2008 in good faith compliance with Section 409A of the Code and the applicable notices and proposed regulations thereunder, and since January 1, 2009 has been operated in accordance with, and is in material documentary compliance with, the final regulations under Section 409A of the Code. Target has no obligation to indemnify, hold harmless or gross up any individual with respect to any penalty tax or interest under Section 409A of the Code.

4.19 Taxes. Except as set forth on Section 4.19 of the Target Disclosure Schedule:

(a) All material Tax Returns required to have been filed by or with respect to any Target Company or any affiliated, combined, consolidated, unitary or similar group of which any Target Company is a member (a “Target Relevant Group”) have been duly and timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Tax Return correctly and completely reflects Obligation for Taxes and all other information required to be reported thereon in all material respects . All material Taxes owed by any Target Company or any member of a Target Relevant Group (whether or not shown on any Tax Return) have been timely paid, or adequately reserved for on the Closing Balance Sheet. The Target Companies have adequately provided for, in their books of account and related records, all Obligations for any material unpaid Taxes, being current Taxes not yet due and payable.

(b) No action or audit is currently pending with respect to any Target Company in respect of any Taxes. No action or audit has been proposed nor dispute or claim raised, in writing by an applicable Taxing Authority with respect to any Target Company in respect of Taxes. No Target Company is the beneficiary of any extension of time within which to file any Tax Return, nor has any Target Company made (or had made on their behalf) any requests for such extensions. No claim has been made within the past five years by an authority in a jurisdiction where any Target Company does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns. There are no liens on any assets of any Target Company with respect to Taxes except for Taxes not yet due and payable.

(c) The Target Companies have withheld and timely paid all material Taxes required to have been withheld and paid and have complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(d) Section 4.19 of the Target Disclosure Schedule lists those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Correct and complete copies of all income

Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any Target Company have been delivered to Acquiror. No Target Company has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency which has not expired.

(e) No Target Company has ever been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code. No Target Company has made any payments, is obligated to make any payments or take other action, or is a party to any agreement that under certain circumstances could obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code or an excise tax to the recipient of such payments pursuant to Section 4999 of the Code.

(f) No Target Company has agreed to or is required to make by reason of a change in accounting method or otherwise any adjustment under Section 481(a) of the Code. No Target Company has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the five-year period ending as of the date of this Agreement. Within the past five years, no Target Company has received any ruling from any Taxing Authority or has entered into any agreement with a Taxing Authority. Each Target Company has disclosed on its income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Tax within the meaning of Section 6662 of the Code (or similar provision of applicable Tax Law).

(g) No Target Company is a party to any Tax allocation or sharing agreement. No Target Company has an Obligation for the Taxes of any Person, other than under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign law) with respect to any Target Relevant Group of which such Target Company currently is a member, (i) as a transferee or successor, (ii) by contract, (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of applicable Tax Law), or (iv) otherwise. No Target Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

(h) Except to the extent offset by Pre-Closing tax attributes of any Target Company, no Target Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of applicable Tax Law), (ii) Section 481 adjustment made prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

(i) No Target Company is or has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) and section 1.6011-4(b) of the Treasury regulations.

(j) No Target Company has taken or agreed to take any action not contemplated by this Agreement, or is aware of any fact or circumstance outside the scope of this Agreement, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

4.20 Proceedings and Judgments.

(a) Except as set forth on Section 4.20 of the Target Disclosure Schedule, (i) no Proceeding is currently pending or, or Target’s knowledge, threatened, nor has any Proceeding occurred at any time since December 31, 2005, to which any Target Company is or was a party, or by which any Target Company or any material Assets or business of any Target Company is or was affected, (ii) no Judgment is currently outstanding, nor has any Judgment been outstanding at any time since December 31, 2005, against any Target Company, or by which any Target Company or any Assets or business of any Target Company is or was affected and (iii) no breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge or other claim of any similar nature has been asserted or, to Target’s knowledge, threatened by or against any Target Company at any time since December 31, 2005. Except as set forth on Section 4.20 of the Target Disclosure Schedule, to Target’s knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for, directly or indirectly, the commencement of any Proceeding described in this Section 4.20(a).

(b) As to each matter described on Section 4.20 of the Target Disclosure Schedule, accurate and complete copies of all pertinent pleadings, Judgments, orders, correspondence and other legal documents have been delivered to Acquiror.

(c) To Target’s knowledge, no officer or employee of any Target Company is subject to any Judgment that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Target Business.

(d) There is no proposed Judgment to which any Target Company would be a party, or by which any Target Company or any material Assets or business of any Target Company would be affected, or, to the knowledge of Target, any other proposed Judgment, that, if issued or otherwise put into effect, to Target’s knowledge, (i) would reasonably be expected to have an adverse effect on business, condition, assets, technology, liabilities, operations, employees, financial performance, revenues, net income, political environment, economic environment or prospects of or with respect to any Target Company (or on any aspect or portion thereof) or on the ability of any Target Company to comply with or perform any covenant or obligation under this Agreement or (ii) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions or making it more difficult for Acquiror to realize any anticipated benefit of any of the Transactions.

4.21 Insurance. Section 4.21 of the Target Disclosure Schedule contains an accurate and complete list and description of all Insurance Policies (excluding Insurance Policies that constitute the Target Employee Benefit Plans described on Section 4.18 of the Target Disclosure Schedule) currently owned or maintained by any Target Company. All such Insurance Policies are on a “claims made” basis. Except as set forth on Section 4.21 of the Target Disclosure Schedule, accurate and complete copies of all Insurance Policies described or required to be described on Section 4.21 of the Target Disclosure Schedule have been made available to Acquiror. Each such Insurance Policy is in full force and effect; no Target Company has received notice of cancellation with respect to any such Insurance Policy; and there is no basis for the insurer thereunder to terminate any such Insurance Policy. Except as set forth on Section 4.21 of the Target Disclosure Schedule, there are no claims that are pending under any of the Insurance Policies described on Section 4.21 of the Target Disclosure Schedule. There is no Default with respect to any such Insurance Policy, nor has there been any failure to give any notice or present any claim under any such Insurance Policy in a timely fashion or in the manner or detail required by the Insurance Policy.

4.22 Questionable Payments. No Target Company nor any of the current or former stockholders, directors, executives, officers, representatives, agents or employees of Target or any Target Subsidiary (when acting in such capacity or otherwise on behalf of Target, any Target Subsidiary or any of their predecessors) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties, (e) has made at any time since December 31, 2004, any false or fictitious entries on the books and records of any Target Company, (f) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of any Target Company or (g) has made any material favor or gift that is not deductible for federal income tax purposes using corporate funds or otherwise on behalf of any Target Company.

4.23 Related Party Transactions. Except (a) as set forth on Section 4.23 of the Target Disclosure Schedule, (b) for fees payable to any director of Target in respect of his or her service in such capacity and (c) for any employment Contracts listed on Section 4.16 of the Target Disclosure Schedule, there are no real estate leases, personal property leases, loans, guarantees, Contracts, transactions, understandings or other arrangements of any nature between or among any Target Company and any current or former stockholder, director, officer or controlling Person of any Target Company (or any of its predecessors) or any other Person affiliated with any Target Company (or any of its predecessors).

4.24 Brokerage Fees. Except as set forth on Section 4.24 of the Target Disclosure Schedule, no Person acting on behalf of any Target Company or the stockholders of Target is or shall be entitled to any brokerage or finder’s fee in connection with the Transactions.

4.25 Acquisition Proposals. Since January 1, 2008, no Target Company has, directly or indirectly, discussed, negotiated, or consummated with any Person (other than its employees, consultants, representatives, and professional advisors) any transaction involving the issuance, sale, exchange, or other disposition of any capital stock or other securities of Target or the sale, exchange or other disposition of all or any material Assets of the Target Business.

4.26 Full Disclosure. No representation or warranty made by Target in this Agreement or pursuant hereto (a) contains any untrue statement of any fact or (b) omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any material respect. The copies of documents attached as Schedules to this Agreement or otherwise delivered to Acquiror in connection with the Transactions, are accurate and complete, and are not missing any amendments, modifications, correspondence or other related papers which would be pertinent to Acquiror’s understanding thereof in any material respect.

SECTION 5.

[INTENTIONALLY OMITTED]

SECTION 6.

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as disclosed in the Acquiror SEC Reports or as set forth in the Acquiror Disclosure Schedule (and whether or not the Acquiror Disclosure Schedule is specifically referenced in any subsection of this Section 6), Acquiror represents and warrants to Target and the Holders that the statements contained in this Section 6 are complete and accurate as of the date of this Agreement. The Acquiror Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 6, and the disclosures in any section or subsection of the Acquiror Disclosure Schedule shall qualify other sections and subsections in this Section 6 only to the extent it is readily apparent from a reasonable reading of the disclosure that such disclosure is applicable to such other sections and subsections.

6.1 Organization.

(a) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Each of the other Acquiror Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Acquiror possesses the full corporate power and authority to (i) own and use its Assets in the manner in which such Assets are currently owned and used and (ii) conduct the Acquiror Business as such business is currently being conducted. Each Acquiror Company is registered, qualified or licensed to do business, as the case may be, and in good standing in each of the jurisdictions where the ownership of any of its Assets or the conduct of its business would require it to be so registered, qualified or licensed, as the case may be, except where the absence of any such registration, qualification or license would not reasonably be expected to have a Material Adverse Effect.

(b) Section 6.1 of the Acquiror Disclosure Schedule sets forth a true, correct and complete list of any Person in which Acquiror owns, directly or indirectly, any equity interest and, in respect of each such Person, the nature and extent of Acquiror’s interest and any other interests that are held by other Persons. Acquiror has never acquired or succeeded to all or any portion of the Assets or businesses of any other Person, and there is no other Person that may be deemed to be a predecessor of Acquiror.

6.2 Authority; Non-Contravention.

(a) Subject to the receipt of the Acquiror Stockholder Approval, each of Acquiror and Merger Sub has the corporate right, power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform or satisfy, as the case may be, its obligations hereunder and thereunder, and the (i) execution and delivery of this Agreement and the other Transaction Documents to which Acquiror or Merger Sub, as the case may be, is a party, (ii) performance or satisfaction, as the case may be, of Acquiror’s or Merger Sub’s obligations under this Agreement and the other Transaction Documents to which Acquiror or Merger Sub, as the case may be, is a party and (iii) consummation by Acquiror or Merger Sub, as the case may be, of the Transactions to which Acquiror or Merger Sub is a party, in each case, have been duly authorized by all necessary corporate actions of Acquiror or Merger Sub, as the case may be. This Agreement and the other Transaction Documents to which Acquiror or Merger Sub, as the case may be, is a party constitutes the legal, valid and binding agreement of Acquiror or Merger Sub, as the case may be, enforceable against Acquiror or Merger Sub, as the case may be, in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Board of Directors of Acquiror (the “Acquiror Board”) has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of

Acquiror was present, (i) approving the execution, delivery and performance of this Agreement, (ii) determining that entering into this Agreement is in the best interests of Acquiror and its stockholders, (iii) declaring this Agreement advisable and (iv) recommending that Acquiror’s stockholders vote in favor of approval of the issuance of Acquiror Series C Preferred Stock and Acquiror Common Stock constituting the Merger Consideration (the “Share Issuance”) and directing that the Share Issuance be submitted to Acquiror’s stockholders for approval at a duly held meeting of such shareholders for such purpose (the “Acquiror Stockholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn.

(b) Neither the execution or delivery of this Agreement or the other Transaction Documents to which Acquiror or Merger Sub is a party nor the performance of its obligations or consummation of any of the Transactions contemplated hereby or thereby by Acquiror or Merger Sub will, directly or indirectly:

(i) result in a Default under (A) any of the provisions of the Charter Documents of Acquiror or Merger Sub, as the case may be, or (B) any resolution adopted by the stockholders, board of directors or any committees thereof of Acquiror or Merger Sub, as the case may be;

(ii) result in a Default under any Law or Judgment to which any Acquiror Company or any of its respective Assets are bound or subject, or give any Governmental Body or other Person the right to challenge any of the Transactions contemplated by this Agreement or any of the other Transaction Documents or to exercise any remedy or obtain any relief under, any Law or Judgment to which Acquiror or Merger Sub, or any of its respective Assets, is subject;

(iii) result in a Default under, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by any Acquiror Company or that otherwise relates to any of the businesses of any Acquiror Company or to any of the Assets owned or used by any Acquiror Company;

(iv) result in a Default under any provision of any Acquiror Specified Contract; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any Acquiror Company.

(c) Except as set forth on Section 6.2 of the Acquiror Disclosure Schedule, no Consents are necessary in connection with the execution and delivery of this Agreement by Acquiror or Merger Sub or any of the other Transaction Documents to which Acquiror or Merger Sub is a party or the consummation or performance of any of the Transactions.

6.3 Capitalization.

(a) As of the date of this Agreement, and after giving effect to the filing of the Series C Certificate of Designation and the Closing, Acquiror has authorized (i) 50,000,000 shares of Acquiror Common Stock and (ii) 1,000,000 shares of Acquiror Preferred Stock, of which (A) 120,000 shares are designated Series B Preferred Stock and (B) 87,016 shares are designated Series C Preferred Stock. As of the date hereof, and after giving effect to the filing of the Certificate of Designation and the Closing, there are 26,960,911 outstanding shares of Acquiror Common Stock, 120,000 outstanding shares of Acquiror’s Series B Convertible Preferred Stock and 87,016 outstanding shares of Acquiror Series C Preferred Stock, and 15,245,530 shares of Acquiror Common Stock are available for issuance upon the exercise of outstanding stock options, warrants, or other convertible rights and 1,264,851 shares of Acquiror Common Stock are reserved for issuance under Acquiror’s 2005 Stock Award and Incentive Plan. As of the date hereof, and after giving effect to the filing of the Series C Certificate of Designation and the Closing, Acquiror has no other shares of capital stock authorized, issued or outstanding.

(b) Except as set forth in Section 6.3 of the Acquiror Disclosure Schedule, there are no (i) outstanding options, warrants, convertible securities, Contracts or rights of any kind to purchase or otherwise acquire from Acquiror any shares of Acquiror Common Stock, or (ii) Contracts under which Acquiror is obligated to redeem, repurchase or otherwise acquire any shares of outstanding Acquiror Common Stock or any other securities.

Except for issuances of Acquiror Stock upon the exercise or termination of the rights disclosed on Section 6.3 of the Acquiror Disclosure Schedule, no shares of Acquiror Stock are reserved or authorized for issuance other than pursuant to Acquiror’s 2005 Stock Award and Incentive Plan as in effect on the date hereof.

(c) All outstanding shares of Acquiror Stock have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable Charter Documents of Acquiror, all Contracts binding upon Acquiror and all applicable Laws, including applicable securities Laws.

(d) Other than as set forth herein, no Acquiror Company currently has any outstanding vote, plan or pending proposal involving any merger or consolidation of any Acquiror Company with or into any other Person, any sale of Acquiror Stock or any sale of Assets of any Acquiror Company (excluding plans or proposals for the sale or license of Acquiror products and services ).

(e) To Acquiror’s knowledge, except as set forth in Section 6.3 of the Acquiror Disclosure Schedule, there are no Contracts among any Persons which affect or relate to the voting or giving of written consents with respect to any Acquiror Stock.

6.4 Financial and Corporate Records. The books and records of Acquiror have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP.

6.5 Compliance with Laws; Permits.

(a) (i) each Acquiror Company is in compliance in all material respects with each Judgment and with each material Law that is applicable to it or to the conduct of the Acquiror Business or the ownership or use of any of its Assets, (ii) each Acquiror Company has at all times been in compliance in all material respects with each Judgment or material Law that is or was applicable to it or to the conduct of any of its businesses or the ownership or use of any of its Assets, (iii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result in a Default by any Acquiror Company of any Judgment, or a failure on the part of any Acquiror Company to comply in any material respect with, any Law applicable to it and (iv) no Acquiror Company has received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential material violation of, or material failure to comply with, any Judgment or applicable Law or (B) any actual, alleged, possible or potential obligation on the part of any Acquiror Company to undertake, or to bear all or any portion of the cost of, any environmental cleanup or any environmental remedial, corrective or response action of any nature.

(b) Each Acquiror Company has obtained and holds all Permits required for the lawful operation of its business as and where such business is presently conducted.

6.6 Acquiror Financial Statements.

(a) Acquiror’s Fiscal Year ends on December 31.

(b) Acquiror has filed with the SEC under the Exchange Act (i) its annual audited consolidated financial statements for the 2008 and 2009 fiscal years and the related statements of income and cash flows and stockholders’ equity for such fiscal years and (ii) its balance sheet as of March 31, 2010 and related unaudited statements of income and cash flows and stockholders’ equity of Acquiror for the three months then ended. All such financial statements are referred to herein collectively as the “Acquiror Financial Statements.”

(c) The Acquiror Financial Statements are consistent in all material respects with the books and records of Acquiror, and there have not been any material transactions that have not been recorded in the accounting records underlying such Acquiror Financial Statements. The profit and loss statements reflect all costs that historically have been incurred by the Acquiror Business. The Acquiror Financial Statements (other than the unaudited Acquiror Financial Statements) have been prepared in accordance with GAAP and present fairly the financial position of Acquiror as of the dates thereof, and the results of its operations for the periods then ended, subject to the absence of notes in the case of unaudited Acquiror Financial Statements.

6.7 Assets.

(a) Each Acquiror Company owns and has good and marketable title to, all of its Assets that are purported to be owned by it and has the right to transfer all rights, title and interest in such Assets, free and clear of any Encumbrance except for Permitted Encumbrances.

(b) Acquiror has all Assets, excluding Intangibles of Acquiror (which are covered under Section 6.9), necessary to operate, or which are material to the operation of, the Acquiror Business as currently conducted.

6.8 No Material Adverse Effect since Latest Balance Sheet Date. Since the Latest Balance Sheet Date, there has been no Material Adverse Effect on or material casualty loss affecting Acquiror its business, and there has been no loss, damage or destruction to, any of the Assets (whether or not covered by insurance) of Acquiror.

6.9 Intangibles of Acquiror.

(a) The Acquiror Owned Intangibles are valid, enforceable and subsisting and in compliance with all formal legal requirements. The Acquiror Companies have good and indefeasible title to, or have the full right to use, all of the Acquiror Intangibles, free and clear of any Encumbrance as to Acquiror Owned Intangibles.

(b) To the knowledge of Acquiror, no proceeding, claim or demand is pending which alleges past or current uses by the Acquiror Companies, including the preparation, distribution, marketing, licensing, support or maintenance thereof, of any Software, technology, patent, copyright, trade secret or other proprietary or intellectual property right of any Person. To the knowledge of Acquiror, none of the Acquiror Products are subject to any Judgment applicable to any Acquiror Company. To the knowledge of Acquiror, no proceeding, claim or demand is pending or threatened which challenges the validity, enforceability, use or ownership by Acquiror Companies of any of the Acquiror Owned Intangibles. To the knowledge of Acquiror, no Person is violating or infringing upon, or has violated or infringed upon, any of the Acquiror Owned Intangibles, except for such violation or infringement which would not be material to Acquiror.

(c) The Acquiror Companies have taken steps to protect Acquiror Companies’ rights in all trade secrets and copyrights with respect to the Acquiror Intangibles. The Acquiror Companies have and enforced a policy requiring each key employee, consultant or independent contractor to execute and deliver a nondisclosure agreement substantially in the form previously provided to the Target Company and, except in the case of those key employees, consultants or independent contractors whose duties could not materially affect the operations of the Acquiror Companies or the services provided to any individual customer of the Acquiror Companies, all key employees, consultants and independent contractors of the Acquiror Companies have executed and delivered such an agreement to the Acquiror Companies.

(d) The Acquiror Companies maintain policies and procedures regarding data security, privacy and data use that are commercially reasonable and, in any event, comply with the Acquiror Companies’ obligations to its customers and applicable laws, rules and regulations.

6.10 Contracts.

(a) All contracts, agreements, understandings and arrangements required to be filed as exhibits to the Acquiror SEC Reports (“Acquiror Specified Contracts”) have been so filed. No Acquiror Company is in Default in any material respect under any contract, agreement, understanding or arrangement so filed that remains in effect in accordance with its terms, and, to Acquiror’s knowledge, no other Person is in Default in any material respect under any such contract, agreement, understanding or arrangement. As of the date of this Agreement, no written notice to an appropriate recipient at any Acquiror Company has been received regarding any actual, alleged, possible or potential Default under any such contract, agreement, understanding or arrangement. No Acquiror Company has waived any of its material rights under any such contract, agreement, understanding or arrangement.

(b) Each Acquiror Specified Contract is valid and in full force and effect, and is enforceable by the Acquiror Companies in accordance with its terms.

(c) The performance of the Acquiror Specified Contracts in accordance with their respective terms will not result in any violation of or failure to comply with any Judgment or material Law applicable to any Acquiror Company on or prior to the Closing Date.

6.11 Acquiror Employee Benefit Plans.

(a) No director or officer or other employee of Acquiror will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting) or lapse of repurchase rights or obligations with respect to any Acquiror Employee Benefit Plan solely as a result of the transactions contemplated in this Agreement.

(b) No executive officer, to the knowledge of Acquiror, is, or is now expected to be, in violation of any term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and, to the knowledge of Acquiror, the continued employment of each such executive officer does not subject Acquiror or any of the Acquiror Subsidiaries to any liability with respect to any of the foregoing matters, except for such violations which would not be material to Acquiror.

(c) The Acquiror Companies are in compliance with all applicable federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders and codes respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, and no work stoppage or labor strike against any Acquiror Company is pending or, to their knowledge, threatened, nor is any Acquiror Company involved in or, to their knowledge, threatened with any labor dispute, grievance or litigation relating to labor matters involving any employees of any Acquiror Company, except for any of the foregoing which would not be material to Acquiror. To the knowledge of Acquiror, there are no suits, actions, disputes, claims (other than routine claims for benefits), investigations or audits pending or, to the knowledge of Acquiror, threatened in connection with any Acquiror Employee Benefit Plan. To the knowledge of the Acquiror Companies, the relations of the Acquiror Companies’ with their employees are currently on a good and normal basis.

(d) No Acquiror Company has ever been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of any Acquiror Company.

(e) Each Acquiror Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (i) has received, or has applied for, a favorable determination letter from the IRS that such Acquiror Employee Benefit Plan satisfies the qualification requirements of Section 401(a) of the Code and that such Acquiror Employee Benefit Plan’s related trust is exempt from tax under Section 501(a) of the Code or (ii) is maintained under an IRS approved prototype plan with respect to which Acquiror may rely on the opinion letter issue to the prototype sponsor as to such Acquiror Employee Benefit Plan’s qualified status. No fact exists or is reasonably expected to arise, with respect to the design or operation of each such Acquiror Employee Benefit Plan that could cause the loss of such qualification or exemption or the imposition of any material liability, lien, penalty, or tax under ERISA or the Code, except for any of the foregoing which would not be material to Acquiror. Each such Acquiror Employee Benefit Plan has been timely amended to comply with current Law.

(f) With respect to each Acquiror Employee Benefit Plan, there has occurred no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in Section 404 of ERISA that could result in any material Obligation, direct or indirect, for Acquiror.

(g) Acquiror does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to, or had any Obligation with respect to, any employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. Acquiror does not contribute to, and has never contributed to or had any other Obligation with respect to, a multiemployer plan (as defined in Section 3(37) of ERISA). No Acquiror Employee Benefit Plan is a “multiple employer plan” within the meaning of Section 413 of the Code. Acquiror does not have any plan administration responsibilities, Obligations or fiduciary responsibilities or duties with respect to any benefit plan which is maintained by an employer that is not an ERISA Affiliate.

6.12 Taxes.

(a) All material Tax Returns required to have been filed by or with respect to any Acquiror Company or any affiliated, combined, consolidated, unitary or similar group of which any Acquiror Company is a member (an “Acquiror Relevant Group”) have been duly and timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Tax Return correctly and completely reflects Obligation for Taxes and all other information required to be reported thereon in all material respects . All material Taxes owed by any Acquiror Company or any member of an Acquiror Relevant Group (whether or not shown on any Tax Return) have been timely paid. The Acquiror Companies have adequately provided for, in their books of account and related records, all Obligations for any material unpaid Taxes, being current Taxes not yet due and payable.

(b) No action or audit is currently pending with respect to any Acquiror Company in respect of any Taxes. No action or audit has been proposed nor dispute or claim raised, in writing by an applicable Taxing Authority with respect to any Acquiror Company in respect of Taxes. No Acquiror Company is the beneficiary of any extension of time within which to file any Tax Return, nor has any Acquiror Company made (or had made on their behalf) any requests for such extensions. No claim has been made within the past five years by an authority in a jurisdiction where any Acquiror Company does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns. There are no liens on any assets of any Acquiror Company with respect to Taxes except for Taxes not yet due and payable.

(c) The Acquiror Companies have withheld and timely paid all material Taxes required to have been withheld and paid and have complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(d) No Acquiror Company has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency which has not expired.

(e) No Acquiror Company has agreed to or is required to make by reason of a change in accounting method or otherwise, any adjustment under Section 481(a) of the Code. Each Acquiror Company has disclosed on its income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Tax within the meaning of Section 6662 of the Code (or similar provision of applicable Tax Law).

(f) No Acquiror Company is a party to any Tax allocation or sharing agreement. No Acquiror Company has an Obligation for the Taxes of any Person, other than under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign law) with respect to any Acquiror Relevant Group of which such Acquiror Company currently is a member, (i) as a transferee or successor, (ii) by contract, (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of applicable Tax Law), or (iv) otherwise.

(g) No Acquiror Company is or has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) and section 1.6011-4(b) of the Treasury regulations.

(h) No Acquiror Company has taken or agreed to take any action not contemplated by this Agreement, or is aware of any fact or circumstance outside the scope of this Agreement, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

6.13 Proceedings and Judgments.

(a) Except as set forth on Section 6.13 of the Acquiror Disclosure Schedule, (i) no Proceeding is currently pending or, or Acquiror’s knowledge, threatened, nor has any Proceeding occurred at any time since December 31, 2005, to which any Acquiror Company is or was a party, or by which any Acquiror Company or any material Assets or business of any Acquiror Company is or was affected, (ii) no Judgment is currently outstanding, nor has any Judgment been outstanding at any time since December 31, 2005, against any Acquiror Company, or by which any Acquiror Company or any Assets or business of any Acquiror Company is or was affected and (iii) no breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge or other claim of any nature has been asserted or, to Acquiror’s knowledge, threatened by or against Acquiror or any Acquiror Subsidiary at any time since December 31, 2005. Except as set forth on Section 6.13 of the Acquiror Disclosure Schedule, to Acquiror’s knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for, directly or indirectly, the commencement of any Proceeding described in this Section 6.13(a).

(b) As to each matter described on Section 6.13 of the Acquiror Disclosure Schedule, accurate and complete copies of all pertinent pleadings, Judgments, orders, correspondence and other legal documents have been delivered to Target.

(c) To Acquiror’s knowledge, no officer or employee of any Acquiror Company is subject to any Judgment that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Acquiror Business.

(d) There is no proposed Judgment that, if issued or otherwise put into effect, (i) may have an adverse effect on business, condition, assets, technology, liabilities, operations, employees, financial performance, revenues, net income, political environment, economic environment or prospects of or with respect to any Acquiror Company (or on any aspect or portion thereof) or on the ability of any Acquiror Company to comply with or perform any covenant or obligation under this Agreement or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions or making it more difficult for Target to realize any anticipated benefit of any of the Transactions.

6.14 Questionable Payments. No Acquiror Company nor any of the current or former stockholders, directors, executives, officers, representatives, agents or employees of Acquiror or any Acquiror Subsidiary (when acting in such capacity or otherwise on behalf of Acquiror, any Acquiror Subsidiary or any of their predecessors) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties, (e) has made at any time since December 31, 2004, any false or fictitious entries on the books and records of any Acquiror Company, (f) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of any Acquiror Company or (g) has made any material favor or gift that is not deductible for federal income tax purposes using corporate funds or otherwise on behalf of any Acquiror Company.

6.15 Related Party Transactions. Except (a) as set forth on Section 6.15 of the Acquiror Disclosure Schedule, (b) for fees payable to any director of Acquiror in respect of his or her service in such capacity and (c) for any employment Contracts, there are no real estate leases, personal property leases, loans, guarantees, Contracts, transactions, understandings or other arrangements of any nature between or among any Acquiror Company and any current or former Stockholder, director, officer or controlling Person of any Acquiror Company (or any of its predecessors) or any other Person affiliated with any Acquiror Company (or any of its predecessors).

6.16 Brokerage Fees. No Person acting on behalf of any Acquiror Company or the stockholders of Acquiror is or shall be entitled to any brokerage or finder’s fee in connection with the Transactions.

6.17 Full Disclosure. No representation or warranty made by Acquiror in this Agreement or pursuant hereto (a) contains any untrue statement of any fact or (b) omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any material respect. The copies of documents attached as Schedules to this Agreement or otherwise delivered to Target in connection with the Transactions, are accurate and complete, and are not missing any amendments, modifications, correspondence or other related papers which would be pertinent to Target’s understanding thereof in any material respect.

SECTION 7.

CONDITIONS TO CLOSING

7.1 Conditions to the Obligation of the Acquiring Parties to Consummate the Closing. Each and all of the obligations of each of Acquiror and the Merger Sub to consummate the Transactions are subject to fulfillment, satisfaction or such condition being correct, as the case may be, (or waiver by Acquiror and the Merger Sub) prior to or at the Closing of the following conditions:

(a) The representations and warranties of Target contained herein, which are qualified by materiality, Material Adverse Effect or other words of similar import shall be true, correct and accurate when made and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true, correct and accurate when made), and all other representations and warranties of Target contained herein, shall be true, correct and accurate in all material respects when made and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true, correct and accurate when made), and Acquiror shall have received applicable certifications from the Target’s Chief Executive Officer and Chief Financial Officer, each, in his capacity as such, with respect to the representations and warranties of Target to such effect . Target shall have in all material respects performed all of the obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with by it on or prior to the Closing pursuant to this Agreement and Acquiror shall have received applicable certifications from the Target’s Chief Executive Officer and Chief Financial Officer, each, in his capacity as such, to such effect.

(b) No Proceeding before any Governmental Body shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement and the other Transaction Documents or any of the Transactions, declare any Transaction unlawful, thereby causing such Transactions to be rescinded, or which would reasonably be expected to impair the right of Acquiror to own, operate, control or benefit from the Assets of Target.

(c) All Governmental Bodies having jurisdiction with respect to any aspect of the Transactions or the consummation thereof shall have taken such action as may be required to permit the consummation of the Transactions and such actions shall remain in full force and effect and shall be reasonably satisfactory in form and substance to Acquiror and its counsel.

(d) All of the other Transaction Documents and each of the documents and instruments required to be delivered on or before the Closing Date in connection therewith shall have been executed substantially in the forms attached hereto and delivered by all of the parties thereto and shall be in full force and effect.

(e) Dissenting Shares shall not represent more than five percent (5%) of the outstanding shares of Target Stock as of the Closing Date.

(f) Target Principal Holders entitled to receive at least 90% of the Merger Consideration shall have executed and delivered to Acquiror a joinder agreement in substantially the form attached hereto as Exhibit G pursuant to which they will agree to the matters set forth therein (a “Joinder”). With respect to each such executed Joinder: (i) the representations and warranties of the Target Principal Holder contained in the Joinder, which are qualified by materiality, Material Adverse Effect or other words of similar import shall be true, correct and accurate when made and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true, correct and accurate when made), and all other representations and warranties of the Target Principal Holder contained in the Joinder, shall be true, correct and accurate in all material respects when made and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true, correct and accurate when made), and Acquiror shall have received applicable certifications from the Target Principal Holder with respect to the representations and warranties of such Target Principal Holder; and (ii) the Target Principal Holder shall have performed all of the obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with by such Target Principal Holder on or prior to the Closing pursuant to the Joinder and Acquiror shall have received applicable certifications from the Target Principal Holder to such effect.

(g) Fenwick & West shall have delivered a legal opinion regarding matters relating to Target in substantially the form attached hereto as Exhibit H.

(h) All unexercised Target Options shall have been terminated in accordance with Section 2.11, as is contemplated in the resolutions of the Target Board, and there shall not be any Target Options (vested or unvested) outstanding as of the Closing.

(i) Each Target Warrant shall have been terminated in exchange for the issuance and distribution of shares of Target Stock, as contemplated in the resolutions of the Target Board, and there shall not be any Target Warrants outstanding as of the Closing.

(j) Target shall have delivered to Acquiror:

(i) blank bank account signature cards for each account of Target; and

(ii) those items required to be delivered by Target to Acquiror at the Closing pursuant to Section 8.2(a);

(k) At the direction of Acquiror, Target shall terminate Target’s 401(k) plan effective immediately (or one day) prior to Closing pursuant to resolutions of Target’s Board of Directors. Target shall provide Acquiror with the resolutions evidencing such termination.

(l) The employees of Target identified on Schedule 9.11 hereto shall have accepted the offers of employment by Acquiror made as contemplated by Section 9.11.

(m) All of the Transaction Expenses, whether or not reflected in the Statement of Expenses, have been paid in full.

(n) The Net Cash Position of Target as of the Closing Date shall not be less than the Targeted Closing Date Net Cash Position.

(o) All Indebtedness of Target shall have been paid in full or otherwise finally discharged by Target.

(p) Acquiror shall have received the Sales Volume Agreement, executed by all of the persons listed on Schedule 9.12 hereto.

(q) Acquiror shall have received the Amended and Restated Investor Rights Agreement, executed by all Target Principal Holders receiving Acquiror Series C Preferred Stock in connection with the Merger.

(r) The Acquiror Stockholder Approval shall have been obtained.

(s) The transactions contemplated by the Series C Stock Purchase Agreement shall have been consummated.

(t) Target shall deliver evidence to Acquiror that all of Target’s obligations under its Change of Control Bonus Plan have been satisfied, and that all Persons who are entitled to receive any Change of Control Bonus (as defined therein) have acknowledged that their entitlements under the Change of Control Bonus Plan are satisfied in full and that they have no further rights thereunder.

7.2 Conditions to Target’s Obligation to Consummate the Closing. Each and all of the obligations of Target to consummate the Transactions are subject to fulfillment, satisfaction or such condition being correct, as the case may be, (or waiver by Target) prior to or at the Closing of the following conditions:

(a) The representations and warranties of the Acquiring Parties contained herein which are qualified by materiality, Material Adverse Effect or other words of similar import shall be true correct and accurate when made and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true, correct and accurate when made), and all other representations and warranties of the Acquiring Parties contained herein shall be true, correct and accurate in all material respects when made and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true, correct and accurate when made), and Target shall have received a certification from a duly authorized officer of Acquiror to such effect. Each Acquiring Party shall have in all material respects performed all of the obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with by it on or prior to the Closing pursuant to this Agreement and the other Transaction Documents and Target shall have received a certification from a duly authorized officer of Acquiror to such effect.

(b) No Proceeding before any Governmental Body shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement and the other Transaction Documents or any of the Transactions, declare any of the Transactions unlawful and thereby, cause such Transaction to be rescinded.

(c) All of the other Transaction Documents and each of the documents and instruments required to be delivered by the Acquiring Parties on or before the Closing Date in connection therewith have been executed and delivered substantially in the form attached hereto by the Acquiring Parties and shall be in full force with respect to such parties.

(d) The Acquiror shall have delivered to the Stockholders’ Representative those items required to be so delivered pursuant to Section 8.2(b).

(e) The Target Principal Holders receiving Acquiror Series C Preferred Stock in connection with the Merger shall have received the Amended and Restated Investor Rights Agreement, executed by all other parties thereto.

(f) The Acquiror Stockholder Approval shall have been obtained.

(g) Morgan, Lewis & Bockius LLP shall have delivered a legal opinion regarding matters relating to Acquiror in substantially the form attached hereto as Exhibit I.

(h) The transactions contemplated by the Series C Stock Purchase Agreement shall have been consummated.

SECTION 8.

CLOSING

8.1 Closing. The consummation of the Transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103, as promptly as practicable (and in no event later than two (2) Business Days) following the satisfaction or waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date but subject to the satisfaction or waiver of such conditions on the Closing Date) set forth in Section 7, or at such other place and on such other date as Acquiror and Target may mutually agree. The date of the Closing is sometimes herein referred to as the “Closing Date.”

8.2 Closing Deliveries. At the Closing:

(a) the Target shall deliver or cause to be delivered to Acquiror the following:

(i) a certificate of the Secretary of Target, in form and substance satisfactory to Acquiror and its counsel, regarding Target’s Charter Documents, good standing, all board resolutions and stockholder consents relating to the Transactions contemplated by this Agreement and the incumbency of Target’s officers;

(ii) applicable certifications from its Chief Executive Officer and Chief Financial Officer contemplated by Section 7.1(a) regarding the fulfillment of the conditions set forth therein and from each of the Target Principal Holders executing the Joinder, applicable certifications contemplated by Section 7.1(f) regarding the fulfillment of the conditions set forth therein;

(iii) letters of resignation in the name of and executed by each (A) member of the Target Board resigning his/her position as a director of such Entity effective as of the Closing Date, and (B) officer of Target resigning his/her position as an officer of Target effective as of the Closing Date, in each case, except as otherwise agreed to by the Parties;

(iv) duly executed counterparts to each of the Transaction Documents to which Target is a party;

(v) all corporate, minute and stock records of Target;

(vi) evidence that all of the Transaction Expenses, whether or not reflected in the Statement of Expenses, have been paid in full;

(vii) audited consolidated balance sheets of the Target as of September 30, 2008 and 2009 and the related statements of operations and cash flows and stockholders’ equity for the fiscal years then ended, which (A) shall not be materially different than those Target Financial Statements previously disclosed to Acquiror pursuant to clause (ii) of Section 4.7(b), (B) shall have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and (C) shall comply in all respects with the requirements of Regulation S-X promulgated by the SEC such that they may be filed by Acquiror with the SEC in accordance with applicable requirements of the Exchange Act, Regulation S-K promulgated by the SEC and the instructions to Current Report on Form 8-K;

(viii) unaudited consolidated balance sheets of the Target as of June 30, 2009 and 2010 and the related statements of operations and cash flows and stockholders’ equity for the nine month periods then ended, which (A) shall have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except for normal and recurring year-end adjustments) and (B) shall satisfy the requirements of clauses (B) and (C) of Section 8.2(a)(vii);

(ix) the certificate described in Section 10.7; and

(x) the Amended and Restated Investor Rights Agreement, executed by all the Target Principal Holders receiving Acquiror Series C Preferred Stock in connection with the Merger.

(b) Acquiror shall deliver the following:

(i) to each Holder who executes and delivers the applicable Securityholder Documents in the manner set forth in Section 2.7, that portion of the Merger Consideration issuable to such Holder pursuant to Section 2.6;

(ii) to the Escrow Agent, the Escrow Merger Consideration;

(iii) to the Stockholders’ Representative, a certificate (A) of the Secretary of each Acquiring Party, in form and substance satisfactory to the Stockholders’ Representative and its counsel, regarding such

Acquiring Party’s Charter Documents, good standing, all board resolutions relating to the Transactions contemplated by this Agreement and the incumbency of such Acquiring Party’s officers and (B) an officer of each Acquiring Party certifying that the statements set forth in Section 7.2(a) are true, correct and accurate and have been fulfilled;

(iv) duly executed counterparts to each of the Transaction Documents to which each Acquiring Party is a party; and

(v) the Amended and Restated Investor Rights Agreement, executed by Acquiror and the requisite parties thereto other than the Target Principal Holders.

(c) Merger Sub shall file with the Secretary of State of the State of Washington duly executed and verified Articles of Merger, as required by the WBCA, and the Parties shall take all such other and further actions as may be required by law to make the Merger effective upon the terms and subject to the conditions hereof.

SECTION 9.

COVENANTS OF THE PARTIES

9.1 Conduct of Business by Target Pending the Merger. Target covenants and agrees as to the Target Companies that, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with the terms hereof, except with Acquiror’s prior written approval, the business of the Target Companies shall be conducted in accordance with the proposed operating plan set forth on Schedule 9.1 hereto (the “Operating Plan”) and, to the extent consistent therewith, the Target Companies shall use their best commercially practicable efforts to (i) preserve their assets, (ii) keep available the services of current officers, key employees and consultants of the Target Companies, (iii) preserve the Target Companies’ business organizations intact and maintain their existing relations and goodwill with customers, suppliers, distributors, creditors, and lessors, and (iv) comply in all material respects with all applicable Laws. Without limiting the generality of the foregoing, and as an extension thereof, Target shall not, and shall not permit any of the Target Companies, from the date of this Agreement until the Effective Time, directly or indirectly, to do, or agree to do, any of the following without the prior written consent of Acquiror:

(a) except as described in Schedule 9.1, Target will not (i) pledge or hypothecate any of its Assets or otherwise permit any of its Assets to become subject to any Encumbrance, other than Permitted Encumbrances, (ii) incur or suffer the incurrence of any Obligation (except in the ordinary course of its business consistent with its past practices), (iii) make any loan or advance to any Person, (iv) assume, guarantee or otherwise become liable for any Obligation of any Person, (v) commit for any capital expenditure involving in excess of $5,000 in any single case or $25,000 in the aggregate, (vi) purchase, lease, sell, abandon or otherwise acquire or dispose of any business or Assets (except in the ordinary course of its business consistent with its past practices), (vii) waive or release any right or canceled or forgive any debt or claim involving in excess of $5,000 in any single case or $25,000 in the aggregate, (viii) discharge any Encumbrance or discharge or pay any Indebtedness or other Obligation (except in the ordinary course of its business consistent with its past practices), (ix) assume or enter into any Target Specified Contract other than this Agreement and Contracts for the sale of Target Products in the ordinary course of business consistent with its past practices, (x) amend or terminate any Target Specified Contract (other than termination upon expiration of the contractually specified term thereof), (xi) increase, or authorize an increase in, the compensation or benefits payable or provided to any of its directors, officers, employees, salesmen, agents or representatives (other than pursuant to the existing terms of a Target Specified Contract), (xii) establish, adopt or amend (including any amendment with a future effective date) any Target Employee Benefit Plan, (xiii) declare, accrue, set aside, or pay any dividend or make any other distribution in respect of any shares of capital stock, other securities or other Assets, (xiv) repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, (xv) sell or otherwise issue any shares of capital stock or any other securities (other than upon the exercise or conversion of options, warrants or convertible notes reflected in Section 4.4 of the Target Disclosure Schedule), (xvi) amend its Charter Documents, (xvii) enter into or become obligated to enter into any merger, consolidation, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, (xviii) accrue any deferred bonuses or compensation due to any Holder, employee or agent of Target, or pay any such deferred bonuses or compensation except to the extent such deferred bonuses or compensation was accrued on the Latest Balance Sheet, (xix) change any of its methods of accounting or accounting practices in any respect or (xx) make any Tax election, change any method of Tax accounting or enter into any agreement or arrangement with respect to Taxes.

(b) even in the ordinary course of its businesses consistent with its past practices, Target will not incur any Obligation, make any loan to any Person, acquire or dispose of any business or Assets, enter into any Contract (other than customer Contracts) or other transaction, or do any of the other things described in Section 9.1(a), involving an amount exceeding $20,000 in any single case or $100,000 in the aggregate (other than incurring and/or paying off (i) trade payables and other operating liabilities contemplated by the Operating Plan, (ii) Transaction Expenses, or (iii) Indebtedness as contemplated by this Agreement).

9.2 Preparation of Proxy Statement; Acquiror Stockholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, Acquiror shall prepare and cause to be filed with the SEC a proxy statement to be sent to the stockholders of Acquiror relating to the Acquiror Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). Target shall furnish all information concerning Target and its Affiliates to Acquiror, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the Proxy Statement shall include all information reasonably requested by such other party to be included therein. Target covenants that such information shall be true and correct in all material respects. Acquiror shall promptly notify Target upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Target with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand.

Acquiror shall use its best commercially practicable efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Acquiror (i) shall provide Target an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall include in such document or response all comments reasonably proposed by Target.

(b) If prior to the Effective Time, any event occurs with respect to any Target Company, or any change occurs with respect to other information supplied by Target for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Target shall promptly notify Acquiror of such event, and Target and Acquiror shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Acquiror’s stockholders. Nothing in this Section 9.2(b) shall limit the obligations of any party under Section 9.2(a).

(c) Acquiror shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold the Acquiror Stockholders Meeting at which it will seek the Acquiror Stockholder Approval. Acquiror shall use its best commercially practicable efforts to (i) cause the Proxy Statement to be mailed to Acquiror’s stockholders as promptly as practicable and to hold the Acquiror Stockholders Meeting as soon as practicable and (ii) solicit the Acquiror Stockholder Approval. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they give the Acquiror Stockholder Approval, shall include such recommendation in the Proxy Statement and shall not adversely modify or withdraw such recommendation. Notwithstanding the foregoing provisions of this Section 9.2(c), if on a date for which the Acquiror Stockholders Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Common Stock to obtain the Acquiror Stockholder Approval, whether or not a quorum is present, Acquiror shall make one or more successive postponements or adjournments of the Acquiror Stockholders Meeting in order that such sufficient proxies shall be received, provided that the Acquiror Stockholders Meeting is not postponed or adjourned to a date that is more than 60 days after the date for which the Acquiror Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law), and provided further that in lieu of such a postponement or adjournment beyond 60 days, Acquiror shall notice and call another Acquiror Stockholders Meeting and prepare, file and circulate another Proxy Statement in the manner contemplated by this Section 9.2.

9.3 Cooperation.

(a) Target, Acquiror and Merger Sub shall each use commercially reasonable efforts to deliver or cause to be delivered to the other prior to the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request which are contemplated by this Agreement for the purpose of carrying out this Agreement.

(b) Each Party shall use its commercially reasonable efforts to consummate the Transactions, in accordance with this Transaction Documents.

(c) Without limiting the generality of the foregoing, Target, Acquiror and Merger Sub agree to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done all things necessary, with respect to (i) seeking to obtain prior to the Closing Date all Permits or Consents of any Governmental Body as is necessary for the consummation of the Transactions as set forth below (collectively, the “Governmental Clearances”), and (ii) seeking to effect all necessary registrations and other filings and submissions of information requested by any Governmental Body in connection with this Agreement and the Transactions; provided, however, that such action shall not include commencing or participating in any litigation or offer or grant of any accommodation (financial or otherwise) to any third party; provided, further, that no Party shall be obligated hereunder to divest, either individually or in the aggregate, of any of its or any of its affiliate’s Assets, rights or properties owned prior to the Closing Date. Acquiror, Merger Sub and Target shall cooperate with each other to the extent reasonable in connection with the foregoing.

(d) Each of Acquiror, Merger Sub and Target shall keep the other apprised in a timely manner of the status and substance of all meaningful actions or communications between it (or its advisors) and any such agency relating to this Agreement or any of the matters described in this Section 9.3(d). Each of Acquiror, Merger Sub and Target shall not take any meaningful actions or enter into any accommodation, resolution or settlement with any such agency relating to this Agreement or any of the matters described in this Section 9.3(d) without discussing it with the other Party.

9.4 Access to Information; Confidentiality; Return/Destruction of Target Confidential Information.

(a) From the date hereof until the Effective Time, except to the extent prohibited by applicable Law, Target shall, and shall cause each of its officers, directors, employees, auditors and agents to, afford the officers, employees and agents of Acquiror and Merger Sub complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of Target, and shall furnish Acquiror and Merger Sub with such financial, operating and other data and information as Acquiror or Merger Sub, through their officers, employees or agents, may reasonably request. Any investigation pursuant to this Section 9.4 shall be conducted in a manner as not to interfere unreasonably with the conduct of the business of Target or its Subsidiaries.

(b) Acquiror and Target shall continue to be bound by the Confidentiality Agreement, entered into in September 2008 (the “Confidentiality Agreement”), and all information disclosed pursuant to Section 9.4(a) shall be deemed to be “Confidential Information.”

9.5 Standstill.

(a) From and after the date hereof, Target shall not, nor shall it permit any of its officers, managers, partners, members, directors, employees or agents or any investment banker, financial advisor, attorney, accountant or other representative retained by, or acting on behalf of, it to, directly or indirectly, through another Person (a) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action to facilitate or designed to facilitate, any inquiries or the making of any proposal that constitutes, or that could lead to, an Acquisition Proposal (as defined below), or (b) participate in any discussions regarding any Acquisition Proposal. In the event that Target receives an Acquisition Proposal, then it shall promptly, but in any event within 24 hours receipt of an Acquisition Proposal, (x) advise Acquiror orally and in writing of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal, including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person or entity making such request, Acquisition Proposal or inquiry and (y) keep Acquiror fully informed of the status and details of such request, Acquisition Proposal or inquiry. Target shall, and shall cause any of its officers, managers, partners, members, directors, employees or agents and any investment banker, financial advisor, attorney, accountant or other representative retained by, or acting on behalf of, it to, immediately cease and terminate any existing solicitation, initiation, knowing encouragement, activity, discussion or negotiation with any Person conducted heretofore by any of them with respect to any Acquisition Proposal and promptly (provided it has the contractual right to do so and has not already done so) request the return or destruction of any information delivered by any of them in connection with such Acquisition Proposal. As used herein, “Acquisition Proposal” means a proposal or offer (other than pursuant to this Agreement) for a tender or exchange offer, merger, consolidation or other business combination involving any proposal to acquire in any manner any material equity interest in Target, or any material portion of, Target’s Assets.

(b) Neither the Target Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Acquiror), or propose publicly to withdraw (or modify in any manner adverse to Acquiror), the approval, recommendation or declaration of advisability by the Target Board or any such committee thereof with respect to this Agreement or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal (any action in this clause (i) being referred to as a “Target Adverse Recommendation Change” or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Target or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (an “Acquisition Agreement”) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal, or requiring, or reasonably expected to cause, Target or Merger Sub to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, Target or Merger Sub to fail to comply with this Agreement.

9.6 Notification of Certain Matters. Promptly after Target has or obtains actual knowledge of any of the following, Target shall give prompt notice to Acquiror of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate and (b) any failure of Target to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 9.6 shall not limit or otherwise affect the (x) remedies available to any of the Acquiring Parties under Section 12 or (y) obligation of any of the Acquiring Parties to consummate the Transactions pursuant to Section 7.1 had any such notification pursuant to this Section 9.6 not been made.

9.7 Public Announcements. No public release or announcement concerning this Agreement or any of the Transactions or any manner of dissemination of information regarding Target or the Target Business shall be issued or made by Target before the Closing without the prior consent of Acquiror, except (i) trade communications regarding the Target Business made in the ordinary course of business consistent with past practice, (ii) to the extent that Target is required by law, regulation, rule, order, judgment, subpoena or decree to divulge or disclose such information, in which case Target shall use commercially reasonable efforts to cooperate with Acquiror (at Acquiror’s sole expense) to limit such disclosure to the extent permitted under applicable law, (iii) to the extent any information is reasonably relevant for enforcing Target’s rights or defending against assertions by Acquiror in connection with any legal proceedings involving a dispute between Target and Acquiror, and (iv)  to the extent that such information has otherwise been made public through no wrongful action by Target.

9.8 Transaction Expenses. Whether or not the Merger is consummated, all liabilities outside of the ordinary course of business consistent with past practice and fees and expenses incurred by Target (for which Target may pay or reimburse others or may otherwise be obligated to pay or reimburse others or may be or may become liable) in connection with the Merger and the transactions contemplated hereby including, without limitation, all Taxes of any Target Company related to the Merger, all legal, accounting, consulting, investment banking, financial advisory, and brokerage fees and expenses and all other fees and expenses of third parties (including any costs incurred to obtain any financial statements of Target, consents, waivers or approvals as a result of compliance with this Agreement), as well as the amount of the premium to cover the purchase of any insurance policies purchased under Section 9.13 (the “Transaction Expenses”), shall be the Liability and obligation of Target to be satisfied at or prior to the Closing and shall not be obligations of Acquiror or the Surviving Corporation to the extent provided in Section 12. At least three (3) Business Days prior to the Closing, Target shall provide Acquiror with a statement of estimated Transaction Expenses in form reasonably satisfactory to Acquiror which statement shall be accompanied by final invoices from Target’s legal, accounting, financial, consulting and other advisors providing services in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby reflecting such advisors’ final billable Transaction Expenses (the “Statement of Expenses”).

9.9 Payment of Target Indebtedness. Prior to the Effective Time, (i) all Indebtedness of Target shall have been paid in full by Target by wire transfer out of Target’s available cash and cash equivalents or otherwise finally discharged by conversion into Target Stock or the right to receive a portion of the Merger Consideration, (ii) all obligations of Target relating to such Indebtedness shall have been terminated, and (iii) Acquiror shall have been provided with evidence thereof that is reasonably acceptable to Acquiror.

9.10 280G Matters. Target shall seek the necessary stockholder approval of any payments or benefits under any Target Employee Benefit Plan or other agreement which would be a “parachute payment” under Section 280G of the Code as a result of the transactions contemplated by this Agreement; provided that any communications to the stockholders regarding such approval shall be made available to Acquiror and Acquiror shall have the right to review and approve (which approval shall not be unreasonably withheld) such communications before they are distributed to the stockholders. Target shall deliver to Acquiror prior to the Closing reasonable evidence either (a) that the stockholder approval was solicited in conformance with Section 280G and the regulations promulgated thereunder and the necessary stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Approval”), or (b) that the 280G Approval was not obtained and, as a consequence, that such “parachute payments” shall not be made or provided, as authorized under the waivers of those payments and/or benefits which were executed by all of the affected individuals.

9.11 Employee Offers. Acquiror shall, promptly after the date of this Agreement, make offers of employment to the employees of Target set forth on Schedule 9.11 hereto. The terms of these offers will specify that such employment shall commence immediately after the Effective Time, and shall include cash compensation, long-term equity incentives and benefits consistent with those received by similarly situated employees of Acquiror, and shall include non-compete (to the extent legally permissible under applicable Law), non-solicit, confidentiality and proprietary information and invention agreements. The offers of employment shall be voidable by Acquiror if not accepted within 15 days after being made. Nothing in the Agreement, expressed or implied, is intended or shall be construed to constitute an offer of employment, to any individual employee of any Target Company, or a right of any such person to continued employment with the Surviving Corporation or with Acquiror following the Closing.

9.12 Issuance of Acquiror Common Stock; Limitations on Resale.

(a) At the Effective Time, Acquiror will issue to the persons named on Schedule 9.12 up to 1,250,642 shares of the Acquiror Common Stock (minus up to 187,596 shares of the Acquiror Common Stock constituting Escrow Merger Consideration), allocated among such persons in the amounts set forth opposite their respective names on Schedule 2.6. Such shares are a component of, and not in addition to, the total number of shares of Acquiror Common Stock included in the Merger Consideration as set forth in Section 2.6. Acquiror, the Target Companies, or their agents, as applicable, shall be entitled to deduct and withhold with respect to such shares of Acquiror Common Stock such amounts (in shares of Acquiror Common Stock) as Acquiror, the Target Companies, or their agents, as applicable, are required to deduct and withhold with respect to the making of such payments under the Code or any applicable provision of state, local or foreign Tax Law. Any amounts or shares so deducted or withheld by Acquiror, the Target Companies, or their agents shall be treated for all purposes of this Agreement as having been paid or issued to the Person in respect of which such deduction and withholding was made.

(b) The holders of the Acquiror Common Stock issued pursuant to this Section 9.12 who are named on Schedule A to such agreement shall be subject to the volume limitations on resale of the Acquiror Common Stock described in the Sales Volume Agreement.

(c) The shares of Acquiror Common Stock issued pursuant to this Section 9.12 shall be issued pursuant to Acquiror’s 2005 Stock Award and Incentive Plan, and shall vest in two equal tranches on the dates that are six and twelve months after the Closing Date, subject to vesting acceleration as described in the grant agreements relating to such grants. Such agreements shall contemplate acceleration of vesting (i) in the event of a termination of the employment with the Company of the holder of such shares (A) by the Company without Cause (as defined in Acquiror’s 2005 Stock Award and Incentive Plan) or (B) by such holder for Good Reason (as it shall be defined in the agreement) and (ii) in the event of at Change of Control (as defined in Acquiror’s 2005 Stock Award and Incentive Plan).

9.13 Indemnification of Target Directors and Officers.

(a) If the Merger is consummated, then until the sixth anniversary of the Effective Time, Acquiror will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Target Companies to the individuals who served as their respective directors and officers at any time prior to the Effective Time (the “Target D&O Indemnitees”) pursuant to any indemnification provisions under the Target Companies’ respective certificates of incorporation or bylaws or similar organizational documents as in effect on the date of this Agreement and pursuant to any indemnification agreements between the Target Companies and such Target D&O Indemnitees existing as of the date of this Agreement that are set forth in Section 4.23 of the Target Disclosure Letter (the “Target Indemnification Provisions”), with respect to claims arising out of matters occurring at or prior to the Effective Time. Any claims for indemnification made under this Section 9.13(a) on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof.

(b) Acquiror shall maintain a “tail” policy under Target’s existing directors’ and officers’ insurance policy that (i) has an effective term of six years from the Effective Time, (ii) covers only those persons who are currently covered by Target’s directors’ and officers’ insurance policy in effect as of the date of this Agreement and only for matters occurring at or prior to the Effective Time, and (iii) contains terms comparable to those applicable to the currently covered directors and officers of the Target Companies. Acquiror shall reasonably cooperate with the Target D&O Indemnitees in enforcing such policy against the insurer if requested to do so.

(c) The provisions of this Section 9.13 are intended to be for the benefit of, and shall be enforceable by, the Target D&O Indemnitees.

9.14 Employee Benefit Matters. As promptly as reasonably practicable after the Effective Time, Acquiror shall enroll those persons who were employees of the Target Companies immediately prior to the Effective Time and who remain employees of the Surviving Corporation or its subsidiaries or become employees of Acquiror following the Effective Time (“Continuing Employees”) in the Acquiror Employee Benefit Plans for which such employees are eligible, including its medical plan, dental plan, life insurance plan and disability plan, on substantially similar terms applicable to employees of Acquiror who are similarly situated based on levels of responsibility, to the extent permitted by the terms of the applicable Acquiror Employee Benefit Plans; provided, however, that Acquiror shall not be obligated to enroll any Continuing Employee in Acquiror Employee Benefit Plans if Acquiror maintains in effect comparable Target Employee Benefit Plans for the benefit of such employee following the Closing. Without limiting the generality of the foregoing, for Continuing Employees so enrolled in Acquiror Employee Benefit Plans, Acquiror shall recognize the prior service with the Target Companies of each of the Continuing Employees for purposes of eligibility and vesting, to the extent permitted by the terms of the applicable Acquiror Employee Benefit Plans. Notwithstanding anything in this Section 9.14 to the contrary, this Section 9.14 shall not operate to (a) duplicate any benefit provided to any Continuing Employee or to fund any such benefit, (b) require Acquiror to continue to maintain any employee benefit plan in effect following the Effective Time for Acquiror’s employees, including the Continuing Employees, (c) be construed to mean the employment of the Continuing Employees is not terminable by Acquiror at will at any time, with or without cause, for any reason or no reason, or (d) amend any ERISA plan or create any third party rights of causes of action for any person.

9.15 IP License Agreement. The parties shall enter into the IP License Agreement on the date hereof.

9.16 Purchase of Acquiror Common Stock by Certain Target Principal Holders. The Target Principal Holders named on Schedule 9.16 shall enter into the Series C Stock Purchase Agreement on the date hereof.

SECTION 10.

TAX COVENANTS

10.1 Tax-Deferred Reorganization. Prior to the Closing, each of the Target and the Target Principal Holders shall use its best efforts to cause the Merger to qualify as a reorganization under Section 368 of the Code, and shall not take any action independent of the transactions contemplated by this Agreement that are reasonably likely to cause the Merger not so to qualify. The Acquiror shall not take, or cause or permit the Target to take, any action after the Closing that would reasonably be expected to cause the Merger not to qualify as a reorganization under Section 368 of the Code unless otherwise required by a Tax Authority. None of the Target, the Target Principal Holders or Acquiring Parties will take any position on any federal income Tax Return that is inconsistent with the treatment of the Merger as a reorganization for U.S. federal income tax purposes as of the Effective Date. Notwithstanding the foregoing, and notwithstanding any statement or inference to the contrary in any other provision of this Agreement or any other agreement contemplated by this Agreement, it is agreed that no party to this Agreement shall be considered to have made any representation or warranty to any other party as to the qualification of the transactions contemplated by this Agreement as a reorganization under Section 368 of the Code. Each party agrees that it has obtained independent tax advice in respect of the proper treatment of the Merger for federal income tax purposes.

10.2 Preparation and Filing of Pre-Closing and Post-Closing Period Tax Returns.

(a) Acquiror shall, at its sole expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Target Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Such returns shall be prepared consistent with past practices and procedures, unless otherwise required by applicable Law or such practice or procedure would, in the good faith judgment of Acquiror, result in the imposition of penalties. The amount of any Taxes allocable to the Pre-Closing Period (consistent with Section 10.4) in excess of the Taxes reserved therefor on the Closing Balance Sheet and resulting in a decrease in the amount of Closing Date Net Cash Position shall be deemed to be an indemnification obligation under Section 12, and it shall not be subject to dispute by any Indemnifying Party under Section 12 or related provisions of the Escrow Agreement.

(b) Acquiror shall, at its sole expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Target Companies for Tax periods which begin before the Closing Date and end after the Closing Date (a “Straddle Period”). The amount of any Taxes allocable to the Pre-Closing Period of such Straddle Period (consistent with Section 10.4) in excess of the Taxes reserved therefor on the Closing Balance Sheet and resulting in a decrease in the amount of Closing Date Net Cash Position shall be deemed to be an indemnification obligation under Section 12, and it shall not be subject to dispute by any Indemnifying Party under Section 12 or related provisions of the Escrow Agreement.

10.3 Cooperation in Filing Tax Returns. Acquiror and the Stockholders’ Representative shall, and shall each cause their respective Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Taxing Authorities, and relevant records concerning the ownership and Tax basis of property, which any such Party may possess. Each Party will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters, of the Target Companies for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of either (i) the expiration of the applicable statute of limitations (and, to the extent notice in provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate or (ii) eight years following the due date (without extension) for such Tax Returns. Thereafter, the Party holding such Tax Returns or other documents may dispose of them provided that such Party shall give to the other Party the notice described in Section 14.2 prior to doing so. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

10.4 Allocation of Certain Taxes.

(a) If the Target Companies are permitted but not required under applicable income Tax Laws to treat the Closing Date as the last day of a taxable period, then the Parties shall treat that day as the last day of a taxable period.

(b) In the case of Taxes arising in a Straddle Period, except as provided in Section 10.4(c), the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period portion of the Straddle Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date. For the avoidance of doubt, for purposes of this Section 10, any Tax resulting from the Transactions is attributable to the Pre-Closing Period.

(c) In the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax allocable to the Pre-Closing Period of the Straddle Period shall in the case of any Taxes other than (i) Taxes based upon or related to income or receipts, (ii) franchise Taxes, or (iii) Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of the Target Companies.

10.5 Payment of Transfer Taxes and Fees. Notwithstanding anything else in this Agreement, the Target Principal Holders shall file all necessary documentation and Tax Returns with respect to any Transfer Taxes arising out of, resulting from or relating to the Transactions, and shall be solely responsible for the payment of any such Transfer Taxes.

10.6 Termination of Tax Sharing Agreements. Any and all Tax allocation or sharing agreements or other agreements or arrangements binding the Target Companies shall be terminated with respect to the Target Companies as of the day before the Closing Date and, from and after the Closing Date, the Target Companies shall not be obligated to make any payment to any Target Party or Affiliate, Taxing Authority or other Person pursuant to any such agreement or arrangement for any past or future period.

10.7 FIRPTA Certificates. Target shall deliver to the Acquiror on the Closing Date a duly completed and executed certification providing that no Target Company is a United States real property holding corporation pursuant to applicable Treasury regulations.

10.8 Characterization of Payments. Except as otherwise required by applicable Law, the Parties shall treat any indemnification payment made pursuant to Section 12 as an adjustment to purchase price.

SECTION 11.

[INTENTIONALLY OMITTED]

SECTION 12.

INDEMNIFICATION

12.1 By the Target Indemnifying Parties. To the extent provided in this Section 12, following the Effective Time, the Target Principal Holders (the “Indemnifying Target Parties”) shall, severally (according to their respective Pro Rata Shares) and not jointly, indemnify and hold each member of the Acquiror Group, and each of their respective successors and assigns, and any of their officers, directors, employees, stockholders, agents, Affiliates and any Person who controls Acquiror within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Acquiror Party”) harmless from and against the following (“Indemnifiable Target Matters):

(a) any Obligations, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable fees and expenses of attorneys, consultants and other professionals incurred by such Indemnified Acquiror Party in connection therewith) (collectively, “Damages”) that such Indemnified Acquiror Party may sustain, suffer or incur and that result from, arise out of or relate to:

(i) any inaccuracy of any representation or warranty of Target in this Agreement or of the certifications delivered by Target’s Chief Executive Officer and Chief Financial Officer pursuant to Section 7.1(a);

(ii) any nonfulfillment prior to the Effective Time of any covenant or agreement on the part of Target set forth in this Agreement;

(iii) any Tax in excess of the amount reserved therefor on the Closing Balance Sheet and resulting in a decrease in the amount of Closing Date Net Cash Position:

(A) imposed on any Target Company with respect to any Pre-Closing Period;

(B) imposed on any Target Company as a result of being a member of an affiliated group of corporations of which any Target Company (or any predecessor) is or was a member on or prior to the Closing Date pursuant to Section 1.1502-6 of the Regulations (or any similar provision of state, local, or foreign Law);

(C) imposed upon any Target Company as a transferee or successor, by Contract, or otherwise with respect to any arrangement or event entered into on or prior to the Closing Date; and

(D) imposed upon any Target Company arising directly or indirectly from a breach or inaccuracy of a representation or warranty set forth in Section 4.19.

(iv) any Obligation of Target owing to any Target employee (except, in the case of any employee of Target that has been disclosed to Acquiror in writing, for salary or other compensation or ordinary course business expense reimbursements due to such individual) to the extent not accrued on the Closing Balance Sheet;

(v) any breach by any officer or director of Target of any fiduciary duty owed by such officer or director to any current of former stockholders of Target, which breach occurred prior to, in connection with or as a result of the Closing and the Transactions to take place at the Closing;

(vi) any amount paid by Acquiror, Target or the Surviving Corporation to any Holder with respect to Dissenting Shares in excess of the value such Holder would have received in the Merger for such Dissenting Shares had such shares been converted in accordance with Section 2.6, and all interest, costs, expenses and fees incurred by Acquiror, Target or the Surviving Corporation in connection with the exercise or attempted exercise of any dissenters rights;

(vii) any Obligation of Target owing to any Person with respect to expenses incurred in connection with and in furtherance of the Merger to the extent not accrued on the Closing Balance Sheet;

(viii) any Indebtedness of Target that has not been paid and finally discharged pursuant to Section 9.9;

(ix) any Net Cash Adjustment pursuant to Section 3.2(c) that has not been otherwise satisfied in cash by the Target Principal Holders;

(x) any and all costs and other expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement by any Indemnified Acquiror Party of this Section 12.1.

For the avoidance of doubt, amounts described in the preceding clauses (iii), (iv), (vii) and (viii) shall only constitute Damages to the extent that (x) they have not already been taken into account in the procedures set forth in Section 3.2 (Closing Date Net Cash Adjustment) and (y) they would result in the Closing Date Net Cash Position being less than the lower of (i) the Closing Date Net Cash Position finally determined pursuant to Section 3.2 or (ii) the Targeted Closing Date Net Cash Position.

(b) For purposes of this Section 12.1, Taxes resulting from transactions not contemplated by the Transaction Documents, occurring on the Closing Date but under Acquiror’s sole direction and control, shall be allocated to the Post-Closing Period.

12.2 By Acquiror. To the extent provided in this Section 12, Acquiror shall indemnify and hold the Holders, their heirs, successors and assigns and if any Holders are Entities, any of their officers, directors, employees, stockholders, agents, Affiliates and any Person who controls such Holders within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Target Party”) harmless from and against the following (“Indemnifiable Acquiror Matters):

(a) any Damages that such Indemnified Target Party may sustain, suffer or incur and that result from, arise out of or relate to:

(i) any inaccuracy of any representation or warranty of Acquiror contained in this Agreement or of the certifications delivered pursuant to Section 7.2(a); and

(ii) any nonfulfillment of any covenant or agreement of Acquiror contained in this Agreement; and

(b) any and all costs and other expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement by any Indemnified Target Party of this Section 12.3.

12.3 Procedure for Claims.

(a) An Indemnified Acquiror Party or an Indemnified Target Party that desires to seek indemnification under any part of this Section 12 (each, an “Indemnified Party”) shall give notice (a “Claim Notice”) to each Party responsible or alleged to be responsible for indemnification hereunder (an “Indemnitor”) prior to any applicable Expiration Date. The Stockholders’ Representative shall administer all claims for indemnification under this Section 12. Such notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the applicable Claim Notice, the Indemnified Party shall estimate in good faith the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an “Unliquidated Claim”). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the “Liquidated Claim Notice”) within 30 days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the actual amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a “Claim Response”) within 30 days (the “Response Period”) after the later of (i) the date that the Claim Notice is given and (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor. No delay on the part of an Indemnified Acquiror Party or Indemnified Target Party in delivering a Claim Notice shall relieve the Indemnifying Target Parties or Acquiror respectively from any of their indemnification obligations under this Section 12 unless (and then only to the extent that) the Indemnifying Target Parties or Acquiror respectively are/is prejudiced thereby.

(b) If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within 30 days after the last day of the Response Period the amount to which such Indemnified Party shall be entitled. If there shall be a dispute as to the amount or manner of indemnification under this Section 12, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor. If any Indemnitor fails to pay all or part of any indemnification obligation when due (which shall be the date that such claim for Damages is finally resolved in favor of the Indemnified Party pursuant to the terms hereof), then such Indemnitor shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate, and the Prime Rate in effect on the first Business Day of each calendar quarter shall apply to the amount of the unpaid obligation during such calendar quarter.

(c) Notwithstanding any other provision of this Section 12:

(i) an Indemnified Party shall be entitled to indemnification with respect to Sections 12.1(a)(i) or 12.2(a)(i), as the case may be, only when the aggregate of all Damages to such Indemnified Party exceeds $165,000 (the “Threshold Amount”) and then such Indemnified Party shall be entitled to indemnification for all of its Damages above the Threshold Amount; provided, that the Threshold Amount shall not be applicable to Fundamental Target Matters or Fundamental Acquiror Matters;

(ii) in no event shall the aggregate indemnification obligations of the Indemnifying Target Parties, taken together, as to Section 12.1(a), exceed 10% of the Merger Consideration value (the “Maximum Indemnification Amount”) (where the Merger Consideration is valued based on the Common Value Per Share and Series C Value Per Share, as applicable, as of the Closing Date), except in the case of (x) any inaccuracy of any representation or warranty of Target in Sections 4.1(a) (Organization), 4.2(a) (Authority), 4.4(a)-(b) (Capitalization), 4.18 (Target Employee Benefit Plans), 4.19 (Taxes) and 4.24 (Brokerage Fees) (collectively, the “Fundamental Target Representations”) (y) the Indemnifiable

Target Matters described in clauses (ii)-(ix) of Section 12.1(a), and (z) the Indemnifiable Target Matters described in clause (x) of Section 12.1(a) to the extent they pertain to the immediately preceding clauses (x) and (y) (collectively, the “Fundamental Target Matters”); provided that in the case of the Fundamental Target Matters, in no event shall the aggregate indemnification obligations of the Indemnifying Target Parties, taken together, exceed 100% of the Merger Consideration value (where the Merger Consideration is valued based on the Common Value Per Share and Series C Value Per Share, as applicable, as of the Closing Date);

(iii) in no event shall the aggregate indemnification obligations of the Acquiror, as to Section 12.2, exceed the Maximum Indemnification Amount, except in the case of (x) any inaccuracy of any representation or warranty of Acquiror in Sections 6.1(a) (Organization), 6.2(a) (Authority), 6.3(a)-(b) (Capitalization), 6.11 (Acquiror Employee Benefit Plans), 6.12 (Taxes) and 6.16 (Brokerage Fees) (collectively, the “Fundamental Acquiror Representations”), (y) the Indemnifiable Acquiror Matters described in clause (ii) of Section 12.2(a), and (z) the Indemnifiable Acquiror Matters described in clause (b) of Section 12.2 to the extent they pertain to the immediately preceding clauses (x) and (y) (collectively, the “Fundamental Acquiror Matters”); provided that in the case of the Fundamental Acquiror Matters, in no event shall the aggregate indemnification obligations of Acquiror exceed 100% of the Merger Consideration value (where the Merger Consideration is valued based on the Common Value Per Share and Series C Value Per Share, as applicable, as of the Closing Date);

(iv) clauses (ii) and (iii) notwithstanding, as to any Claims arising from Fraud with respect to this Agreement committed by Target, any Target Principal Holder or any Acquiror, there shall be no limitation on indemnification obligations (it being understood that as to such Fraud committed by a Target Principal Holder (that does not also constitute Fraud committed by Target), such holder (and not the other Indemnifying Target Parties) shall be the liable party);

The parties hereto agree and acknowledge that the aforementioned liability limits are overlapping and inclusive of one another (whether consumed by moving from a lower limit to a higher limit or from a higher limit to a lower limit) and not separate from one another. By way of illustration, in the event a claim based on a breach of a representation and warranty contained in Section 4.4 (Capitalization) is made after all of the Escrow Fund has been exhausted, then the maximum amount that may be recovered from any Indemnifying Target Party shall be limited to an amount equal to the difference between (i) such Indemnifying Target Party’s Pro Rata Share of 100% of the Merger Consideration and (ii) such Indemnifying Target Party’s Pro Rata Share of the Escrow Fund (where the Merger Consideration and Escrow Fund are valued based on the Common Value Per Share and Series C Value Per Share, as applicable, as of the Closing Date).

(v) for purposes of this Section 12 and solely with respect to (A) determining whether a breach of representation or warranty has occurred (other than as to knowledge qualifiers, for which this clause (A) is not applicable) and (B) the calculation of Damages, including without limitation for purposes of calculating the Threshold Amount, resulting from a breach of representation or warranty, all of the representations and warranties set forth in this Agreement or in any certification delivered pursuant hereto that are qualified by materiality, Material Adverse Effect, or the knowledge of a particular Party shall be deemed to have been made without any such qualification;

(vi) Damages shall exclude special, consequential, indirect or punitive damages, unless paid to a third party by an Indemnified Acquiror Party or Indemnified Target Party. Damages shall be calculated net of actual recoveries under existing insurance policies (net of any applicable collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums), it being understood that an Indemnified Acquiror Party or Indemnified Target Party shall not be obligated to seek recovery under insurance policies with respect to any particular Indemnifiable Target Matter or Indemnifiable Acquiror Matter respectively; Notwithstanding anything to the contrary herein, Damages shall exclude the employer portion of any payroll Taxes associated with the shares of Acquiror Common Stock issuable pursuant to this Agreement; and

(vii) No Indemnified Acquiror Party or Indemnified Target Party may make a claim for Fraud with respect to the disclosure of any matter arising after the date hereof that Target discloses as an exception to the certificate delivered pursuant to Section 7.1(a) or Acquiror discloses as an exception to the certificate delivered pursuant to Section 7.2(a) (which, for the avoidance of doubt, such disclosure being for informational purposes only and not as a limitation to the Indemnified Acquiror Parties’ or Indemnified Target Parties’ ability to otherwise seek recovery for Damages arising from any such disclosure pursuant to Section 12), unless the matter being disclosed has arisen out of or results from the Fraud of the party disclosing it.

12.4 Claims Period. “Expiration Date” means:

(a) for all claims arising under Sections 12.1(a)(i) or 12.2(a)(i), other than Fundamental Target Representations and Fundamental Acquiror Representations, the first day following the first anniversary of the Closing Date.

(b) for all other claims arising under Section 12.1(a) or 12.2, other than those arising from Fraud, as to which there shall be no Expiration Date, 60 days following the date on which the applicable statute of limitations expires.

So long as an Indemnified Party gives a bona-fide Claim Notice for an Unliquidated Claim on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification with respect to such Unliquidated Claim regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.

12.5 Third Party Claims. An Indemnified Party that desires to seek indemnification under any part of this Section 12 with respect to any actions, suits or other administrative or judicial proceedings (each, an “Action”) that may be instituted by a third party shall give each Indemnitor prompt notice of a third party’s institution of such Action. After such notice, any Indemnitor shall, if requested by such Indemnified Party, participate in such Action. Any failure to give prompt notice under this Section 12.6 shall not bar an Indemnified Party’s right to claim indemnification under this Section 12, except to the extent that an Indemnitor shall have been materially harmed by such failure.

12.6 Satisfaction of Indemnification Obligations.

(a) Notwithstanding anything herein to the contrary, the sole and exclusive recourse and remedy of any Indemnified Acquiror Party against any Indemnifying Target Party for the satisfaction of any Damages under Section 12.1(a) (not including, however, Damages relating to Fundamental Target Matters or amounts payable to Acquiror under Section 3.2(c)) for which any Indemnifying Target Party may be liable, shall be such Indemnifying Target Party’s Pro Rata Share of the Escrow Fund.

(b) Any Damages satisfied from the Escrow Fund in respect of a claim made pursuant to Section 12.1(a), including Damages for Fundamental Target Matters which are satisfied from the Escrow Fund, shall reduce each Indemnifying Target Party’s Pro Rata Share of the Escrow Fund.

(c) For purposes of satisfying any Damages for which a Indemnifying Target Party is responsible under this Section 12, (i) any Escrow Shares used to satisfy such Damages shall be deemed to have a value per share equal to the Common Value Per Share as of the date they are released pursuant to the Escrow Agreement in order to satisfy such Damages, (ii) any other Merger Consideration shares used to satisfy such Damages shall be deemed to have a value per share equal to the Common Value Per Share or Series C Value Per Share, as applicable, as of the date they are used to satisfy such Damages and (iii) such Indemnifying Target Party may elect in its discretion to satisfy such Damages with cash in lieu of forfeiting Escrow Shares or other Merger Consideration shares (and in the event that such Indemnifying Target Party does so, such shares shall no longer be subject to risk of forfeiture for such Damages and if such shares are Escrow Shares, they shall promptly be released to such Indemnified Target Party).

12.7 No Contribution/Indemnification. The Target D&O Indemnitees shall not seek, nor will they be entitled to, contribution from, or indemnification by, Target, under Target’s Charter Documents, this Agreement, applicable corporate laws or other laws or otherwise, in respect of amounts due from the Target D&O Indemnitees in their capacities as Indemnifying Target Parties to an Indemnified Acquiror Party under this Section 12, and the Target D&O Indemnitees will hold the Surviving Corporation and the Indemnified Acquiror Parties harmless in respect of all such amounts and shall not seek to join the Surviving Corporation in connection with any suit arising under this Agreement regarding such amounts. The Target D&O Indemnitees shall not make claim against any directors and officers insurance policy maintained or to be maintained by the Surviving Corporation in respect of amounts due by the Target D&O Indemnitees in their capacities as Indemnifying Target Parties to an Indemnified Acquiror Party under this Section 12, if the carrier of such insurance policy would have any right of subrogation against the Surviving Corporation in respect of such claim, and shall indemnify and hold harmless the Acquiror Indemnified Parties from any such action. By way of illustration, in the event that (i) a particular third party claim involves Damages in the aggregate amount of $25,000, (ii) the Indemnified Acquiror Parties are entitled to recovery under this Section 12 for the entire amount of such Damages from the Indemnifying Target Parties and a Target D&O Indemnitee’s Pro Rata Share of such Damages is $1,000, and (iii) a Target D&O Indemnitee is entitled to indemnification under Section 9.13 for the entire amount of such Damages, then (x) the Indemnified Acquiror Parties shall be entitled to recover $1,000 from the Target D&O Indemnitee in his or her capacity as an Indemnifying Target Party (and the Target D&O Indemnitee may not seek indemnification under Section 9.13 for such $1,000) and (y) the Target D&O Indemnitee shall be entitled to indemnification in the amount of $25,000 in his capacity as a Target D&O Indemnitee.

12.8 Anticipated Damages. Subject to all applicable provisions of this Section 12, including Section 12.5, nothing herein shall be deemed to prevent an Indemnified Party from making a claim hereunder that complies with the procedural requirements of Section 12.4 for Damages resulting from a third party claim that the Indemnified Party has reason to believe will be made in the future; provided, the Claim Notice sets forth the specific basis for any such anticipated Damages and the Indemnified Party has reasonable grounds to believe that a claim will be made in the future (it being understood that such Damages will not actually be paid to an Indemnified Party unless and until such third party claim is actually made and it is determined according to the term of this Section 12 that the Indemnitor is obligated to indemnify for such Damages).

12.9 Exclusive Remedy. Following the Closing, (a) this Section 12 and the remedy provisions of the Joinder shall together constitute the sole and exclusive remedy for recovery of Damages by the Indemnified Acquiror Parties and Indemnified Target Parties for all Indemnifiable Target Matters and Indemnifiable Acquiror Matters respectively, (b) all applicable statutes of limitations or other claims periods with respect to claims for Indemnifiable Target Matters and Indemnifiable Acquiror Matters shall be shortened to the applicable claims periods and survival periods expressly set forth herein, and (c) the Indemnified Acquiror Parties and Indemnified Target Parties irrevocably waive any and all rights they may have to make claims against the Indemnifying Target Parties and Acquiror respectively under statutory and common law as a result of any Damages and any and all other losses or damages incurred by the Indemnified Acquiror Parties and Indemnified Target Parties respectively with respect to this Agreement, whether or not in excess of the maximum amounts permitted to be recovered pursuant to this Section 12; provided, however, nothing in this Section 12.11 shall limit the liability of the Indemnifying Target Parties or Acquiror with respect to Fraud with respect to this Agreement committed by Target or Acquiror respectively.

SECTION 13.

TERMINATION

13.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the approval of the Merger by the Holders:

(a) by mutual written agreement of the Parties, duly authorized by the board of directors of each of Acquiror and Target;

(b) by any of Acquiror or Target if (i) the Merger has not been consummated on or before September 30, 2010 (which date shall be extended to October 31, 2010 in the event that as of September 30, 2010 the Acquiror Stockholder Approval has not yet been obtained due to either unresolved SEC comments on the Proxy Statement or insufficient proxies being held by Acquiror and Acquiror confirms in writing to Target that it will fully comply with its covenants under Section 9.2 to resolve such SEC comments or obtain sufficient proxies prior to October 31, 2010); provided that the right to terminate this Agreement under this clause (i) of this Section 13.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated or any of the conditions precedent to the Closing set forth in Section 7 to have been fulfilled or satisfied on or before such date or (ii) there shall be any Law that makes consummation of any of the Transactions, including the Merger, illegal or otherwise prohibited or if any court of competent jurisdiction or a Governmental Body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling, or other action shall have become final and non-appealable;

(c) by Acquiror if Target shall have violated or breached in any material respect any of its obligations under Sections 9.1 (Conduct of Business by Target Pending the Merger) or 9.5 (Standstill) and failed to cure such violation within 15 days after receipt of notice from Acquiror regarding such violation or breach; and

(d) by Target if Acquiror shall have violated or breached in any material respect any of its obligations under Section 9.2 (Preparation of Proxy Statement; Acquiror Stockholders Meeting) and failed to cure such violation within 15 days after receipt of notice from Target regarding such violation or breach.

13.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 13.1, this Agreement shall forthwith become void, there shall be no Obligation under this Agreement on the part of Acquiror, Merger Sub or Target or any of their respective officers or directors and all rights and obligations of any Party shall cease; provided, that if provided, however, if such termination shall result from the (i) willful failure of either Party to fulfill a condition to the performance of the obligations of the other Party or (ii) willful failure of either Party to perform a covenant hereof, such Party shall be fully liable for any and all liabilities and damages incurred or suffered by the other Party as a result of such failure. The provisions of Sections 14.1, 14.2, 14.12 and 14.13 shall survive any termination hereof pursuant to Section 13.1.

SECTION 14.

OTHER PROVISIONS

14.1 Fees and Expenses. Each Party shall bear its costs and expenses incurred in connection with the Transactions and delivery of any materials required to be delivered at the Closing, including without limitation in the case of Target the unaudited financial statements contemplated by Section 8.2(a)(ix).

14.2 Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one Business Day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid or five Business Days after being sent by registered or certified mail, return receipt requested, postage charges prepaid. Notices also may be given by facsimile or e-mail and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in one of the manners provided in the preceding sentence. Notices to Target prior to the Closing or the Stockholders’ Representative shall be sent to 333 Twin Dolphin Drive, Redwood City, CA 94065, to the attention of Sunir Kapoor (facsimile: (650) 264-4515, e-mail: sunir.kapoor@ubmatrix.com), with a copy sent simultaneously to Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, CA to the attention of Cynthia C. Hess, Esquire and Andrew Y. Luh, Esquire (facsimile: (650) 938-5200, e-mail: aluh@fenwick.com). Notices to an Acquiring Party shall be sent to EDGAR Online Inc., 50 Washington Street, 11th Floor, Norwalk, CT 06854, to the attention of its Chief Executive Officer (facsimile: (203) 852-5667, e-mail: pmoyer@edgar-online.com), with copies sent simultaneously to the same address, to the attention of its General Counsel (facsimile: (203) 852-5667, e-mail: lzinman@edgar-online.com) and to Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103 to the attention of Justin W. Chairman, Esquire (facsimile: (215) 963-5061, e-mail: jchairman@morganlewis.com). Any Party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 14.2, provided that any such change of address notice shall not be effective unless and until received.

14.3 Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty.

14.4 Reliance by Parties. Notwithstanding the right of any Acquiring Party to investigate the business, Assets and financial condition of Target, and notwithstanding any knowledge obtained or obtainable by any Acquiring Party as a result of such investigation, each Acquiring Party has the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by Target in this Agreement or pursuant hereto. Notwithstanding the right of Target or any Indemnified Target Party to investigate the business, Assets and financial condition of Acquiror, and notwithstanding any knowledge obtained or obtainable by Target or any Indemnified Target Party as a result of such investigation, Target and each Indemnified Target Party has the unqualified right to rely upon, and has relied upon, each of the representations and warranties made by Acquiror in this Agreement or pursuant hereto.

14.5 Entire Understanding. This Agreement, together with the Exhibits and Schedules hereto and the Acquiror Disclosure Schedule, state the entire understanding among the parties with respect to the subject matter hereof, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof including all confidentiality letter agreements and letters of intent previously entered into among some or all of the parties hereto. No amendment or modification of this Agreement shall be effective unless in writing and signed by the Party against whom enforcement is sought. Nothing contained in Section 14 or elsewhere in this Agreement shall be deemed to limit (or adversely affect) in any manner any right or remedy of any Indemnitee under any of the agreements contemplated by this Agreement.

14.6 Assignment. This Agreement shall bind, benefit, and be enforceable by and against the Parties and their respective successors and consented-to assigns. No Party shall in any manner assign any of its, his or her rights or obligations under this Agreement without the express prior written consent of the other Parties, provided, however, no Acquiring Party shall not be required to obtain the express prior written consent of the other Parties in connection with its assignment of this Agreement or any of its rights or obligations hereunder in connection with any reorganization of, or transfer of Assets to, Acquiror, or any of Acquiror’s direct or indirect subsidiaries and/or Affiliates.

14.7 Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the Party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between or among any of the Parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy. Notwithstanding the foregoing, any waiver of any of the rights of any Holder hereunder shall be effective if executed by the Stockholders’ Representative.

14.8 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

14.9 Counterparts. This Agreement may be executed in any number of counterparts (delivery of which may occur via facsimile or e-mail in pdf format), each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

14.10 Section Headings; Satisfaction. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation. Section, subsection, clause, Schedule and Exhibit references are to this Agreement unless otherwise specified. Any reference to a Party’s being satisfied with any particular item or to a Party’s determination of a particular item presumes that such standard will not be achieved unless such Party shall be satisfied or shall have made such determination in its sole or complete discretion.

14.11 References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

14.12 Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW AND WITHOUT REGARD TO ANY CHOICE OF LAW OR CHOICE OF FORUM PROVISION, RULE OR PRINCIPLE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION).

14.13 Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement, any of the agreements contemplated hereby or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of New York, (b) if any such action is commenced in a state court, then, subject to applicable law, no Party shall object to the removal of such action to any federal court located in the State of New York, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 14.2, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).

14.14 No Third-Party Beneficiaries. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto including any customer, prospect, supplier, employee, contractor, salesman, agent or representative of Target; provided, however, that notwithstanding the foregoing the Target D&O Indemnitees, Indemnified Acquiror Parties and Indemnified Target Parties are intended third party beneficiaries of this Agreement.

14.15 Bankruptcy Qualification. Each representation or warranty made in or pursuant to this Agreement regarding the enforceability of any Contract shall be qualified to the extent that such enforceability may be effected by bankruptcy, insolvency and other similar Laws or equitable principles (but not those concerning fraudulent conveyance) generally affecting creditors’ rights and remedies.

14.16 Neutral Construction. In view of the fact that each of the parties hereto have been represented by their own counsel and this Agreement has been fully negotiated by all parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.

14.17 Stockholders’ Representative.

(a) Draper Fisher Jurvetson shall be constituted and appointed as agent (“Stockholders’ Representative”) for and on behalf of the Indemnifying Target Parties to enter into the Escrow Agreement,

to give and receive notices and communications made pursuant to this Agreement or the Escrow Agreement, to authorize delivery to an Acquiring Party of the all or a portion of Escrow Fund in satisfaction of claims by any of the Acquiring Parties against the Escrow Fund pursuant to this Agreement or the Escrow Agreement, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten Business Days’ prior written notice to Acquiror. No bond shall be required of the Stockholders’ Representative, and the Stockholders’ Representative shall receive no compensation for his/her services. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from each of the Indemnifying Target Parties for purposes of this Agreement and the Escrow Agreement with respect to claims against the Escrow Fund.

(b) The Stockholders’ Representative shall not be liable for any act done or omitted hereunder as Stockholders’ Representative while acting in good faith and not in a manner constituting gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Indemnifying Target Parties shall severally indemnify the Stockholders’ Representative and hold him/her harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of his/her duties hereunder. Upon any contemplated distribution from the Escrow Fund to the Indemnifying Target Parties, the Stockholders’ Representative shall have the right to recover such losses, liabilities and expenses from such distribution before it is made to the Indemnifying Target Parties. In no event shall any bond be required by the Stockholders’ Representative.

(c) The approval by any Holder of the Merger shall be deemed to be approval of the terms of the provisions of this Section 14.17 and the indemnification obligations of the Holders set forth in Section 12, and the appointment of the Stockholders’ Representative.

(d) A decision, act, consent or instruction of the Stockholders’ Representative shall constitute a decision of all Holders and shall be final, binding and conclusive upon each such Holder, and the Acquiring Parties may rely exclusively upon any such decision, act, consent or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of each and every Holder. Each of the Acquiring Parties is hereby relieved from any Obligation to any Person for any acts done by it in accordance with such decision, act, consent or instruction of the Stockholders’ Representative. Except for a notice regarding the change of the Stockholders’ Representative (as contemplated by Section 14.2), each of the Acquiring Parties shall be entitled to disregard any notices or communications given or made by the Holders unless given or made through the Stockholders’ Representative.

(e) In the event that the Stockholders’ Representative is unable to serve as the Stockholders’ Representative because of his or her death or disability or illness, or is unwilling to serve as Stockholders’ Representative for any reason whatsoever, then he or she shall appoint a successor Stockholders’ Representative, and if he or she is unable or unwilling to appoint a successor Stockholders’ Representative, the Indemnifying Target Parties shall, as promptly as practicable, vote to elect a successor Stockholders’ Representative. A successor Stockholders’ Representative shall be elected by the affirmative vote, or written consent, of a majority of the votes cast by Indemnifying Target Parties (or their heirs, personal representatives, successors or assigns) with each Indemnifying Target Party being entitled to cast one vote for each dollar of Merger Consideration allocated to such Indemnifying Target Party pursuant to this Agreement.

{REMAINDER OF PAGE INTENTIONALLY BLANK}

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

EDGAR ONLINE, INC.

By:
Name:	Philip D. Moyer
Title:	President and Chief Executive Officer

UBM ACQUISITION CORP.

By:
Name:	Philip D. Moyer
Title:	President

UBMATRIX, INC.

By:
Name:
Title:

STOCKHOLDERS’ REPRESENTATIVE:

Name:

[Signature Page to Agreement and Plan of Merger]

Annex B

Financial Statements

For the years ending

September 30, 2009 and 2008

Unaudited Interim Financial Statements for
the six month periods ending
March 31, 2010 and 2009

Unaudited Interim Statements of Operations
for the three month periods ending
March 31, 2010 and 2009

The report accompanying these financial statements was issued by

BDO Seidman, LLP, a New York limited liability partnership and the U.S.

member of BDO International Limited, a UK company limited by guarantee.

Tel: 415-397-7900 Fax: 415-397-2161 www.bdo.com	One Market, Suite 1100 Spear Tower San Francisco, CA 94105

Independent Auditors’ Report

The Board of Directors and Stockholders

UBmatrix, Inc.

Redwood City, California

We have audited the accompanying balance sheets of UBmatrix, Inc. as of September 30, 2009 and 2008 and the related statements operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UBmatrix, Inc. at September 30, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

May 29, 2010

BDO Seidman, LLP, a New York limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Balance Sheets

UBmatrix, Inc.

	September 30,		March 31, 2010
	2008	2009
			(unaudited)
Assets

Current assets
Cash and cash equivalents	$113,054	$452,065	$227,817
Accounts receivable	394,664	269,994	144,548
Deferred costs	—	197,000	245,000
Prepaid expenses	17,656	—	16,325

Total current assets	525,374	919,059	633,690
Property and equipment, net	124,072	66,602	41,300
Other assets	65,728	55,728	55,728
Intangible assets, net	57,108	44,615	38,780

Total Assets	$772,282	$1,086,004	$769,498

Liabilities and Stockholders’ Deficit

Current liabilities
Accounts payable	$667,893	$287,011	$336,068
Accrued liabilities	398,215	354,395	360,279
Deferred revenue	837,681	1,844,865	1,826,303
Line of credit	—	—	487,341
Current portion of long-term debt	215,706	—	—
Convertible notes payable, net	878,123	2,997,502	3,569,081

Total current liabilities	2,997,618	5,483,773	6,579,072

Deferred rent, less current portion	36,491	8,772	1,704
Long term debt, less current portion	42,623	—	—
Warrant liability	1,636,266	1,808,209	1,960,051

Total Liabilities	4,712,998	7,300,754	8,540,827

Redeemable convertible preferred stock, $0.0001 par value,
Series A Senior – 11,642,717 shares authorized; 11,415,548 shares issued and outstanding at September 30, 2009 and March 31, 2010 (aggregate liquidation preference of $5,000,010 at March 31, 2010 and September 30, 2009, respectively)	4,992,290	4,998,189	5,000,010

Series A Junior – 2,283,114 shares authorized; 2,283,096 shares issued and outstanding at September 30, 2009 and March 31, 2010 (aggregate liquidation preference of $999,996 at March 31, 2010 and September 30, 2009, respectively)	999,996	999,996	999,996

Series B – 53,000,000 shares authorized; 43,436,457 shares issued and outstanding at September 30, 2009 and March 31, 2010 (aggregate liquidation preference of $10,251,004 at March 31, 2010 and September 30, 2009, respectively)	10,133,333	10,212,721	10,251,004

Total Redeemable Convertible Preferred Stock	16,125,619	16,210,906	16,251,010

Commitments and Contingencies (Notes 6, 7, 8, 10 and 11)

Stockholders’ Deficit
Common stock, no par value, 90,000,000 share authorized; 6,307,506 and 5,895,151 shares issued and outstanding at September 30, 2009 and March 31, 2010, respectively	81,613	120,088	120,088
Additional paid-in capital	1,896,841	2,295,848	2,526,343
Accumulated deficit	(22,044,789)	(24,841,592)	(26,668,770)

Total Stockholders’ Deficit	(20,066,335)	(22,425,656)	(24,022,339)

Total Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit	$772,282	$1,086,004	$769,498

See accompanying notes to financial statements.

Statements of Operations

UBmatrix, Inc.

	Year Ended September 30,		Six Months Ended March 31,		Three Months Ended March 31,
	2008	2009	2009	2010	2009	2010
			(unaudited)	(unaudited)	(unaudited)	(unaudited)
License and Service Revenues	$1,153,778	3,942,796	1,658,326	1,244,818	802,637	501,653
Cost of Revenues	107,497	60,532	39,728	68,149	1,094	17,166

Gross Profit	1,046,281	3,882,264	1,618,598	1,176,669	801,543	484,487

Operating Expenses
Product development	3,771,209	2,616,415	1,347,013	1,214,974	679,686	587,423
Sales and marketing	2,447,333	1,466,465	854,567	805,430	347,546	372,162
General and administration	1,264,727	1,170,341	531,391	718,052	262,793	321,930

Total Operating Expenses	7,483,269	5,253,221	2,732,971	2,738,456	1,290,025	1,281,515

Loss from Operations	(6,436,988)	(1,370,957)	(1,114,373)	(1,561,787)	(488,482)	(797,028)
Interest expense	179,514	1,425,046	962,837	264,991	116,373	151,070

Loss Before Income Taxes	(6,616,502)	(2,796,003)	(2,077,210)	(1,826,778)	(604,855)	(948,098)
State taxes	800	800	400	400	200	200

Net Income (Loss)	$(6,617,302)	$(2,796,803)	$(2,077,610)	$(1,827,178)	$(605,055)	$(948,298)

See accompanying notes to financial statements.

Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

UBmatrix, Inc.

	Redeemable convertible preferred stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount

Balance at September 30, 2007	47,508,915	$13,924,733	5,864,473	$78,545	$1,482,691	$(15,427,487)	$(13,866,251)
Issuance of Series B redeemable convertible preferred stock at $0.236 net of $112,954 issuance costs	9,626,186	2,158,825	—	—	—	—	—
Beneficiary conversion feature of warrants issued with convertible notes payable	—	—	—	—	414,030	—	414,030
Employee Stock Based Compensation	—	—	—	—	42,181	—	42,181
Exercise of options for cash	—	—	30,678	3,068	—	—	3,068
Accretion of preferred stock redemption value	—	42,061	—	—	(42,061)	—	(42,061)
Net loss	—	—	—	—	—	(6,617,302)	(6,617,302)

Balance at September 30, 2008	57,135,101	16,125,619	5,895,151	81,613	1,896,841	(22,044,789)	(20,066,335)
Beneficiary conversion feature of warrants issued with convertible notes payable	—	—	—	—	418,542	—	418,542
Employee Stock Based Compensation	—	—	—	—	65,752	—	65,752
Exercise of options for cash	—	—	412,355	38,475	—	—	38,475
Accretion of preferred stock redemption value	—	85,287	—	—	(85,287)	—	(85,287)
Net loss	—	—	—	—	—	(2,796,803)	(2,796,803)

Balance at September 30, 2009	57,135,101	16,210,906	6,307,506	120,088	2,295,848	(24,841,592)	(22,425,656)
Beneficiary conversion feature of warrants issued with convertible notes payable (unaudited)	—	—	—	—	240,599	—	240,599
Employee Stock Based Compensation (unaudited)	—	—	—	—	30,000	—	30,000
Accretion of preferred stock redemption value (unaudited)	—	40,104	—	—	(40,104)	—	(40,104)
Net loss (unaudited)	—	—	—	—	—	(1,827,178)	(1,827,178)

Balance at March 31, 2010 (unaudited)	57,135,101	$16,251,010	6,307,506	$120,088	$2,526,343	$(26,668,770)	$(24,022,339)

See accompanying notes to financial statements.

Statements of Cash Flow

UBmatrix, Inc.

	Year Ended September 30,		Six Months Ended March 31,
	2008	2009	2009	2010
			(unaudited)	(unaudited)
Cash Flows from Operating Activities
Net loss	$(6,617,302)	$(2,796,803)	$(2,077,610)	$(1,827,178)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt issuance costs and debt discount	318,880	1,415,628	846,772	144,693
Stock-based compensation	42,181	65,752	10,000	30,000
Revaluation of warrants to fair value	(197,462)	(246,599)	(53,301)	(88,757)
Depreciation and amortization	73,497	69,963	36,314	31,137
Changes in operating assets and liabilities:
Accounts receivable	643,823	124,670	(285,782)	125,446
Deferred costs	—	(197,000)	—	(48,000)
Prepaid expenses	(8,939)	17,656	17,656	(16,325)
Other assets	(65,728)	10,000	—	—
Accounts payable	497,572	(380,882)	(439,640)	49,057
Accrued liabilities	34,667	(71,539)	13,819	(1,184)
Accrued interest on convertible notes payable	16,448	176,054	142,118	128,084
Deferred revenue	109,955	1,007,184	964,673	(18,562)

Net Cash Used in Operating Activities	(5,152,408)	(805,916)	(824,981)	(1,491,589)

Cash Flows from Investing Activities
Purchases of property and equipment	(123,250)	—	—	—

Net Cash Used in Investing Activities	(123,250)	—	—	—

Cash Flows from Financing Activities
Proceeds from convertible notes payable	1,405,000	1,400,000	1,142,684	780,000
Payments on long-term debt	(272,581)	(293,548)	(104,839)	—
Proceeds from line of credit	—	1,000,000	—	915,209
Payments on line of credit	—	(1,000,000)	—	(427,868)
Proceeds from issuance of common stock	3,068	38,475	18,125	—
Proceeds from issuance of Series B redeemable convertible preferred stock	2,271,779	—	—	—
Payment of issuance costs	(112,954)	—	—	—

Net Cash Provided by Financing Activities	3,294,312	1,144,927	1,055,970	1,267,341

Net Increase (Decrease) in Cash and Cash Equivalents	(1,981,346)	339,011	230,989	(224,248)

Cash and Cash Equivalents at Beginning of Period	2,094,400	113,054	113,054	452,065

Cash and Cash Equivalents at End of Period	$113,054	$452,065	$344,043	$227,817

Supplemental disclosure of cash flow information:
Cash paid for interest	$40,459	$80,060	$76,953	$47,926
Non-cash financing items:
Warrant liability	414,030	418,542	341,657	240,599
Beneficial conversion feature on convertible notes	414,030	418,542	341,657	240,599
Accretion of redeemable convertible preferred stock	42,061	85,287	41,508	40,104

See accompanying notes to financial statements.

1. Summary of Accounting Policies

Nature of Business and Basis of Presentation – UBmatrix, Inc. (the “Company” or “we” or “our”) was incorporated in the State of Washington on September 14, 2004 and provides comprehensive and flexible XBRL-based software solutions to the regulatory compliance and financial reporting markets. Our information exchange products allow our clients to more efficiently and effectively address the challenges of business and financial information management, exchange and reporting by increasing operational efficiency and financial transparency, while ensuring reporting accuracy and regulatory compliance. XBRL (eXtensible Business Reporting Language) is a global standard-based method to prepare; publish, validate, exchange and analyze business and financial data.

UBmatrix, Inc. is based in Silicon Valley with software development teams in Bellevue, Washington and New Delhi, India. Our products are covered by US Patent No. 6,947,947 and other pending patents. We have more than seven years of experience delivering products and services to our clients; including the United States Securities and Exchange Commission (SEC), the Federal Deposit Insurance Corporation (FDIC), the National Bank of Belgium, the Government of Singapore, and the Central Bank of France. We also have agreements with SAP and Oracle.

Unaudited Interim Financial Statements – The financial statements, footnotes and any matters referred to for the three month and six month periods ending March 31, 2010 and 2009 are unaudited. They are the opinion of management using generally accepted accounting principles as deemed appropriate. As such, the interim financial information should be read in conjunction with the audited Financial Statements for the years ending September 30, 2009 and 2008. Interim results are not necessarily indicative of results expected in future periods.

Going Concern Uncertainty – The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses from operations and negative cash flows since inception and has an accumulated deficit of $24,841,592 and $22,044,789 as of September 30, 2009 and 2008, respectively, and $26,668,770 (unaudited) and $24,122,399 (unaudited) as of March 31, 2010 and 2009, respectively. These conditions raise substantial doubt as to the Company’s ability to continue to operate as a going concern.

To date, the Company has been funded primarily by issuing equity securities and the proceeds of borrowings from banks. Management expects that it will be required to obtain additional debt or equity financing in order to fund operations for the foreseeable future. The sale of convertible debt securities or additional equity securities could result in additional dilution to the Company’s stockholders. The incurrence of indebtedness would result in incurring debt service obligations and could result in operating and financial covenants that would restrict the Company’s operations. There is no assurance that the Company will be successful in obtaining sufficient funding on acceptable terms, if at all, or in generating sufficient revenues to fund operations.

Management’s plan to achieve profitability and control costs includes a strategy to increase sales volume through Original Equipment Manufacturers and Independent Software Vendors.

Management intends to continue to seek additional customers for its products and to generate additional revenue. Although there are no present understandings, commitments or agreements with respect to the acquisition of any other businesses, the Company may, from time to time, evaluate potential acquisitions of other businesses. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed more fully in Note 10 – Subsequent Events, the Company has entered into negotiations for the sale of the Company.

Reclassifications – Certain reclassifications of prior year amounts have been made to conform to the current year presentation with no impact on previously reported revenues, net income and stockholders’ deficit.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used in preparing these financial statements include the income tax provision, valuation of stock awards and the valuation of warrants. Actual results could differ from those estimates and such differences could be material to the financial position and results of operations.

Revenue Recognition – The Company’s revenues are derived from the licensing of software products, the maintenance and support of those software products and the performance of other professional services. Revenue is recognized when persuasive evidence of an arrangement exists, product delivery has occurred or services have been rendered, the sale price is fixed or determinable, and collectability is reasonably assured. If any of the criteria have not been met, then revenue is deferred until such time as all criteria have been met.

Under the terms of the Company’s current agreements with certain customers, the customers take possession of the Company’s software license, typically bundled with a twelve-month maintenance and support contract. In these situations, license revenues are recognized in accordance with the FASB Accounting Standards Codification (ASC) 985-605 (formerly referenced as the American Institute of Certified Public Accountants Statement of Position (SOP) No. 97-2, Software Revenue Recognition) when a non-cancelable license agreement has been signed, the product has been delivered, the fees are fixed or determinable, and collectability is probable. Based on the Company’s present business practices, there is not sufficient vendor-specific objective evidence (VSOE) to support the separate determination of the fair value of the software license fee and the undelivered maintenance and support element. Therefore, the Company initially records the software license and the maintenance and support and services as deferred revenue and recognizes this revenue ratably over the support period.

Some agreements with customers call for the Company to provide professional services during the implementation period. The Company evaluates whether these professional services represent a separate unit of accounting, as defined by ASC 605-25-30 (formerly referenced as Emerging Issue Task Force (EITF) 00-21, Revenue Arrangements with Multiple Deliverables), using all applicable facts and circumstances, including whether (i) the Company sold, or could readily sell, the element unaccompanied by the other elements, (ii) the element has stand-alone value to the customer, (iii) there is objective reliable evidence of the fair value of the undelivered item based on contractual requirements, and (iv) there is a general right of return. If the criteria for consideration as a separate unit of accounting is met, professional services revenue is recognized based on the objective reliable evidence of the fair value of such services as they are performed. If the criteria are not met, then the service revenue is recognized ratably over the support period.

When professional services are deemed essential to the functionality of the software element of the arrangement and separate accounting for the services is not permitted, contract accounting is applied to both the software and service elements. For these projects, revenue is recognized in accordance with ASC 605-35 (formerly referenced as SOP No. 81-1, Accounting for Performance of Construction Type and Certain Production Type Contracts.)

The Company uses the completed-contract method for a single contract or a group of contracts when reasonably dependable estimates cannot be made or when inherent hazards make cost estimates and profit estimates doubtful. Under these circumstances, all direct external costs and revenue are deferred until the project is completed. Estimated losses on uncompleted contracts are recorded in the period in which it is first determined that a loss is apparent

Cash and Cash Equivalents – The Company may invest its excess cash in money market accounts. Cash equivalents are recorded at cost, which approximates market value. The Company considers all highly liquid investments with original maturities of 90 days or less at the time of purchase to be cash equivalents. During the periods presented, the Company has no investments with stated maturities of greater than three months.

Restricted Cash – The Company is required to post cash collateral or maintain minimum cash balances at a financial institution in relation to certain financing arrangements and contracts. Restricted cash is recorded at cost, which approximates its fair value.

Fair Value of Financial Instruments – Financial instruments for which the fair value is deemed to approximate carrying value due to the short term nature of the instrument include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. Financial instruments also consist of debt, for which management has determined that it is not practical to estimate the fair value, due to the lack of comparable available credit facilities.

Accounts Receivable and Allowance for Bad Debts – Accounts receivable are recorded at the invoiced amount and do not bear interest. Management reviews accounts receivable periodically and provides allowances as necessary for accounts expected to become uncollectable. To date, the Company has not experienced any significant bad debts. This may change in the future, as changes occur to our markets and customers. Bad debts are written off once they are identified.

Concentration of Credit Risk and Credit Risk Evaluations – Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of a line of credit with our bank, cash, and trade accounts receivable. Substantially all of the Company’s cash and cash equivalents are maintained with one domestic financial institution with high credit standing. At times, cash balances may exceed amounts insured by the FDIC and the Securities Investor Protection Corporation (SIPC).

The Company performs periodic evaluations of the relative credit standing of this institution and has not experienced any losses on its cash and cash equivalents to date.

The Company conducts business in the United States and internationally on a credit basis. The Company does not require collateral of its customers.

For the years ended September 30, 2009 and 2008, three customers accounted for 28%, 24% and 11% and two customers accounted for 23% and 14% of total revenues, respectively. For the unaudited six months ended March 31, 2010 and 2009, three customers accounted for 27%, 22% and 20% and two customers accounted for 33%, and 29% of total revenues, respectively. For the unaudited three months ended March 31, 2010 and 2009, two customers accounted for 32% and 29% and two customers accounted for 34% and 27% of total revenues, respectively.

For total gross accounts receivable as of September 30, 2009 and 2008, one customer represented 21% and four customers represented 45%, 12%, 11% and 10% respectively. As of March 31, 2010 (unaudited) and 2009 (unaudited), three customers represented 46%, 16% and 11% and four customers accounted for 26%, 19%, 18% and 11% of total gross accounts receivable, respectively.

Property, Plant, and Equipment – Property, plant and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, normally three years. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement. Maintenance and repairs are charged to expense as incurred; improvements and betterments are capitalized.

Intangible Assets – Intangible assets consists of patents which are stated at cost less accumulated amortization. Amortization is computed on the straight-line basis over terms of up to seven years.

Software Development Costs – The Company offers customers the option to purchase a license for its software. In such situations, the software development costs should be accounted for in accordance with ASC 985-20 (formerly referenced as SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed). Certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized. When the software is ready for its intended use, the costs are amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. As such, to date all software development costs have been charged to expense, and included in the caption product development expense, in the accompanying statements of operations.

Impairment of Long-lived Assets – The Company evaluates the long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on expected undiscounted cash flows attributable to that asset. The amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. During the years ended September 30, 2009 and 2008, management concluded that an impairment write-down was not necessary. No impairment was recognized through March 31, 2010.

Deferred Rent Obligations – The Company accounts for rent expense under non-cancelable operating leases with scheduled rent increases on a straight-line basis over the lease term beginning with the effective lease commencement date. The excess of straight-line rent expense over scheduled payment amounts is recorded as an accrued liability, the balance of which was $25,045 (unaudited) at March 31, 2010 and $36,491 and $53,583 at September 30, 2009 and 2008, respectively.

Deferred Revenue – Deferred revenue arises when customers pay for software licenses and maintenance in advance of revenue recognition. The Company’s deferred revenue consists primarily of unearned revenue on software licenses and maintenance for which revenue is recognized ratably over the maintenance term. From time to time, customers are required to provide a deposit at the time the product or service is ordered. These advanced payments and customer deposits are deferred and subsequently recognized as revenue at the time the risk and rewards associated with a product transfer to the customer or upon service performance completion.

Research and Development – Research and development costs are charged to expense as incurred and are presented as product development expenses in the accompanying statements of operations.

Advertising Costs – Advertising costs, which approximated $4,079 and $3,687 for the unaudited six month periods ended March 31, 2010 and 2009, respectively, and $1,824 and $1,365 for the unaudited three month periods ended March 31, 2010 and 2009, respectively, and $6,319 and $29,929 during the years ended September 30, 2009 and 2008, respectively, are expensed as incurred.

Sales Taxes – The Company remits sales taxes to various taxing jurisdictions as a result of revenue earned from the sale of products and services to its customers as necessary. Specific sales tax rates applicable to the Company’s products and services vary by taxing jurisdiction and certain of the Company’s products and services are deemed to be tax exempt. The Company records sales tax as a current liability at the time the revenue is earned. The liability is relieved upon the remittance of the sales tax owed to the various taxing jurisdictions.

Income Taxes – The Company accounts for income taxes in accordance with ASC 740-10 (formerly referenced as SFAS No. 109, Accounting for Income Taxes), which requires the use of the liability method in accounting for income taxes. Under ASC 740-10, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Further, the Company analyzes whether it is more likely than not that deferred tax assets will be realizable. Based on this analysis, the Company establishes a valuation allowance for amounts that are not expected to be realized. Effective October 1, 2009 the Company adopted ASC 740, Income Taxes (formerly referenced as FASB Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes). The adoption did not have any impact to the Company’s financial statements.

Share-Based Payments – The Company accounts for compensation costs related to stock options in accordance with ASC 718 (formerly referenced as SFAS No. 123 (revised 2004), Share-Based Payment). The Company uses the Black-Scholes Merton option pricing model to determine the fair value of stock options at the grant date and recognizes the resulting compensation expense on a straight-line basis over the employee’s requisite service period.

Compensation expense calculated under ASC 718-10 relies on the value of the common stock as determined by the Company’s Board of Directors and assumptions such as volatility, expected life, interest rates, and other factors to determine the fair value of share-based payments using the Black-Scholes Merton option pricing model. Changes in the value of the common stock, the underlying assumptions in the calculations, the number of options granted or the terms of such options, the treatment of tax benefits and other changes may result in significant differences in the amounts or timing of the compensation expense recognized. The Company utilizes the historical volatility of representative public companies to determine implied volatility as there is no public trading of the Company’s common stock. Compensation expense is reduced for options that are not expected to vest.

Options and other equity awards granted to nonemployees are accounted for in accordance with ASC 718-10 and ASC 505-50 (formerly referenced as EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services), at estimated fair value using the Black-Scholes method and are subject to periodic re-measurement over the period during which services are rendered.

Warranties and Indemnifications – The Company generally provides a warranty for its products, software and services to its customers and accounts for its warranties under the provisions of ASC 450-20 (formerly referenced as SFAS No. 5, Accounting for Contingencies). The warranty period for all products commences on the effective date of the support agreement and continues in effect for the duration of a valid support agreement between the Company and the customer under which the payment of support and maintenance fee is current. In the event there is a failure of the product in breach of such warranties, the Company may provide third-party products, software and/or services. To date, the Company’s product warranty expense has not been significant, and the Company did not provide for a warranty accrual as of March 31, 2010 (unaudited) or for the years ended September 30, 2009 and 2008.

The Company generally agrees to defend and indemnify its customers against legal claims that the Company’s products infringe certain United States patents or copyrights and accounts for its indemnification obligations under ASC 450-20. To date, the Company has not been required to make any payment resulting from infringement claims asserted against the Company’s customers and believes the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of March 31, 2010 (unaudited) or for the years ended September 30, 2009 and 2008.

Under its bylaws, the Company has agreed to indemnify, to the maximum extent and in the manner permitted by the Code, each of its directors against expenses, judgments, fines, settlement, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was a director of the Company. A director of the Company includes any person (i) who is or was a director of the Company, (ii) who was a director of a Company, partnership, joint venture, trust or other enterprises, or (iii) who was a director of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation.

The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of March 31, 2010 (unaudited) or for the years ended September 30, 2009 and 2008.

Classification of Securities – The Company applies the principles of ASC 480-10 (formerly referenced as SFAS 150 Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity), and ASC 480-10-25 and ASC 480-10-55 (formerly referenced as FASB Staff Position (FSP) No. FAS 150-5, Issuers Accounting under Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable) to account for financial instruments and warrants.

Fair Value Measurements – Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (e.g., the “exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various valuation approaches as may be appropriate in the circumstance, including using the Black-Scholes valuation method.

Recent Accounting Pronouncements – Recent accounting pronouncements that may be applicable to the Company include the following:

In October 2009, the FASB issued Accounting Standards Update (ASU) 2009-13, which amends ASC Topic 605, Revenue Recognition, to require companies to allocate revenue in multiple-element arrangements based on an element’s estimated selling price if vendor specific or other third-party evidence of value is not available. ASU 2009-13 is effective beginning January 1, 2011. Earlier application is permitted. The Company is currently evaluating both the timing and the impact of the pending adoption of the ASU on the Company’s financial statements.

In June 2009, the FASB issued ASU No. 2009-01 (formerly referenced as SFAS No. 168, The FASB Accounting Standards Codification and Hierarchy of Generally Accepted Accounting Principles (“ASC” or “Codification”)). The Codification is the single source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied to nongovernmental entities. The Codification does not change current GAAP, but is intended to simplify user access to all authoritative GAAP by providing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents are superseded and all other accounting literature not included in the Codification is considered non-authoritative. The Codification is effective for interim and annual reporting periods ending after September 15, 2009. The Company has made the appropriate changes to GAAP references in the financial statements.

On May 28, 2009, the FASB issued new guidance for accounting for subsequent events. The new guidance, which is now part of ASC 855 (formerly, SFAS No. 165, Subsequent Events) is consistent with existing auditing standards in defining subsequent events as events or transactions that occur after the balance sheet date but before the financial statements are issued or are available to be issued, but it also requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. The new guidance defines two types of subsequent events: “recognized subsequent events” and “non-recognized subsequent events.” Recognized subsequent events provide additional evidence about conditions that existed at the balance sheet date and must be reflected in the company’s financial statements. Non-recognized subsequent events provide evidence about conditions that arose after the balance sheet date and are not reflected in the financial statements of a company. Certain non-recognized subsequent events may require disclosure to prevent the financial statements from being misleading. The new guidance was effective for interim or annual periods ending after June 15, 2009. The Company adopted the provisions of ASC 855 as required.

In June 2008, the FASB ratified ASC 815-40-15-7 (formerly referenced as EITF Issue 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock). ASC 815-10-15-74 (formerly referenced as Statement 133, paragraph 11(a), Accounting for Derivative Instruments and Hedging Activities), specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. ASC 815-40-15-7 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the ASC 815-10-15-74 scope exception. ASC 815-40-15-7 will be effective for the first annual reporting period beginning after December 15, 2008, and early adoption is prohibited. Effective October 1, 2009, the Company evaluated the effects of adopting ASC 815-40-15-7 on its financial position and results of operations. There was no impact from the adoption of this standard.

In May 2008, the FASB issued new guidance, ASC 470-20 (formerly referenced as FASB Staff Position (FSP) No. 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)), which specifies that issuers of these instruments should separately account for the liability and equity components in a manner that reflects the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. This guidance was effective October 1, 2009 for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. This guidance is also to be applied retrospectively to all periods presented except if these instruments were not outstanding during any of the periods that are presented in the annual financial statements for the period of adoption but were outstanding during an earlier period. The adoption of this statement for the fiscal year beginning October 1, 2009 did not have a material effect on the Company’s financial position and results of operations.

In December 2007, the FASB revised the guidance on business combinations which is now part of ASC 805, (formerly referenced as Statement No. 141 (revised 2008), Business Combinations), which is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The revised statement requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets and liabilities assumed; and requires the acquirer to disclose to investors and other user all of the information they need to evaluate and understand the nature and financial effect of the business combination. The Company adopted this new statement for the fiscal year beginning October 1, 2009. In June 2006, the FASB issued new guidance for the accounting for uncertainty in income taxes in ASC 740-10 (formerly referenced as Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109). This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. For non-public entities such as the Company, the FASB has postponed the required effective date of FIN48 to fiscal years beginning after December 15, 2008. On October 1, 2009, the Company adopted the Interpretation. There was no impact from the adoption of this standard.

2. Intangible Assets

Information regarding the Company’s identified intangible assets, consisting of patents and trademarks subject to amortization, is as follows:

	September 30, 2008	September 30, 2009	March 31, 2010 (unaudited)
Gross carrying amount	$81,696	$81,696	$81,544
Accumulated amortization	(24,588)	(37,081)	(42,764)

Net Value	$57,108	$44,615	$38,780

Intangible assets are being amortized using straight-line methods over their estimated useful lives, normally seven years. Amortization expense for the unaudited six month periods ended March 31, 2010 and 2009 was $5,683 and $7,423, respectively, and $2,847 and $3,717 for the unaudited three month periods ended March 31, 2010 and 2009, respectively. For the years ended September 30, 2009 and 2008, amortization expense was $15,845 and $12,493, respectively.

The expected future annual amortization expense of intangible assets is as follows:

Year ended September 30,	September 30, 2009	Year ended September 30,	March 31, 2010 (unaudited)
2010	$11,671	2010 (remaining 6 months)	$5,988
2011	11,671	2011	11,671
2012	11,671	2012	11,671
Thereafter	9,602	Thereafter	9,602

Total	$44,615	Total	38,932

3. Property and Equipment

Property and equipment consist of the following:

	September 30, 2008	September 30, 2009	March 31, 2010 (unaudited)
Computer equipment	$174,691	$172,957	$172,957
Furniture and other equipment	92,124	92,124	92,124
Leasehold improvements	14,469	14,469	14,469

Less accumulated depreciation and amortization	(157,212)	(212,948)	(238,250)

	$124,072	$66,602	$41,300

Depreciation expense for the unaudited six month periods ended March 31, 2010 and 2009 was $25,302 and $25,326, respectively, and $12,651 and $12,658 for the unaudited three month periods ended March 31, 2010 and 2009, respectively. For the years ended September 30, 2009 and 2008, depreciation expense was $57,470 and $57,652, respectively.

4. Fair Value Measurements

In September 2006, the FASB issued new guidance on fair value measurements, ASC 820-10 (formerly referenced as Statement No. 157, Fair Value Measurements). This guidance defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This statement was effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the FASB agreed to delay the effective date for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, to fiscal years beginning after November 15, 2008. The Company adopted this standard on October 1, 2008 for financial assets and liabilities and other assets currently carried at fair value on a recurring basis. ASC 820-10 establishes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical assets or liabilities;

Level 2: Inputs, other than Level 1, that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; or

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The adoption of the effective portion of the standard had no impact on the Company’s financial statements and the Company does not anticipate that adoption of the deferred portion will have a material effect on its financial position and results of operations.

The following table represents the fair value hierarchy for our financial assets and liabilities held by the Company measured at fair value on a recurring basis as of September 30, 2009 and March 31, 2010:

As of September 30, 2009	Level 1	Level 2	Level 3	Total
Cash	$452,065	$—	$—	$452,065

Total financial assets	$452,065	$—	$—	$452,065

Warrant liability	$—	$—	$1,808,209	$1,808,209

Total financial liabilities	$—	$—	$1,808,209	$1,808,209

As of March 31, 2010 (unaudited)	Level 1	Level 2	Level 3	Total
Cash	$227,817	$—	$—	$227,817

Total financial assets	$227,817	$—	$—	$227,817

Warrant liability	$—	$—	$1,960,051	$1,960,051

Total financial liabilities	$—	$—	$1,960,051	$1,960,051

The activity related to level 3 liabilities for the year ended September 30, 2009 and the unaudited six month period ended March 31, 2010 is summarized below:

Preferred stock warrant liability
Carrying value as of September 30, 2008	$1,636,266
Issuance of warrants	418,542
Change in fair value	(246,599)

Carrying value as of September 30, 2009	$1,808,209
Issuance of warrants (unaudited)	240,599
Change in fair value (unaudited)	(88,757)

Carrying value as of March 31, 2010 (unaudited)	$1,960,051

The warrants were valued using a Black-Scholes valuation method. See Note 6 for assumptions used in that valuation.

5. Accrued Liabilities

Accrued liabilities consist of the following:

	September 30, 2008	September 30, 2009	March 31, 2010 (unaudited)
Compensation accruals	$229,394	$181,215	$160,247
Accrued commission	106,929	119,863	150,691
Current portion of deferred rent	17,091	27,719	23,341
Other accrued liabilities	44,800	25,598	26,000

	$398,215	$354,395	$360,279

6. Financing Arrangements

Loan and Security agreement – Long-term debt consists of the following:

	September 30, 2008	September 30, 2009	March 31, 2010 (unaudited)
Term Loan	$293,548	$—	$—
Less debt discount	(35,219)	—	—

	258,329	—	—
Less Current Portion	215,706	—	—

Long Term Portion	$42,623	$—	$—

At September 30, 2008, the Company had borrowings outstanding under a Loan and Security Agreement with a financial institution in the amount of $293,548, which is reflected in the Company’s Balance Sheet at its carrying value of $258,548, net of $35,219 in unamortized debt discount. The borrowings have a maturity date of December 1, 2009 and bear interest at the financial institution’s prime rate plus 2% (7% at September 30, 2008). The borrowings are collateralized by various assets of the Company. The Company paid off this loan in full during the year ended September 30, 2009 and wrote off the remaining unamortized debt discount at that time.

In connection with the February 2005 Loan and Security Agreement, including amendments thereto dated May 2006 and January 2007, respectively, the Company granted warrants to the financial institution to purchase 34,246 shares of Series A redeemable convertible preferred stock (Series A) and 612,288 shares of Series B redeemable convertible preferred stock (Series B) at $0.236 per share. The fair value of the warrants was estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used to value the warrants issued in March of 2005 were as follows: dividend yield of zero; risk free interest rate of 3.38%; volatility of 55% and a term of seven years. The assumptions used to value the warrants issued in May of 2006 were as follows: dividend yield of zero; risk free interest rate of 3.85%; volatility of 57% and a term of ten years. The assumptions used to value the warrants issued in January of 2007 were as follows: dividend yield of zero; risk free interest rate of 4.7%; volatility of 57% and a term of ten years. The warrants’ estimated fair value of $103,554 was recorded as a discount, reducing the carrying value of the loan and was amortized over the repayment period of the loan. Accordingly, the Company recorded $35,219 and $34,145 in interest expense during the years ended September 30, 2009 and 2008 in relation to these warrants. The warrants have not been exercised as of March 31, 2010.

Line of Credit – In May 2009, the Company entered into an amended revolving line of credit with the same financial institution that held the term loan. Under this line of credit the Company can borrow up to 80% of qualified domestic accounts receivable and 70% of international accounts receivable up to $1,250,000. The line of credit matures in May 2010, bears interest at a prime rate plus 2.4% (6.4% at September 30, 2009) and is collateralized primarily by the Accounts Receivable and by other various assets of the Company. In October 2009, the revolving line of credit was amended to allow maximum borrowings of $2,000,000 with an extended maturity date of October 2010. It bears interest at the prime rate plus 2.4% (6.4% at March 31, 2010) and is collateralized primarily by the Accounts Receivable and by other various assets of the Company.

As of March 31, 2010 (unaudited), $487,341 was outstanding under the Accounts Receivable line. At September 30, 2009, there were no amounts outstanding.

Convertible Notes Payable – Convertible notes payable consists of the following:

	September 30, 2008	September 30, 2009	March 31, 2010 (unaudited)
Promissory notes	$1,405,000	$2,805,000	$3,585,000

Less discount due to issuance of warrants	(414,030)	(832,572)	(240,599)
Less discount due to beneficial conversion feature	(414,030)	(832,572)	(240,599)

Aggregate discount	(828,060)	(1,665,144)	(481,198)
Amortization of debt discount	284,735	1,665,144	144,693

Remaining unamortized discount	(543,325)	—	(336,505)
Accrued interest	16,448	192,502	320,586

Promissory notes, net of discounts	$878,123	$2,997,502	$3,569,081

From August 2006 to May 2007, the Company issued convertible promissory notes to investors in the aggregated amount of $5,225,000 bearing interest at 8% per annum. In September 2007, the notes plus accrued interest totaling $5,479,225 were converted to Series B. In connection with the issuance of these promissory notes, the Company issued warrants to purchase 8,951,225 shares of Series B at $0.236 per share, with a seven year contractual life.

Between June 25, 2008 and May 11, 2009, the Company raised $2,805,000 through the issuance of convertible promissory notes. During the unaudited six month period ended March 31, 2010, the Company raised an additional $779,000 through the issuance of convertible promissory notes. Under the original terms of the promissory notes, the principal was due and payable in full on December 31, 2008. Subsequent to the issuance of the original promissory notes, the due date was extended to September 30, 2010. The promissory notes accrue interest at 8%, due and payable at the maturity date.

Accrued interest amounted to $192,502 and $16,448 at September 30, 2009 and 2008, respectively and $320,586 (unaudited) as of March 31, 2010.

The promissory notes automatically convert into Series C preferred stock (Series C) (at the price of the Series C) upon closing of a Series C financing, if the financing occurs prior to the maturity date and is greater than $3.5 million. If Series C financing does not occur, or if there is a buy-out, the promissory notes plus accrued interest, at the option of the payee, shall be converted into Series B at $0.236 per share or into Series C at the stated price.

Along with the promissory notes, investors received warrants to purchase preferred stock. Each warrant shall be exercisable for a number of shares of preferred stock equal to 50% of the principal amount of the note. The warrants are exercisable into Series C at the price established at the time of sale, so long as the Series C financing occurs before the maturity date and raises at least $3.5 million. If Series C financing never occurs, then at the election of the note holder, the warrant may be exercised into Series B at $0.236 per share. Through September 30, 2009, the Company issued warrants to purchase 5,942,797 shares of Series C or Series B at $0.236 for a total amount of $1,402,500. Through March 31, 2010 (unaudited) the Company issued additional warrants to purchase 1,650,422 shares of Series C or Series B at $0.236 for a total amount of $389,500. These warrants carry a contractual life of seven years before expiration.

As of March 31, 2010 (unaudited), none of the warrants have been exercised

As noted above, in connection with the promissory notes issued between June 25, 2008 and May 11, 2009, the Company issued warrants to purchase 2,966,102 and 2,976,695 shares of preferred stock during the years ending September 30, 2009 and 2008, respectively. During the unaudited three and six months ended March 31, 2010, the Company issued warrants to purchase 1,332,627 and 1,650,422 shares of Preferred stock, respectively.

The Company determined the fair value of the warrants at issuance to be $418,542, $414,030, $193,941, and $240,599 during the years ended September 30, 2009 and 2008, and unaudited three and six months ended March 31, 2010, respectively, using the Black-Scholes valuation model with the following assumptions:

	The year ended		The six months ended
Warrants issued during:	September 30, 2008	September 30, 2009	March 31, 2010 (unaudited)
Risk free interest rate	3.32%-3.78%	2.28%-3.48%	3.28%
Dividend yield	0%	0%	0%
Expected volatility	55%	58%	58%
Contractual life	7 years	7 years	7 years

The Company classified these warrants as liabilities in accordance with ASC 480-10 and ASC 480-10-25, therefore the fair value of the warrants were recorded as a reduction to the carrying value of the loan, as a debt discount.

In accordance with ASC 470-20 (formerly referenced as EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios), the Company also recorded a beneficial conversion feature related to the convertible notes. During the unaudited six month periods ending March 31, 2010 and 2009, the Company recorded beneficial conversion charges totaling $240,599 and $341,657, respectively, and $193,041 and $46,618 for the unaudited three month periods ending March 31, 2010 and 2009, respectively, as an additional reduction to the carrying value of the loans, as a debt discount. During the years ending September 30, 2009 and 2008, the Company recorded beneficial conversion charges totaling $418,542 and $414,030 as an additional reduction to the carrying value of the loans, as a debt discount.

The debt discount attributable to the issuance of the warrants, and the beneficial conversion feature, are amortized over the contractual term of the debt, resulting in additional interest expense totaling $1,380,409 and $284,735 during the years ending September 30, 2009 and 2008, respectively, and an additional interest expense totaling $144,693 during the unaudited six months ended March 31, 2010. Interest expense attributable to amortization of the debt discount for the unaudited three months ended March 31, 2010 and 2009 was $138,056 and $45,544, respectively.

Warrants – At September 30, 2008 and 2009, and March 31, 2010 (unaudited) the Company revalued the outstanding warrants recorded as liabilities using the following assumptions:

	September 30, 2008	September 30, 2009	March 31, 2010 (unaudited)
Warrants outstanding	12,574,484	15,540,586	17,191,008
Risk free interest rate	2.98%-3.38%	1.88%-2.62%	1.60%-3.28%
Dividend yield	0%	0%	0%
Expected volatility	56-70%	57-58%	56-59%
Remaining contractual life	5-7 years	4-6 years	4-6 years

The change in value was recognized as a reduction to interest expense totaling $246,599 and $197,462 for years ending September 30, 2009 and 2008, $88,757 and $53,301 for the unaudited six months ended March 31, 2010 and 2009, respectively, and $97,610 and $17,771 for the unaudited three month periods ended March 31, 2010 and 2009, respectively.

7. Commitments and Contingencies

The Company leases two facilities in the United States: in Redwood City, California and Bellevue, Washington. These facilities are leased under non-cancelable operating leases which expire in August 2010 and July 2011, respectively. The leases do not require the Company to pay operating costs, including property taxes, normal maintenance, and insurance.

Future minimum lease obligations under these operating leases at September 30, 2009, are as follow:

Years ended September 30	Amount
2010	$302,000
2011	102,000

Total Minimum Lease Payments	$404,000

Rent expense under operating lease arrangements for the unaudited six month periods ended March 31, 2010 and 2009, was $145,405 and $90,286 respectively, and $74,043 and $72,381 for the unaudited three month periods ended March 31, 2010 and 2009, respectively. For the years ended September 30, 2009 and 2008, the rent expense was $290,933 and $180,571, respectively. A future obligation to pay bonuses and deferred compensation exists upon a qualified transaction involving the sale of the Company. The liabilities are $245,000 for fiscal 2007 management bonuses, $315,000 for fiscal 2008 management bonuses, and $97,000 for fiscal 2009 deferred employee compensation.

The Company is party to various legal proceedings in the ordinary course of business which, in the opinion of management, will not have a material adverse impact on its financial position or results of operations.

8. Stockholders’ Deficit, Redeemable Convertible Preferred Stock and Share-Based Payments

Under the Amended and Restated Articles of Incorporation (Amended Articles) dated September 14, 2007, the Company is authorized to issue 156,925,831 shares of capital stock, comprising 90,000,000 shares of common stock and 66,925,831 shares of redeemable convertible preferred stock. All classes of the Company’s stock have a par value of $0.001 per share.

Redeemable Convertible Preferred Stock

The authorized, issued, and outstanding shares of redeemable convertible preferred stock (Preferred Stock) are as follows as of September 30, 2009:

	Shares Authorized	Shares Issued	Liquidation Preference	Gross proceeds
Series A Senior	11,642,717	11,415,548	$5,000,010	$5,000,010
Series A Junior	2,283,114	2,283,096	999,996	999,996
Series B	53,000,000	43,436,457	10,251,004	10,251,004

	66,925,831	57,135,101	$16,251,010	$16,251,010

The authorized, issued, and outstanding shares of redeemable convertible preferred stock (Preferred Stock) are as follows at March 31, 2010 (unaudited):

	Shares Authorized	Shares Issued	Liquidation Preference	Gross proceeds
Series A Senior	11,642,717	11,415,548	$5,000,010	$5,000,010
Series A Junior	2,283,114	2,283,096	999,996	999,996
Series B	53,000,000	43,436,457	10,251,004	10,251,004

	66,925,831	57,135,101	$16,251,010	$16,251,010

The Company issued Series A in 2005 for $0.438 per share for gross proceeds of $6,000,006.

In 2007, the Company issued 33,810,271 shares of the Company’s Series B for $0.236 per share upon conversion of notes payable and related interest totaling $5,479,225 and cash proceeds of $2,500,000.

During the year ended September 30, 2008, the Company issued 9,626,186 shares of the Company’s Series B for $0.236 per share for gross proceeds of $2,271,779. From October 1, 2008 to March 31, 2010 the Company issued no new Preferred Stock.

The holders of Preferred Stock have various rights and preferences as follows:

Dividends – The holders of shares of Preferred Stock are entitled to receive dividends at the rate of 8% per annum of Preferred Stock price per share on each outstanding share of Preferred Stock (as adjusted for any stock dividends, combinations, or splits with respect to such shares). Dividends are payable in preference and priority to any payment of any dividend on common stock of the Company. Such dividends are payable only when, as, and if declared by the Board of Directors, but only out of funds that are legally available, and are non-cumulative. No dividends have been declared through March 31, 2010.

Conversion – Each share of Series A is convertible, at the option of the holder, into a number of fully paid and non-assessable shares of common stock determined by dividing $0.438 by the Series A conversion price in effect on the date the certificate is surrendered for conversion.

Each share of Series B is convertible at the option of the holder, into a number of fully paid and non-assessable shares of common stock determined by dividing $0.236 by the Series B conversion price in effect on the date the certificate is surrendered for conversion.

The conversion rate is subject to adjustment from time to time for the effect of a stock split, stock dividend, or other similar distribution. Additionally, conversion is automatic upon the closing of a qualified public offering of common stock, with gross proceeds of at least $3.5 million in the aggregate or at the election of holders of at least 60% of the outstanding shares of Preferred Stock, voting together.

Liquidation Preference – In the event of any liquidation, sale, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of Series A are entitled to receive, prior, and in preference, to any distribution of the assets of the Company to the holders of common stock, by reason of their ownership:

•	an amount equal to two times $0.438 for each share of Series A, plus any declared but unpaid dividends with respect to such shares

•

the holders of Series B are entitled to receive, prior and in preference to any distribution of the assets of the Company to the holders of common stock, by reason of their ownership, an amount equal to $0.236 for each share of Series B, plus any declared by unpaid dividends with respect to such shares

After payment has been made to the holders of Preferred Stock of the full amounts to which they are entitled, the holders of Series B and Common Stock shall be entitled to receive the remaining assets of the Company, pro rata, based on the number of shares of Common Stock held by each holder on an as-converted basis. However, the aggregate distributions made with respect to per share of Series B shall not exceed an amount equal to three times the Series B price per share plus any declared but unpaid dividends.

Redemption Rights – To the extent that any shares of Preferred Stock have not been converted into common stock prior to March 11, 2010, the Company shall, upon receiving at any time after March 11, 2010 a written request for the redemption of any holder or holders of then outstanding preferred shares, redeem that number of preferred shares specified for redemption. The redemption price of such requests shall be an amount equal to the greater of the original issue price plus declared, but unpaid dividends, or the fair market value as determined by independent appraisal. No redemption request has been made through March 31, 2010.

Voting – The holders of Preferred Stock are entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock is convertible.

Share-Based Payments

In May 2005, the Company’s Board of Directors approved the adoption of a stock option plan (the Option Plan). As amended, the Option Plan permits the Company to grant options to purchase up to 13,732,913 shares of common stock. The 2005 Plan provides for the granting of incentive and non-statutory stock options to employees, nonemployee directors and consultants of the Company. Option awards are generally granted with an exercise price equal to its fair value, which is based on the value of the Company on the date of issuance, as determined by the Board of Directors. The term of the options granted under the 2005 Plan is generally 10 years, with a typical vesting requirement of 25% after one year of service and monthly thereafter, with options becoming fully vested upon completion of the fourth year of service. At the discretion of the Company’s Board of Directors, certain options may be exercisable immediately in the event of a change in control or terminated within one year of a change of control. All options are exercisable only to the extent vested.

A summary of the Company’s stock option activity under the Plan is as follows:

	Options available for Grant	Number of Options	Weighted-Average Exercise Price per Share
Outstanding at September 30, 2007	7,405,631	5,407,546	$0.10
Granted	(5,812,018)	5,812,018	$0.07
Exercised	—	(30,687)	$0.10
Canceled/forfeited	480,269	(562,447)	$0.07

Outstanding at September 30, 2008	2,073,882	10,626,430	$0.08
Granted	(2,499,712)	2,499,712	$0.07
Exercised	—	(412,355)	$0.09
Canceled/forfeited	514,752	(514,752)	$0.07

Outstanding at September 30, 2009	88,922	12,199,035	$0.08

Canceled/forfeited	776,142	(776,142)	$0.07
Outstanding at March 31, 2010 (unaudited)	865,064	11,422,893	$0.08

Exercisable at September 30, 2009	6,897,960

Exercisable at March 31, 2010 (unaudited)	7,351,472

The weighted average fair value of options granted to employees during the years ended September 30, 2009 and 2008 was $0.05 and $0.04, respectively. There was approximately $66,000 and $40,000 of stock-based compensation expense for the year ended September 30, 2009 and 2008, respectively. Stock based compensation expense for the unaudited six month periods ended March 31, 2010 and 2009 was $30,000 and $15,000, respectively, and $10,000 and $5,000 for the unaudited three month periods ended March 31, 2010 and 2009, respectively. As of September 30, 2009 and March 31, 2010 (unaudited), there was approximately $286,000 and $256,000 respectively, of total unrecognized compensation costs related to non-vested stock options. The cost is expected to be recognized over a weighted average period of 2.3 years.

At September 30, 2009, the aggregated intrinsic value of currently exercisable and vested options was zero. The total intrinsic value of options exercised during the years ended September 30, 2009 and 2008 was zero. There were no options exercised during the unaudited six months ended March 31, 2010.

Stock options outstanding at September 30, 2009 consist of:

	Options Outstanding
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life
$ 0.07	7,703,177	8.76
0.10	4,495,858	6.57

	12,199,035	7.95

Stock options outstanding at March 31, 2010 consist of:

	Options Outstanding (unaudited)
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life
$ 0.07	6,927,035	8.26
0.10	4,495,858	6.07

	11,422,893	7.45

The Company uses the Black-Scholes option-pricing model to determine the fair-value of stock-based awards. All options are amortized ratably over the requisite service periods of the awards, which are generally the vesting periods.

The fair value for options granted was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended September 30,
	2009	2008
Risk free interest rate	2.68%-2.89%	2.93%-3.66%
Dividend yield	0%	0%
Expected volatility	58%	61%
Expected life of the options	6.25	6.25

No options were issued during the unaudited six month period ended March 31, 2010.

Expected Life – The expected term of options granted represents the period of time that options granted are expected to be outstanding and was determined by calculating the midpoint between the date of full vesting and the contractual life. The Company has estimated the expected term using the simplified method provided in SEC Staff Accounting Bulletin No. 107.

Expected Volatility – Volatility is based on the average historical volatility of a peer group of six public companies over the past five to seven years of trading, which was selected on the basis of operational and economic similarities with the principal business operations of the Company.

Risk-Free Interest rate – The risk-free interest rate is derived from the United States’ Treasury yield curve in effect at the date of the grant based on the expected life of the options.

Dividend Yield – The Company does not currently anticipate paying any cash dividends on its common stock. Consequently, the Company used an expected dividend yield of zero in the Black-Scholes option pricing model.

Forfeitures – ASC 718 requires the Company to estimate forfeitures at the time of the grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. To determine an expected forfeiture rate, the Company examined the historical employee turnover rate for the past five years.

9. Income Taxes

As discussed in Note 1, the Company adopted provisions of ASC 740 as of October 1, 2009. There was no impact from this standard. The Company recorded income tax provisions relating to minimum state taxes of $800 and $800 for the years ended September 30, 2009 and 2008. The Company’s effective tax rate differed from the statutory rate for the years ended September 30, 2009 and 2008 due primarily to the valuation allowance established on the net operating losses.

The components of deferred tax assets and liabilities consist of the following:

	September 30, 2008	September 30, 2009	March 31, 2010 (unaudited)
Deferred tax assets:
Stock-based compensation	2,525	2,581	2,611
Accumulated depreciation and amortization	(11,577)	(5,473)	(2,700)
Net operating loss carry forwards	6,343,875	7,224,533	7,700,000
Tax credits, other	338,496	420,190	480,000

Total deferred tax assets	$6,799,574	$7,796,779	$8,349,011
Valuation allowance	6,799,574	7,796,779	8,349,911

Net deferred tax asset	$—	$—	$—

Realization of deferred tax assets is dependent upon future earnings, if any, and the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance was increased by $1,010,388 and $689,184 during 2009 and 2008 and by $553,132 in the first six months of fiscal 2010.

As of September 30, 2009, the Company had federal net operating loss carry forwards of approximately $21,079,000. As of March 31, 2010 (unaudited) the Company had net operating loss carry forwards of approximately $22,641,000. The net operating loss carry forwards begin to expire in 2025, if not utilized. As of September 30, 2009 and March 31, 2010 (unaudited) the Company had federal research and development tax credits of approximately $420,000 and $480,000, respectively, which start to expire in the year 2025.

Utilization of the Company’s net operating losses and credits may be subject to a substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986, as amended and similar state provisions. The annual limitation may result in the expiration of net operating loss and tax credit carry forwards before utilization.

10. Benefit Plan

401(k) plan – The Company sponsors a 401(k) defined contribution plan covering eligible employees who elect to participate. The Company is allowed to make discretionary 401(k) matching contributions as defined in the plan and as approved by the Board of Directors.

11. Subsequent Events

Annual financial statements – Subsequent events were evaluated through May 29, 2010 which is the date the annual financial statements financial statements were available to be issued.

In the months of December 2009 and February 2010 (unaudited), the Company obtained debt financing in the aggregate principal amount of $420,000. This debt must be repaid in an amount of three (3) times the principal amount upon an acquisition of the Company, and is convertible into Series C Preferred Stock in the event the Company closes a Series C financing of not less than $4,500,000 on or before June 18, 2010. In the unaudited months of March and April of 2010, the Company increased the total principal amount authorized for issuance by $1,860,000 for a total principal amount available under the financing of $2,280,000. Promissory notes in the aggregate principal amount of $1,443,399 were issued subsequent to the initial $420,000 of debt. These promissory notes also pay no dividends and are convertible into Series C Preferred Stock in the event the Company closes a Series C financing of not less than $4,500,000 on or before June 18, 2010, and are to be repaid in an amount of one (1) times the principal amount plus accrued but unpaid interest upon an acquisition of the Company. All notes issued under this Bridge financing carry an annual interest rate of 8% (which is due and payable upon maturity of the promissory notes) and warrant coverage of fifty percent (50%). As of May 29, 2010 (unaudited) the Company had borrowed an aggregate principal amount of $1,863,399.

On April 6, 2010, the Company’s Board of Directors authorized the Company’s Chief Executive Officer to execute and deliver a Term Sheet Proposal For Tax-Deferred Merger received from a third party and to conduct negotiations with such third party regarding definitive agreements for the sale of the Company. The sale is subject to the completion of customary closing conditions including completion of due diligence.

Interim financial statements – Additional unaudited subsequent events have been evaluated through July 20, 2010 which is the date the unaudited interim financial statements were available to be issued.

In June 2010, the Company’s Board of Directors authorized the Company to work with promissory note holders to amend the above agreements such that they are convertible into Series C Preferred Stock in the event the Company closes a Series C financing of not less than $4,500,000 on or before September 30, 2010 (previously June 18, 2010). All other terms remain unchanged.

On June 24, 2010 the Company announced that a definitive merger agreement had been reached with an SEC public registrant. The definitive merger agreement has been approved by the Boards of Directors of both companies and by the shareholders of UBmatrix. Closing of this agreement is contingent on certain shareholder approvals of the registrant as well as other customary closing conditions. If the agreement is approved by shareholders, it is anticipated that the merger will be consummated in the third calendar quarter of 2010.

[Annex C – Amendments to the EDGAR Online, Inc. 2005 Stock Award and Incentive Plan]

Annex D

EDGAR ONLINE, INC.

2005 STOCK AWARD AND INCENTIVE PLAN

EDGAR ONLINE, INC.

2005 STOCK AWARD AND INCENTIVE PLAN

EDGAR ONLINE, INC.

2005 STOCK AWARD AND INCENTIVE PLAN

1. Purpose. The purpose of this 2005 Stock Award and Incentive Plan (the “Plan”) is to aid EDGAR Online, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), in attracting, retaining, motivating and rewarding employees and non-employee directors of the Company or its Subsidiaries or Affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders. The Plan authorizes stock-based and cash-based incentives for Participants.

2. Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Affiliate” shall mean any entity that directly or indirectly controls, or is under common control with, the Company or any entity, including an entity which acquires such an interest in the future, which has a significant equity interest in the Company or any Subsidiary or is a partner or joint venture with the Company or an Subsidiary or a joint venture in which the Company or a Subsidiary has a substantial direct or indirect equity investment, as determined by the Committee, in its sole discretion.

(b) “Annual Incentive Award” means a type of Performance Award granted to a Participant under Section 7(c) representing a conditional right to receive cash, Stock or other Awards or payments, as determined by the Committee, based on performance in a performance period of one fiscal year or a portion thereof.

(c) “Annual Limit” shall have the meaning specified in Section 5(b).

(d) “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any related right or interest, granted to a Participant under the Plan.

(e) “Beneficiary” means the legal representatives of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Award upon a Participant’s death, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the Participant in his or her most recent written and duly filed beneficiary designation to receive the benefits specified under the Participant’s Award upon such Participant’s death. Unless otherwise determined by the Committee, any designation of a Beneficiary other than a Participant’s spouse shall be subject to the written consent of such spouse.

(f) “Board” means the Company’s Board of Directors.

(g) “Cause” shall have the meaning defined in any employment agreement or severance agreement between the Participant and the Company or a Subsidiary or Affiliate then in effect or, if no such agreement is then in effect or no definition of “Cause” is contained therein, “Cause” shall mean (i) the Participant’s willful and continued failure substantially to perform the duties of his or her position after notice and opportunity to cure; (ii) any willful act or omission by the Participant constituting dishonesty, fraud or other malfeasance, which in any such case is demonstrably injurious to the financial condition or business reputation of the Company or any of its Subsidiaries or Affiliates; (iii) an act that constitutes misconduct resulting in a restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of The Sarbanes-Oxley Act of 2002; or (iv) a felony conviction in a court of law under the laws of the United States or any state thereof or any other jurisdiction in which the Company or a Subsidiary or Affiliate conducts business which materially impairs the value of the Participant’s service to the Company or any of its Subsidiaries or Affiliates; provided, however, that for purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by the Participant not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interests, and no act or failure to act shall be deemed “willful” if it results from any incapacity of the Participant due to physical or mental illness.

(h) “Change in Control” and related terms have the meanings specified in Section 9.

(i) “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and Internal Revenue Service.

(j) “Committee” means the Compensation Committee of the Board, the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board and subject to Securities and Exchange Commission listing requirements, and other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or this Plan. The full Board may perform any function of the Committee hereunder except to the extent limited under SEC regulations , in which case the term “Committee” shall refer to the Board.

(k) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 11(j).

(j) “Dividend Equivalent” means a right, granted under this Plan, to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock.

(m) “Effective Date” means the effective date specified in Section 11(q).

(n) “Eligible Person” has the meaning specified in Section 5.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(p) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the closing sale price per share of Stock reported on a consolidated basis for securities listed on the principal stock exchange or market on which Stock is traded on the day as of which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported. Fair Market Value relating to the exercise price or base price of any Non-409A Option or SAR shall conform to requirements under Code Section 409A.

(q) “409A Awards” means Awards that constitute a deferral of compensation under Code Section 409A and regulations thereunder. “Non-409A Awards” means Awards other than 409A Awards. Although the Committee retains authority under the Plan to grant Options, SARs and Restricted Stock on terms that will qualify those Awards as 409A Awards, Options, SARs exercisable for Stock, and Restricted Stock are intended to be Non-409A Awards unless otherwise expressly specified by the Committee.

(r) “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 and qualifying thereunder.

(s) “Option” means a right, granted under this Plan, to purchase Stock.

(t) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h).

(u) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(v) “Performance Award” means a conditional right, granted to a Participant under Sections 6(i) and 7, to receive cash, Stock or other Awards or payments.

(w) “Preexisting Plans” means each of the following Company plans: 1996 Stock Option Plan, FreeEDGAR Stock Option Plan, 1999 Stock Option Plan, and 1999 Outside Directors’ Stock Option Plan.

(x) “Restricted Stock” means Stock granted under this Plan which is subject to certain restrictions and to a risk of forfeiture.

(y) “Restricted Stock Unit” or “RSU” means a right, granted under this Plan, to receive Stock or other Awards or a combination thereof at the end of a specified deferral period.

(z) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(aa) “Stock” means the Company’s Common Stock, par value $.01 per share, and any other equity securities of the Company that may be substituted or resubstituted for Stock pursuant to Section 11(c).

(bb) “Stock Appreciation Rights” or “SAR” means a right granted to a Participant under Section 6(c).

(cc) “Subsidiary” shall mean any entity that is directly or indirectly controlled by the Company or any entity, including an acquired entity, in which the Company has a significant equity interest, as determined by the Committee, in its sole discretion.

(dd) “10% Owner” means an individual who owns (or is treated a owning) stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as such terms are defined in Sections 424(e) and (f) of the Code.

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 11(b) and other persons claiming rights from or through a Participant, and stockholders.

(b) Manner of Exercise of Committee Authority. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3 or qualifying Awards under Code Section 162(m) as performance-based compensation, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may delegate to officers or managers of the Company or any Subsidiary or Affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent (i) that such delegation will not result in the loss of an exemption under Rule 16b-3(d) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify, and (ii) permitted under Section 157 and other applicable provisions of the Delaware General Corporation Law.

(c) Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or a Subsidiary or Affiliate, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the

Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a Subsidiary or Affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Stock Subject To Plan.

(a) Overall Number of Shares Available for Delivery. The total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be (i) 1,087,500 million shares, plus (ii) the number of shares that, immediately prior to the Effective Date, remain available for new awards under the Preexisting Plans plus (iii) the number of shares subject to awards under the Plan or Preexisting Plans which become available in accordance with Section 4(b) after the Effective Date; provided, however, that the total number of shares with respect to which ISOs may be granted shall not exceed the number specified under clause (i) above. The total number of shares available is subject to adjustment as provided in Section 11(c). Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

(b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in accordance with this Section 4(b). For purposes of the Plan, shares shall be counted against those reserved to the extent such shares have been delivered and are no longer subject to a risk of forfeiture. Accordingly, (i) to the extent that an award under the Plan or a Preexisting Plan is canceled, expired, forfeited, settled in cash, settled by issuance of fewer shares than the number underlying the award, or otherwise terminated without delivery of shares to the Participant, the shares retained by or returned to the Company will be available under the Plan; and (ii) shares that are withheld from such an award or separately surrendered by the Participant in payment of the exercise price or taxes relating to such an award shall be deemed to constitute shares not delivered to the Participant and will be available under the Plan. The maximum number of shares that may be issued under the Plan as set forth in Section 4(a) shall not be affected by (i) the payment in cash of dividends or Dividend Equivalents in connection with outstanding Awards or (ii) the granting or payment of Stock-denominated Awards that by their terms may be settled only in cash. In addition, in the case of any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or a Subsidiary or Affiliate or with which the Company or a Subsidiary or Affiliate combines, shares issued or issuable in connection with such substitute Award shall not be counted against the number of shares reserved under the Plan.

5. Eligibility; Per-Person Award Limitations.

(a) Eligibility. Subject to Section 6(b)(iii), Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means an employee of the Company or any Subsidiary or Affiliate or an independent contractor employed by the Company or a Subsidiary or Affiliate, including any executive officer or non-employee director of the Company or a Subsidiary or Affiliate, and any person who has been offered employment by the Company or a Subsidiary or Affiliate, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a Subsidiary or Affiliate. Subject to applicable Treasury Regulations with respect to ISOs, an employee on leave of absence may be considered as still in the employ of the Company or a Subsidiary or Affiliate for purposes of eligibility for participation in the Plan. Holders of awards granted by a company or business acquired by the Company or a Subsidiary or Affiliate, or with which the Company or a Subsidiary or Affiliate combines, are eligible for grants of substitute awards granted in assumption of or in substitution for such outstanding awards previously granted under the Plan in connection with such acquisition or combination transaction.

(b) Per-Person Award Limitations. In each calendar year during any part of which the Plan is in effect, an Eligible Person may be granted Awards intended to qualify as “performance-based compensation” under Code Section 162(m) up to his or her Annual Limit. A Participant’s Annual Limit, in any year during any part of which the Participant is then eligible under the Plan, in the case of Options, SARs, Restricted Stock, Restricted Stock Units, bonus Stock or other Stock-based Awards, shall equal 300,000 shares plus the amount of the Participant’s unused Annual Limit relating to Stock-denominated Awards as of the close of the previous year, subject to adjustment as provided in Section 11(c). In the case of an Award which is not valued in a way in which the limitation set forth in the preceding sentence would operate as an effective limitation satisfying applicable law (including Treasury Regulation 1.162-27(e)(4)), an Eligible Person may not be granted Awards authorizing the earning during any calendar year of an amount that exceeds the Eligible Person’s Annual Limit, which for this purpose shall equal $1,000,000 plus the amount of the Eligible Person’s unused cash Annual Limit as of the close of the previous year (this limitation is separate and not affected by the number of Awards granted during such calendar year subject to the limitation in the preceding sentence). For this purpose, (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) a Participant’s Annual Limit is used to the extent an amount or number of shares may be potentially earned or paid under an Award, regardless of whether such amount or shares are in fact earned or paid.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Sections 11(e) and 11(k)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan, subject to Section 11(k). The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

(b) Option. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i)	Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option, subject to Section 8(a). In the case of an ISO granted to a 10% Owner, the exercise price shall not be less than 110% of the Fair Market Value of a share of Stock on the date of grant of such Option, subject to Section 8(a). Notwithstanding the foregoing, any substitute award granted in assumption of or in substitution for an outstanding award granted by a company or business acquired by the Company or a Subsidiary or Affiliate, or with which the Company or a Subsidiary or Affiliate combines may be granted with an exercise price per share of Stock other than as required above.

(ii)	Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant; and provided further that in the case of an ISO granted to a 10% Owner, in no event shall the term of the ISO exceed a period of five years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Sections 11(k) and 11(l)), including, without limitation, cash, Stock (including by withholding Stock deliverable upon exercise, if such withholding or withholding feature will not result in additional accounting expense to the Company), other Awards or awards granted under other plans of the Company or any Subsidiary or Affiliate, or other property (including through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants (including, in the case of 409A Awards, deferred delivery of shares subject to the Option, as mandated by the Committee, with such deferred shares subject to any vesting, forfeiture or other terms as the Committee may specify).

(iii)	ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422 and the specific terms of the Plan which apply to ISOs. Only persons who are employees of the Company or a parent of subsidiary of the Company (as defined in Sections 424(e) and 424(f) of the Code, respectively) may be granted ISOs. To the extent that the aggregate fair market value of Stock (determined at the time of grant) with respect to which an ISO is exercisable for the first time by any individual during any calendar year (under all plans of the Company and its parents or subsidiaries) exceeds $100,000, such Option is treated as an Option which is not an ISO.

(c) Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i)	Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise (or, in the case of a “Limited SAR,” the Fair Market Value determined by reference to the Change in Control price) over (B) the grant price of the SAR, which shall be determined by the Committee but which in any event shall be not less than the Fair Market Value of a share of Stock on the date of grant of the SAR, subject to Section 8(a).

(ii)	Other Terms. The Committee shall determine the term of each SAR, provided that in no event shall the term of an SAR exceed a period of ten years from the date of grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be free-standing or in tandem or combination with any other Award, and whether or not the SAR will be a 409A Award or Non-409A Award (cash SARs will in all cases be 409A Awards). The Committee may require that an outstanding Option be exchanged for an SAR exercisable for Stock having vesting, expiration, and other terms substantially the same as the Option, so long as such exchange will not result in additional accounting expense to the Company.

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i)	Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).

(ii)	Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii)	Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv)

Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in RSUs, other Awards or other investment vehicles, subject to such terms as the Committee shall determine or permit a Participant to elect. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Restricted Stock Units. The Committee is authorized to grant RSUs to Participants, subject to the following terms and conditions:

(i)	Award and Restrictions. Issuance of Stock will occur upon expiration of the deferral period specified for an Award of RSUs by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, RSUs shall be subject to such vesting schedules, restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. RSUs may be satisfied by delivery of Stock, other Awards, or a combination thereof (subject to Section 11(l)), as determined by the Committee at the date of grant or thereafter.

(ii)	Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing the RSU), all RSUs that are at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to RSUs will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii)	Dividend Equivalents. Unless otherwise determined by the Committee, Dividend Equivalents on the specified number of shares of Stock covered by an Award of RSUs shall be either (A) paid with respect to such RSUs at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such RSUs, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional RSUs, other Awards or other investment vehicles having a Fair Market Value equal to the amount of such dividends, as the Committee shall determine or permit a Participant to elect.

(f) Bonus Stock and Awards in Lieu of Obligation. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or a Subsidiary or Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, which may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify.

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Subsidiaries or Affiliates or other business units. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, notes, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

(i) Performance Awards. Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7.

7. Performance Awards, Including Annual Incentive Awards.

(a) Performance Awards Generally. Performance Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 7(b) and 7(c) in the case of a Performance Award intended to qualify as “performance-based compensation” under Code Section 162(m).

(b) Performance Awards Granted to Covered Employees. If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a preestablished performance goal and other terms set forth in this Section 7(b).

(i)	Performance Goal Generally. The performance goal for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(b). The performance goal shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii)	Business Criteria. One or more of the following business criteria may be used by the Committee in establishing performance goals for such Performance Awards for the Company, including:

(1)	sales or sales growth;

(2)	expenses or expense ratios;

(3)	operating income, earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items;

(4)	net income or net income per common share (basic or diluted; including or excluding extraordinary items);

(5)	return on assets, return on investment, return on capital, or return on equity;

(6)	cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;

(7)	economic profit or value created;

(8)	stock price or total stockholder return; and

(9)

specific strategic or operational business criteria, including market penetration, geographic expansion, new concept development goals, new projects, new products, or new ventures; customer satisfaction; staffing, training and development, succession planning or employee satisfaction; goals relating to acquisitions, divestitures, affiliates or joint ventures, to the extent the Committee determines such criteria are consistent with the requirements of Section 162(m).

Business criteria may be measured on a consolidated basis, by department, group or business unit, or for specified Subsidiaries or Affiliates of the Company. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a ratio, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iii)	Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed.

(iv)	Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) during the given performance period, as specified by the Committee in accordance with Section 7(b)(iv). The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(v)	Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 7(b). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Performance Awards.

(c) Annual Incentive Awards Granted to Designated Covered Employees. The Committee may grant an Annual Incentive Award to an Eligible Person who is designated by the Committee as likely to be a Covered Employee. Such Annual Incentive Award will be intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), and its grant, exercise and/or settlement shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 7(c).

(i)	Grant of Annual Incentive Awards. Not later than the earlier of 90 days after the beginning of any performance period applicable to such Annual Incentive Award or the time 25% of such performance period has elapsed, the Committee shall determine the Covered Employees who will potentially receive Annual Incentive Awards, and the amount(s) potentially payable thereunder, for that performance period. The amount(s) potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) in the given performance period, as specified by the Committee. The Committee may designate an annual incentive award pool as the means by which Annual Incentive Awards will be measured, which pool shall conform to the provisions of Section 7(b)(iv). In such case, the portion of the Annual Incentive Award pool potentially payable to each Covered Employee shall be preestablished by the Committee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5.

(ii)

Payout of Annual Incentive Awards. After the end of each performance period, the Committee shall determine the amount, if any, of the Annual Incentive Award for that performance period payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be reduced from the amount of his or her potential Annual Incentive

Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount. The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant or other event prior to the end of a performance period or settlement of such Annual Incentive Award.

(d) Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards and Annual Incentive Awards, the level of actual achievement of the specified performance goals relating to Performance Awards and Annual Incentive Awards, and the amount of any final Performance Award and Annual Incentive Award shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

8. Certain Provisions Applicable To Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Subsidiary or Affiliate, or any business entity to be acquired by the Company or a Subsidiary or Affiliate, or any other right of a Participant to receive payment from the Company or any Subsidiary or Affiliate; provided, however, that a 409A Award may not be granted in tandem with a Non-409A Award. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards. Subject to Sections 11(k) and (l), the Committee may determine that, in granting a new Award, the in-the-money value or fair value of any surrendered Award or award or the value of any other right to payment surrendered by the Participant may be applied to reduce the exercise price of any Option, grant price of any SAR, or purchase price of any other Award.

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Sections 6(b)(ii), 6(c)(ii) and 8 or elsewhere in the Plan.

(c) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan (including Sections 11(k) and (l)) and any applicable Award document, payments to be made by the Company or a Subsidiary or Affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events, subject to Sections 11(k) and (l). Subject to Section 11(k), installment or deferred payments may be required by the Committee (subject to Section 11(e)) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock. In the case of any 409A Award that is vested and no longer subject to a risk of forfeiture (within the meaning of Code Section 83), such Award will be distributed to the Participant, upon application of the Participant, if the Participant has had an unforeseeable emergency within the meaning of Code Sections 409A(a)(2)(A)(vi) and 409A(a)(2)(B)(ii), in accordance with Section 409A(a)(2)(B)(ii).

9. Change in Control.

(a) Other provisions of the Plan notwithstanding but subject to the limitations set forth in this Section 9, the Committee may provide, in an Award agreement or in such other manner as the Committee may specify, that in the event of a Change in Control or a termination of employment or service following a Change in Control, any or all of the following terms will apply:

(i)	That an outstanding Award will vest in whole or in part, thereby becoming non-forfeitable and entitling the Participant to exercise specified rights under the Award, and that the Award will remain outstanding for specified periods thereafter (but not beyond the maximum term of the Award permitted under the Plan);

(ii)	That any period in which settlement of an outstanding Award is to be deferred beyond the date of vesting will immediately end, except as limited under Code Section 409A;

(iii)	That, with respect to an outstanding Award subject to the achievement of performance goals and conditions, such performance goals and conditions will be deemed to be met at a specified level (for example, at target level or maximum level), or that such level of performance will be determined in some other manner;

(iv)	That an outstanding Award will be immediately settled by payment of cash, or the Participant will be permitted during a specified period to elect such a cash settlement, with the amount of cash payable equal to the amount that would have been obtained upon the exercise, payment or distribution of such Award had such Award been currently exercisable, or if no such cash would be payable upon the exercise, payment or distribution of such Award had such Award been currently exercisable, that such Award be immediately terminated, or a value determined in another specified manner, at a specified date or during a specified period, except as limited under Code Section 409A; and/or

(v)	Cause the Award to be assumed, or new rights substituted therefore, by the surviving corporation in such change.

(b) For purposes of the Plan, a “Change of Control” shall be deemed to occur if and when

(i)	any person, including a “person” as such term is used in Section 14(d)(2) of the Exchange Act (a “Person”), is or becomes a beneficial owner (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 25 percent (25%) or more of the combined voting power of the Company’s then outstanding securities;

(ii)	any plan or proposal for the dissolution or liquidation of the Company is adopted by the stockholders of the Company;

(iii)	individuals who, as of June 24, 2005, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to June 24, 2005 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iv)	all or substantially all of the assets of the Company are sold, transferred or distributed; or

(v)	there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), in each case, with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50 percent (50%) of the combined voting power of the Company or other corporation resulting from such Transaction in substantially the same respective proportions as such stockholders’ ownership of the voting power of the Company immediately before such Transaction.

Any of the terms of Awards relating to a Change in Control shall apply to a Non-409A Award only to the extent permitted without causing the Award to become subject to Code Section 409A, and shall apply to a 409A Award only to the extent permitted under Code Section 409A. For this purpose, Code Section 409A may permit some of the terms specified above to apply only if the Change in Control constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Code Section 409A(a)(2)(A)(v).

10. Additional Award Forfeiture Provisions.

(a) Forfeiture of Options and Other Awards and Gains Realized Upon Prior Option Exercises or Award Settlements. Unless otherwise determined by the Committee, each Award granted hereunder, other than Awards granted to non-employee directors, shall be subject to the following additional forfeiture conditions, to which the

Participant, by accepting an Award hereunder, agrees. If any of the events specified in Section 10(b)(i), (ii), or (iii) occurs (a “Forfeiture Event”), all of the following forfeitures will result:

(i)	The unexercised portion of the Option, whether or not vested, and any other Award not then settled (except for an Award that has not been settled solely due to an elective deferral by the Participant and otherwise is not forfeitable in the event of any termination of service of the Participant) will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event (but not earlier than termination of employment in the case of an equity award accounted for under APB 25); and

(ii)	The Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefore by the Company (but not earlier than termination of employment in the case of an equity award accounted for under APB 25), the total amount of Award Gain (as defined herein) realized by the Participant upon each exercise of an Option or settlement of an Award (regardless of any elective deferral) that occurred on or after (A) the date that is six months prior to the occurrence of the Forfeiture Event, if the Forfeiture Event occurred while the Participant was employed by the Company or a Subsidiary or Affiliate, or (B) the date that is six months prior to the date the Participant’s employment by the Company or a Subsidiary or Affiliate terminated, if the Forfeiture Event occurred after the Participant ceased to be so employed. For purposes of this Section, the term “Award Gain” shall mean (i), in respect of a given Option exercise, the product of (X) the Fair Market Value per share of Stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares as to which the Option was exercised at that date, and (ii), in respect of any other settlement of an Award granted to the Participant, the Fair Market Value of the cash or Stock paid or payable to Participant (regardless of any elective deferral) less any cash or the Fair Market Value of any Stock or property (other than an Award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Participant to the Company as a condition of or in connection such settlement.

(b) Events Triggering Forfeiture. The forfeitures specified in Section 10(a) will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during the Participant’s employment by the Company or a Subsidiary or Affiliate and resulting in his or her termination of employment, or during the one-year period following termination of such employment:

(i)	The Participant, acting alone or with others, directly or indirectly, (A) engages, either as employee, employer, consultant, ad-visor, or director, or as an owner, investor, partner, or stockholder unless the Participant’s interest is insubstantial, in any business in an area or region in which the Company conducts business at the date the event occurs, which is directly in competition with a business then conducted by the Company or a Subsidiary or Affiliate; (B) induces any customer or supplier of the Company or a Subsidiary or Affiliate, or a company with which the Company or a Subsidiary or Affiliate has a business relationship, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any Subsidiary or Affiliate; or (C) induces, or attempts to influence, any employee of or service provider to the Company or a Subsidiary or Affiliate to terminate such employment or service. The Committee shall, in its discretion, determine which lines of business the Company conducts on any particular date and which third parties may reasonably be deemed to be in competition with the Company. For purposes of this Section 10(b)(i), a Participant’s interest as a stockholder is insubstantial if it represents beneficial ownership of less than five percent of the outstanding class of stock, and a Participant’s interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee in its discretion, of less than five percent of the outstanding equity of the entity;

(ii)	The Participant discloses, uses, sells, or otherwise transfers, except in the course of employment with or other service to the Company or any Subsidiary or Affiliate, any confidential or proprietary information of the Company or any Subsidiary or Affiliate, including but not limited to information regarding the Company’s current and potential customers, organization, employees, finances, and methods of operations and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain, except as required by law or pursuant to legal process, or the Participant makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally, or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the Company or any of its Subsidiaries or Affiliates or their respective officers, directors, employees, advisors, businesses or reputations, except as required by law or pursuant to legal process; or

(iii)	The Participant fails to cooperate with the Company or any Subsidiary or Affiliate in any way, including, without limitation, by making himself or herself available to testify on behalf of the Company or such Subsidiary or Affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or other-wise fails to assist the Company or any Subsidiary or Affiliate in any way, including, without limitation, in connection with any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such Subsidiary or Affiliate, as reasonably requested.

(c) Agreement Does Not Prohibit Competition or Other Participant Activities. Although the conditions set forth in this Section 10 shall be deemed to be incorporated into an Award, a Participant is not thereby prohibited from engaging in any activity, including but not limited to competition with the Company and its Subsidiaries and Affiliates. Rather, the non-occurrence of the Forfeiture Events set forth in Section 10(b) is a condition to the Participant’s right to realize and retain value from his or her compensatory Options and Awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. The Company and the Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Sections 10(a) and 10(b).

(d) Committee Discretion. The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.

11. General Provisions.

(a) Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 11(k), postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a Subsidiary or Affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (which may include limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments. In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate and, in the case of any outstanding Award, necessary in order to prevent dilution or enlargement of the rights of the Participant, then the Committee shall, in an equitable manner as determined by the Committee, adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5, (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option (subject to Section 11(l)). In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or Affiliate or other business unit, or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Subsidiary or Affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause Options, SARs, or Performance Awards granted under the Plan to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder, (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the performance goals relating to Options or SARs granted to Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder or (iii) would cause 409A Awards to fail to meet the requirements of Section 409A of the Code. Any adjustment to an ISO under this Section 11(c) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 11(c) shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment or substitution hereunder and, upon notice, such adjustment or substitution shall be conclusive and binding for all purposes.

(d) Tax Provisions.

(i)	Withholding. The Company and any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee, or in satisfaction of other tax obligations. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, unless withholding of any additional amount of Stock will not result in additional accounting expense to the Company. It shall be a condition to the obligation of the Company to issue Stock upon the exercise of an Option or an SAR that the Participant pay to the Company, on demand, such amount as may be requested by the Company for the purpose of satisfying any tax withholding liability. If the amount is not paid, the Company may refuse to issue shares.

(ii)	Required Consent to and Notification of Code Section 83(b) Election. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(iii)	Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.

(e) Changes to the Plan. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s stockholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of the Nasdaq National Market or any other stock exchange or automated quotation system on which the Stock may then be listed or quoted, or if such amendment would materially increase the number of shares reserved for issuance and delivery under the Plan, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to stockholders for approval; and provided further, that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any outstanding Award (for this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material unless such action results in an income tax penalty on the Participant). Without the approval of stockholders, the Committee will not amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing.” For this purpose, a “repricing” means: (1) amending the terms of an Option or SAR after it is granted to lower its exercise price; (2) any other action that is treated as a repricing under generally accepted accounting principles; and (3) canceling an Option at a time when its strike price is equal to or greater than the fair market value of the underlying Stock, in exchange for another Option, SAR, Restricted Stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. A cancellation and exchange described in clause (3) of the preceding sentence will be considered a repricing regardless of whether the Option, Restricted Stock or other equity is delivered simultaneously with the cancellation, regardless of whether it is treated as a repricing under generally accepted accounting principles, and regardless of whether it is voluntary on the part of the Option holder. Adjustments to awards under Section 11(c) will not be deemed “repricings,” however. With regard to other terms of Awards, the Committee shall have no authority to waive or modify any such Award term after the Award has been granted to the extent the waived or modified term would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification. With respect to Awards subject to Section 409A of the Code, unless the Committee determines otherwise, any amendment, suspension or termination of the Plan shall conform to the requirements of Section 409A of the Code.

(f) Right of Setoff. The Company or any Subsidiary or Affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a Subsidiary or Affiliate may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, including but not limited to amounts owed under Section 10(a), although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and set off. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 11(f).

(g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

(i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Compliance with Code Section 162(m). It is the intent of the Company that Options and SARs granted to Covered Employees and other Awards designated as Awards to Covered Employees subject to Section 7 shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Award. Accordingly, the terms of Sections 7(b), (c), and (d), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan or any Award document relating to a Performance Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

(k) Certain Limitations on Awards to Ensure Compliance with Section 409A. For purposes of this Plan, references to an Award term or event (including any authority or right of the Company or a Participant) being “permitted” under Section 409A mean, for a 409A Award, that the term or event will not cause the Participant to be liable for payment of interest or a tax penalty under Section 409A and, for a Non-409A Award, that the term or event will not cause the Award to be treated as subject to Section 409A. Other provisions of the Plan notwithstanding, the terms of any 409A Award and any Non-409A Award, including any authority of the Company and rights of the Participant with respect to the Award, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A. For this purpose, other provisions of the Plan notwithstanding, the Company shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Section 409A, any distribution subject to Section 409A(a)(2)(A)(i) (separation from service) to a “key employee” as defined under Section 409A(a)(2)(B)(i), shall not occur earlier than the earliest time permitted under Section 409A(a)(2)(B)(i), and any authorization of payment of cash to settle a Non-409A Award shall apply only to the extent permitted under Section 409A for such Award.

(l) Certain Limitations Relating to Accounting Treatment of Awards. Other provisions of the Plan notwithstanding, the Committee’s authority under the Plan (including under Sections 8(c), 11(c) and 11(d)) is limited to the extent necessary to ensure that any Option or other Award of a type that the Committee has intended to be subject to fixed accounting with a measurement date at the date of grant or the date performance conditions are satisfied under APB 25 shall not become subject to “variable” accounting solely due to the existence of such authority, unless the Committee specifically determines that the Award shall remain outstanding despite such “variable” accounting. This provision shall cease to be effective if and at such time as the Company elects to no longer account for equity compensation under APB 25.

(m) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(n) Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 11(n) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.

(o) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Subsidiary or Affiliate, (ii) interfering in any way with the right of the Company or a Subsidiary or Affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv)

conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

(p) Severability; Entire Agreement. If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

(q) Voting. The Committee shall determine whether a Participant shall have the right to direct the vote of shares of Stock allocated to a Stock Award. If the Committee determines that an Award shall carry voting rights, the shares allocated to such Award shall be voted by such person as the Committee may designate (the “Plan Administrator”) in accordance with instructions received from Participants (unless to do so would constitute a violation of fiduciary duties or any applicable rules of the principal stock exchange or market on which the Stock is traded). Shares subject to Awards as to which no instructions are received shall be voted by the Plan Administrator proportionately in accordance with instructions received from Participants (unless to do so would constitute a violation of fiduciary duties or any applicable rules of the principal stock exchange or market on which the Stock is traded).

(r) Successors and Assigns. The Plan and any applicable Award Agreement entered into under the Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

(s) Plan Effective Date and Termination. The Plan shall become effective if, and at such time as, the stockholders of the Company have approved it by the affirmative votes of the holders of a majority of the voting securities of the Company present, or represented, and entitled to vote on the subject matter at a duly held meeting of stockholders. Upon such approval of the Plan by the stockholders of the Company, no further awards shall be granted under the Preexisting Plans, but any outstanding awards under the Preexisting Plans shall continue in accordance with their terms (this includes authority to modify any such award to the full extent permitted under the Preexisting Plan). Unless earlier terminated by action of the Board of Directors, the authority of the Committee to make grants under the Plan shall terminate on the date that is ten years after the latest date upon which stockholders of the Company have approved the Plan, and the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.

AMENDMENT #1

TO

2005 STOCK AWARD AND INCENTIVE PLAN

WHEREAS, EDGAR Online, Inc. (the “Company”), maintains the 2005 Stock Award and Incentive Plan (the “Plan”) in order to aid the Company in attracting, retaining, motivating and rewarding employees and non-employee directors of the Company or its Subsidiaries or Affiliates (both as defined in the Plan), to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of Participants (as defined in the Plan) with those of stockholders;

WHEREAS, the Board of Directors and the stockholders of the Company have approved an amendment to the Plan (“Amendment #1”) to increase the maximum number of shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), that may be issued under the Plan by one million (1,000,000) shares of Common Stock.

NOW THEREFORE, in accordance with the foregoing, the Plan shall be amended as follows:

1. Effective as of the date hereof, Section 4(a) of the Plan is hereby amended, in its entirety, to read as follows:

“(a) The total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be (i) two million eighty-seven thousand five hundred (2,087,500) shares, plus (ii) the number of shares that, immediately prior to the Effective Date, remain available for new awards under the Preexisting Plans plus (iii) the number of shares subject to awards under the Plan or Preexisting Plans which become available in accordance with Section 4(b) after the Effective Date; provided, however, that the total number of shares with respect to which ISOs may be granted shall not exceed the number specified under clause (i) above. The total number of shares available is subject to adjustment as provided in Section 11(c). Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.”

2. In all respects not amended by Amendment #1, the Plan is hereby ratified and confirmed.

[Signature page follows]

IN WITNESS WHEREOF, and as evidence of the adoption of the amendment set forth herein, the appropriate officer of the Company has executed this Amendment #1, effective as of June 23, 2008.

EDGAR ONLINE, INC.

By:	/s/ Philip D. Moyer
Philip D. Moyer
President and Chief Executive Officer

AMENDMENT #2

TO

2005 STOCK AWARD AND INCENTIVE PLAN

WHEREAS, EDGAR Online, Inc. (the “Company”), maintains the 2005 Stock Award and Incentive Plan (the “Plan”) in order to aid the Company in attracting, retaining, motivating and rewarding employees and non-employee directors of the Company or its Subsidiaries or Affiliates (both as defined in the Plan), to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of Participants (as defined in the Plan) with those of stockholders;

WHEREAS, the Board of Directors and the stockholders of the Company have approved an amendment to the Plan (“Amendment #2”) to increase the maximum number of shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), that may be issued under the Plan by one million (1,000,000) shares of Common Stock and to make clear that, under the Plan, the Company may not reprice stock options or stock appreciation rights without stockholder approval.

NOW THEREFORE, in accordance with the foregoing, the Plan shall be amended as follows:

1. Effective as of the date hereof, Section 4(a) of the Plan is hereby amended, in its entirety, to read as follows:

“(a) The total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be (i) three million eighty-seven thousand five hundred (3,087,500) shares, plus (ii) the number of shares that, immediately prior to the Effective Date, remain available for new awards under the Preexisting Plans plus (iii) the number of shares subject to awards under the Plan or Preexisting Plans which become available in accordance with Section 4(b) after the Effective Date; provided, however, that the total number of shares with respect to which ISOs may be granted shall not exceed the number specified under clause (i) above. The total number of shares available is subject to adjustment as provided in Section 11(c). Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.”

2. The following language shall be inserted after the last sentence in Section 8(a) entitled Certain Provisions Applicable to Awards – Stand-Alone, Additional, Tandem and Substitution Awards:

Anything else in this Section 8(a) notwithstanding, no grant of an Award that would constitute a “repricing” as defined by Section 11(e) shall be made without the approval of stockholders.

3. In all respects not amended by Amendment #2, the Plan is hereby ratified and confirmed.

IN WITNESS WHEREOF, and as evidence of the adoption of the amendment set forth herein, the appropriate officer of the Company has executed this Amendment #2, effective as of June 10, 2009.

EDGAR ONLINE, INC.

By:	/s/ Philip D. Moyer
Philip D. Moyer
President and Chief Executive Officer

PROXY CARD FOR HOLDERS OF COMMON STOCK

EDGAR ONLINE, INC.

PROXY

2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON             , 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EDGAR ONLINE, INC.

The undersigned holder of shares of the common stock, par value $0.01 per share (the “Common Stock”), of EDGAR Online, Inc. (the “Company”). revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders of the Company to be held on             , 2010 and the Proxy Statement relating thereto, and appoints Philip D. Moyer, Chief Executive Officer and President, and Lauren B. Zinman, Vice President – General Counsel, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of the Common Stock that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices, 122 East 42nd Street, Suite 2400, New York, New York 10168, on             , 2010 at 10:00 a.m. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy, if it is properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, the shares represented by this proxy will be voted “FOR” all nominees for election by the holders of shares of the Common Stock as director and “FOR” Proposal 5, 6 and 7. To the extent permissible under applicable law, this proxy also delegates discretionary authority to vote on any matter that may properly come before the Annual Meeting, or any adjournment or postponement thereof.

1.	To consider and act upon a proposal to approve the issuance of shares of the Company’s common stock and Series C Convertible Preferred Stock pursuant to the Agreement and Plan of Merger, dated as of June 23, 2010, by and among the Company, UBM Acquisition Corp., UBMatrix, Inc. and a representative of the stockholders of UBMatrix, Inc.;

☐  FOR   ☐  AGAINST  ☐  ABSTAIN

2.	To consider and act upon a proposal to approve the issuance of shares of the Company’s Series C Convertible Preferred Stock pursuant to the Series C Preferred Stock Purchase Agreement, dated June 23, 2010;

☐  FOR   ☐  AGAINST  ☐  ABSTAIN

3.	To consider and act upon a proposal to consider and vote upon an adjournment of the Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, Proposal No. 2 or Proposal No. 6;

☐  FOR   ☐  AGAINST  ☐  ABSTAIN

4.	To elect five directors to serve on the Board of Directors of the Company until the Company’s 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal;

Alfred R. Berkeley, III Richard L. Feinstein Mark Maged Philip D. Moyer William J. O’Neill, Jr.	☐ FOR all nominees listed at left (except as written below to the contrary)	☐ WITHHOLD AUTHORITY TO VOTE for all nominees listed at left

Instruction: To withhold authority to vote for an individual nominee, write the nominee’s name in the space provided above.

5.	To consider and act upon a proposal to authorize, approve and adopt amendments to the Company’s 2005 Stock Award and Incentive Plan (i) to increase the number of shares of Common Stock available for award under such Plan and (ii) to increase the limitation on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code;

☐  FOR   ☐  AGAINST  ☐  ABSTAIN

6.	To consider and act upon a proposal to amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of authorized shares of Common Stock thereunder;

☐  FOR   ☐  AGAINST  ☐  ABSTAIN

7.	To approve and ratify the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010; and

☐  FOR   ☐  AGAINST  ☐  ABSTAIN

In their discretion, the proxies are authorized to act upon all matters incident to the conduct of the Annual Meeting or any adjournments or postponements thereof and upon other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED FOR THIS PURPOSE.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:

            _________________________________________

Date:             , 2010

Signature:

Signature if held jointly:

Note: When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held

on             , 2010

This proxy statement and our 2009 annual report to stockholders are available at

http://www.edgar-online.com/About/InvestorRelations/ProxyMaterials.aspx.

PROXY CARD FOR HOLDERS OF SERIES B PREFERRED STOCK

EDGAR ONLINE, INC.

PROXY

2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON             , 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EDGAR ONLINE, INC.

The undersigned holder of shares of the Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), of EDGAR Online, Inc. (the “Company”). revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders of the Company to be held on             , 2010 and the Proxy Statement relating thereto, and appoints Philip D. Moyer, Chief Executive Officer and President, and Lauren B. Zinman, Vice President – General Counsel, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of the Series B Preferred Stock that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices, 122 East 42nd Street, Suite 2400, New York, New York 10168, on             , 2010 at 10:00 a.m. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. On all matters except for the election of two directors designated below as the “Series B Nominees,” as to which holders of the Series B Preferred Stock shall be the only stockholders entitled to vote, holders of the Series B Preferred Stock are entitled to vote together with the holders of the Company’s common stock, $0.01 par value, on an as-converted basis each share of Series B Preferred Stock held by them. The shares represented by this proxy, if it is properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, the shares represented by this proxy will be voted “FOR” all nominees for election by the holders of shares of the Series B Preferred Stock as director and “FOR” Proposal 2, 3 and 4. To the extent permissible under applicable law, this proxy also delegates discretionary authority to vote on any matter that may properly come before the Annual Meeting, or any adjournment or postponement thereof.

1.	To consider and act upon a proposal to approve the issuance of shares of the Company’s common stock and Series C Convertible Preferred Stock pursuant to the Agreement and Plan of Merger, dated as of June 23, 2010, by and among the Company, UBM Acquisition Corp., UBMatrix, Inc. and a representative of the stockholders of UBMatrix, Inc.;

☐  FOR   ☐  AGAINST  ☐  ABSTAIN

2.	To consider and act upon a proposal to approve the issuance of shares of the Company’s Series C Convertible Preferred Stock pursuant to the Series C Preferred Stock Purchase Agreement, dated June 23, 2010;

☐  FOR   ☐  AGAINST  ☐  ABSTAIN

3.	To consider and act upon a proposal to consider and vote upon an adjournment of the Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, Proposal No. 2 or Proposal No. 6;

☐  FOR   ☐  AGAINST  ☐  ABSTAIN

4.	To elect seven directors to serve on the Board of Directors of the Company until the Company’s 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal;

Alfred R. Berkeley, III John M. Connolly * Richard L. Feinstein Mark Maged Philip D. Moyer William J. O’Neill, Jr. Jeffrey Schwartz *	☐ FOR all nominees listed at left (except as written below to the contrary)	☐ WITHHOLD AUTHORITY TO VOTE for all nominees listed at left

*	Series B Nominee

Instruction: To withhold authority to vote for an individual nominee, write the nominee’s name in the space provided above.

5.	To consider and act upon a proposal to authorize, approve and adopt amendments to the Company’s 2005 Stock Award and Incentive Plan (i) to increase the number of shares of Common Stock available for award under such Plan and (ii) to increase the limitation on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code;

☐  FOR   ☐  AGAINST  ☐  ABSTAIN

6.	To consider and act upon a proposal to amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of authorized shares of Common Stock thereunder;

☐  FOR   ☐  AGAINST  ☐  ABSTAIN

7.	To approve and ratify the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010; and

☐  FOR   ☐  AGAINST  ☐  ABSTAIN

In their discretion, the proxies are authorized to act upon all matters incident to the conduct of the Annual Meeting or any adjournments or postponements thereof and upon other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED FOR THIS PURPOSE.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:

    __________________________________________

Date:             , 2010

Signature:

Signature if held jointly:

Note: When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held

on             , 2010

This proxy statement and our 2009 annual report to stockholders are available at

http://www.edgar-online.com/About/InvestorRelations/ProxyMaterials.aspx.